As filed with the Securities and Exchange Commission on March 19, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STOCK YARDS BANCORP, INC.
(Exact name of Registrant as specified in its charter)
Kentucky	6022	61-1137529
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1040 East Main Street
Louisville, Kentucky 40206
(502) 582-2571
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Mr. T. Clay Stinnett
Executive Vice President, Treasurer, and Chief Financial Officer
Stock Yards Bancorp, Inc.
1040 East Main Street
Louisville, Kentucky 40206
Phone: (502) 582-2571
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Walter Byrne, Jr. Stoll Keenon Ogden PLLC 300 West Vine Street Suite 2100 Lexington, Kentucky 40502 (859) 231-3000	C. Craig Bradley, Jr. General Counsel Stock Yards Bancorp, Inc. 1040 East Main Street Louisville, Kentucky 40206 (502) 582-2571	James A. Giesel Frost Brown Todd LLC 400 West Market Street 32nd Floor Louisville, Kentucky 40202 (502) 589-5400
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	3,815,281(1)	N/A	$193,744,720.00(2)	$21,137.55(3)

(1)
The number of shares of common stock, without par value, of Stock Yards Bancorp, Inc. (“Stock Yards Bancorp” and such shares, the “Stock Yards Bancorp common stock”) being registered is based upon an estimate of (x) the maximum number of shares of common stock, no par value, of Kentucky Bancshares, Inc. (“Kentucky Bancshares” and such shares, the “Kentucky Bancshares common stock”) outstanding as of March 16, 2021 or issuable or expected to be exchanged in connection with the merger of Kentucky Bancshares with and into Stock Yards Bancorp, collectively equal to 5,961,376, multiplied by (y) the exchange ratio of 0.64 shares of Stock Yards Bancorp common stock for each share of Kentucky Bancshares common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f)(3) promulgated thereunder. The aggregate offering price is (x) the average of the high and low prices of Kentucky Bancshares common stock as reported on the OTC Markets Group’s OTCQX marketplace on March 16, 2021 ($37.25) multiplied by (y) the maximum number of shares of Kentucky Bancshares common stock to be converted in the merger (5,961,376), less $28,316,536, the estimated aggregate amount of cash expected to be paid by Stock Yards Bancorp in exchange for shares of Kentucky Bancshares common stock.

(3)
Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 19, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF
SHAREHOLDERS OF KENTUCKY BANCSHARES, INC.
and
PROSPECTUS OF STOCK YARDS BANCORP, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
The board of directors of each of Stock Yards Bancorp, Inc. (“Stock Yards Bancorp”) and Kentucky Bancshares, Inc. (“Kentucky Bancshares”) has unanimously approved an agreement providing for the combination of Stock Yards Bancorp and Kentucky Bancshares. Pursuant to the Agreement and Plan of Merger, dated as of January 27, 2021, by and among Stock Yards Bancorp, H. Meyer Merger Subsidiary, Inc., a Kentucky corporation and direct, wholly owned subsidiary of Stock Yards Bancorp (“Merger Sub”), and Kentucky Bancshares (as it may be amended from time to time, the “merger agreement”), Merger Sub will merge with and into Kentucky Bancshares (the “merger”), with Kentucky Bancshares as the surviving entity and a wholly owned subsidiary of Stock Yards Bancorp. Following the merger, the surviving corporation will merge with and into Stock Yards Bancorp (the “combined company”), and thereafter Kentucky Bancshares’ bank subsidiary, Kentucky Bank, will merge with and into Stock Yards Bancorp’s bank subsidiary, Stock Yards Bank & Trust Company.
In connection with the merger, holders of Kentucky Bancshares common stock (“Kentucky Bancshares shareholders”) will receive, without interest, $4.75 in cash (the “cash consideration”) and 0.64 shares (the “exchange ratio” and such shares together with the cash consideration, the “merger consideration”) of Stock Yards Bancorp common stock for each share of Kentucky Bancshares common stock they own. Holders of Stock Yards Bancorp common stock will continue to own their existing shares of Stock Yards Bancorp common stock. Based on the closing price of Stock Yards Bancorp common stock on the NASDAQ Global Select Market (the “NASDAQ”) on [      ], 2021, the last trading day before the date of this proxy statement/prospectus, of [$      ], the exchange ratio represented approximately [$      ] in value for each share of Kentucky Bancshares common stock for total consideration per share of [$      ]. The implied value of the Stock Yards Bancorp common stock at the time of completion of the merger could be greater than, less than or the same as the value of Stock Yards Bancorp common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations of Stock Yards Bancorp common stock (trading symbol “SYBT”) and Kentucky Bancshares common stock (trading symbol “KTYB”).
This document is being delivered to the Kentucky Bancshares shareholders as Kentucky Bancshares’ proxy statement to solicit proxies of Kentucky Bancshares’ shareholders in connection with the approval of the merger agreement, the merger and the related matters. This document is also being delivered to the Kentucky Bancshares shareholders as Stock Yards Bancorp’s prospectus relating to Stock Yards Bancorp’s issuance of up to 3,815,281 shares of Stock Yards Bancorp common stock in connection with the merger.
Due to the continued concerns associated with the COVID-19 pandemic, in order to ensure the health and safety of our shareholders, board members, employees and advisors, and to ensure compliance with all Kentucky health directives, the special meeting of the Kentucky Bancshares shareholders will be held only by virtual means on [      ] at [      ] local time (the “Kentucky Bancshares special meeting”). Shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast.
At the Kentucky Bancshares special meeting, in addition to other business, Kentucky Bancshares will ask its shareholders to approve the merger agreement. Information about this meeting and the merger is contained in this proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 43. We urge you to read this proxy statement/prospectus carefully and in its entirety.
Whether or not you plan to virtually attend the Kentucky Bancshares special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. The board of directors of Kentucky Bancshares unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the Kentucky Bancshares special meeting.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Stock Yards Bancorp or Kentucky Bancshares, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated [           ], 2021, and is first being mailed to the Kentucky Bancshares shareholders on or about [           ], 2021.

ADDITIONAL INFORMATION
This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or the “SEC,” by Stock Yards Bancorp (File No. 333-      ) under the Securities Act, constitutes a prospectus of Stock Yards Bancorp with respect to the shares of Stock Yards Bancorp common stock to be issued to shareholders of Kentucky Bancshares pursuant to the merger agreement. This document also constitutes a proxy statement of Kentucky Bancshares in connection with the solicitation of proxies by the Kentucky Bancshares board of directors for use at the special meeting of Kentucky Bancshares shareholders.
This proxy statement/prospectus incorporates important business and financial information about Stock Yards Bancorp and Kentucky Bancshares from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the appropriate address below:
Stock Yards Bancorp, Inc. 1040 East Main Street Louisville, Kentucky 40206 Telephone: (502) 582-2571 Attention: Investor Relations Email: clay.stinnett@syb.com	Kentucky Bancshares, Inc. 339 Main Street P.O. Box 157 Paris, Kentucky 40361 Telephone: (859) 988-1303 Attention: Investor Relations Email: greg.dawson@kybank.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the special meeting. This means that the Kentucky Bancshares shareholders requesting documents must do so by [           ], 2021 in order to receive them before the special meeting.
You should only rely on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [           ], 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to the Kentucky Bancshares shareholders nor the issuance by Stock Yards Bancorp of shares of Stock Yards Bancorp common stock in connection with the merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Stock Yards Bancorp has been provided by Stock Yards Bancorp and information contained in, or incorporated by reference into, this document regarding Kentucky Bancshares has been provided by Kentucky Bancshares.
See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 for further information about Stock Yards Bancorp and Kentucky Bancshares and a description of the documents incorporated by reference into this proxy statement/prospectus.

Kentucky Bancshares, Inc.
339 Main Street
P.O. Box 157
Paris, Kentucky 40361
Notice of Special Meeting of Shareholders to be held on                         , 2021
To the Shareholders of Kentucky Bancshares, Inc.:
On January 27, 2021, Kentucky Bancshares, Inc. (“Kentucky Bancshares”), Stock Yards Bancorp, Inc. (“Stock Yards Bancorp”) and H. Meyer Merger Subsidiary, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of the Kentucky Bancshares shareholders (the “Kentucky Bancshares special meeting”) will be held virtually on [           ], 2021 at [           ], local time. We are pleased to notify you of and cordially invite you to the Kentucky Bancshares special meeting.
In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Kentucky Bancshares’ shareholders and the community, the Kentucky Bancshares special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting www.meetingcenter.io/212602264 (which we refer to as the “Kentucky Bancshares special meeting website”). The password for the Kentucky Bancshares special meeting, if requested, is KTYB2021.
If you are a holder of record, you will be able to attend the Kentucky Bancshares special meeting online, ask a question and vote by visiting the Kentucky Bancshares special meeting website and following the instructions on your proxy card. If you hold your shares of Kentucky Bancshares common stock in “street name” and want to attend the Kentucky Bancshares special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021 at 5:00 p.m., Eastern Time. You will receive a confirmation of your registration by email with instructions for accessing the Kentucky Bancshares special meeting website.
At the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders will be asked to vote on the following matters:
•
A proposal to approve the merger agreement (the “Kentucky Bancshares merger proposal”).

•
A proposal to approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to Kentucky Bancshares’ named executive officers in connection with the merger (the “Kentucky Bancshares compensation proposal”).

•
A proposal to adjourn the Kentucky Bancshares special meeting, if necessary or appropriate, to solicit additional proxies if, immediately before such adjournment, there are not sufficient votes to approve the Kentucky Bancshares merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the Kentucky Bancshares shareholders (the “Kentucky Bancshares adjournment proposal”).

The Kentucky Bancshares board of directors has fixed the close of business on [           ], 2021 as the record date for the Kentucky Bancshares special meeting. Only holders of record of Kentucky Bancshares common stock as of the close of business on the record date for the Kentucky Bancshares special meeting are entitled to notice of, and to vote at, the Kentucky Bancshares special meeting or any adjournment or postponement thereof.
The Kentucky Bancshares board of directors unanimously recommends that the Kentucky Bancshares shareholders vote “FOR” the Kentucky Bancshares merger proposal, “FOR” the Kentucky Bancshares compensation proposal and “FOR” the Kentucky Bancshares adjournment proposal.

Your vote is important, regardless of the number of shares of Kentucky Bancshares common stock you own. We cannot complete the transactions contemplated by the merger agreement unless the Kentucky Bancshares shareholders approve the Kentucky Bancshares merger proposal. The affirmative vote of a majority of the outstanding shares of Kentucky Bancshares common stock entitled to vote on the merger agreement is required to approve the Kentucky Bancshares merger proposal.
Each copy of the proxy statement/prospectus mailed to the Kentucky Bancshares shareholders is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to virtually attend the Kentucky Bancshares special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Kentucky Bancshares Board of Directors
B. Proctor Caudill, Jr.
Chairman of the Board
[ ], 2021	Kentucky Bancshares, Inc.

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the special meeting of holders of Kentucky Bancshares common stock (the “Kentucky Bancshares special meeting”), and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus (sometimes referred to as the “proxy statement/prospectus”) because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Kentucky Bancshares special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
In this proxy statement/prospectus, unless the context otherwise requires:
•
“Stock Yards Bancorp” refers to Stock Yards Bancorp, Inc.;

•
“Stock Yards Bancorp common stock” refers to the common stock, no par value, of Stock Yards Bancorp;

•
“Kentucky Bancshares” refers to Kentucky Bancshares, Inc.;

•
“Kentucky Bancshares common stock” refers to the common stock, no par value per share, of Kentucky Bancshares; and

•
“Merger Sub” refers to H. Meyer Merger Subsidiary, Inc., a Kentucky corporation and a direct, wholly owned subsidiary of Stock Yards Bancorp.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because Kentucky Bancshares has agreed to be acquired by Stock Yards Bancorp pursuant to the Agreement and Plan of Merger, dated as of January 27, 2021, by and among Stock Yards Bancorp, Merger Sub and Kentucky Bancshares (as amended from time to time, the “merger agreement”), which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. At the effective time, Merger Sub will merge with and into Kentucky Bancshares (the “merger”), with Kentucky Bancshares the surviving entity as a wholly owned subsidiary of Stock Yards Bancorp. Following the completion of the merger, Kentucky Bancshares, as the surviving entity of the merger, will merge (the “upstream merger”) with and into Stock Yards Bancorp, with Stock Yards Bancorp as the surviving entity (the “combined company”). Immediately following the completion of the upstream merger, or at such other time as Stock Yards Bancorp may determine, Kentucky Bank, a Kentucky state-chartered bank and wholly owned subsidiary of Kentucky Bancshares, will merge (the “bank merger”) with and into Stock Yards Bank & Trust Company, a Kentucky state-chartered bank and wholly owned subsidiary of Stock Yards Bancorp, with Stock Yards Bank & Trust Company surviving the bank merger.

To complete the merger, among other things, holders of Kentucky Bancshares common stock (the “Kentucky Bancshares shareholders”) must approve the merger agreement.
This document is also a prospectus that is being delivered to the Kentucky Bancshares shareholders because, in connection with the merger, Stock Yards Bancorp is offering shares of Stock Yards Bancorp common stock to the Kentucky Bancshares shareholders.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Kentucky Bancshares special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Kentucky Bancshares common stock voted by proxy without virtually attending the meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, Merger Sub will merge with and into Kentucky Bancshares with Kentucky Bancshares surviving the merger as a wholly-owned subsidiary of Stock Yards Bancorp. Each share of Kentucky Bancshares common stock issued and outstanding immediately before the effective time of the merger

(the “effective time”) (except for shares of Kentucky Bancshares common stock (A) owned by Kentucky Bancshares or Stock Yards Bancorp (other than shares (x) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) or (B) which are issued and outstanding immediately before the effective time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with the Kentucky Business Corporation Act) (collectively, the “Excluded Shares”) will be converted into the right to receive 0.64 shares (the “exchange ratio”) of Stock Yards Bancorp common stock and $4.75 in cash (the “cash consideration”) per share of Kentucky Bancshares common stock (together with the shares of Stock Yards Bancorp, the “merger consideration”). After completion of the merger, Kentucky Bancshares will cease to exist, will no longer be a public company, and Kentucky Bancshares common stock will be delisted from the OTC Markets Group’s OTCQX marketplace (“OTCQX”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded. Holders of Stock Yards Bancorp common stock (the “Stock Yards Bancorp shareholders”) will continue to own their existing shares of Stock Yards Bancorp common stock. See the information provided in the section of this proxy statement/prospectus entitled “The Merger Agreement — Structure of the Merger” beginning on page 92 and the merger agreement for more information about the merger.
Q:
When and where will the special meeting take place?

A:
Due to the health and safety concerns related to the COVID-19 pandemic, the Kentucky Bancshares special meeting will be a completely virtual meeting via live audio webcast held on [           ], 2021 at [           ] local time at www.meetingcenter.io/212602264. The health and well-being of our shareholders, employees, directors, officers and other stakeholders are paramount. However, your virtual attendance at the meeting affords you the same rights and opportunities to participate as you would have if physically attending the meeting. Our directors, executive officers and financial and legal advisors will virtually attend the meeting and be available for questions.

In some sections, this proxy statement/prospectus refers to shareholders attending the Kentucky Bancshares special meeting “in person.” However, in all cases, those references mean virtual attendance, following the instructions that are included in this proxy statement/prospectus.
Even if you plan to attend the virtual Kentucky Bancshares special meeting, Kentucky Bancshares recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the Kentucky Bancshares special meeting. See “Can I vote my shares without attending the virtual Kentucky Bancshares special meeting?” below. If you hold your shares of Kentucky Bancshares common stock in “street name” and want to attend the Kentucky Bancshares special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021 at 5:00 p.m., Eastern Time. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Access to the Live Webcast of the Meeting: To access the virtual meeting, please go to www.meetingcenter.io/212602264. To gain access to the meeting, you will need to use the 15-digit control number included on the proxy card included in this mailing. If you have lost or misplaced your control number, you can enter the virtual meeting as a “guest” by selecting the “I am a Guest” button, and entering your name and email address. If you enter the virtual meeting as a guest, you will not be able to vote or ask questions. If you have questions, please contact: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary, or call Mr. Dawson at (859) 988-1303.
Q:
How can I ask questions during the meeting?

A:
You may submit questions in advance of the meeting by visiting the website www.meetingcenter.io/

212602264. If you hold your shares in “street name,” you must have registered first. You may also submit questions during the live audio webcast of the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website. Please see the section of this proxy statement/prospectus entitled “The Kentucky Bancshares Special Meeting — Proxies” beginning on page 53.
Q:
What matters will be considered at the Kentucky Bancshares special meeting?

A:
At the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders will be asked to consider and vote on the following proposals:

•
Kentucky Bancshares Proposal 1 — The Kentucky Bancshares merger proposal: Approval of the merger agreement (the “Kentucky Bancshares merger proposal”);

•
Kentucky Bancshares Proposal 2 — The Kentucky Bancshares compensation proposal: Approval of, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to Kentucky Bancshares’ named executive officers in connection with the merger (the “Kentucky Bancshares compensation proposal”); and

•
Kentucky Bancshares Proposal 3 — The Kentucky Bancshares adjournment proposal: Approval of the adjournment of the Kentucky Bancshares special meeting, if necessary or appropriate, to solicit additional proxies if, immediately before such adjournment, there are not sufficient votes at the time of the Kentucky Bancshares special meeting to approve the Kentucky Bancshares merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to the Kentucky Bancshares shareholders (the “Kentucky Bancshares adjournment proposal”).

In order to complete the merger, among other things, the Kentucky Bancshares shareholders must approve the Kentucky Bancshares merger proposal. Neither the approval of the Kentucky Bancshares compensation proposal or the Kentucky Bancshares adjournment proposal are conditions to the obligations of Stock Yards Bancorp or Kentucky Bancshares to complete the merger.
Q:
Why do Stock Yards Bancorp and Kentucky Bancshares want to merge?

A:
The combination of Kentucky Bancshares and Stock Yards Bancorp will provide the opportunity to create efficiencies and enhance the value of the combined company while offering Kentucky Bank customers broader product offerings, increased lending capabilities and an expanded branch delivery system that stretches throughout the Louisville, Indianapolis and Northern Kentucky/Cincinnati metropolitan markets.

Q:
What will the Kentucky Bancshares shareholders receive in the merger?

A:
In the merger, the Kentucky Bancshares shareholders will receive (1) 0.64 shares of Stock Yards Bancorp common stock for each share of Kentucky Bancshares common stock held immediately before the completion of the merger (other than the Excluded Shares), and (2) $4.75 in cash for each share of Kentucky Bancshares common stock held immediately before the completion of the merger (other than the Excluded Shares). Stock Yards Bancorp will not issue any fractional shares of Stock Yards Bancorp common stock in the merger. The Kentucky Bancshares shareholders who would otherwise be entitled to a fractional share of Stock Yards Bancorp common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing-sale prices per share of Stock Yards Bancorp common stock on the NASDAQ Global Select Market (the “NASDAQ”) as reported by the Wall Street Journal for the consecutive period of five full trading days immediately preceding (but not including) the day on which the merger is completed by the fraction of a share (rounded to the nearest thousandth when expressed in decimal) of Stock Yards Bancorp common stock that such shareholder would otherwise be entitled to receive.

Q:
What will the Stock Yards Bancorp shareholders receive in the merger?

A:
In the merger, the Stock Yards Bancorp shareholders will not receive any consideration, and their shares of Stock Yards Bancorp common stock will remain outstanding and will constitute shares of the combined company. Following the merger, shares of Stock Yards Bancorp common stock will continue to be listed on the NASDAQ.

Q:
What percentage of the combined company will the Stock Yards Bancorp shareholders and the Kentucky Bancshares shareholders, respectively, own following the merger?

A:
Upon completion of the merger, the Stock Yards Bancorp shareholders immediately before the effective time of the merger will own approximately 85.6% of the combined company and the Kentucky Bancshares shareholders immediately before the effective time of the merger will own approximately 14.4% of the combined company.

Q:
Will the implied value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the ratio for the number of shares of Stock Yards Bancorp common stock that the Kentucky Bancshares shareholders will receive is fixed, the implied value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Stock Yards Bancorp common stock. Any net increase in the market price of Stock Yards Bancorp common stock after the date of this proxy statement/prospectus will increase the implied value of the shares of Stock Yards Bancorp common stock that the Kentucky Bancshares shareholders will receive. Any net decrease in the market price of Stock Yards Bancorp common stock after the date of this proxy statement/prospectus will decrease the implied value of the shares of Stock Yards Bancorp common stock that the Kentucky Bancshares shareholders will receive.

Q:
How will the merger affect Kentucky Bancshares restricted stock awards?

A:
Kentucky Bancshares previously made certain awards of restricted stock to its employees and management under the terms of various stock award plans previously approved by the Kentucky Bancshares shareholders. At the effective time each award of a share of Kentucky Bancshares common stock subject to vesting, repurchase or other lapse restriction (a “Kentucky Bancshares restricted stock award”), whether vested or unvested, that was outstanding as of the date of the merger agreement and remains outstanding as of immediately before the effective time will fully vest and be cancelled and converted automatically into the right to receive the merger consideration.

Q:
What are the conditions to complete the merger?

A:
The obligations of Stock Yards Bancorp and Kentucky Bancshares to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, a tax opinion, and approval of the Kentucky Bancshares merger proposal by the Kentucky Bancshares shareholders. For more information, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 105.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the Kentucky Bancshares merger proposal by the Kentucky Bancshares shareholders. While we expect the merger to be completed in the second quarter of 2021, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the Kentucky Bancshares board of directors recommend that I vote at the Kentucky Bancshares special meeting?

A:
The board of directors of Kentucky Bancshares (the “Kentucky Bancshares board of directors”) recommends that you vote “FOR” the Kentucky Bancshares merger proposal, “FOR” the Kentucky Bancshares compensation proposal and “FOR” the Kentucky Bancshares adjournment proposal.

In considering the recommendations of the Kentucky Bancshares board of directors, the Kentucky Bancshares shareholders should be aware that Kentucky Bancshares directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Kentucky Bancshares shareholders generally. For a more complete description of these interests, see the information provided in the section of this proxy statement/prospectus entitled “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger” beginning on page 82.

Q:
Who is entitled to vote at the Kentucky Bancshares special meeting?

A:
The record date for the Kentucky Bancshares special meeting is [           ], 2021. All of the Kentucky Bancshares shareholders who held shares at the close of business on the record date for the Kentucky Bancshares special meeting are entitled to receive notice of, and to vote at, the Kentucky Bancshares special meeting.

Each holder of Kentucky Bancshares common stock is entitled to cast one vote on each matter properly brought before the Kentucky Bancshares special meeting for each share of Kentucky Bancshares common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Kentucky Bancshares special meeting, there were [           ] outstanding shares of Kentucky Bancshares common stock. Attendance at the Kentucky Bancshares special meeting is not required to vote. See below and the section of this proxy statement/prospectus entitled “The Kentucky Bancshares Special Meeting — Proxies” beginning on page 53 for instructions on how to vote your shares without virtually attending the Kentucky Bancshares special meeting.
Q:
What constitutes a quorum for the Kentucky Bancshares special meeting?

A:
The presence virtually via the Kentucky Bancshares special meeting website or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If you fail to virtually attend the Kentucky Bancshares special meeting, fail to submit a proxy for the Kentucky Bancshares special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Kentucky Bancshares common stock will not be counted towards a quorum.

Q:
If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), please follow the voting instructions provided by your broker, bank, trustee or other nominee. Brokers who hold shares of Kentucky Bancshares common stock may not give a proxy to Kentucky Bancshares to vote those shares on any of the proposals without specific instructions from their customers. If your shares of Kentucky Bancshares common stock are held in street name, and you wish to attend the meeting and vote your shares, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021 at 5:00 p.m., Eastern Time, to vote at the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website.

Q:
What vote is required for the approval of each proposal at the Kentucky Bancshares special meeting?

A:
Kentucky Bancshares Proposal 1 — Kentucky Bancshares merger proposal: Approval of the Kentucky Bancshares merger proposal requires the affirmative vote of a majority of the outstanding shares of Kentucky Bancshares common stock entitled to vote on the merger agreement. Accordingly, an abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Kentucky Bancshares merger proposal.

Kentucky Bancshares Proposal 2 — Kentucky Bancshares compensation proposal: Approval of the Kentucky Bancshares compensation proposal requires the affirmative vote of a majority of the shares of Kentucky Bancshares common stock represented in person or by proxy at the Kentucky Bancshares special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Kentucky Bancshares compensation proposal. Failures to attend and broker non-votes will have no effect on the outcome of the Kentucky Bancshares compensation proposal.
Kentucky Bancshares Proposal 3 — Kentucky Bancshares adjournment proposal: Approval of the Kentucky Bancshares adjournment proposal requires the affirmative vote of a majority of the shares of Kentucky Bancshares common stock represented in person or by proxy at the Kentucky Bancshares special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the

Kentucky Bancshares adjournment proposal. Failures to attend and broker non-votes will have no effect on the outcome of the Kentucky Bancshares adjournment proposal.
Q:
Am I required to vote on these proposals?

A:
No. You are not required to vote. However, an abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Kentucky Bancshares merger proposal.

Q:
Are any Kentucky Bancshares shareholders already committed to vote in favor of the merger?

A:
Each member of Kentucky Bancshares’ board of directors has entered into a support agreement with Stock Yards Bancorp pursuant to which they have agreed, among other things, and unless the merger agreement is terminated, to vote their respective shares of Kentucky Bancshares common stock in favor of the approval of the merger agreement and the transactions contemplated thereby, and against alternative acquisition proposals.

Q:
Why am I being asked to consider and vote on the Kentucky Bancshares compensation proposal?

A:
Under Securities and Exchange Commission (“SEC”) rules, Kentucky Bancshares is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Kentucky Bancshares’ named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:
What happens if the Kentucky Bancshares shareholders do not approve, by non-binding, advisory vote, the Kentucky Bancshares compensation proposal?

A:
The vote on the proposal to approve the merger-related compensation arrangements for each of Kentucky Bancshares’ named executive officers is separate and apart from the votes to approve the other proposals being presented at the Kentucky Bancshares special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Stock Yards Bancorp, Kentucky Bancshares, or the combined company in the merger. Accordingly, the merger-related compensation will be paid to Kentucky Bancshares named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the Kentucky Bancshares shareholders do not approve the proposal to approve the merger related executive compensation.

Q: What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Kentucky Bancshares common stock represented by your proxy will be voted as recommended by the Kentucky Bancshares board of directors with respect to such proposals, as the case may be.

Q:
How can I vote my shares virtually at the Kentucky Bancshares special meeting?

A:
Record Holders.   Shares held directly in your name as the holder of record of Kentucky Bancshares common stock may be voted at the Kentucky Bancshares special meeting. If you choose to vote your shares virtually at the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website, please follow the instructions on your proxy card.

Shares in “street name.”   If your shares of Kentucky Bancshares common stock are held in street name, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021 at 5:00 p.m., Eastern Time, to vote at the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Even if you plan to attend the Kentucky Bancshares special meeting virtually, Kentucky Bancshares recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. See “Can I vote my shares without attending the virtual Kentucky Bancshares special meeting?” below.

Additional information on virtually attending the Kentucky Bancshares special meeting can be found under the section of this proxy statement/prospectus entitled “The Kentucky Bancshares Special Meeting” on page 50.
Q:
What should I do if I have technical difficulties or trouble accessing the Kentucky Bancshares special meeting website?

A:
The virtual meeting platform is fully supported across Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time.

If you encounter any difficulties accessing the Kentucky Bancshares special meeting, please click on the “Additional Information” button on the Kentucky Bancshares special meeting website.
Q:
Can I vote my shares without attending the virtual Kentucky Bancshares special meeting?

A:
Whether you hold your shares directly as the holder of record of Kentucky Bancshares common stock or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Kentucky Bancshares special meeting.

If you are a record holder of Kentucky Bancshares common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Kentucky Bancshares special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the Kentucky Bancshares special meeting.
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), please follow the proxy voting instructions provided by your broker, bank, trustee or other nominee.
Additional information on voting procedures can be found under the section of this proxy statement/prospectus entitled “The Kentucky Bancshares Special Meeting” on page 50.
Q:
What should I do now?

A:
After carefully reading and considering the information contained or incorporated by reference in this proxy statement/prospectus, please vote as soon as possible. If you hold shares of Kentucky Bancshares common stock as a holder of record, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of Kentucky Bancshares;

•
signing and returning a proxy card with a later date;

•
virtually attending the Kentucky Bancshares special meeting, notifying the corporate secretary and voting by ballot at the Kentucky Bancshares special meeting; or

•
voting by telephone or the Internet at a later time.

If your shares are held by a broker, bank, trustee or other nominee, you should contact your broker, bank, trustee or other nominee to change your vote.
Q:
Will Kentucky Bancshares be required to submit the Kentucky Bancshares merger proposal to its shareholders even if the Kentucky Bancshares board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Kentucky Bancshares special meeting, Kentucky Bancshares is required to submit the Kentucky Bancshares merger proposal to its shareholders even if the Kentucky Bancshares board of directors has withdrawn or modified its recommendation.

Q:
Are the Kentucky Bancshares shareholders entitled to dissenters’ rights?

A:
Yes. The Kentucky Bancshares shareholders are entitled to dissenters’ rights under the Kentucky Business Corporation Act (the “KBCA”).

Q:
What are the U.S. federal income tax consequences of the merger to Kentucky Bancshares common shareholders?

A:
The merger and the upstream merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer as the “Code,” and it is a condition to the respective obligations of Stock Yards Bancorp and Kentucky Bancshares to complete the merger that each of Stock Yards Bancorp and Kentucky Bancshares receives a legal opinion to that effect. Accordingly, we expect the merger and the upstream merger, taken together, generally to be tax-free to Kentucky Bancshares common shareholders for United States federal income tax purposes with respect to the shares of Stock Yards Bancorp common stock that they receive pursuant to the merger. A Kentucky Bancshares common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Stock Yards Bancorp common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Kentucky Bancshares common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Kentucky Bancshares common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Stock Yards Bancorp common stock that the Kentucky Bancshares common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 111.

The United States federal income tax consequences described above may not apply to all holders of Kentucky Bancshares common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Kentucky Bancshares merger proposal, or the other proposals to be considered at the Kentucky Bancshares special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 43. You also should read and carefully consider the risk factors of Kentucky Bancshares contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, the Kentucky Bancshares shareholders will not receive any merger consideration for their shares in connection with the merger. Instead, Kentucky Bancshares will remain an independent company. If the merger is not completed, Kentucky Bancshares will have to pay various costs and expenses related to the merger that have already been incurred, even though it will not realize the expected benefits of the merger. If, at the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders do not vote to approve the merger agreement and the merger agreement is terminated, Kentucky Bancshares may be required to reimburse Stock Yards Bancorp for its out-of-pocket expenses related to the merger agreement, up to $1.8 million. In addition, if the merger agreement is terminated in certain circumstances, Kentucky Bancshares may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 108 for a discussion of the circumstances under which the termination fee will be required to be paid.
Q:
What happens if I sell my shares after the record date but before the Kentucky Bancshares’ special meeting?

A:
The Kentucky Bancshares record date is earlier than the date of the Kentucky Bancshares special meeting, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Kentucky Bancshares common stock, after the record date but before the date of the Kentucky Bancshares special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to Kentucky Bancshares common stock, you will not have the right to receive the merger consideration to be received by the Kentucky Bancshares shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Kentucky Bancshares common stock through completion of the merger.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your Kentucky Bancshares stock certificates with your proxy. After the merger is completed, an exchange agent that is reasonably acceptable to Stock Yards Bancorp and Kentucky Bancshares (the “exchange agent”) will send you instructions for exchanging Kentucky Bancshares stock certificates for the consideration to be received in the merger. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Conversion of Shares” beginning on page 93.

Q:
What should I do if I have lost or misplaced my stock certificates?

A:
You may contact our transfer agent, Computershare Investor Services, LLC, by telephone at (800) 368-5948 if you have lost your stock certificate.

Q:
How will book entry shares be handled?

A:
After the merger is completed, any book entry-only shares of Kentucky Bancshares common stock will be automatically exchanged in lieu of the merger consideration by the exchange agent. If a Kentucky Bancshares shareholder has shares both in book entry and stock certificate form, such shareholder will have to wait to exchange shares until the stock certificate(s) and letter of transmittal have been sent to the exchange agent. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Conversion of Shares” beginning on page 93.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If you hold shares of Kentucky Bancshares common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Kentucky Bancshares common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Kentucky Bancshares common stock are voted.
Shares in “street name.”   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Louis Prichard at (859) 988-1401, James Braden at (859) 988-1314, or Greg Dawson at (859) 988-1303.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about Stock Yards Bancorp and Kentucky Bancshares into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
The Parties to the Merger
Stock Yards Bancorp, Inc.
1040 East Main Street
Louisville, Kentucky 40206
(502) 582-2571
Stock Yards Bancorp, Inc. is a financial holding company, headquartered in Louisville, Kentucky. Stock Yards Bancorp, headquartered in Louisville, Kentucky, is the holding company for Stock Yards Bank & Trust, its sole subsidiary. Stock Yards Bancorp, which was incorporated in 1988 in Kentucky, is registered with, and subject to supervision, regulation and examination by, the Board of Governors of the Federal Reserve System. Stock Yards Bank & Trust, chartered in 1904, is a state-chartered non-member financial institution that provides services in the Louisville, Kentucky, Indianapolis, Indiana and Cincinnati, Ohio MSAs through 44 full service banking center locations. As of December 31, 2020, Stock Yards Bancorp had total consolidated assets of approximately $4.6 billion, total loans of approximately $3.5 billion, total deposits of approximately $4.0 billion, and total shareholders' equity of.approximately $441 million. As of December 31, 2020, Stock Yards Bancorp had approximately $3.9 billion of assets under management as part of its Wealth Management & Trust operations. Stock Yards Bank & Trust is registered with, and subject to supervision, regulation and examination by the FDIC and the Kentucky Department of Financial Institutions. The principal executive office of Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company is located at 1040 East Main Street, Louisville, Kentucky 40206.
Stock Yards Bancorp’s common stock is traded on the NASDAQ under the symbol “SYBT.”
H. Meyer Merger Subsidiary, Inc.
c/o Stock Yards Bancorp, Inc.
1040 East Main Street
Louisville, Kentucky 40206
(502) 582-2571
H. Meyer Merger Subsidiary, Inc., which we refer to as Merger Sub, is a Kentucky corporation and a direct, wholly owned subsidiary of Stock Yards Bancorp formed solely for the purpose of facilitating the merger of Merger Sub and Kentucky Bancshares. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Kentucky Bancshares, with Kentucky Bancshares surviving such merger as a wholly owned subsidiary of Stock Yards Bancorp.
Kentucky Bancshares, Inc.
339 Main Street, P.O. Box 157
Paris, Kentucky 40361
(859) 988-1303
Kentucky Bancshares, headquartered in Paris, Kentucky, is the holding company for Kentucky Bank, which operates 19 branches in 11 communities throughout central Kentucky serving the Lexington, Kentucky metropolitan statistical area and each of its contiguous counties. As of December 31, 2020, Kentucky Bancshares reported approximately $1.2 billion in assets, $767 million in loans, $979 million in deposits and $114 million in tangible common equity. Kentucky Bancshares also maintains a Wealth Management and

Trust Department with total assets under management of $258 million at December 31, 2020.The principal executive office of Kentucky Bancshares and Kentucky Bank is located at 339 Main Street, Paris, Kentucky 40361.
Kentucky Bancshares’ common stock is traded on the OTCQX under the symbol “KTYB.”
The Merger and the Merger Agreement
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully, and in its entirety, as it is the primary legal document that governs the merger.
Subject to the terms and conditions of the merger agreement, at the completion of the merger, Merger Sub will merge with and into Kentucky Bancshares, with Kentucky Bancshares as the surviving corporation. Following the completion of the merger, Kentucky Bancshares will merge with and into Stock Yards Bancorp, with Stock Yards Bancorp as the surviving corporation. Immediately following completion of the upstream merger, or at such other time as Stock Yards Bancorp may determine, Kentucky Bank, a Kentucky state-chartered bank and wholly owned subsidiary of Kentucky Bancshares, will merge with and into Stock Yards Bank & Trust Company, a Kentucky state-chartered bank and a wholly owned subsidiary of Stock Yards Bancorp.
Merger Consideration
In the merger, each share of Kentucky Bancshares common stock issued and outstanding immediately before the effective time (other than the Excluded Shares) will be converted into the right to receive $4.75 in cash and 0.64 shares of Stock Yards Bancorp common stock. No fractional shares of Stock Yards Bancorp common stock will be issued in connection with the merger, and the Kentucky Bancshares shareholders will be entitled to receive cash in lieu thereof.
Stock Yards Bancorp common stock is listed on the NASDAQ under the symbol “SYBT,” and Kentucky Bancshares common stock is listed on OTCQX under the symbol “KTYB.” The following table shows the closing sale prices of Stock Yards Bancorp common stock and Kentucky Bancshares common stock as reported on the NASDAQ and OTCQX, respectively, on January 26, 2021, the last full trading day before the public announcement of the merger agreement, and on [           ], 2021, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Kentucky Bancshares common stock, which was calculated by multiplying the closing price of Stock Yards Bancorp’s common stock on those dates by the exchange ratio of 0.64 and adding $4.75 per share.
	Stock Yards Bancorp Common Stock		Kentucky Bancshares Common Stock		Implied Value of One Share of Kentucky Bancshares Common Stock
January 26, 2021		$42.72		$19.01		$32.09
[ ], 2021	$		$		$
For more information on the exchange ratio, see the section of this proxy statement/prospectus entitled “The Merger — Terms of the Merger” beginning on page 59 and the section of this proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration” beginning on page 93.
Treatment of Kentucky Bancshares Restricted Stock Awards
At the effective time, each Kentucky Bancshares restricted stock award, whether vested or unvested, that was outstanding as of the date of the merger agreement and remains outstanding as of immediately before the effective time will fully vest and be cancelled and converted automatically into the right to receive the merger consideration.

Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger
In considering the recommendation of the Kentucky Bancshares board of directors, the Kentucky Bancshares shareholders should be aware that the directors and executive officers of Kentucky Bancshares may have interests, including financial interests, in the merger that may be different from, or in addition to, the interests of the Kentucky Bancshares shareholders generally. The Kentucky Bancshares board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, and in making its recommendation that the Kentucky Bancshares shareholders vote to approve the merger proposal. These interests are described in further detail in the section of this proxy statement/prospectus entitled “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger” beginning on page 82.
Kentucky Bancshares’ Reasons for the Merger; Recommendation of the Kentucky Bancshares Board of Directors
The Kentucky Bancshares board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Kentucky Bancshares and its shareholders and has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Kentucky Bancshares board of directors unanimously recommends that the Kentucky Bancshares shareholders vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the Kentucky Bancshares special meeting. For a more detailed discussion of the Kentucky Bancshares board of directors’ recommendation, see the section of this proxy statement/prospectus entitled “The Merger — Kentucky Bancshares’ Reasons for the Merger; Recommendation of the Kentucky Bancshares Board of Directors” beginning on page 68.
Opinion of Kentucky Bancshares’ Financial Advisor
At the January 26, 2021 board of directors meeting of Kentucky Bancshares, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the Kentucky Bancshares board dated January 26, 2021, as to the fairness, as of such date, from a financial point of view, to the holders of Kentucky Bancshares’ outstanding common shares (other than Excluded Shares) of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated January 26, 2021, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Kentucky Bancshares board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of the Kentucky Bancshares common shares (other than Excluded Shares) in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby, the underlying business decisions of Kentucky Bancshares to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Kentucky Bancshares, or the effect of any other transaction in which Kentucky Bancshares might engage. The description of the opinion is qualified in its entirety by reference to the full text of the opinion. Kentucky Bancshares shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be or constitute advice or a recommendation to the Kentucky Bancshares board or any holder of Kentucky Bancshares common stock as to how the Kentucky Bancshares board, such shareholders or any other person should vote or otherwise act with respect to the merger or any other matter.

Dissenters’ Rights in the Merger
Kentucky Bancshares shareholders are entitled to dissenters’ rights under the KBCA. For a more detailed discussion of dissenters’ rights in the merger, see the section of this proxy statement/prospectus entitled “The Merger — Dissenters’ Rights in the Merger” beginning on page 87.
Governance of the Combined Company After the Merger
Stock Yards Bancorp intends for Edwin S. Saunier and Shannon B. Arvin, two current members of the Kentucky Bancshares Board of Directors, to be added as members of the Stock Yards Bancorp board of directors and Stock Yards Bank & Trust Company board of directors after the effective time, subject to Stock Yards Bancorp’s and Stock Yards Bank & Trust Company’s corporate governance practices and policies and applicable law. The directors of the combined company will receive compensation for their service as directors. The compensation received by Stock Yards Bancorp’s directors for 2020 is described in Stock Yards Bancorp’s definitive proxy statement relating to its 2021 annual meeting of shareholders, which was filed with the SEC on March 12, 2021.
Additionally, Louis Prichard, current President and Chief Executive Officer of Kentucky Bancshares, will serve as the combined company’s Central Kentucky Market President, after the effective time.
Regulatory Approvals
Subject to the terms of the merger agreement, Stock Yards Bancorp and Kentucky Bancshares have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies, and governmental entities which are necessary to consummate the transactions contemplated by the merger agreement (including the merger, the upstream merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. These approvals include, among others, the approval of the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”) and the Kentucky Department of Financial Institutions (the “KDFI”). It will also be necessary to obtain approval of the Nevada Division of Insurance with respect to the change in control of Kentucky Bancshares’ wholly owned captive insurance subsidiary, KBI Insurance Company, Inc. (the “captive insurance subsidiary”).
Although neither Stock Yards Bancorp nor Kentucky Bancshares knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Stock Yards Bancorp and Kentucky Bancshares cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Stock Yards Bancorp and Kentucky Bancshares expect the merger to close in the second quarter of 2021. However, neither Stock Yards Bancorp nor Kentucky Bancshares can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Kentucky Bancshares must first obtain the approval of the Kentucky Bancshares shareholders for the merger. Stock Yards Bancorp and Kentucky Bancshares must also obtain necessary regulatory approvals and satisfy certain other closing conditions.
Conditions to Completion of the Merger
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the merger agreement by the Kentucky Bancshares shareholders;

•
the eligibility for trading on the NASDAQ of the shares of Stock Yards Bancorp common stock that will be issuable as merger consideration pursuant to the merger agreement;

•
all regulatory authorizations, consents, orders and approvals from the Federal Reserve Board, the FDIC and the KDFI and any other approvals set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, or those other authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have a material adverse effect (the “requisite regulatory approvals”) having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired, without any requisite regulatory approval resulting in the imposition of any materially burdensome regulatory condition (as that concept is defined in the merger agreement);

•
effectiveness of the registration statement of which this proxy statement/prospectus is a part (the “registration statement”) under the Securities Act, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
no material adverse effect having occurred with respect to Kentucky Bancshares or Stock Yards Bancorp;

•
subject to materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Stock Yards Bancorp and Kentucky Bancshares in the merger agreement;

•
performance in all material respects by each of Stock Yards Bancorp and Kentucky Bancshares of their respective obligations under the merger agreement; and

•
receipt by each of Stock Yards Bancorp and Kentucky Bancshares of an opinion from counsel as to certain tax matters.

Agreement Not to Solicit Other Offers
Under the terms of the merger agreement, Kentucky Bancshares has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, provide any confidential or nonpublic information or data to or have or participate in any discussions with any person relating to, or approve, endorse, recommend, execute or enter into any letter of intent, agreement, or contract (other than a confidentiality agreement described in this paragraph) relating to, or that is intended to or would reasonably be expected to lead to, an acquisition proposal, or enter into any agreement, arrangement, or understanding requiring Kentucky Bancshares to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the merger agreement any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal which, in the good faith judgment of the Kentucky Bancshares board of directors (after receiving the advice of its outside counsel and financial advisors), is, or is more likely than not to result in, a proposal which is superior to the merger with Stock Yards Bancorp, Kentucky Bancshares may furnish nonpublic information or data regarding Kentucky Bancshares and participate in discussions or negotiations with such third party to the extent that the Kentucky Bancshares board of directors determines in good faith (after receiving the advice of its outside counsel and financial advisors) that doing so is necessary in order for such directors to comply with their fiduciary duties under applicable law, provided, further, that prior to providing any such nonpublic information or data, Kentucky Bancshares will have entered into a confidentiality agreement with such third party on terms, in all material respects, no less restrictive with respect to the third party than the confidentiality agreement between Kentucky Bancshares and Stock Yards Bancorp.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•
by mutual written consent of Stock Yards Bancorp and Kentucky Bancshares, if each of their respective boards of directors so determines by a vote of a majority of the members of each respective board of directors;

•
by either Stock Yards Bancorp or Kentucky Bancshares if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•
by either Stock Yards Bancorp or Kentucky Bancshares if the merger shall not have been consummated on or before January 1, 2022 (the “outside date”), unless the failure of the closing to occur by the outside date shall be due primarily to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement and that failure has caused or resulted in (1) the failure to satisfy the conditions to closing set forth in the merger agreement prior to the outside date or (2) the failure of the closing to have occurred prior to the outside date;

•
by either Stock Yards Bancorp or Kentucky Bancshares if the Kentucky Bancshares shareholder vote to approve the merger is not obtained at the Kentucky Bancshares special meeting (or at any adjournment or postponement thereof), provided that no party may terminate the merger agreement in accordance with the foregoing if the party seeking to terminate the merger agreement has breached the merger agreement in any material respect in a manner that primarily caused the failure to obtain the required Kentucky Bancshares shareholder vote to approve the merger at the Kentucky Bancshares special meeting (or at any adjournment or postponement thereof);

•
by either Stock Yards Bancorp or Kentucky Bancshares (provided the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party has breached any representations, warranties, covenants or agreements contained in the merger agreement (or any representation or warranty has ceased to be true), and such breach (or failure of a representation or warranty to be true), either individually or in the aggregate with all other breaches by the party (or failures of representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a specified condition to closing in the terminating party’s favor under the merger agreement, and which is not cured by the earlier of the outside date or within 30 days (or the period of fewer days remaining until the outside date) following written notice from the terminating party to the other party, or which breach or failure by its nature or timing cannot be cured during such period;

•
by Kentucky Bancshares if (1) the Kentucky Bancshares board of directors (or a duly authorized committee thereof) has authorized Kentucky Bancshares to enter into an alternative acquisition agreement with respect to a superior proposal, (2) Kentucky Bancshares has complied in all respects with its obligations under the merger agreement as described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Non-Solicitation and Requirements for a Change of Recommendation” with respect to soliciting acquisition proposals and making a change of recommendation, and (3) in the case of the scenario described above in part (1) of this bullet point, immediately after termination of the merger agreement Kentucky Bancshares enters into an alternative acquisition agreement, with respect to a superior proposal referred to in part (1) of this bullet point; provided, that Kentucky Bancshares’ right to terminate the merger agreement with respect to a superior proposal as described in this section is conditioned on and subject to the prior payment by Kentucky Bancshares to Stock Yards Bancorp of the termination fee in accordance with the merger agreement;

•
by Stock Yards Bancorp prior to such time as the required Kentucky Bancshares shareholder vote to approve the merger is obtained, if (1) Kentucky Bancshares’ board of directors has (A) failed to include the board recommendation in the proxy statement, or withdrawn, modified or qualified the board recommendation in a manner adverse to Stock Yards Bancorp, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within 10 business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement, or (B) recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to such acquisition proposal within 10 business days after an acquisition proposal is publicly announced, or (2) Kentucky Bancshares or its board of directors has breached its obligations under the merger agreement as to obtaining its shareholders’ approval of the merger, making the board recommendation, soliciting acquisition proposals, or making a change of recommendation, in any material respect; or
•
by Stock Yards Bancorp if greater than 5% of the outstanding shares of Kentucky Bancshares common stock have become and remain dissenting shares.

Termination Payments
Under certain circumstances, if the merger agreement is terminated by Stock Yards Bancorp or Kentucky Bancshares, Kentucky Bancshares may be required to make a termination payment to Stock Yards Bancorp. If the merger agreement is terminated by Stock Yards Bancorp or Kentucky Bancshares, including circumstances involving alternative acquisition proposals and changes in the recommendation of the Kentucky Bancshares board of directors, Kentucky Bancshares may be required to pay a termination fee to Stock Yards Bancorp of $7.25 million (the “termination fee”). Additionally, if the Kentucky Bancshares board of directors, in exercising its fiduciary obligations, terminates the merger agreement to pursue an alternative acquisition proposal that is determined to be superior and enters into another definitive agreement related to the superior proposal, Kentucky Bancshares would be required to pay the termination fee to Stock Yards Bancorp.
If, at the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders do not vote to approve the merger agreement and the merger agreement is terminated, Kentucky Bancshares may be required to reimburse Stock Yards Bancorp for its out-of-pocket expenses related to the merger agreement, up to $1.8 million (the “reimbursement payment”).
In no circumstance will the termination of the merger agreement require Kentucky Bancshares to pay both the termination fee and the reimbursement payment.
Also, if the merger agreement is terminated and Kentucky Bancshares is required to pay the termination fee or the reimbursement payment, such payment is considered an exclusive remedy for Stock Yards Bancorp.
Amendment, Waiver and Extension of the Merger Agreement
Stock Yards Bancorp and Kentucky Bancshares may jointly amend the merger agreement, and each of Stock Yards Bancorp and Kentucky Bancshares may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Stock Yards Bancorp and Kentucky Bancshares may not amend the merger agreement or waive their respective rights after the Kentucky Bancshares shareholders have adopted the Kentucky Bancshares merger proposal if the amendment or waiver would legally require further approval by the Kentucky Bancshares shareholders, as applicable, without first obtaining such further approval.
For more information, see “The Merger Agreement — Amendment, Waiver and Extension of the Merger Agreement” beginning on page 109.
Support Agreements
Each member of Kentucky Bancshares’ board of directors has entered into a support agreement with Stock Yards Bancorp pursuant to which they have agreed, among other things, and unless the merger agreement is terminated, to vote their respective shares of Kentucky Bancshares Common Stock in favor of the approval of the merger agreement and the transactions contemplated thereby, and against alternative acquisition proposals. As of the record date for the Kentucky Bancshares special meeting, the directors

collectively owned and were entitled to vote approximately [           ] shares of Kentucky Bancshares common stock, representing approximately [           ] percent ([      ]%) of the shares of Kentucky Bancshares common stock outstanding on that date. The form of support agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences of the Merger
The merger and the upstream merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Stock Yards Bancorp and Kentucky Bancshares to complete the merger that each of Stock Yards Bancorp and Kentucky Bancshares receives a legal opinion to that effect. Accordingly, we expect the merger and the upstream merger, taken together, generally to be tax-free to Kentucky Bancshares common shareholders for United States federal income tax purposes with respect to the shares of Stock Yards Bancorp common stock that they receive pursuant to the merger. A Kentucky Bancshares common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Stock Yards Bancorp common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Kentucky Bancshares common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Kentucky Bancshares common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Stock Yards Bancorp common stock that the Kentucky Bancshares common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 111.
The United States federal income tax consequences described above may not apply to all holders of Kentucky Bancshares common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment
The merger will be accounted by utilizing the acquisition accounting method in accordance with United States generally accepted accounting principles (“GAAP”).
The Rights of the Kentucky Bancshares Shareholders Will Change as a Result of the Merger
The rights of the Kentucky Bancshares shareholders are governed by Kentucky law and by the articles of incorporation and bylaws of Kentucky Bancshares. In the merger, the Kentucky Bancshares shareholders will become holders of common stock of Stock Yards Bancorp, and their rights will be governed by Kentucky law and the articles of incorporation and bylaws of Stock Yards Bancorp. The Kentucky Bancshares shareholders will have different rights once they become holders of common stock of Stock Yards Bancorp due to differences between the Kentucky Bancshares governing documents, on the one hand, and the Stock Yards Bancorp governing documents, on the other hand. These differences are described in more detail under the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights” beginning on page 116.
Listing of Stock Yards Bancorp Common Stock; Delisting and Deregistration of Kentucky Bancshares Common Stock
The shares of Stock Yards Bancorp common stock to be issued in the merger will be listed for trading on the NASDAQ. Following the merger, shares of Stock Yards Bancorp common stock will continue to be listed on the NASDAQ. In addition, following the merger, Kentucky Bancshares common stock will be delisted from NASDAQ and deregistered under the Exchange Act.
The Kentucky Bancshares Special Meeting
The Kentucky Bancshares special meeting will be held virtually on [           ], 2021, at [       ], local time. At the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders will be asked to vote on the following matters:

•
approve the Kentucky Bancshares merger proposal;

•
approve the Kentucky Bancshares compensation proposal; and

•
approve the Kentucky Bancshares adjournment proposal.

You may vote at the Kentucky Bancshares special meeting if you owned shares of Kentucky Bancshares common stock at the close of business on [           ], 2021. On that date, there were [                 ] shares of Kentucky Bancshares common stock outstanding, approximately [                 ] percent ([      ]%) of which were owned and entitled to be voted by Kentucky Bancshares directors and executive officers and their affiliates. As described in the “Support Agreements” section above, each of the Kentucky Bancshares directors has entered into a support agreement with Stock Yards Bancorp pursuant to which he or she has agreed to vote in favor of the Kentucky Bancshares merger proposal, unless the merger agreement is terminated. We currently expect that Kentucky Bancshares’ executive officers, who are not also Kentucky Bancshares directors, will also vote their shares in favor of the Kentucky Bancshares merger proposal and the other proposals to be considered at the Kentucky Bancshares special meeting, although such executive officers have not entered into any agreements obligating them to do so.
Approval of the Kentucky Bancshares merger proposal requires the affirmative vote of a majority of the outstanding shares of Kentucky Bancshares common stock entitled to vote on the Kentucky Bancshares merger proposal, unless the merger agreement is terminated. Accordingly, an abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Kentucky Bancshares merger proposal. Approval of each of the Kentucky Bancshares compensation proposal and the Kentucky Bancshares adjournment proposals requires the affirmative vote of a majority of the shares of Kentucky Bancshares common stock represented in person or by proxy at the Kentucky Bancshares special meeting. Accordingly, an abstention with respect to either the Kentucky Bancshares compensation proposal or the Kentucky Bancshares adjournment proposal will have the same effect as a vote “AGAINST” such proposal. A failure to vote or broker non-vote will have no effect on the outcome of either the Kentucky Bancshares compensation proposal or Kentucky Bancshares adjournment proposal.
Risk Factors
In evaluating the merger agreement and the merger, including the issuance of shares of Stock Yards Bancorp common stock in the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 43 and in Stock Yards Bancorp’s and Kentucky Bancshares’ respective Annual Reports on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STOCK YARDS BANCORP
The following table presents selected historical consolidated financial data of Stock Yards Bancorp. The selected historical consolidated financial data as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, have been derived from Stock Yards Bancorp’s audited consolidated financial statements and accompanying notes contained in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated into this proxy statement/prospectus by reference. The selected historical consolidated financial data as of December 31, 2018, 2017 and 2016, and for the years ended December 31, 2017 and 2016, have been derived from Stock Yards Bancorp’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this proxy statement/prospectus by reference.
You should read the following financial information relating to Stock Yards Bancorp in conjunction with other information contained in this proxy statement/prospectus, including the consolidated financial statements of Stock Yards Bancorp and related accompanying notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in Stock Yards Bancorp’s Annual Report on Form 10-K most recently filed with the SEC. Stock Yards Bancorp’s historical results for any prior period are not necessarily indicative of results to be expected in any future period. The selected financial information in the table immediately below does not include, on any basis, the results or financial condition of Kentucky Bancshares for any period or as of any date. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 for a description of where you can find this other information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STOCK YARDS BANCORP
	As of and for the Years Ended December 31,
(in thousands, except per share data and number of branches and employees)	2020	2019	2018	2017	2016
Operating Data:
Interest income	$147,871	$147,892	$129,932	$111,010	$102,421
Interest expense	11,950	22,544	15,357	7,246	4,918
Net interest income	135,921	125,348	114,575	103,764	97,503
Provision for credit losses	16,918	1,000	2,705	2,550	3,000
Net interest income after provision for credit losses	119,003	124,348	111,870	101,214	94,503
Non-interest income	51,899	49,428	45,066	44,042	42,801
Non-interest expenses	103,159	98,116	89,388	90,074	81,033
Income before income tax expense	67,743	75,660	67,548	55,182	56,271
Income tax expense	8,874	9,593	12,031	17,139	15,244
Net income	$58,869	$66,067	$55,517	$38,043	$41,027
Share and Per Share Data:
Weighted average shares outstanding – Basic	22,563	22,598	22,619	22,532	22,356
Weighted average shares outstanding – Diluted	22,768	22,865	22,944	22,983	22,792
Total shares outstanding	22,692	22,604	22,749	22,679	22,617
Net income per share – Basic	$2.61	$2.92	$2.45	$1.69	$1.84
Net income per share – Diluted	2.59	2.89	2.42	1.66	1.80
Cash dividends declared per share	1.08	1.04	0.96	0.80	0.72
Dividend payout ratio(1)	41%	36%	39%	47%	39%
Financial Condition Data:
Total assets	$4,608,629	$3,724,197	$3,302,924	$3,239,646	$3,039,481
Total loans held for investment	3,531,596	2,845,016	2,548,171	2,409,570	2,305,375
Total deposits	3,988,634	3,133,938	2,794,356	2,578,295	2,520,548
Stockholders’ equity	440,701	406,297	366,500	333,644	313,872
Book value per share	$19.42	$17.97	$16.11	$14.71	$13.88
Performance Ratios:
Return on average assets	1.40%	1.90%	1.76%	1.25%	1.42%
Return on average stockholders’ equity	14.01	17.09	16.00	11.61	13.49
Average stockholders’ equity to average assets	9.96	11.10	10.98	10.79	10.54
Net interest rate spread(2)	3.22	3.50	3.60	3.53	3.52
Net interest rate margin (FTE)(3)	3.39	3.82	3.83	3.64	3.60
Efficiency ratio (FTE)(4)	54.86	56.07	55.89	60.52	57.41
Wealth Management & Trust Assets:
Market value of assets under management	$3,851,637	$3,319,812	$2,764,875	$2,809,499	$2,523,411
Asset Quality:
Non-performing loans	$13,179	$12,063	$3,398	$7,382	$6,707

	As of and for the Years Ended December 31,
(in thousands, except per share data and number of branches and employees)	2020	2019	2018	2017	2016
Non-performing loans to total loans	0.37%	0.42%	0.13%	0.31%	0.29%
Net charge offs/(recoveries) to average loans	0.05	(0.01)	0.08	0.07	0.07
Allowance for credit losses to total loans(8)	1.47	0.94	1.00	1.03	1.04
Capital Ratios:
Total risk-based capital	13.36%	12.85%	13.91%	13.52%	13.04%
Common equity tier 1 risk-based capital	12.23	12.02	13.00	12.57	12.10
Tier 1 risk based capital	12.23	12.02	13.00	12.57	12.10
Leverage	9.57	10.60	11.33	10.70	10.54
Non-regulatory Capital:
Tangible common equity per share(5)(7)	$18.78	$17.32	$16.03	$14.63	$13.79
Tangible common equity to tangible assets (6)(7)	9.28%	10.55%	11.05%	10.25%	10.26%
Other Data:
Number of branches	44	42	38	37	37
Full time equivalent employees	641	615	591	580	578

Share and per share information has been adjusted to reflect the 3 for 2 stock-split in April 2016 effected in the form of a 50% stock dividend.

(1)
Dividend payout ratio represents per share dividends declared divided by basic earnings per share.

(2)
Net interest spread represents the difference between the fully taxable equivalent (FTE) weighted average yield earned on interest earning assets and the weighted average cost of interest bearing liabilities for the period.

(3)
Net interest margin represents FTE net interest income as a percentage of average interest earning assets for the period.

(4)
The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of FTE net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. See the following table titled “Reconciliation of Non-GAAP Financial Measures.”

(5)
Tangible common equity (total common equity less goodwill and core deposit intangible asset) divided by total shares outstanding.

(6)
Tangible equity (total equity less goodwill and core deposit intangible asset) divided by tangible assets (total assets less goodwill and core deposit intangible asset).

(7)
Tangible equity, tangible common equity, and tangible assets are non-GAAP financial measures. Additionally, any ratios utilizing these financial measures are also non-GAAP. These financial measures have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength. Other companies may calculate these financial measures differently. See the following table titled “Reconciliation of Non-GAAP Financial Measures.”

(8)
Effective January 1, 2020, Stock Yards Bancorp adopted ASU 2016-13, “Financial Instruments — Credit Losses” (Topic 326). The historical information disclosed is in accordance with ASC Topic 310.

Reconciliation of Non-GAAP Financial Measures
The following information reconciles: (i) Stock Yards Bancorp’s ratio of tangible common equity to tangible assets, a non-GAAP financial measure, as of the dates presented, and (ii) Stock Yards Bancorp’s ratio of tangible common equity per share, a non-GAAP financial measure, as of the dates presented:
December 31, (in thousands, except per share data)	2020	2019	2018	2017	2016
Total stockholders’ equity – GAAP (a)	$440,701	$406,297	$366,500	$333,644	$313,872
Less: Goodwill	(12,513)	(12,513)	(682)	(682)	(682)
Less: Core deposit intangible	(1,962)	(2,285)	(1,057)	(1,225)	(1,405)
Tangible common equity – Non-GAAP (c)	$426,226	$391,499	$364,761	$331,737	$311,785
Total assets – GAAP (b)	$4,608,629	$3,724,197	$3,302,924	$3,239,646	$3,039,481
Less: Goodwill	(12,513)	(12,513)	(682)	(682)	(682)
Less: Core deposit intangible	(1,962)	(2,285)	(1,057)	(1,225)	(1,405)
Tangible assets – Non-GAAP (d)	$4,594,154	$3,709,399	$3,301,185	$3,237,739	$3,037,394
Total stockholders’ equity to total assets – GAAP (a/b)	9.56%	10.91%	11.10%	10.30%	10.33%
Tangible common equity to tangible assets – Non-GAAP (c/d)	9.28%	10.55%	11.05%	10.25%	10.26%
Total shares outstanding (e)	22,692	22,604	22,749	22,679	22,617
Book value per share – GAAP (a/e)	$19.42	$17.97	$16.11	$14.71	$13.88
Tangible common equity per share – Non-GAAP (c/e)	18.78	17.32	16.03	14.63	13.79
The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income FTE and non-interest income. The ratio excludes net gains/losses on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio, Stock Yards Bancorp considers an adjusted efficiency ratio. Stock Yards Bancorp believes it is important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships.
Years ended December 31, (dollars in thousands)	2020	2019	2018	2017	2016
Total non-interest expenses (a)	$103,159	$98,116	$89,388	$90,074	$81,033
Less: Amortization of investments in tax credit partnerships	(3,096)	(1,078)	(1,237)	(7,124)	(4,458)
Total non-interest expenses – Adjusted (c)	$100,063	$97,038	$88,151	$82,950	$76,575
Total net interest income, FTE	$136,133	$125,571	$114,882	$104,557	$98,337
Total non-interest income	51,899	49,428	45,066	44,042	42,801
Less: Gain/loss on sale of securities	—	—	—	232	—
Total revenue (b)	$188,032	$174,999	$159,948	$148,831	$141,138
Efficiency ratio (a/b)	54.86%	56.07%	55.89%	60.52%	57.41%
Efficiency ratio – Adjusted (c/b)	53.22%	55.45%	55.11%	55.73%	54.26%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KENTUCKY BANCSHARES
The following table presents selected historical consolidated financial data of Kentucky Bancshares. The selected historical consolidated financial data as of December 31, 2020 and 2019, and for the years then ended, have been derived from Kentucky Bancshares’ audited consolidated financial statements and accompanying notes contained in Kentucky Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated into this proxy statement/prospectus by reference. The selected historical consolidated financial data as of December 31, 2018, 2017 and 2016, and for the years then ended, have been derived from Kentucky Bancshares’ audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this proxy statement/prospectus by reference.
You should read the following financial information relating to Kentucky Bancshares in conjunction with other information contained in this proxy statement/prospectus, including the consolidated financial statements of Kentucky Bancshares and related accompanying notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in Kentucky Bancshares’ Annual Report on Form 10-K most recently filed with the SEC. Kentucky Bancshares’ historical results for any prior period are not necessarily indicative of results to be expected in any future period. The selected financial information in the table immediately below does not include, on any basis, the results or financial condition of Stock Yards Bancorp for any period or as of any date. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 for a description of where you can find this other information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KENTUCKY BANCSHARES
(in thousands, except per share data and number of branches and employees)	As of and for the Years Ended December 31,
	2020	2019	2018	2017	2016
Operating Data:
Interest income	$42,685	$45,532	$42,632	$38,659	$36,554
Interest expense	6,703	8,983	6,802	5,014	4,426
Net interest income	35,982	36,549	35,830	33,645	32,128
Provision for loan losses	1,775	1,250	500	500	1,150
Net interest income after provision for loan losses	34,207	35,299	35,330	33,145	30,978
Non-interest income	15,975	14,239	12,963	13,808	12,149
Non-interest expenses	37,607	35,308	34,209	33,073	33,785
Income before income tax expense	12,575	14,230	14,084	13,880	9,342
Income tax expense	878	1,077	1,654	3,163	773
Net income	$11,697	$13,153	$12,430	$10,717	$8,569
Share and Per Share Data:
Weighted average shares outstanding – Basic	5,942	5,953	5,924	5,944	5,982
Weighted average shares outstanding – Diluted	5,942	5,953	5,924	5,944	5,982
Total shares outstanding	5,946	5,914	5,955	5,943	5,946
Net income per share – Basic	$1.97	$2.21	$2.09	$1.81	$1.43
Net income per share – Diluted	1.97	2.21	2.09	1.81	1.43
Cash dividends declared per share	0.720	0.680	0.625	0.580	0.540
Dividend payout ratio(1)	37%	31%	30%	32%	38%
Financial Condition Data:
Total assets	$1,239,505	$1,110,790	$1,086,012	$1,053,193	$1,028,447
Total loans held for investment, net	756,974	735,853	678,017	640,815	648,466
Total deposits	978,604	842,653	850,442	815,273	802,981
Stockholders’ equity	128,342	119,263	106,793	100,329	92,972
Book value per share	$21.58	$20.17	$17.93	$16.88	$15.64
Performance Ratios:
Return on average assets	0.97%	1.20%	1.18%	1.04%	0.86%
Return on average stockholders’ equity	9.54	11.52	12.36	10.93	9.10
Average stockholders’ equity to average assets	10.20	10.43	9.56	9.48	9.41
Net interest rate spread(2)	3.03	3.28	3.43	3.41	3.44
Net interest rate margin (FTE)(3)	3.29	3.64	3.70	3.60	3.61
Efficiency ratio (FTE)(4)	71.92	69.88	68.91	67.19	73.03
Wealth Management & Trust Assets:
Market value of assets under management	$258,200	$249,009	$218,193	$209,735	$236,215
Asset Quality:
Non-performing loans	$5,271	$4,580	$2,323	$1,424	$7,556

(in thousands, except per share data and number of branches and employees)	As of and for the Years Ended December 31,
	2020	2019	2018	2017	2016
Non-performing loans to total loans	0.70%	0.61%	0.34%	0.22%	1.15%
Net charge offs/(recoveries) to average loans	0.04	0.13	0.01	0.05	0.02
Allowance for credit losses to total loans(8)	1.29	1.14	1.18	1.19	1.15
Capital Ratios – Bank:(9)
Tier 1 capital (to average assets)	9.0%	9.3%	9.2%	9.0%	8.7%
Non- Regulatory Capital:
Tangible common equity per share(5)(7)	$19.22	$17.78	$15.54	$14.46	$13.20
Tangible common equity to tangible assets(6)(7)	9.33%	9.59%	8.64%	8.27%	7.74%
Other Data:
Number of branches	19	18	17	17	17
Full time equivalent employees	236	233	232	233	241

(1)
Dividend payout ratio represents per share dividends declared divided by basic earnings per share.

(2)
Net interest spread represents the difference between the fully taxable equivalent (FTE) weighted average yield earned on interest earning assets and the weighted average cost of interest bearing liabilities for the period.

(3)
Net interest margin represents FTE net interest income as a percentage of average interest earning assets for the period.

(4)
The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of FTE net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. See the following table titled “Reconciliation of Non-GAAP Financial Measures.”

(5)
Tangible common equity (total common equity less goodwill and core deposit intangible asset) divided by total shares outstanding.

(6)
Tangible equity (total equity less goodwill and core deposit intangible asset) divided by tangible assets (total assets less goodwill and core deposit intangible asset).

(7)
Tangible equity, tangible common equity, and tangible assets are non-GAAP financial measures. Additionally, any ratios utilizing these financial measures are also non-GAAP. These financial measures have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength. Other companies may calculate these financial measures differently. See the following table titled “Reconciliation of Non-GAAP Financial Measures.”

(8)
Kentucky Bancshares was not required to and did not adopt ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326) effective January 1, 2020. All information disclosed is in accordance with ASC Topic 310.

(9)
Kentucky Bancshares adopted the Community Bank Leverage Ratio framework as permitted by the FDIC effective January 1, 2020.

Reconciliation of Non-GAAP Financial Measures
The following information reconciles: (i) Kentucky Bancshares ratio of tangible common equity to tangible assets, a non-GAAP financial measure, as of the dates presented, and (ii) Kentucky Bancshares’ ratio of tangible common equity per share, a non-GAAP financial measure, as of the dates presented:
December 31, (in thousands, except per share data)	2020	2019	2018	2017	2016
Total stockholders’ equity – GAAP (a)	$128,342	$119,263	$106,793	$100,329	$92,972
Less: Goodwill	(14,001)	(14,001)	(14,001)	(14,001)	(14,001)
Less: Core deposit intangible	(62)	(136)	(238)	(369)	(529)
Tangible common equity – Non- GAAP (c)	$114,279	$105,126	$92,554	$85,959	$78,442
Total assets – GAAP (b)	$1,239,505	$1,110,790	$1,086,012	$1,053,193	$1,028,447
Less: Goodwill	(14,001)	(14,001)	(14,001)	(14,001)	(14,001)
Less: Core deposit intangible	(62)	(136)	(238)	(369)	(529)
Tangible assets – Non-GAAP (d)	$1,225,442	$1,096,653	$1,071,773	$1,038,823	$1,013,917
Total stockholders’ equity to total assets – GAAP (a/b)	10.35%	10.74%	9.83%	9.53%	9.04%
Tangible common equity to tangible assets – Non-GAAP (c/d)	9.33%	9.59%	8.64%	8.27%	7.74%
Total shares outstanding (e)	5,946	5,914	5,955	5,943	5,943
Book value per share – GAAP (a/e)	$21.58	$20.17	$17.93	$16.88	$15.64
Tangible common equity per share – Non-GAAP (c/e)	19.22	17.78	15.54	14.46	13.20
The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income FTE and non-interest income. The ratio excludes net gains /losses on sales, calls, and impairment of investment securities.
Years ended December 31, (dollars in thousands)	2020	2019	2018	2017	2016
Total non-interest expenses (a)	$37,607	$35,308	$34,209	$33,073	$33,785

Total net interest income, FTE	$36,659	$37,144	$36,617	$35,424	$34,019
Total non-interest income	15,975	14,239	12,963	13,808	12,149
Less: Gain/loss on sale of securities	(345)	(857)	65	(6)	92
Total revenue (b)	$52,289	$50,526	$49,645	$49,226	$46,260
Efficiency ratio (a/b)	71.92%	69.88%	68.91%	67.19%	73.03%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Stock Yards Bancorp and Kentucky Bancshares as an acquisition by Stock Yards Bancorp of Kentucky Bancshares. The merger was announced on January 27, 2021, and provides that each share of Kentucky Bancshares common stock issued and outstanding immediately before the effective time of the merger (other than the Excluded Shares and the Dissenting Shares) will be automatically converted into the right to receive 0.64 shares of Stock Yards Bancorp common stock and $4.75 in cash.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
•
The acquisition of Kentucky Bancshares by Stock Yards Bancorp under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of Kentucky Bancshares will be recorded by Stock Yards Bancorp at their respective fair values as of the date the merger is completed;

•
The distribution of shares of Stock Yards Bancorp common stock to Kentucky Bancshares’ shareholders in exchange for shares of Kentucky Bancshares common stock (based upon a 0.64 exchange ratio and payment of the cash portion of the aggregate merger consideration) and $4.75 in cash;

•
Certain reclassifications to conform historical financial statement presentation of Kentucky Bancshares to Stock Yards Bancorp; and

•
Transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with the historical audited consolidated financial statements of Stock Yards Bancorp and Kentucky Bancshares and the related notes included in the respective Stock Yards Bancorp’s and Kentucky Bancshares’ Annual Reports on Form 10-K for the year ended December 31, 2020, which are incorporated by reference herein.
The unaudited pro forma condensed combined income statements for the year ended December 31, 2020 combine the historical consolidated income statements of Stock Yards Bancorp and Kentucky Bancshares, giving effect to the merger as if it had been completed on January 1, 2020. The unaudited pro forma condensed combined statement of financial condition as of December 31, 2020 combines the historical consolidated statements of financial condition of Stock Yards Bancorp and Kentucky Bancshares, giving effect to the merger as if it had been completed on December 31, 2020. This pro forma information is subject to risks and uncertainties, including those discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 43.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by Stock Yards Bancorp in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.
The unaudited pro forma condensed combined financial information also does not consider any potential benefits to be obtained by the resulting company from additional revenue opportunities or cost savings. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this proxy statement/prospectus, Stock Yards Bancorp has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Kentucky Bancshares assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Kentucky Bancshares assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Kentucky Bancshares’ assets and liabilities will be based on Kentucky Bancshares’ actual assets and liabilities as of the closing date and, therefore, cannot be made before the completion of the merger. In addition, the value of the merger consideration to be paid by Stock Yards Bancorp in shares of Stock Yards Bancorp common stock upon the completion of the merger will be determined based on the closing price of Stock Yards Bancorp common stock on the closing date and the number of issued and outstanding shares of Kentucky Bancshares common stock immediately before the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
FASB issued ASU 2016-13 “Financial Instruments —  Credit Losses” (Topic 326), which requires that the measurement of all expected credit losses for financial assets reported at amortized cost and held at the reporting date be based on historical experience, current conditions, and reasonable and supportable forecasts. This standard requires financial institutions and other organizations to use forward-looking information to better inform their credit loss estimates. ASU 2016-13 (CECL) was effective for Stock Yards Bancorp as of January 1, 2020, however it was not effective for Kentucky Bancshares. Under Section 4014 of the CARES Act, financial institutions that were required to adopt ASU 2016-13 as of January 1, 2020 were provided statutory relief in terms of an option to delay the adoption of the CECL framework until the earlier of the end of the national emergency declaration related to the COVID-19 crisis or December 31, 2022. On January 1, 2020, Stock Yards Bancorp adopted the CECL framework. Subsequent to its adoption of CECL, Stock Yards no longer maintains the incurred loss model framework. In accordance with ASU 2016-13, Kentucky Bancshares is not required to adopt the CECL framework until January 1, 2023, since they are a smaller reporting company under SEC guidance. The pro forma balance sheet reflects an adjustment to estimate the impact of the application of ASU 2016-13 to the combined allowance for loan/credit losses as of December 31, 2020. The pro forma income statement reflects an adjustment as of January 1, 2020 to estimate the impact of the application of ASU 2016-13 to the combined provision for credit/loan losses.
Further, in addition to ASU 2016-13 noted above, Stock Yards Bancorp has not identified all adjustments necessary to conform Kentucky Bancshares’ accounting policies to Stock Yards Bancorp’s accounting policies. Upon completion of the merger, or as more information becomes available, Stock Yards Bancorp will perform a more detailed review of Kentucky Bancshares’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Stock Yards Bancorp estimated the fair value of certain Kentucky Bancshares’ assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Kentucky Bancshares’ SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.
Upon completion of the merger, a final determination of the fair value of Kentucky Bancshares’ assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
As of December 31, 2020
(in thousands)	Stock Yards (as reported)		Kentucky Bancshares (as reported)		Merger Adjustments		Stock Yards (pro forma)
Assets:
Cash and cash equivalents	$317,945		$41,444		$(28,317)	a	$331,072
Available for sale debt securities	586,978		353,494		—		940,472
Federal Home Loan Bank stock, at cost	11,284		7,072		—		18,356
Mortgage loans held for sale	22,547		4,427		—		26,974
Loans	3,531,596		766,871		954	b	4,299,421
Allowance for credit/loan losses	(51,920)	c	(9,897)	d	(5,919)	e	(67,736)
Net loans	3,479,676		756,974		(4,965)		4,231,685
Premises and equipment, net	45,915		20,375		(2,850)	f	63,440
Operating lease right of use asset	12,100		7,670		—		19,770
Bank owned life insurance	33,250		18,713		—		51,963
Accrued interest receivable	13,094		5,227		—		18,321
Core deposit intangible	1,962		62		3,938	g	5,962
Mortgage servicing rights	2,710		1,612		420	h	4,742
Other real estate owned	281		876		(125)	i	1,032
Goodwill	12,513		14,001		118,475	j	144,989
Deferred income taxes, net	22,320		293		1,888	k	24,501
Other assets	46,054		7,265		(1,548)	l	51,771
Total assets	$4,608,629		$1,239,505		$86,916		$5,935,050
Liabilities:
Deposits:
Non-interest bearing demand	$1,187,057		$313,285		$—		$1,500,342
Interest bearing demand	1,355,985		273,803		—		1,629,788
Money market	844,414		87,283		—		931,697
Savings	208,774		133,842		—		342,616
Time	392,404		170,391		671	m	563,466
Total deposits	3,988,634		978,604		671		4,967,909
Securities sold under agreements to repurchase	47,979		9,129		—		57,108
Federal funds purchased	11,464		—		—		11,464
Federal Home Loan Bank advances	31,639		96,532		2,300	n	130,471
Subordinated note	—		7,217		—		7,217
Accrued interest payable	391		775		—		1,166
Operating lease liabilities	13,476		7,850		—		21,326
Other liabilities	74,345		11,056		20,976	o	106,377
Total liabilities	4,167,928		1,111,163		23,947		5,303,038
Stockholders’ Equity:
Common stock	36,500		21,996		(9,292)	p	49,204
Additional paid-in capital	41,886		—		196,625	q	238,511
Retained Earnings	353,574		104,319		(122,337)	r	335,556
Accumulated other comprehensive income	8,741		2,027		(2,027)	s	8,741
Total stockholders’ equity	440,701		128,342		62,969		632,012
Total liabilities and stockholders’ equity	$4,608,629		$1,239,505		86,916		$5,935,050
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2020
(in thousands, except per share data)	Stock Yards (as reported)		Kentucky Bancshares (as reported)		Merger Adjustments		Stock Yards (pro forma)
Interest income:
Loans, including fees	$137,699		$36,456		$(387)	a	$173,768
Federal funds sold and interest bearing due from banks	738		150		—		888
Mortgage loans held for sale	533		—		—		533
Federal Home Loan Bank stock	253		159		—		412
Securities available for sale
Taxable	8,432		4,976		—		13,408
Tax-exempt	216		944		—		1,160
Total interest income	147,871		42,685		(387)		190,169
Interest expense:
Deposits	10,478		4,319		(671)	b	14,126
Securities sold under agreements to repurchase	37		24		—		61
Federal funds purchased and other short-term borrowings	35		1		—		36
Federal Home Loan Bank advances	1,400		2,091		(1,257)	c	2,234
Subordinated debentures	—		268		—		268
Total interest expense	11,950		6,703		(1,928)		16,725
Net interest income	135,921		35,982		1,541		173,444
Provision for credit losses under CECL framework	16,918	d	—		5,190	e	22,108
Provision for loan losses under incurred loss framework	—		1,775	d	—		1,775
Net interest income after provision	119,003		34,207		(3,649)		149,561
Non-interest income:
Wealth management and trust services	23,406		1,441		—		24,847
Deposit service charges	4,161		2,811		—		6,972
Debit and credit card income	8,480		4,054		—		12,534
Treasury management fees	5,407		162		—		5,569
Mortgage banking income	6,155		5,073		—		11,228
Net investment product sales commissions and fees	1,775		464		—		2,239
Bank owned life insurance	693		668		—		1,361
Securities gains, net	—		345		—		345
Other	1,822		957		—		2,779
Total non-interest income	51,899		15,975		—		67,874
Non-interest expenses:
Compensation	51,368		16,811		—		68,179
Employee benefits	11,064		4,201		—		15,265
Net occupancy and equipment	8,414		3,167		(219)	f	11,362
Technology and communication	8,500		3,680		—		12,180
Debit and credit card processing	2,606		2,141		—		4,747
Marketing and business development	2,383		675		—		3,058
Postage, printing and supplies	1,778		294		—		2,072
Legal and professional	2,392		1,600		—		3,992
FDIC insurance	1,217		284		—		1,501
Amortization of investments in tax credit partnerships	3,096		—		—		3,096
Capital and deposit based taxes	4,386		1,412		—		5,798
Credit loss expense for off-balance sheet exposures	1,500		—		—		1,500
Core deposit intangible amortization	323		74		653	g	1,050
Merger-related expenses	—		—		26,800	h	26,800
Other	4,132		3,268		—		7,400
Total non-interest expenses	103,159		37,607		27,234		168,000
Income before income tax expense	67,743		12,575		(30,883)		49,435
Income tax expense	8,874		878		(7,103)	i	2,649
Net income	$58,869		$11,697		$(23,780)		$46,786
Weighted average outstanding shares:
Basic	22,563		5,942		(2,127)	j	26,378
Diluted	22,768		5,942		(2,127)	j	26,583
Net income per share – basic	$2.61		$1.97				$1.77
Net income per share – diluted	$2.59		$1.97				$1.76
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the year ended December 31, 2020 combines the historical consolidated income statement of Stock Yards Bancorp and Kentucky Bancshares, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined statement of financial condition as of December 31, 2020 combines the historical consolidated statement of financial conditions of Stock Yards Bancorp and Kentucky Bancshares, giving effect to the merger as if it had been completed on December 31, 2020.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Stock Yards Bancorp and Kentucky Bancshares under the acquisition method of accounting with Stock Yards Bancorp treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Kentucky Bancshares, as of the effective time of the merger, will be recorded by Stock Yards Bancorp at their respective fair values, and the excess of the merger consideration over the fair value of Kentucky Bancshares’ net assets will be allocated to goodwill.
The merger provides for Kentucky Bancshares common shareholders to receive 0.64 shares of Stock Yards Bancorp common stock for each share of Kentucky Bancshares common stock they hold immediately before the merger and $4.75 in cash. Based on the closing trading price of shares of Stock Yards Bancorp common stock on the NASDAQ on March 11, 2021, the value of the merger consideration per share of Kentucky Bancshares common stock was $39.87.
The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) Kentucky Bancshares’ statement of financial condition through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Stock Yards Bancorp common stock varies from the assumed $54.87 per share, which represents the closing share price of Stock Yards Bancorp common stock on March 11, 2021; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; (iv) under the CECL framework, Stock Yards Bancorp will record a gross up to loans and the allowance for credit losses for purchased credit deteriorated (PCD) loans and expense an amount for the expected losses over the life of the non-PCD loans, and such amounts actually recorded could vary significantly from estimates included in the pro forma; and (v) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The accounting policies of both Stock Yards Bancorp and Kentucky Bancshares are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Kentucky Bancshares’ financial information to identify differences in accounting policies and differences in statements of financial condition and income statement presentation as compared to the presentation of Stock Yards Bancorp. At the time of preparing the unaudited pro forma condensed combined financial information, Stock Yards Bancorp had not identified all adjustments necessary to conform Kentucky Bancshares’ accounting policies to Stock Yards Bancorp’s accounting policies. The adjustments represent Stock Yards Bancorp’s best estimates based upon the information currently available to Stock Yards Bancorp and could be subject to change once more detailed information is available.
Note 3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of Stock Yards Bancorp common stock from the March 11, 2021 baseline with its impact on the preliminary goodwill.
(dollars and shares in thousands, except per share data)	March 11, 2021	10% Increase	10% Decrease
Shares of Kentucky Bancshares*	5,961	5,961	5,961
Exchange ratio	0.64	0.64	0.64
Stock Yards Bancorp shares to be issued	3,815	3,815	3,815
Price per share of Stock Yards Bancorp common stock on March 11, 2021	$54.87	$60.36	$49.38
Preliminary consideration for common stock	$209,329	$230,273	$188,385
Cash consideration	28,317	28,317	28,317
Total preliminary pro forma purchase price consideration	$237,646	$258,590	$216,702
Preliminary goodwill	$132,476	$153,420	$111,532

*
Includes unvested restricted stock

The pro forma adjustments include the accounting entries to record the merger transaction under the acquisition method of accounting for business combinations. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. Fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions which are considered reasonable, and will be revised as additional information becomes available.

(in thousands, except per share data)
Preliminary pro forma consideration	$237,646
Preliminary pro forma goodwill:
Fair value of assets acquired:
Cash and cash equivalents	$41,444
Available for sale debt securities	353,494
Federal Home Loan Bank stock	7,072
Mortgage loans held for sale	4,427
Loans, net	752,009
Core deposit intangible	4,000
Other assets	59,816
Total assets acquired	$1,222,262
Fair value of liabilities assumed:
Deposits	$979,275
Securities sold under agreements to repurchase	9,129
Federal Home Loan Bank advances	98,832
Subordinated note	7,217
Other liabilities	22,639
Total liabilities assumed	$1,117,092
Net assets acquired	105,170
Preliminary pro forma goodwill	$132,476
Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Financial Condition
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 23% tax rate, which represents the blended statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
(a)
Adjustment to cash and cash equivalents to reflect the cash portion of consideration to be paid to Kentucky Bancshares shareholders.

(b)
Adjustments to loans to reflect estimated fair value adjustments. The net adjustment includes the following:

(in thousands)	December 31, 2020
Estimate of fair value – acquired non PCD loans	$1,989
Estimate of fair value – acquired PCD loans	(11,427)
Eliminate unrecognized loan fees on acquired loans and fair value hedge	(234)
Net fair value pro forma adjustments	(9,672)
Gross up of PCD loans	10,626
Cumulative pro forma adjustment to loans	$954
For purposes of pro forma presentation, the fair value adjustment is being recognized over a weighted average period of 3.07 years in Interest income — Loans, including fees.
(c)
On January 1, 2020, Stock Yards Bancorp adopted ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), which required that loans held for investment be accounted for under the CECL framework. As such, Stock Yards Bancorp’s allowance for credit losses is presented under the CECL framework.

(d)
In accordance with ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), Kentucky Bancshares was not required to adopt CECL as of January 1, 2020. As such, Kentucky Bancshares’ allowance for loan losses is presented under the incurred loss framework.

(e)
Under the incurred loss framework used by Kentucky Bancshares, the merger adjustment represents the reversal of the Kentucky Bancshares allowance for loan losses of $9.9 million, as purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over. In addition, loans with evidence of credit deterioration were adjusted for estimated losses in the amount of $10.6 million, which represented a credit mark of approximately 1.39% on Kentucky Bancshares’ outstanding loan portfolio. Under the CECL framework, this adjustment is reflected as a gross up to both loans and the allowance for credit losses and subject to change at closing. In addition, CECL requires an additional allowance for non-PCD loans which will be recognized through the income statement of the combined company following the closing of the merger. As such the financial statements of the resulting company will differ from the analysis presented above.

(in thousands)	December 31, 2020
Reversal of historical Kentucky Bancshares allowance for loan losses	$9,897
Estimate of lifetime credit losses for PCD loans	(10,626)
Estimate of lifetime credit losses for non-PCD loans	(5,190)
Net change in allowance for credit losses	$(5,919)

(f)
Adjustment to premises and equipment to reflect the estimated fair value of acquired premises and equipment.

(g)
Adjustments to core deposit intangibles for the following:

(in thousands)	December 31, 2020
Reversal of historical Kentucky Bancshares core deposit intangible	$(62)
Estimate of core deposit intangible related to the acquisition	4,000
Cumulative pro forma adjustments to core deposit intangible	$3,938

(h)
Adjustment to reflect the estimated fair value of mortgage servicing rights.

(i)
Adjustment to reflect the estimated fair value of other real estate owned.

(j)
Eliminate the historical Kentucky Bancshares goodwill of $14.0 million at the closing date and record estimated goodwill associated with the acquisition. See Note 3 entitled “Preliminary Purchase Price Allocation” for additional detail.

(k)
Adjustment to net deferred tax assets associated with the effects of the purchase accounting adjustments.

(l)
Adjustment to other assets to reflect the estimated fair value of prepaid and other assets.

(m)
Adjustment to deposits to reflect the estimated fair value of time deposits in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates.

(n)
Adjustment to reflect the estimated fair value of Federal Home Loan Bank advances for differences in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates.

(o)
Adjustments to other liabilities for the following:

(in thousands)	December 31, 2020
Reversal of historical Kentucky Bancshares reserve for unfunded loan commitments	$(75)
Estimate of Kentucky Bancshares reserve for unfunded loan commitments under CECL	415
Accrual of combined tax effected merger-related transactions costs	20,636
Net other liabilities adjustments	$20,976

(p)
Adjustments to common stock for the following.

(in thousands)	December 31, 2020
Eliminate Kentucky Bancshares common stock	$(21,996)
Preliminary consideration for common stock	12,704
Cumulative pro forma adjustment to common stock	$(9,292)

(q)
Adjustment to additional paid in capital to reflect the preliminary consideration for common stock.

(r)
Adjustments to retained earnings for the following:

(in thousands)	December 31, 2020
Eliminate Kentucky Bancshares retained earnings	$(104,319)
Accrual of Stock Yards Bancorp tax effected merger-related transaction costs	(18,018)
Cumulative pro forma adjustment to retained earnings	$(122,337)

(s)
Adjustment to eliminate Kentucky Bancshares’ accumulated other comprehensive income.

Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
(a)
Net adjustment to loan interest income to recognize estimated accretion from the loan interest rate mark attributable to recording the Kentucky Bancshares loans at fair value as of the transaction date. The accretion and premium amortization are expected to be recognized over an estimated 3.07 year average life.

(b)
Adjustment to deposit interest expense to reflect amortization of deposit fair value adjustment to Kentucky Bancshares’ time deposits over an estimated 0.87 year average life.

(c)
Adjustment to Federal Home Loan Bank interest expense to reflect the amortization of fair value adjustments of Kentucky Bancshares’ advances over an estimated 1.83 year average life.

(d)
On January 1, 2020, Stock Yards Bancorp adopted ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), which requires that loans held for investment be accounted for under the CECL framework. In accordance with ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), Kentucky Bancshares was not required to adopt CECL as of January 1, 2020. Provision for loan losses for Kentucky Bancshares represents the expense under the incurred loss framework.

(e)
Adjustment to provision for credit losses to the record the estimated lifetime credit losses on Kentucky Bancshares’ non-PCD loans as of January 1, 2020.

(f)
Adjustment to net occupancy and equipment expense to reflect the reduction of depreciation expense as a result of estimated fair value on acquired property and equipment. Depreciation expense was calculated straight-line method and estimated life of 39 and 5 years, respectively.
(g)
Net adjustment to core deposit intangible amortization to eliminate Kentucky Bancshares core deposit intangible amortization and record estimated amortization expense related to the acquisition. Core deposit intangibles will be amortized using the sum-of-the-years-digits method over ten years.

			Amortization Expense
(dollars in thousands)	Estimated Fair Value	Useful Life (years)	Year Ended December 31, 2020
Core deposit intangible	$4,000	10	$727
Kentucky Bancshares historical amortization expense			(74)
Pro forma net adjustment to amortization			$653
Remaining amortization expense:
2021	$655
2022	582
2023	509
2024	436
2025	364
2026	291
2027	218
2028	145
2029	73

(h)
Adjustment to reflect combined pre-tax merger-related transaction costs as of January 1, 2020.

(i)
Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 23%.

(j)
Adjustments to weighted-average shares of Stock Yards Bancorp common stock outstanding to eliminate weighted-average shares of Kentucky Bancshares common stock outstanding and record shares of Stock Yards Bancorp common stock outstanding, calculated using an exchange ratio of 0.64 per share for all shares and payment of the cash portion of the aggregate merger consideration.

Year Ended December 31, (shares in thousands)	2020
Basic:
Eliminate Kentucky Bancshares outstanding shares	(5,942)
Stock Yards Bancorp shares issued	3,815
Merger adjustment	(2,127)
Diluted:
Eliminate Kentucky Bancshares outstanding shares	(5,942)
Stock Yards Bancorp shares issued	3,815
Merger adjustment	(2,127)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for Stock Yards Bancorp common stock and Kentucky Bancshares common stock below has been derived from the audited consolidated financial statements of each of Stock Yards Bancorp and Kentucky Bancshares as of and for the year ended December 31, 2020, which is incorporated by reference herein.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2020, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of December 31, 2020, in the case of book value per share data, assuming that each outstanding share of Kentucky Bancshares common stock had been converted into shares of Stock Yards Bancorp common stock based on the exchange ratio of 0.64 shares of Stock Yards Bancorp common stock for each share of Kentucky Bancshares common stock and payment of the cash portion of the aggregate merger consideration. The unaudited pro forma combined per share data has been derived from the audited consolidated financial statements for each of Stock Yards Bancorp and Kentucky Bancshares as of and for the year ended December 31, 2020.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 28 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of Kentucky Bancshares at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. This pro forma information is subject to risks and uncertainties including those discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 43.
The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of Kentucky Bancshares common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.64 and does not reflect the receipt of cash by Kentucky Bancshares shareholders.
	Unaudited Comparative Common Per Share
	Stock Yards Bancorp Historical	Kentucky Bancshares Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of Kentucky Bancshares(2)
Basic Earnings
Year ended December 31, 2020	$2.61	$1.97	$1.77	$1.13
Diluted Earnings
Year ended December 31, 2020	$2.59	$1.97	$1.76	$1.13
Cash Dividends Paid(1)
Year ended December 31, 2020	$1.08	$0.72	$1.08	$0.69
Book Value
December 31, 2020	$19.42	$21.58	$22.09	$14.14

(1)
Pro forma combined dividends per share represent Stock Yards Bancorp’s historical dividends per share.

(2)
The equivalent pro forma per share amounts of Kentucky Bancshares were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.64 shares of Stock Yards Bancorp common stock for each share of Kentucky Bancshares’ common stock.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
Shares of Stock Yards Bancorp trade on the NASDAQ under the symbol “SYBT” and Kentucky Bancshares trades on the OTCQX under the symbol “KTYB.” As of [           ], 2021, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were [     ] shares of Stock Yards Bancorp common stock outstanding and approximately [     ] holders of record of Stock Yards Bancorp common stock, and [     ] Kentucky Bancshares common stock issued and outstanding and approximately [     ] holders of record of Kentucky Bancshares common stock.
On January 26, 2021, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Stock Yards Bancorp common stock was $42.72 and the closing sale price per share of Kentucky Bancshares common stock was $19.01. On [           ], 2021, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of Stock Yards Bancorp common stock was [$] and the closing sale price per share of Kentucky Bancshares common stock was [$]. The closing sale price per share of Stock Yards Bancorp common stock has fluctuated as high as [$] and as low as [$] between January 26, 2021 and [           ], 2021, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information. The closing sale price per share of Kentucky Bancshares common stock has fluctuated as high as [$] and as low as [$] between January 26, 2021 and [           ], 2021, the last date before the date of proxy statement/prospectus for which it was practicable to obtain this information. The table below sets forth the equivalent implied market value per share of Kentucky Bancshares common stock on January 26, 2021 and [           ], 2021, as determined by multiplying the closing prices of shares of Stock Yards Bancorp common stock on those dates by the exchange ratio of 0.64 plus the cash consideration of $4.75 per share.
	Per Share Price of Stock Yards Bancorp Common Stock		Per Share Price of Kentucky Bancshares Common Stock		Implied Per Share Value of Merger Consideration
January 26, 2021		$42.72		$19.01		$32.09
[ ], 2021	$		$		$
The market prices of Stock Yards Bancorp common stock and Kentucky Bancshares common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Kentucky Bancshares special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Stock Yards Bancorp common stock or Kentucky Bancshares common stock before completion of the merger or of Stock Yards Bancorp common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Stock Yards Bancorp common stock (and therefore the market value of the merger consideration) when received by Kentucky Bancshares shareholders after the merger is completed will depend on the closing price of Stock Yards Bancorp common stock on the day such shareholders receive their shares of Stock Yards Bancorp common stock pursuant to the merger agreement. Such market price could be greater than, less than or the same as shown in the table above. Accordingly, Kentucky Bancshares shareholders are advised to obtain current market quotations for Stock Yards Bancorp common stock and Kentucky Bancshares common stock in deciding whether to vote to approve the Kentucky Bancshares merger proposal.
Dividends
Stock Yards Bancorp currently expects to continue to pay a quarterly dividend on shares of Stock Yards Bancorp common stock and last paid a dividend on December 31, 2020 of $0.27 per share. On February 16, 2021, Stock Yards Bancorp declared a dividend of $0.27 per share, which is payable on April 1, 2021, to Stock Yards Bancorp shareholders of record at the close of business on March 12, 2021.
Kentucky Bancshares currently expects to continue to pay a quarterly dividend on Kentucky Bancshares shares and last paid a dividend on December 31, 2020 of $0.18 per share. On February 16, 2021, Kentucky

Bancshares declared a dividend of $0.19 per share, which is payable on March 31, 2021, to Kentucky Bancshares shareholders of record at the close of business on March 15, 2021.
In addition, the merger agreement provides that Stock Yards Bancorp and Kentucky Bancshares will coordinate the declaration of, record dates for and payment of dividends in respect of their shares to ensure that Kentucky Bancshares shareholders do not receive two dividends, or fail to receive one dividend, in any quarter with respect to Kentucky Bancshares shares, on the one hand, and shares of Stock Yards Bancorp common stock issuable in the merger, on the other hand.
Subject to the limitations set forth in the merger agreement, any future dividends by Stock Yards Bancorp will be made at the discretion of the Stock Yards Bancorp board. Subject to the limitations set forth in the merger agreement, any future dividends by Kentucky Bancshares will be made at the discretion of the Kentucky Bancshares board. There can be no assurance that any future dividends will be declared or paid by Stock Yards Bancorp or Kentucky Bancshares or as to the amount or timing of those dividends, if any.
After completion of the merger, any former Kentucky Bancshares shareholder who holds shares of Stock Yards Bancorp common stock into which Kentucky Bancshares shares have been converted in connection with the merger will receive all dividends or other distributions declared and paid on shares of Stock Yards Bancorp common stock with a record date on or after the completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any shares of Stock Yards Bancorp common stock into which Kentucky Bancshares shares have been converted in connection with the merger until the certificates formerly representing Kentucky Bancshares shares have been surrendered or the book-entry shares formerly representing Kentucky Bancshares shares have been transferred to the exchange agent in accordance with the merger agreement, at which time any such accrued dividends and other distributions on those shares of Stock Yards Bancorp common stock will be paid without interest.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Stock Yards Bancorp and Kentucky Bancshares, the expected timing of completion of the merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or other similar expressions. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 43 and the factors previously disclosed in Stock Yards Bancorp’s and Kentucky Bancshares’ reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:
•
changes in general economic, political, or industry conditions;

•
the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and Stock Yards Bancorp’s and Kentucky Bancshares’ businesses, results of operations, and financial conditions;

•
uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board;

•
volatility and disruptions in global capital and credit markets;

•
movements in interest rates;

•
LIBOR reform;

•
competitive pressures on product pricing and services;

•
success, impact, and timing of Stock Yards Bancorp’s and Kentucky Bancshares’ business strategies, including market acceptance of any new products or services including those implementing Stock Yards Bancorp’s;

•
the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and the Basel III regulatory reforms, as well as those involving the Federal Reserve Board, FDIC, and Consumer Financial Protection Bureau;

•
changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•
the outcome of any legal proceedings that may be instituted against Stock Yards Bancorp or Kentucky Bancshares;

•
delays in completing the merger;

•
the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger);

•
the failure to obtain shareholder approval or to satisfy any of the other conditions to the merger on a timely basis or at all;

•
the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Stock Yards Bancorp and Kentucky Bancshares do business;

•
the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
diversion of management’s attention from ongoing business operations and opportunities;

•
potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;

•
the ability to complete the merger and integration of Stock Yards Bancorp and Kentucky Bancshares successfully;

•
the dilution caused by Stock Yards Bancorp’s issuance of additional shares of its capital stock in connection with the merger; and

•
other factors that may affect the future results of Stock Yards Bancorp and Kentucky Bancshares.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Stock Yards Bancorp nor Kentucky Bancshares undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Stock Yards Bancorp and Kentucky Bancshares have filed with the SEC as described under the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
Stock Yards Bancorp and Kentucky Bancshares expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
An investment by the Kentucky Bancshares shareholders in Stock Yards Bancorp common stock as a result of the exchange of shares of Stock Yards Bancorp common stock for shares of Kentucky Bancshares common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of Stock Yards Bancorp common stock are discussed below. In addition, Stock Yards Bancorp and Kentucky Bancshares discuss certain other material risks connected with the ownership of Stock Yards Bancorp common stock and with Stock Yards Bancorp’s business, and with the ownership of Kentucky Bancshares common stock and Kentucky Bancshares’ business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Qand Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.
Kentucky Bancshares shareholders should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they are entitled to vote at the Kentucky Bancshares special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Stock Yards Bancorp common stock that you, as an existing holder of Kentucky Bancshares common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of Stock Yards Bancorp common stock and cause the current Stock Yards Bancorp shareholders and/or the Kentucky Bancshares shareholders to lose all or part of the value of their respective investments in Stock Yards Bancorp common stock.
Because the market price of Stock Yards Bancorp common stock may fluctuate, the Kentucky Bancshares shareholders cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Kentucky Bancshares common stock issued and outstanding immediately before the effective time (other than the Excluded Shares) will be converted into 0.64 shares of Stock Yards Bancorp common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Stock Yards Bancorp common stock or Kentucky Bancshares common stock. Changes in the price of Stock Yards Bancorp common stock before the merger will affect the value that the Kentucky Bancshares shareholders will receive in the merger. Neither Stock Yards Bancorp nor Kentucky Bancshares is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Stock Yards Bancorp common stock or Kentucky Bancshares common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, impacts and disruptions resulting from the ongoing COVID-19 pandemic, changes in Stock Yards Bancorp’s or Kentucky Bancshares’ businesses, operations and prospects and regulatory considerations, many of which factors are beyond Stock Yards Bancorp’s or Kentucky Bancshares’ control. Therefore, at the time of the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders will not know the market value of the consideration to be received by the Kentucky Bancshares shareholders at the effective time. You should obtain current market quotations for shares of Stock Yards Bancorp common stock and for shares of Kentucky Bancshares common stock.
The market price of Stock Yards Bancorp common stock after the merger may be affected by factors different from those affecting the shares of Kentucky Bancshares common stock or Stock Yards Bancorp common stock currently.
In the merger, the Kentucky Bancshares shareholders will become holders of Stock Yards Bancorp common stock. Stock Yards Bancorp’s business differs from that of Kentucky Bancshares. Accordingly, the results of operations of the combined company and the market price of Stock Yards Bancorp common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Stock Yards Bancorp and Kentucky Bancshares. For a discussion of the businesses of Stock Yards Bancorp and Kentucky Bancshares and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
Stock Yards Bancorp and Kentucky Bancshares are expected to incur substantial costs related to the merger and integration.
Stock Yards Bancorp and Kentucky Bancshares have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees and financial printing and other related costs. Some of these costs are payable by either Stock Yards Bancorp or Kentucky Bancshares regardless of whether or not the merger is completed.
The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Kentucky Bancshares and Stock Yards Bancorp have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.
Combining Stock Yards Bancorp and Kentucky Bancshares may be more difficult, costly or time consuming than expected and Stock Yards Bancorp and Kentucky Bancshares may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Stock Yards Bancorp and Kentucky Bancshares. To realize the anticipated benefits and cost savings from the merger, Stock Yards Bancorp and Kentucky Bancshares must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Stock Yards Bancorp and Kentucky Bancshares are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
Stock Yards Bancorp and Kentucky Bancshares have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. In addition, the impacts of the COVID-19 pandemic may make it more costly or more difficult to integrate the businesses of Stock Yards Bancorp and Kentucky Bancshares, which, in turn, may make it more difficult for the combined company to realize anticipated synergies or cost savings in the amounts estimated or in the timeframe contemplated, or at all. These integration matters could have an adverse effect on each of Stock Yards Bancorp and Kentucky Bancshares during this transition period and for an undetermined period after completion of the merger on the combined company.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Stock Yards Bancorp’s or Kentucky Bancshares’ business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.
The combined company may be unable to retain Stock Yards Bancorp or Kentucky Bancshares personnel successfully while the merger is pending or after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain key employees currently employed by Stock Yards Bancorp and Kentucky Bancshares. It is possible that these employees may decide not to remain with Stock Yards Bancorp or Kentucky Bancshares, as applicable, while the merger is pending or with the combined company after the merger is consummated. If Stock Yards Bancorp and Kentucky Bancshares are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Stock Yards Bancorp and Kentucky Bancshares could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Stock Yards Bancorp and Kentucky Bancshares to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Stock Yards Bancorp and Kentucky Bancshares may not be able to locate or retain suitable replacements for any key employees who leave either company.
The ongoing COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Stock Yards Bancorp and Kentucky Bancshares. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of Stock Yards Bancorp or Kentucky Bancshares, or the business operations of Stock Yards Bancorp or Kentucky Bancshares are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Stock Yards Bancorp and Kentucky Bancshares may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the FDIC and/or other regulators may impose additional requirements on Stock Yards Bancorp or Kentucky Bancshares that must be satisfied before completion of the merger, which could delay and adversely affect the completion of the merger.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the FDIC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals” beginning on page 85. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive branch, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Despite the parties’ commitments to use their reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order that would restrain, prevent or delay the closing of the transactions contemplated by the merger agreement, neither Stock Yards Bancorp, Kentucky Bancshares nor their respective subsidiaries is required under the terms of the merger agreement to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals” beginning on page 85.
The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Kentucky Bancshares identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Kentucky Bancshares as of the date of the completion of the merger. In addition, ASU 2016-13 “Financial Instruments  —  Credit Losses” (Topic 326), which requires that the measurement of all expected credit losses for financial assets reported at amortized cost and held at the reporting date be based on historical experience, current conditions, and reasonable and supportable forecasts was effective for Stock Yards Bancorp as of January 1, 2020, however it was not effective for Kentucky Bancshares. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 28
Certain of Kentucky Bancshares’ directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of the Kentucky Bancshares shareholders generally.
Kentucky Bancshares shareholders should be aware that some of Kentucky Bancshares’ directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of the Kentucky Bancshares shareholders generally. The Kentucky Bancshares board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section of this proxy statement/prospectus entitled “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger” beginning on page 82.
Termination of the merger agreement could negatively affect Kentucky Bancshares.
If the merger is not completed for any reason, including as a result of the Kentucky Bancshares shareholders failing to approve the Kentucky Bancshares merger proposal, there may be various adverse consequences and Kentucky Bancshares may experience negative reactions from the financial markets and from their respective customers and employees. For example, Kentucky Bancshares’ businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Kentucky Bancshares’ common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed.
If the merger agreement is terminated under certain circumstances related to alternative acquisition proposals, Kentucky Bancshares may be required to pay a termination fee of $7.25 million to Stock Yards Bancorp. While Kentucky Bancshares is not permitted to solicit alternative acquisition proposals, the likely required payment of the termination fee could discourage other interested parties from making an unsolicited alternative acquisition proposal.
If the merger agreement is terminated because the Kentucky Bancshares shareholders do not vote to approve the merger agreement, and Kentucky Bancshares is required to reimburse Stock Yards Bancorp for its out-of-pocket expenses related to the merger agreement up to $1.8 million, the reimbursement payment could have a negative impact on Kentucky Bancshares’ net income.
Additionally, Kentucky Bancshares has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including legal, accounting and financial advisory costs, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus. If the merger is not completed, Kentucky Bancshares would have to pay these expenses without realizing the expected benefits of the merger.
Stock Yards Bancorp and Kentucky Bancshares will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Stock Yards Bancorp and Kentucky Bancshares. These uncertainties may impair Stock Yards Bancorp’s or Kentucky Bancshares’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Stock Yards Bancorp or Kentucky Bancshares to seek to change existing business relationships with Stock Yards Bancorp or Kentucky Bancshares. In addition, subject to certain exceptions, Kentucky Bancshares has agreed to operate its business in the ordinary course before closing, and Stock Yards Bancorp and Kentucky Bancshares have agreed not to take certain actions, which could cause Stock Yards Bancorp or Kentucky Bancshares to be unable to pursue other beneficial opportunities that may arise before the completion of the merger. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page 96 for a description of the restrictive covenants applicable to Stock Yards Bancorp and Kentucky Bancshares.
The shares of Stock Yards Bancorp common stock to be received by the Kentucky Bancshares shareholders as a result of the merger will have different rights from the shares of Kentucky Bancshares common stock.
In the merger, the Kentucky Bancshares shareholders will become holders of Stock Yards Bancorp common stock and their rights as shareholders will be governed by Kentucky law and the governing documents of the combined company. The rights associated with Stock Yards Bancorp common stock are different from the rights associated with Kentucky Bancshares common stock. See the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights” beginning on page 116 for a discussion of the different rights associated with Stock Yards Bancorp common stock.
Holders of Stock Yards Bancorp common stock and Kentucky Bancshares common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of Stock Yards Bancorp common stock and Kentucky Bancshares common stock currently have the right to vote in the election of the board of directors and on other matters affecting Stock Yards Bancorp and Kentucky Bancshares, respectively. When the merger is completed, each holder of Kentucky Bancshares common stock who receives shares of Stock Yards Bancorp common stock will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of Kentucky Bancshares. Based on the number of shares of Stock Yards Bancorp and Kentucky Bancshares common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Stock Yards Bancorp common stock expected to be issued in the merger, the former holders of Kentucky Bancshares common stock, as a group, are estimated to own approximately 14.4% of the fully diluted shares of the combined company immediately after the merger and current Stock Yards Bancorp shareholders as a group are estimated to own approximately 85.6% of the fully diluted shares of the combined company immediately after the merger.
Because of this, the Kentucky Bancshares shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Kentucky Bancshares, and the Stock Yards Bancorp shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Stock Yards Bancorp.
Issuance of shares of Stock Yards Bancorp common stock in connection with the merger may adversely affect the market price of Stock Yards Bancorp common stock.
In connection with the payment of the merger consideration, Stock Yards Bancorp expects to issue approximately 3,815,281 shares of Stock Yards Bancorp common stock to the Kentucky Bancshares shareholders. The issuance of these new shares of Stock Yards Bancorp common stock may result in fluctuations in the market price of Stock Yards Bancorp common stock, including a stock price decrease.
The merger agreement limits Kentucky Bancshares’ ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Kentucky Bancshares.
The merger agreement contains “no shop” covenants that restrict Kentucky Bancshares’ ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, subject to certain exceptions, or, during the term of the merger agreement, unless the merger agreement is terminated, approve, endorse, recommend, execute or enter into any agreement, letter of intent, contract with respect to any acquisition proposal or otherwise related to or that is intended to or would reasonably be expected to lead to an acquisition proposal, or enter into any agreement, arrangement, or understanding requiring Kentucky Bancshares to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the merger agreement.
The merger agreement further provides that, upon termination of or during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry by Kentucky Bancshares into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Kentucky Bancshares may be required to pay to Stock Yards Bancorp a cash termination fee equal to $7.25 million. If the merger agreement is terminated because the Kentucky Bancshares shareholders do not vote to approve the merger agreement, although Kentucky Bancshares may not be required to pay the cash termination fee, Kentucky Bancshares may instead be required to reimburse Stock Yards Bancorp for its out-of-pocket expenses related to the merger agreement up to $1.8 million. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 108.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Kentucky Bancshares from considering or proposing that acquisition.
The merger agreement subjects Stock Yards Bancorp and Kentucky Bancshares to certain restrictions on their respective business activities before the effective time.
The merger agreement subjects Stock Yards Bancorp and Kentucky Bancshares to certain restrictions on their respective business activities before the effective time. Subject to certain specified exceptions, the merger agreement obligates each of Stock Yards Bancorp and Kentucky Bancshares to, and to cause each of their respective subsidiaries to, conduct its respective business in the ordinary course, consistent with past practices, in all material respects and use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis. These restrictions could prevent Stock Yards Bancorp and Kentucky Bancshares from pursuing certain business opportunities that arise before the effective time. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements — Conduct of Businesses Before the Completion of the Merger” beginning on page 96.
The opinion of Kentucky Bancshares’ financial advisor delivered to the board of directors before the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.
The opinion of Kentucky Bancshares’ financial advisors was delivered on, and dated, January 26, 2021. Changes in the operations and prospects of Stock Yards Bancorp and Kentucky Bancshares, general market and economic conditions and other factors which may be beyond the control of Stock Yards Bancorp and Kentucky Bancshares may have altered the value of Stock Yards Bancorp or Kentucky Bancshares or the prices of shares of Stock Yards Bancorp common stock and shares of Kentucky Bancshares common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. See the section of this proxy statement/prospectus entitled “The Merger — Opinion of Kentucky Bancshares’ Financial Advisor” beginning on page 72.
The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.
The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.
Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.
Risks Relating to Stock Yards Bancorp’s Business
You should read and consider risk factors specific to Stock Yards Bancorp’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Stock Yards Bancorp’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to Kentucky Bancshares’ Business
You should read and consider risk factors specific to Kentucky Bancshares’ business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Kentucky Bancshares’ Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 for the location of information incorporated by reference into this proxy statement/prospectus.

THE KENTUCKY BANCSHARES SPECIAL MEETING
This section contains information for the Kentucky Bancshares shareholders about the special meeting that Kentucky Bancshares has called to allow the Kentucky Bancshares shareholders to consider and vote on the merger agreement and other related matters. This proxy statement/prospectus is accompanied by a notice of the special meeting of the Kentucky Bancshares shareholders and a form of proxy card that the Kentucky Bancshares board of directors is soliciting for use by the Kentucky Bancshares shareholders at the Kentucky Bancshares special meeting and at any adjournments or postponements of the Kentucky Bancshares special meeting.
Date, Time and Place of the Meeting
The Kentucky Bancshares special meeting will be held virtually on [           ], 2021, at [        ] Eastern Time. The Kentucky Bancshares special meeting will be held solely via live audio webcast and there will not be a physical meeting location given the current public health impacts of the COVID-19 pandemic and our desire to promote the health and safety of Kentucky Bancshares shareholders, as well as Kentucky Bancshares directors, officers, employees and other constituents.
Only Kentucky Bancshares shareholders as of the close of business on the record date are entitled to receive notice of, and vote at, the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website or any adjournment or postponement thereof.
If you are a holder of record, you will be able to attend the Kentucky Bancshares special meeting online, ask a question and vote by visiting the Kentucky Bancshares special meeting website at www.meetingcenter.io/212602264 and following the instructions on your proxy card. If you hold your shares of Kentucky Bancshares common stock in “street name” and want to attend the Kentucky Bancshares special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021 at 5:00 p.m., Eastern Time. You will receive a confirmation of your registration by email with instructions for accessing the Kentucky Bancshares special meeting website.
The password for the Kentucky Bancshares special meeting, if requested is KTYB2021.
Matters to Be Considered
At the Kentucky Bancshares special meeting, the Kentucky Bancshares shareholders will be asked to consider and vote upon the following proposals:
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the Kentucky Bancshares merger proposal;

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the Kentucky Bancshares compensation proposal; and

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the Kentucky Bancshares adjournment proposal

Recommendation of the Kentucky Bancshares Board of Directors
The Kentucky Bancshares board of directors unanimously recommends that you vote “FOR” the Kentucky Bancshares merger proposal, “FOR” the Kentucky Bancshares compensation proposal and “FOR” the Kentucky Bancshares adjournment proposal. See “The Merger — Kentucky Bancshares’ Reasons for the Merger; Recommendation of the Kentucky Bancshares Board of Directors” beginning on page 68 for a more detailed discussion of the Kentucky Bancshares board of directors’ recommendation.
Record Date and Quorum
The Kentucky Bancshares board of directors has fixed the close of business on [           ], 2021 as the record date for determination of the Kentucky Bancshares shareholders entitled to notice of and to vote

at the Kentucky Bancshares special meeting. On the record date for the Kentucky Bancshares special meeting, there were [      ] shares of Kentucky Bancshares common stock outstanding.
Holders of a majority of the shares of Kentucky Bancshares common stock issued and outstanding on the record date and entitled to vote at the Kentucky Bancshares special meeting must be present, either virtually or by proxy, to constitute a quorum at the Kentucky Bancshares special meeting. If you fail to submit a proxy at the Kentucky Bancshares special meeting or attend or virtually at the Kentucky Bancshares special meeting, your shares of Kentucky Bancshares common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under Kentucky Bancshares’ bylaws, a meeting may be adjourned despite the absence of a quorum and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.
At the Kentucky Bancshares special meeting, each share of Kentucky Bancshares common stock is entitled to one vote on all matters properly submitted to holders of Kentucky Bancshares common stock.
As of the record date, Kentucky Bancshares directors and executive officers and their affiliates owned and were entitled to vote approximately [      ] shares of Kentucky Bancshares common stock, representing approximately [      ] percent ([      ]%) of the outstanding shares of Kentucky Bancshares common stock. Each Kentucky Bancshares director has entered into a support agreement with Stock Yards Bancorp, solely in his or her capacity as a shareholder of Kentucky Bancshares, pursuant to which he or she has agreed, among other things, to vote in favor of the Kentucky Bancshares merger proposal, as well as certain other customary restrictions with respect to the transfer and voting of his or her shares of Kentucky Bancshares common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Kentucky Bancshares special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Kentucky Bancshares special meeting. If your bank, broker, trustee or other nominee holds your shares of Kentucky Bancshares common stock in “street name,” such entity will vote your shares of Kentucky Bancshares common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Kentucky Bancshares merger proposal:
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Vote required:   Approval of the Kentucky Bancshares merger proposal requires the affirmative vote of a majority of the outstanding shares of Kentucky Bancshares common stock entitled to vote on the merger proposal.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy or attend the Kentucky Bancshares special meeting and abstain from voting it will have the same effect as a vote “AGAINST” the Kentucky Bancshares merger proposal. If you fail to submit a proxy or vote in person at the Kentucky Bancshares special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote your shares, it will have the same effect as a vote “AGAINST” the Kentucky Bancshares merger proposal.

Kentucky Bancshares compensation proposal:
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Vote required:   Approval of the Kentucky Bancshares compensation proposal requires the affirmative vote of a majority of the shares of Kentucky Bancshares common stock represented in person or by proxy at the Kentucky Bancshares special meeting.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy or attend the Kentucky Bancshares special meeting and abstain from voting it will have the same effect as a vote “AGAINST” the Kentucky Bancshares compensation proposal. If you fail to submit a proxy or vote in person at the Kentucky Bancshares special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote your shares, you will not be deemed to have been represented in person or by proxy at the Kentucky Bancshares special meeting and it will have no effect on the Kentucky Bancshares compensation proposal.

Kentucky Bancshares adjournment proposal:
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Vote required:   Approval of the Kentucky Bancshares adjournment proposal requires the affirmative vote of a majority of the shares of Kentucky Bancshares common stock represented in person or by proxy at the Kentucky Bancshares special meeting.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy or attend the Kentucky Bancshares special meeting and abstain from voting it will have the same effect as a vote “AGAINST” the Kentucky Bancshares adjournment proposal. If you fail to submit a proxy or vote in person at the Kentucky Bancshares special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote your shares, you will not be deemed to have been represented in person or by proxy at the Kentucky Bancshares special meeting and it will have no effect on the Kentucky Bancshares adjournment proposal.

Attending the Kentucky Bancshares Special Meeting
The Kentucky Bancshares special meeting may be accessed via the Kentucky Bancshares special meeting website, where Kentucky Bancshares shareholders will be able to listen to the Kentucky Bancshares special meeting, submit questions and vote online. You are entitled to attend the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website only if you were a shareholder of record at the close of business on the record date or you held your Kentucky Bancshares shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the Kentucky Bancshares special meeting. If you were a shareholder of record as of the record date, you will be able to attend the Kentucky Bancshares special meeting online, ask a question and vote by visiting the Kentucky Bancshares special meeting website and following the instructions on your proxy card. To gain access to the meeting, you will need to use the 15-digit control number included on the proxy card included in this mailing. If you have lost or misplaced your control number, you can enter the virtual meeting as a “guest” by selecting the “I am a Guest” button, and entering your name and email address. If you enter the virtual meeting as a guest, you will not be able to vote or ask questions. If you hold your shares of Kentucky Bancshares common stock in “street name” and want to attend the Kentucky Bancshares special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021, at 5:00 p.m., Eastern Time. You will receive a confirmation of your registration by email with instructions for accessing the Kentucky Bancshares special meeting website.
You may submit questions in advance of the meeting by visiting the website www.meetingcenter.io/212602264. If you hold your shares in “street name,” you must have registered first. You may also submit questions during the live audio webcast of the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website. To ensure the Kentucky Bancshares special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Kentucky Bancshares special meeting’s limited purpose.
Technical assistance will be available for shareholders who experience an issue accessing the Kentucky Bancshares special meeting. Contact information for technical support will appear on the Kentucky Bancshares special meeting website prior to the start of the Kentucky Bancshares special meeting.

Proxies
A holder of Kentucky Bancshares common stock may vote by proxy or at the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website. If you hold your shares of Kentucky Bancshares common stock in your name as a holder of record, to submit a proxy, you, as a holder of Kentucky Bancshares common stock, may use one of the following methods:
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By telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Through the Internet:   by visiting the website indicated on the accompanying proxy card and following the instructions.

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By completing and returning the accompanying proxy card in the enclosed postage-paid envelope.. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Kentucky Bancshares special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the Kentucky Bancshares special meeting.
Kentucky Bancshares requests that the Kentucky Bancshares shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Kentucky Bancshares as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Kentucky Bancshares common stock represented by it will be voted at the Kentucky Bancshares special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Kentucky Bancshares merger proposal, “FOR” the Kentucky Bancshares compensation proposal and “FOR” the Kentucky Bancshares adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to virtually attend the Kentucky Bancshares special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in a brokerage or other account “street name” by returning a proxy card directly to Kentucky Bancshares or by voting in person at the Kentucky Bancshares special meeting unless you obtain a legal proxy from your bank, broker, trustee or other nominee. If your shares of Kentucky Bancshares common stock are held in street name, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Kentucky Bancshares Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814, no later than [           ], 2021 at 5:00 p.m., Eastern Time, to vote at the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website.
Further, banks, brokers, trustees or other nominees who hold shares of Kentucky Bancshares common stock on behalf of their customers may not give a proxy to Kentucky Bancshares to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Kentucky Bancshares special meeting, including the Kentucky Bancshares merger proposal, the Kentucky Bancshares compensation proposal and the Kentucky Bancshares adjournment proposal.

Revocability of Proxies
If you are a holder of Kentucky Bancshares common stock of record, you may revoke your proxy at any time before it is voted by:
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submitting a written notice of revocation to Kentucky Bancshares’ corporate secretary;

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granting a subsequently dated proxy;

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voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the Kentucky Bancshares special meeting; or

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attending virtually and voting at the Kentucky Bancshares special meeting via the Kentucky Bancshares special meeting website.

If you hold your shares of Kentucky Bancshares common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Virtual attendance at the Kentucky Bancshares special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Kentucky Bancshares after the deadlines described above will not affect the vote. Kentucky Bancshares’ corporate secretary’s mailing address is: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary. If the Kentucky Bancshares special meeting is postponed or adjourned, it will not affect the ability of the Kentucky Bancshares shareholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to the Kentucky Bancshares shareholders residing at the same address, unless such Kentucky Bancshares shareholders have notified Kentucky Bancshares of their desire to receive multiple copies of the proxy statement/prospectus.
Kentucky Bancshares will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any holder of Kentucky Bancshares common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Greg Dawson at (859) 988-1303.
Solicitation of Proxies
Kentucky Bancshares will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Kentucky Bancshares will request banks, brokers, trustees and other intermediaries holding shares of Kentucky Bancshares common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Kentucky Bancshares. No additional compensation will be paid to Kentucky Bancshares’ directors, officers or employees for solicitation.
You should not send in any Kentucky Bancshares stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to the Kentucky Bancshares shareholders as soon as practicable after completion of the merger.
Other Matters to Come Before the Kentucky Bancshares Special Meeting
Kentucky Bancshares management knows of no other business to be presented at the Kentucky Bancshares special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Kentucky Bancshares board of directors’ recommendations.

Assistance
If you need assistance in completing your proxy card, have questions regarding Kentucky Bancshares’ special meeting or would like additional copies of this proxy statement/prospectus, please contact Louis Prichard at (859) 988-1401, James Braden at (859) 988-1314 or Greg Dawson at (859) 988-1303.
KENTUCKY BANCSHARES PROPOSALS
Proposal 1: Kentucky Bancshares Merger Proposal
Kentucky Bancshares is asking the Kentucky Bancshares shareholders to approve the merger agreement. The Kentucky Bancshares shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Kentucky Bancshares board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Kentucky Bancshares and its shareholders and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger — Kentucky Bancshares’ Reasons for the Merger; Recommendation of the Kentucky Bancshares Board of Directors” beginning on page 68 for a more detailed discussion of the Kentucky Bancshares board of directors’ recommendation.
The Kentucky Bancshares board of directors unanimously recommends a vote “FOR” the Kentucky Bancshares merger proposal.
Proposal 2: Kentucky Bancshares Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Kentucky Bancshares is seeking a non-binding, advisory shareholder approval of the compensation of Kentucky Bancshares’ named executive officers that is based on or otherwise relates to the merger as disclosed in the section of this proxy statement/prospectus entitled “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger — Merger-Related Compensation for Kentucky Bancshares’ Named Executive Officers — Golden Parachute Compensation” beginning on page 84. The proposal gives the Kentucky Bancshares shareholders the opportunity to express their views on the merger-related compensation of Kentucky Bancshares’ named executive officers.
Accordingly, Kentucky Bancshares is asking the Kentucky Bancshares shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Kentucky Bancshares named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger — Merger-Related Compensation for Kentucky Bancshares’ Named Executive Officers — Golden Parachute Compensation” are hereby APPROVED.”
The vote on the advisory compensation proposal is a vote separate and apart from the votes on the Kentucky Bancshares merger proposal and the Kentucky Bancshares adjournment proposal. Accordingly, if you are a holder of Kentucky Bancshares common stock, you may vote to approve the Kentucky Bancshares merger proposal and/or the Kentucky Bancshares adjournment proposal and vote not to approve the Kentucky Bancshares compensation proposal, and vice versa. The approval of the Kentucky Bancshares compensation proposal by the Kentucky Bancshares shareholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Kentucky Bancshares’ named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if the Kentucky Bancshares shareholders fail to approve the advisory vote regarding merger-related compensation.

The Kentucky Bancshares board of directors unanimously recommends a vote “FOR” the advisory Kentucky Bancshares compensation proposal.
Proposal 3: Kentucky Bancshares Adjournment Proposal
The Kentucky Bancshares special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Kentucky Bancshares special meeting to approve the Kentucky Bancshares merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of Kentucky Bancshares common stock.
If, at the Kentucky Bancshares special meeting, the number of shares of Kentucky Bancshares common stock present or represented and voting in favor of the Kentucky Bancshares merger proposal is insufficient to approve the Kentucky Bancshares merger proposal, Kentucky Bancshares intends to move to adjourn the Kentucky Bancshares special meeting in order to enable the Kentucky Bancshares board of directors to solicit additional proxies for approval of the Kentucky Bancshares merger proposal. In that event, Kentucky Bancshares will ask the Kentucky Bancshares shareholders to vote upon the Kentucky Bancshares adjournment proposal, but not the Kentucky Bancshares merger proposal or the Kentucky Bancshares compensation proposal.
In this proposal, Kentucky Bancshares is asking the Kentucky Bancshares shareholders to authorize the holder of any proxy solicited by the Kentucky Bancshares board of directors, on a discretionary basis, to vote in favor of adjourning the Kentucky Bancshares special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from the Kentucky Bancshares shareholders who have previously voted. Pursuant to the Kentucky Bancshares bylaws, the Kentucky Bancshares special meeting may be adjourned without new notice being given, so long as the time and place of the reconvened Kentucky Bancshares special meeting is announced at the Kentucky Bancshares special meeting.
The approval of the Kentucky Bancshares adjournment proposal by the Kentucky Bancshares shareholders is not a condition to the completion of the merger.
The Kentucky Bancshares board of directors recommends a vote “FOR” the Kentucky Bancshares adjournment proposal.
INFORMATION ABOUT STOCK YARDS BANCORP
Overview
Stock Yards Bancorp is a financial holding company, headquartered in Louisville, Kentucky, and the holding company for Stock Yards Bank & Trust Company, its sole subsidiary. Stock Yards Bancorp, which was incorporated in 1988 in Kentucky, is registered with, and subject to supervision, regulation and examination by, the Board of Governors of the Federal Reserve System. Stock Yards Bank & Trust Company, chartered in 1904, is a state-chartered non-member financial institution that provides services in the Louisville, Kentucky, Indianapolis, Indiana and Cincinnati, Ohio metropolitan statistical areas through 44 full-service banking center locations. As Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.
Stock Yards Bancorp is divided into two reportable segments: Commercial Banking and Wealth Management and Trust (“WM&T”).
Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all its markets through retail lending, mortgage banking, deposit services, online banking, mobile banking, private banking, commercial lending, treasury management services, merchant services, international banking, correspondent banking and other banking services. Stock Yards Bank & Trust Company also offers securities brokerage services via its banking center network through an arrangement with a third party broker-dealer in the Commercial Banking segment.

WM&T provides investment management, company retirement planning, trust, estate and financial planning services in all markets in which Stock Yards Bancorp operates. The magnitude of WM&T revenue distinguishes Stock Yards Bancorp from other community banks of similar asset size.
As of December 31, 2020, Stock Yards Bancorp had total consolidated assets of approximately $4.6 billion, total loans of approximately $3.5 billion, total deposits of approximately $4.0 billion, and total shareholders’ equity of approximately $441 million. As of December 31, 2020, Stock Yards Bancorp had approximately $3.9 billion of assets under management as part of its WM&T operations.
The principal executive office of Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company is located at 1040 East Main Street, Louisville, Kentucky 40206, and the telephone number is (502) 582-2571.
Stock Yards Bancorp’s website is located at www.syb.com. The information provided on Stock Yards Bancorp’s website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.
Listing and trading market for Stock Yards Bancorp common stock
Stock Yards Bancorp’s common stock trades on the NASDAQ under the symbol “SYBT.”
Additional information about Stock Yards Bancorp and its subsidiary, Stock Yards Bank & Trust Company, is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
INFORMATION ABOUT KENTUCKY BANCSHARES
Overview
Kentucky Bancshares, Inc. is a financial holding company headquartered in Paris, Kentucky. Kentucky Bancshares was organized in 1981 and is registered under the Bank Holding Company Act of 1956, as amended (“BHCA”). Kentucky Bancshares conducts its business in the Commonwealth of Kentucky through one banking subsidiary, Kentucky Bank, and one non-bank subsidiary KBI Insurance Company.
In particular, Kentucky Bank provides financial services through its offices in Paris (Bourbon County), Cynthiana (Harrison County), Georgetown (Scott County), Lexington (Fayette County), Morehead (Rowan County), Nicholasville (Jessamine County), Richmond (Madison County), Sandy Hook (Elliott County), Versailles (Woodford County), Wilmore (Jessamine County) and Winchester (Clark County). Kentucky Bank is engaged in general full-service commercial and consumer banking. A significant part of Kentucky Bank’s operating activities include originating loans, approximately 81% of which are secured by real estate at December 31, 2020. Kentucky Bank makes commercial, agricultural and real estate loans to its commercial customers, with emphasis on small-to-medium-sized industrial, service and agricultural businesses. Kentucky Bank also makes residential mortgage, installment and other loans to its individual and other non-commercial customers.
Kentucky Bancshares’ current business strategy is to operate a well-capitalized, profitable and independent community bank with a significant presence in Central and Eastern Kentucky. Kentucky Bancshares’ management believes the optimum way to grow Kentucky Bancshares is by attracting new loan and deposit customers within its existing markets through its product offerings and premier customer service.
As of December 31, 2020, Kentucky Bancshares reported approximately $1.2 billion in assets, $767 million in loans, $979 million in deposits and $128 million in shareholders’ equity.
The principal executive office of Kentucky Bancshares is located at 339 Main Street, Paris, Kentucky 40361, and their telephone number is (859) 987-1795. Kentucky Bancshares’ website is www.kybank.com. The information provided on Kentucky Bancshares’ website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.

Listing and trading market for common stock
Kentucky Bancshares’ common stock trades on the OTCQX under the symbol “KTYB.”
Additional information about Kentucky Bancshares and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.

THE MERGER
This section of this proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about the companies into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
Terms of the Merger
Each of Stock Yards Bancorp’s and Kentucky Bancshares’ respective board of directors has unanimously approved the merger agreement. The merger agreement provides that Merger Sub will merge with and into Kentucky Bancshares, with Kentucky Bancshares surviving the merger as a wholly-owned subsidiary of Stock Yards Bancorp. Following the completion of the merger, Kentucky Bancshares will merge with and into Stock Yards Bancorp with Stock Yards Bancorp as the surviving corporation. Immediately following completion of the upstream merger, or at such other time as Stock Yards Bancorp may determine, Kentucky Bank, a Kentucky state-chartered bank and wholly owned subsidiary of Kentucky Bancshares, will merge with and into Stock Yards Bank & Trust Company, a Kentucky state-chartered bank and a wholly owned subsidiary of Stock Yards Bancorp.
In the merger, each share of Kentucky Bancshares common stock issued and outstanding immediately before the effective time (other than the Excluded Shares) will be converted into the right to receive cash of $4.75, without interest, and 0.64 shares of Stock Yards Bancorp common stock. No fractional shares of Stock Yards Bancorp common stock will be issued in connection with the merger, and the Kentucky Bancshares shareholders will receive cash in lieu thereof.
Background of the Merger
Kentucky Bancshares continually evaluates its strategic alternatives to preserve and enhance shareholder value. The strategic plan of Kentucky Bancshares adopted in 2018, covering plans for 2019 through 2021, outlined, among other things, the continued growth and expansion of its subsidiary bank, Kentucky Bank. Kentucky Bank traces its roots back to 1851 and operates as a local community bank serving consumers and businesses throughout the Central Kentucky region.
In addition, each year the Kentucky Bancshares board of directors appoints a strategic planning and finance committee (which we sometimes refer to as the “Strategic Planning Committee”). The Strategic Planning Committee typically consists of four (4) to five (5) directors (which is approximately half of the board), including the chairman of the Kentucky Bancshares board of directors and Louis Prichard, President and Chief Executive Officer (“CEO”) of the Company. The Strategic Planning Committee focuses on strategic opportunities and planning, including growth opportunities and merger and acquisition candidates.
Over the years, from time to time, representatives of other financial institutions engaged in informal discussions related to potential acquisitions or combinations. For multiple reasons, none of those inquiries developed into further discussions about an acquisition of Kentucky Bancshares. The reasons included Kentucky Bancshares’ strategic plans to remain independent and concerns about the financial strength and fit of the potential acquirors.
Most recently, Kentucky Bancshares has explored opportunities to acquire other banks. The Kentucky Bancshares board of directors, along with external advisors engaged from time to time, perceived that acquisitions represented opportunities for market growth in addition to organic growth. As part of this strategic plan, Kentucky Bancshares maintained a listing of comparable banks and potential bank targets for performance comparison and acquisition potential. During this time, Kentucky Bancshares offered approximately five (5) indications of interest for acquisition transactions. However, none of the indications offered by Kentucky Bancshares resulted in mergers or acquisitions.
To assist in reaching its strategic objectives, Kentucky Bancshares engaged Raymond James & Associates, Inc. (“Raymond James”) as a financial advisor. Kentucky Bancshares considered it advisable to work closely with Raymond James, due to Raymond James being considered as a highly regarded investment banking firm, with deep industry knowledge regarding the banking industry and substantial mergers and acquisitions expertise.
At the Emerging Bank Conference hosted by Raymond James and held in Chicago, Illinois on September 4, 2019, Mr. Prichard had a conversation with a representative of Raymond James, who noted that Mr. James Hillebrand, Chairman and CEO of Stock Yards Bancorp, had reached out to see if Kentucky Bancshares would have any interest in a strategic business combination. Mr. Prichard then had a casual and informal conversation with Mr. Hillebrand. However, Mr. Prichard conveyed that Kentucky Bancshares was interested in continuing to follow its three-year strategic plan, concentrating on organic growth and acquisitions.
Later that month, at the Kentucky Bankers Association’s annual conference, Mr. Prichard and Mr. Hillebrand had another opportunity to talk, but the conversation continued to be casual. Both individuals discussed the opportunities and challenges facing their respective banks given their respective current size and their individual opportunities and challenges related to growth, succession, earnings and management. During the conversation, Mr. Prichard continued to emphasize that Kentucky Bancshares planned to follow an independent strategic path.
Thereafter, Mr. Prichard had follow-up conversations with the Raymond James representative, who noted that Stock Yards Bancorp was interested in looking at several financial institutions in the Lexington/Central Kentucky market. However, Stock Yards Bancorp was most interested in the Kentucky Bancshares franchise, due to synergies expected to result from a combined institution.
At this point, in late October 2019, Mr. Prichard requested that Raymond James prepare a financial analysis to further explore a potential partnership with Stock Yards Bancorp. The materials included a basic profile of Stock Yards Bancorp, proforma financials, as well as a pricing sensitivity analysis to demonstrate possible transaction consideration for the Kentucky Bancshares shareholders under various scenarios.
On November 26, 2019, Raymond James delivered additional information to provide the Strategic Planning Committee and Kentucky Bancshares board of directors with an analysis looking at the landscape of potential buyers, including a profile of such institutions and pricing sensitivity data respecting the type and extent of transaction consideration these other institutions would have the ability to pay to the Kentucky Bancshares shareholders in connection with a transaction.
The Kentucky Bancshares board of directors, Strategic Planning Committee and management perceived Stock Yards Bancorp as an attractive potential merger partner. Stock Yards Bancorp receives national recognition as a leading financial institution in the region, ranking as a strong community bank, as measured by earnings growth, high returns on equity and assets, and customer service. Stock Yards Bank & Trust Company has further been recognized by industry analysts as one of the top-performing community banks in the nation.
At a meeting of the Strategic Planning Committee held on December 16, 2019, the committee considered information presented by Mr. Prichard about his discussions with Stock Yards Bancorp. Mr. Prichard discussed Stock Yards Bancorp’s continued expressed interest in a strategic alliance with Kentucky Bancshares.
Also, at the meeting, representatives of Raymond James made a presentation outlining possible other buyers and its analysis of prices that it expected such parties may be able to pay using stock, cash or a combination of both as acquisition consideration.
Representatives of Raymond James also presented financial projections for the following scenarios, based on financial projections provided by Kentucky Bancshares management and other publicly available financial information: (i) Kentucky Bancshares remaining independent; (ii) Kentucky Bancshares acquiring another financial institution; (iii) Kentucky Bancshares acquiring two (2) financial institutions; and (iv) Kentucky Bancshares entering into a strategic merger with Stock Yards Bancorp. These financial projections included ranges of possible stock prices for Kentucky Bancshares going forward under each scenario.
Based in part on the presentation, the committee determined that Stock Yards Bancorp likely had the ability to pay a higher premium to the Kentucky Bancshares shareholders than other financial institutions that it considered to be viable transaction counterparties, making it difficult for such other institutions to compete with the acquisition pricing Stock Yards Bancorp could potentially offer. Additionally, certain other institutions were not considered viable transaction partners from a strategic perspective.
As a result of the unique opportunity presented to partner with a nationally recognized, premier franchise based in Kentucky, along with the seemingly similar cultures of Stock Yards Bancorp and Kentucky Bancshares, and after considerable discussion, the committee authorized Mr. Prichard to initiate discussions with Stock Yards Bancorp concerning a possible strategic acquisition (the “proposed transaction”). The committee instructed Mr. Prichard to request an indication of interest from Stock Yards Bancorp with proposed pricing and other material terms concerning an acquisition.
Stock Yards Bancorp’s initial proposed pricing indication was delivered on or around January 13, 2020. Stock Yards Bancorp suggested possible merger consideration consisting of 80% Stock Yards Bancorp stock and 20% cash, with a deal value in the range of $31.50 to $32.50 per share of Kentucky Bancshares common stock. At the time, Kentucky Bancshares’ shares were trading at $23.50 per share as of the market close on January 10, 2020.
Kentucky Bancshares’ Strategic Planning Committee met with representatives of Raymond James on January 16, 2020. After discussing the possible merger consideration proposed by Stock Yards Bancorp, the committee determined to continue negotiations with Stock Yards Bancorp, but instructed to counter with a price of $37.00 per share of Kentucky Bancshares in a 90% to 100% stock transaction. This proposal was delivered on January 23, 2020 in a meeting attended by representatives of Kentucky Bancshares and Stock Yards Bancorp as well as their respective financial advisors.
On January 30, 2020, Stock Yards Bancorp verbally countered with a pricing proposal suggesting paying merger consideration consisting of 0.75 shares of Stock Yards Bancorp common stock for each share of Kentucky Bancshares common stock, plus $5.25 in cash. Based on Stock Yards Bancorp’s then current market price of $40.17 as of January 29, 2020, the proposal equated to total consideration value of $35.38 per share of Kentucky Bancshares common stock. This proposal represented a ratio of approximately 85% stock-to-15% cash for the merger consideration.
During a Strategic Planning Committee meeting held on February 4, 2020, Mr. Prichard updated the committee on recent meetings with executives of Stock Yards Bancorp. Representatives of Raymond James presented materials including a comparison of Stock Yards Bancorp’s verbal offer of $34.76 per share based on Stock Yards Bancorp’s then current market price of $39.34 as of February 3, 2020 (the “Stock Yards Bancorp proposal”) to other transactions involving financial institutions with $750 million to $4 billion in assets. The Stock Yards Bancorp proposal was seen as being extremely attractive, not only due to the unique opportunity to partner with such a well-regarded and premier franchise such as Stock Yards Bancorp, but also as a result of the premium to market price that would be enjoyed by the Kentucky Bancshares shareholders. At the time, Kentucky Bancshares’ market price per share was $23.15 as of February 3, 2020 and the Stock Yards Bancorp proposal represented approximately a 50% premium to market price.
Raymond James once again presented projections for the following scenarios, based on financial projections provided by Kentucky Bancshares management and other publicly available financial information: (i) Kentucky Bancshares remaining independent; (ii) Kentucky Bancshares acquiring another financial institution; (iii) Kentucky Bancshares acquiring two (2) financial institutions; and (iv) Kentucky Bancshares entering into a strategic merger with Stock Yards Bancorp. These financial projections included ranges of possible stock prices for Kentucky Bancshares going forward under each scenario.
After engaging in a lengthy discussion, the committee authorized Mr. Prichard to request Stock Yards Bancorp to present its proposal as a written nonbinding indication of interest. If such nonbinding indication of interest was agreeable, from the standpoint of price and other material terms, it would be recommended by the committee to the Kentucky Bancshares board of directors for consideration.
On February 6, 2020, Raymond James presented Kentucky Bancshares with its proposed engagement letter for it to provide services in connection with the proposed transaction.
Later that day, on February 6, 2020, Stock Yards Bancorp’s financial advisor sent Raymond James a confidential, non-binding, written indication of interest from Stock Yards Bancorp to Kentucky Bancshares.

The merger consideration in the proposed offer consisted of 0.75 share of Stock Yards Bancorp common stock in exchange for each outstanding share of Kentucky Bancshares common stock, plus $5.25 in cash. Based on the market price of $40.14 per share of Stock Yards Bancorp’s stock as of February 5, 2020, the offer equated to total transaction value of $35.36 per share of Kentucky Bancshares common stock. Kentucky Bancshares’ shares were trading at $23.20 as of February 5, 2020 and the offer represented approximately a 52% premium to the market price.
The proposed offer also requested that Kentucky Bancshares agree to negotiate exclusively with Stock Yards Bancorp for a period of 90 days to allow the parties to negotiate the terms of the merger agreement and ancillary transaction agreements. Kentucky Bancshares’ senior management, along with Raymond James and Kentucky Bancshares’ legal advisors from the law firm Stoll Keenon Ogden PLLC (“Stoll Keenon Ogden”) reviewed the proposed indication of interest and offered comments and suggestions for revisions. Kentucky Bancshares’ comments and suggestions were communicated to Stock Yards Bancorp’s financial advisor.
On February 7, 2020, a revised non-binding, written indication of interest from Stock Yards Bancorp to Kentucky Bancshares was sent by Stock Yards Bancorp’s financial advisor, which reflected the same proposed price terms as the prior offer, but reduced the period of exclusive negotiations to 60 days.
On February 11, 2020, the Kentucky Bancshares board of directors held a special meeting, with all directors participating in the meeting, along with other members of senior management, and representatives of Raymond James and Stoll Keenon Ogden. During the meeting, the board reviewed the discussions with Stock Yards Bancorp and its financial advisor leading to the meeting, particularly from Stock Yards Bancorp’s initial approach in mid-December proposing a strategic merger between the two institutions to the current consideration of the updated indication of interest.
Representatives of Raymond James presented information detailing a financial overview of the proposed transaction, which included favorable pricing terms compared to similar deals consummated in 2019, based on multiples to tangible book value, earnings and core deposits as well as market premiums paid. Additional information was presented for consideration, including material noting that Stock Yards Bancorp had the ability to enter into this strategic transaction because the current market value of its stock was approximately 2.3 times tangible book value. The strength of Stock Yards Bancorp stock price was attributed to its reputation in the industry and among investors as a well-run financial institution.
Representatives of Raymond James noted that although Stock Yards Bancorp had largely been concentrating on increasing market share in urban areas, a proactive approach was also being taken towards growth to “infill” in smaller markets. These goals were seen as fitting well with Kentucky Bancshares’ strategic objectives. Representatives of Stoll Kennon Ogden reviewed the Kentucky Bancshares board of directors’ fiduciary obligation to act in the best interest of the corporation’s shareholders, and the primary importance of such obligation when considering the proposed transaction.
After lengthy discussion, including agreement that the negotiations should result in two of Kentucky Bancshares’ directors being selected to serve on the Stock Yards Bancorp board and certain key employees being offered continuing employment with the combined institution, the Kentucky Bancshares board of directors unanimously approved proceeding with negotiations for the proposed strategic merger. The Kentucky Bancshares board of directors authorized Mr. Prichard to sign and deliver the nonbinding indication of interest to Stock Yards Bancorp.
Shortly thereafter, the parties finalized aspects of due diligence, including access to an electronic data room containing certain business, financial, legal and other information of Kentucky Bancshares. Similar information about Stock Yards Bancorp was provided to allow Kentucky Bancshares to conduct customary due diligence with respect to Stock Yards Bancorp and the anticipated impacts of the proposed combination. As part of this process, the parties also entered into a mutual nondisclosure agreement.
A week later, during the regular meeting of the Kentucky Bancshares board of directors held on February 18, 2020, at which all directors were in attendance, along with representatives of Stoll Keenon Ogden, Mr. Prichard provided the Kentucky Bancshares board of directors with a progress update respecting the ongoing discussions with Stock Yards Bancorp. It was noted that the nonbinding indication of interest had been signed on behalf of both parties, along with a nondisclosure agreement. Additionally, it was reported that a shared electronic data room had been populated with a significant amount of information for Stock Yards Bancorp’s due diligence review.
Representatives of Stoll Keenon Ogden discussed a possible time table concerning due diligence investigations and related matters. The Stoll Keenon Ogden representatives also discussed the Kentucky Bancshares board of directors’ fiduciary duties in considering a transaction such as the proposed strategic merger. Mr. Prichard further reported on efforts relating to Kentucky Bancshares’ due diligence on Stock Yards Bancorp which would be conducted as part of the process. The Kentucky Bancshares board of directors was thoroughly involved in the discussion and asked questions regarding all points considered.
On March 11, 2020, Stock Yards Bancorp’s outside legal counsel, Frost Brown Todd LLC (“Frost Brown Todd”), presented Stoll Keenon Ogden with a draft of a definitive merger agreement. The draft definitive merger agreement did not include proposed pricing information, as it was noted that Stock Yards Bancorp was determining the number of fully-diluted outstanding shares of Kentucky Bancshares’ common stock.
Frost Brown Todd also presented to Stoll Keenon Ogden a draft form of support agreement that Frost Brown Todd proposed would be entered into between Stock Yards Bancorp and certain of the Kentucky Bancshares shareholders. Among other things, under the proposed support agreements the shareholders who signed it would agree to vote their shares in favor of the merger. Frost Brown Todd did not identify the proposed shareholders who would be asked to sign support agreements. However, Stoll Keenon Ogden communicated to the management of Kentucky Bancshares a belief that members of the Kentucky Bancshares board of directors would be asked to sign support agreements.
Stoll Keenon Ogden forwarded the drafts of the definitive merger agreement and support agreement to Kentucky Bancshares’ management and to Raymond James for their review.
On March 12, 2020, the Strategic Planning Committee met and engaged in discussions revolving around the growing concerns regarding the novel COVID-19 virus, including the apparent erosion of financial markets and impacts to the proposed strategic merger with Stock Yards Bancorp. After much consideration and discussion, the committee authorized Mr. Prichard to discuss with Stock Yards Bancorp executives the idea of pausing further negotiations until the parties had more certainty regarding the parties’ respective financial positions.
The following day, on March 13, 2020, members of Kentucky Bancshares’ senior management team, along with representatives from Raymond James and Stoll Keenon Ogden, engaged in general discussions regarding initial reactions to the draft definitive agreement, including the lack of specific pricing information and the inclusion of various deal protection provisions. Additionally, continuing concerns related to developments involving the COVID-19 virus were discussed.
Over the course of the next week, Kentucky Bancshares’ senior management team, along with representatives of Raymond James and Stoll Keenon Ogden, continued to monitor the ongoing situation with the COVID-19 virus and the increasing uncertainty surrounding the soundness in moving forward with the proposed merger or any other extraordinary activities.
On March 17, 2020, Frost Brown Todd presented Kentucky Bancshares’ legal counsel with a revised draft definitive merger agreement. The revised draft confirmed the merger consideration consisting of 0.75 share of Stock Yards Bancorp common stock for each outstanding share of Kentucky Bancshares common stock, plus $5.25 in cash per share.
At a special meeting of the Kentucky Bancshares board of directors held on March 17, 2020, at which all directors were present in person or by telephone, along with representatives of Raymond James and Stoll Keenon Ogden, discussions were held about the current status of the proposed merger with Stock Yards Bancorp and outside factors impacting the proposed transaction due to continuing developments related to the COVID-19 pandemic. It was noted that a draft definitive agreement had been delivered, and while the stock exchange ratio and cash portion remained the same, the value of the merger consideration to the Kentucky Bancshares shareholders was less due to a decrease in the market price of Stock Yards Bancorp’s stock. At the time, the market price of Stock Yards Bancorp’s stock was $26.31 per share as of March 16, 2020.

After discussing these factors, the Kentucky Bancshares board of directors concluded that the non-financial reasons to proceed with the proposed merger had not changed and that the overall value of stock for shareholders over the long term continued to be the primary focus. Further, it was noted that an alliance with a strong institution like Stock Yards Bancorp could be even more desirable now than previously considered in light of the uncertainties created by the COVID-19 pandemic.
Despite these considerations, the Kentucky Bancshares board of directors engaged in a thoughtful discussion considering the advantages and disadvantages of temporarily suspending negotiations with Stock Yards Bancorp. At the conclusion of the discussions, the Kentucky Bancshares board of directors unanimously voted in favor of pausing negotiations, but authorizing Mr. Prichard to communicate with Stock Yards Bancorp executives that interest in pursuing a strategic alliance remained strong once the uncertainties related to the COVID-19 pandemic had eased. Additionally, Kentucky Bancshares’ legal advisors were instructed to pause all further review and negotiations relating to the draft definitive merger agreement.
The impact of the COVID-19 virus on the nation continued to worsen in the days and weeks that followed, and both Kentucky Bancshares and Stock Yards Bancorp decided it was most prudent to indefinitely suspend all activity related to the proposed strategic merger until further notice.
On or around April 7, 2020, the 60-day exclusivity period expired, at which point Kentucky Bancshares was free to entertain any other available transactions. Thereafter, on May 8, 2020, Stock Yards Bancorp presented Kentucky Bancshares with a letter officially terminating discussions about the proposed strategic merger.
In the months that followed, Stock Yards Bancorp and Kentucky Bancshares continued with informal communications. During that time, the Kentucky Bancshares board of directors and Strategic Planning Committee continued to have regular meetings. However, due to the continuing complications resulting from the COVID-19 pandemic, including the drastic slowdown in bank M&A activity nationally, formal discussions relating to the proposed merger with Stock Yards Bancorp did not resume. Despite the pause in negotiations, Kentucky Bancshares’ directors, senior management and other advisors who were knowledgeable of the situation were instructed to refrain from any market activity respecting both Kentucky Bancshares stock and Stock Yards Bancorp stock.
In October 2020, Mr. Hillebrand reached out to Mr. Prichard by telephone. Mr. Hillebrand conveyed that Stock Yards Bancorp had determined that market conditions had stabilized to the point where due diligence and negotiations could resume, if Kentucky Bancshares was still interested in resuming such activities.
Additionally, representatives of Stock Yards Bancorp’s financial advisor followed up with representatives of Kentucky Bancshares’ financial advisor to communicate Stock Yards Bancorp’s request to perform updated due diligence. Among other things, Stock Yards Bancorp was requesting to perform due diligence of the current loan portfolio to have a clearer picture of any potential issues related to COVID-19, such as loan deferrals and modifications.
Both Kentucky Bancshares and Stock Yards Bancorp continued to believe that a business combination could be in the best interest of the shareholders of both companies. The Kentucky Bancshares board continued to perceive Stock Yards Bancorp as an outstanding franchise, particularly in light of the challenges facing the banking industry as a result of the COVID-19 pandemic. For example, in October 2020, Newsweek recognized Stock Yards Bank & Trust Company in its inaugural listing of “America’s Best Banks” and named Stock Yards as the “Best Small Bank” in Kentucky.
On October 20, 2020, at a regular meeting of the Kentucky Bancshares board of directors, Mr. Prichard provided an update on discussions with Stock Yards Bancorp. He noted that negotiation of the merger agreement and due diligence would start again. Mr. Prichard informed the Kentucky Bancshares board of directors that he and Mr. Hillebrand had discussed the possibility, if negotiations of terms and due diligence progressed satisfactorily, of being able to announce a merger in December 2020 or January 2021.
On November 2, 2020, Stock Yards Bancorp and its due diligence team began a new round of loan review due diligence regarding Kentucky Bancshares and Kentucky Bank, with a special emphasis on any deterioration to the quality of the loan portfolio during the period discussions had been paused.

During the weeks that followed, Kentucky Bancshares provided other updated financial information. Management of Kentucky Bancshares and Stock Yards Bancorp and the parties’ respective financial advisors engaged in numerous discussions regarding proposed merger terms, the financial implications of potential synergies for the combined banks, contract terminations and updated budgets for the companies. Additionally, during that period, Stock Yards Bancorp’s stock recovered in terms of price from earlier drops attributed to the COVID-19 pandemic. However, Kentucky Bancshares’ stock prices continued to remain lower, like the majority of other financial institutions in the market.
Later that month, at a regular meeting of the Kentucky Bancshares board of directors held on November 17, 2020, Mr. Prichard discussed the status of the updated due diligence investigation conducted by Stock Yards Bancorp. It was noted that the Stock Yards Bancorp board of directors planned to meet later that day to review financial information before making a revised merger proposal, but the proposal was expected to involve consideration comprised of 85% stock and 15% cash. Mr. Prichard indicated he would continue to keep the Kentucky Bancshares board of directors informed.
On November 24, 2020, Stock Yards Bancorp delivered a nonbinding indication of interest with an updated proposal. Under the updated proposal, Stock Yards Bancorp proposed merger consideration of 0.60 shares of Stock Yards Bancorp common stock for each outstanding share of Kentucky Bancshares’ common stock, plus $4.00 in cash per share. At the time, based on the market price of Stock Yards Bancorp’s common stock of $40.93 as of November 23, 2020, the updated proposal equated to total consideration value of $28.56 per share of Kentucky Bancshares common stock. Kentucky Bancshares’ shares were then trading at $17.55 per share as of November 23, 2020. Stock Yards Bancorp’s proposal represented approximately a 63% premium to market price. Additionally, two (2) board of director seats on the Stock Yards Bancorp board of directors were confirmed.
The Strategic Planning Committee met on December 1, 2020, during which representatives of Raymond James delivered a presentation regarding the financial terms of the proposed transaction. Representatives of Raymond James provided an executive summary discussing the relative stock price performance of Kentucky Bancshares and Stock Yards Bancorp, noting that market prices of bank stocks had declined significantly following the emergence of the COVID-19 pandemic, but that the market price of Stock Yards Bancorp had recovered more than the general market for bank stocks. The committee engaged in discussion regarding shrinking net interest margins and the likely negative impact on earnings.
In depth discussion centered around the reduced merger consideration presented in Stock Yards Bancorp’s updated proposal. However, because Stock Yards Bancorp’s stock price had not decreased as much as the industry, a deal premium would still be attainable even at an overall lower deal price. It was noted that Stock Yards Bancorp had indicated its updated due diligence was largely completed. There was further discussion regarding differences in certain model assumptions being used by Kentucky Bancshares as opposed to Stock Yards Bancorp for purposes of pricing the proposed transaction, such as overall cost savings. Further, as another consequence of the COVID-19 pandemic, mergers and acquisitions within the banking industry had been virtually non-existent for many months, making it more difficult to evaluate the proposed terms relative to other recent transactions following the emergence of the COVID-19 pandemic.
Discussions continued by comparing on a pro forma basis the proposed strategic merger with Stock Yards Bancorp with Kentucky Bancshares remaining independent. Upon considerable discussion, during which all committee members were actively engaged, and taking into account the advice of representatives of Raymond James regarding the financial terms of the proposed transaction, the committee formulated a proposed counteroffer on the proposed price terms. The proposed counteroffer consisted of merger consideration of 0.70 shares of Stock Yards Bancorp common stock for each outstanding share of Kentucky Bancshares common stock, plus $4.75 in cash per share. Mr. Prichard suggested that next steps would involve presenting the proposed counteroffer for consideration by the Kentucky Bancshares board of directors.
On December 2, 2020, a special meeting of the Kentucky Bancshares board of directors was held for the purpose of updating the board on the progress made regarding the proposed merger with Stock Yards Bancorp and the next steps to be taken. In addition to members of senior management, financial and legal advisors were present at the meeting. Representatives of Raymond James presented a report of the events going forward from November 2, 2020, when negotiations were restarted in earnest. The indication of interest dated November 24, 2020 was discussed in detail, with special attention given to each party’s evolving financial projections and related uncertainties, transaction impact, budget scenarios, and the exchange ratio sensitivity analysis.
After lengthy discussion and based on recommendations of the Strategic Planning Committee to submit a counterproposal based on merger consideration consisting of a .70-to-1 share exchange ratio and $4.75 in cash for each share of Kentucky Bancshares common stock, the board approved submitting the proposed counteroffer to Stock Yards Bancorp. The Strategic Planning Committee was scheduled to meet with representatives of Stock Yards Bancorp later that afternoon, at which time the proposed counteroffer was presented to Stock Yards Bancorp.
Over the course of the next two weeks, there was discussion among Kentucky Bancshares, Stock Yards Bancorp, and the parties’ respective financial advisors regarding certain one-time deal expenses that were discovered to be higher than originally anticipated. The parties also discussed potential cost savings that could be achieved as a result of the proposed transaction. As a result, the parties engaged in several rounds of revised verbal proposals and counterproposals on the price terms of the proposed transaction.
Specifically, on December 11, 2020, Stock Yards Bancorp presented a verbal proposal consisting of a .60-to-1 share exchange ratio and $3.62 in cash for each share of Kentucky Bancshares common stock, representing approximately a 47% premium to market price. Thereafter, on December 13, 2020, an updated verbal proposal was presented by Stock Yards Bancorp, consisting of a .62-to-1 share exchange ratio and $5.00 in cash for each share of Kentucky Bancshares common stock, representing approximately a 54% market premium.
Over the next several days, members of Kentucky Bancshares’ and Stock Yards Bancorp’s senior management, along with their respective financial advisors had numerous discussions concerning certain assumptions Stock Yards Bancorp was using in its financial analysis of the merger. As a result of these discussions, the estimated overall potential cost savings resulting from the proposed transaction were slightly increased and the estimated overall transaction costs were slightly decreased.
At the regular monthly meeting of the Kentucky Bancshares board of directors on December 15, 2020, the Strategic Planning Committee provided an update to the Kentucky Bancshares board of directors regarding the recent negotiations between the parties.
The following day, on December 16, 2020, the Strategic Planning Committee continued discussions about the most recent offer from Stock Yards Bancorp. Additional information was presented by Raymond James representatives. Mr. Prichard updated the committee about discussions he had with Mr. Hillebrand related to potential post-merger cost savings. Due to scheduling conflicts, the committee adjourned the meeting and reconvened later in the day to continue the discussions.
Upon reconvening, the Strategic Planning Committee authorized Raymond James to communicate another counteroffer to Stock Yards Bancorp, consisting of merger consideration of .69-to-1 share exchange ratio of Stock Yards Bancorp common stock for each outstanding share of Kentucky Bancshares common stock, plus $3.50 in cash for each share. This counterproposal represented total consideration value of approximately $32.27 per share of Kentucky Bancshares common stock based on the market price of Stock Yards Bancorp’s common stock of $41.70 as of December 15, 2020. At the time, Kentucky Bancshares’ common stock was trading at $20.05 per share as of December 15, 2020.
On the same day, Stock Yards Bancorp followed up with a new verbal offer of a .64-to-1 share exchange ratio, plus $4.75 in cash per share. Stock Yards Bancorp stated this would be its final offer.
The next day, on December 17, 2020, the Strategic Planning Committee met again with representatives of Raymond James, and Mr. Prichard further briefed the committee on his most recent discussion with Mr. Hillebrand. Stock Yards Bancorp’s revised offer equaled total merger consideration value of approximately $31.43 per share of Kentucky Bancshares common stock based on the market price of Stock Yards Bancorp’s common stock of $41.69 as of December 16, 2020. The revised offer represented a price per share of 1.69 times tangible book value per share as of September 30, 2020, and a market premium of approximately 57% to the closing price of Kentucky Bancshares common stock on December 16, 2020. Upon considerable deliberation, the Strategic Planning Committee agreed that this counteroffer from Stock

Yards Bancorp should be presented to the Kentucky Bancshares board of directors for further discussion and decision on any appropriate further actions.
Due to the importance of the most recent developments, a special meeting of the Kentucky Bancshares board of directors was called for the following day, on December 18, 2020. With the exception of one director, all members of the Kentucky Bancshares board of directors were in attendance. Senior management and financial and legal advisors were also present at this meeting. The Kentucky Bancshares board of directors was presented with substantial information regarding the revised offer from Stock Yards Bancorp, described as its final offer. The Kentucky Bancshares board of directors reflected on the value of the revised offer from Stock Yards Bancorp compared with the potential value of remaining independent. Significant discussion was spent reviewing all of the events leading up to this meeting, including the impact that the COVID-19 pandemic had on the final offer compared to the initial offer in February 2020.
It was noted that Stock Yards Bancorp continued to be an ideal merger partner for many reasons, including its reputation as generally being “best in class,” its liquidity, and the cultural similarities between Kentucky Bancshares and Stock Yards Bancorp. Raymond James representatives led the Kentucky Bancshares board of directors through a discussion of comparative financial information regarding Stock Yards Bancorp and the terms of its revised proposal. After lengthy discussion during which questions were asked and answered, the Kentucky Bancshares board of directors present at the meeting unanimously agreed that the final offer from Stock Yards Bancorp was more valuable to the Kentucky Bancshares shareholders than Kentucky Bancshares’ efforts to go forward independently, and that the offer of merger consideration consisting of 0.64 share of Stock Yards Bancorp common stock for each outstanding share of Kentucky Bancshares common stock, plus $4.75 in cash for each share, would likely be acceptable if an appropriate merger agreement could be negotiated, Kentucky Bancshares’ due diligence investigation was concluded satisfactorily, and the parties’ market stock prices remained stable, and the board of directors directed Raymond James to communicate that determination to Stock Yards Bancorp.
After the board meeting, the Kentucky Bancshares board of directors’ willingness to accept the revised proposal subject to those conditions was communicated to Stock Yards Bancorp by Raymond James. A revised nonbinding indication of interest was delivered by Stock Yards Bancorp on December 19, 2020, and was signed by Mr. Prichard on behalf of Kentucky Bancshares on December 22, 2020. In addition to the updated price terms, Kentucky Bancshares agreed to a second period of exclusive negotiations with Stock Yards Bancorp for forty-five (45) days in order for the parties to finalize and negotiate the definitive merger agreement.
In the following weeks, Kentucky Bancshares’ senior management team, with the assistance of financial, legal and accounting advisors spent considerable time negotiating and finalizing the terms of a definitive merger agreement with Stock Yards Bancorp, with assistance of its respective financial, legal and accounting advisors. Among other negotiated provisions, various additional terms were included as a protection to the parties due to continued uncertainties surrounding the impact of the COVID-19 pandemic and actions taken in response thereto.
As part of the negotiations, Kentucky Bancshares’ legal advisors discussed with the legal advisors of Stock Yards Bancorp various key points, including that the definitive merger agreement provide the Kentucky Bancshares board of directors with termination rights if a superior proposal was received from another bidder before the Kentucky Bancshares shareholders approved the merger agreement and that the deal protection provisions contained in the definitive agreement would not be unreasonably coercive upon the Kentucky Bancshares shareholders in deciding how to vote their shares on the proposed transaction.
On or around January 13, 2021, Mr. Prichard and Mr. Hillebrand had a preliminary conversation about Mr. Prichard’s potential role with a combined institution. Stock Yards Bancorp remained interested in having Mr. Prichard assume the role of the Central Kentucky Market President and to serve on certain internal committees of the combined institution to facilitate a smooth transition between the two companies.
In connection with a meeting of the Strategic Planning Committee held on January 21, 2021, the committee was provided with the current version of the draft definitive merger agreement. Additionally, Stoll Keenon Ogden provided a summary of certain negotiated provisions. During the meeting, representatives of Stoll Keenon Ogden highlighted efforts during the negotiations with Stock Yards Bancorp’s legal counsel to ensure the reasonableness of deal protection provisions and to allow the Kentucky Bancshares board of directors to fulfill its fiduciary obligations to the Kentucky Bancshares shareholders if a superior proposal was received from another bidder before the Kentucky Bancshares shareholders approved the merger agreement.
A substantially final form of the definitive merger agreement was made available to the Kentucky Bancshares board of directors on January 24, 2021 for their review. On January 26, 2021, the Kentucky Bancshares board of directors met at a special meeting to review the final version of the merger agreement and to consider its approval. At the meeting, Kentucky Bancshares’ senior management team and representatives from Kentucky Bancshares’ financial and legal advisors discussed the proposed merger and merger agreement at length with the Kentucky Bancshares board of directors. Additionally, representatives of Stoll Keenon Ogden led a discussion reviewing the Kentucky Bancshares board of directors’ fiduciary duties in connection with the proposed transaction, along with the material terms of the merger agreement and support agreements.
At this meeting, representatives of Raymond James reviewed the financial aspects of the proposed merger and rendered to the Kentucky Bancshares’ board Raymond James’ oral opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James as set forth in its written opinion, the merger consideration to be received by the Kentucky Bancshares shareholders in the merger was fair, from a financial point of view, to the Kentucky Bancshares shareholders.
It was also discussed that as part of the proposed transaction, it was the intention of the parties that Mr. Prichard would become the Central Kentucky Market President of the combined institution, and Stock Yards Bancorp would appoint two current Kentucky Bancshares directors, Edwin Saunier and Shannon Bishop Arvin, to the boards of Stock Yards Bancorp and Stock Yards Bank & Trust Company. Mr. Prichard provided additional details about his anticipated relationship with Stock Yards Bancorp, including employment as an employee-at-will at a pay consistent with other similarly situated employees, termination of his existing contract upon receipt of a one-time cash payment, and a future change in control agreement containing a covenant to not compete.
During the meeting, the board engaged in a detailed and thorough discussion and analysis of the merger proposal and proposed merger agreement, during which discussion and analysis all board members were actively engaged and encouraged to ask questions and receive answers from the Strategic Planning Committee, Kentucky Bancshares’ senior management team, and financial and legal advisors. Following the detailed discussions, the Kentucky Bancshares board of directors unanimously adopted resolutions (1) determining that it is in the best interest of Kentucky Bancshares and its shareholders to enter into the merger agreement, (2) adopting the merger agreement and approving Kentucky Bancshares’ execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (3) recommending that the Kentucky Bancshares shareholders approve the merger agreement, and (4) directing that the merger agreement be submitted to the Kentucky Bancshares shareholders for approval at a meeting of the Kentucky Bancshares shareholders duly held for such purpose.
Following this special meeting, Kentucky Bancshares and Stock Yards Bancorp entered into the definitive merger agreement and announced the transaction in a joint press release before the opening of trading on January 27, 2021.
Kentucky Bancshares’ Reasons for the Merger; Recommendation of the Kentucky Bancshares Board of Directors
In reaching its decision to adopt the merger agreement and recommend that the Kentucky Bancshares shareholders approve the merger agreement, in addition to relying on personal knowledge of Kentucky Bancshares, Stock Yards Bancorp and the banking industry, the Kentucky Bancshares board of directors evaluated the merger and merger agreement in consultation with Kentucky Bancshares’ senior management and outside financial and legal advisors. After such consultation and review, and after carefully considering Kentucky Bancshares’ future prospects as an independent company and its strategic alternatives, the Kentucky Bancshares board of directors concluded that the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Kentucky Bancshares and its shareholders.

In evaluating the decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the Kentucky Bancshares board of directors considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
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the knowledge and deliberation of the Kentucky Bancshares board about the current environment in the financial services industry, including economic condition;

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the review undertaken by the Kentucky Bancshares board of directors and management, with the assistance of Kentucky Bancshares’ advisors, with respect to strategic challenges and alternatives that may be available to Kentucky Bancshares by remaining an independent community bank;

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the current and prospective business and economic environment of the markets in which Kentucky Bancshares operates, including consolidation in the banking industry and a declining number of opportunities at attractive prices for bank acquisitions;

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the anticipated funding and net interest margin pressures facing Kentucky Bancshares;

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a larger legal lending limit;

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the advantages of being part of a larger banking entity, including the potential for operating efficiencies and the ability of a larger institution to compete in the current banking environment and to leverage overhead costs;

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the results of the process undertaken by the Kentucky Bancshares board of directors, with the assistance of Raymond James, to evaluate potential merger partners;

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the prospect of the Kentucky Bancshares shareholders becoming shareholders of a company with a larger shareholder base, resulting in a much more liquid common stock;

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the anticipated earnings per share accretion of the Kentucky Bancshares shareholders as a result of the merger;

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the complementary aspects of the Kentucky Bancshares and Stock Yards Bancorp businesses, including products offered and lines of business, business culture, customer focus, geographic coverage, and compatibility of the companies’ management and operating styles;

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the fact that two of the directors of the combined company would be current Kentucky Bancshares directors and that certain key executives of Kentucky Bancshares would continue employment with Stock Yards Bancorp, which may enhance the likelihood that the expected strategic benefits of the merger will be realized;

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the views of the Kentucky Bancshares board of directors that both parties have comparable reputations in their respective markets for a strong corporate and customer service culture which should enable Kentucky Bancshares’ and Stock Yards Bancorp’s management teams to successfully integrate and operate the business of the combined company after the merger;

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the potential revenue synergy opportunities resulting from the merger, including opportunities to cross-sell expanded products and services to a larger combined customer base and to larger customers;

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Stock Yards Bancorp’s historical performance and asset quality, and the views of the Kentucky Bancshares board of directors as to the stability of the combined company’s business and earnings in varying economic and market climates, especially given the diversification of a combined loan portfolio;

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the views of the Kentucky Bancshares board of directors as to the likelihood that the regulatory approvals necessary to complete the merger would be obtained;

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the increased liquidity for the Kentucky Bancshares shareholders and the potential for increased demand among institutional investors, index funds and other large investors for the stock of the combined company and the potential for stock price appreciation as a result;

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the ability of the Kentucky Bancshares board of directors to terminate the merger agreement, subject to certain conditions, to accept a superior proposal from a third party;

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the opinion of Raymond James, dated January 26, 2021, to the Kentucky Bancshares board of directors to the effect that as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Raymond James’ opinion, the merger consideration consisting of 0.64 share of Stock Yards Bancorp common stock and $4.75 in cash to be received for each outstanding share of Kentucky Bancshares common stock in the merger was fair, from a financial point of view, to the Kentucky Bancshares shareholders, as more fully described below under the section of this proxy statement/prospectus entitled “Opinion of Kentucky Bancshares Financial Advisor” beginning on page 72, and

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the terms of the merger agreement, including the fixed exchange ratio and the expected tax treatment of the merger and the upstream merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The Kentucky Bancshares board of directors also considered a number of potential risks and uncertainties and other potentially negative factors associated with the merger in connection with its deliberation about the proposed transaction, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
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the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

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that the exchange ratio for the stock portion of the merger consideration is fixed, so that if the market price of Stock Yards Bancorp is lower at the time of closing of the merger, the economic value of the per share merger consideration to be received by the Kentucky Bancshares shareholders in exchange for their shares of Kentucky Bancshares common stock will also be lower;

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the continued ongoing uncertainties related to the full impact of the COVID-19 pandemic;

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the possibility that the merger could be announced but not consummated, and the possibility that Kentucky Bancshares could lose customers, business and employees as a result of announcing the transaction;

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the merger agreement provisions requiring Kentucky Bancshares to conduct its business in the ordinary course and the other restrictions on the conduct of Kentucky Bancshares’ business before completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, may delay or prevent Kentucky Bancshares from undertaking business opportunities that may arise pending completion of the merger;

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the fact that shareholder litigation is common in connection with public company mergers;

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the provisions of the merger agreement restricting Kentucky Bancshares’ solicitation of third-party acquisition proposals and providing for the payment of a termination fee in the amount of $7.25 million under certain circumstances, which the Kentucky Bancshares board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination with Kentucky Bancshares, were a condition to Stock Yards Bancorp’s willingness to enter into the merger agreement;

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the provision in the merger agreement providing for the reimbursement of Stock Yards Bancorp’s out-of-pocket expense related to the merger agreement in an amount up to $1.8 million if the Kentucky Bancshares shareholders do not approve the merger agreement, which the Kentucky Bancshares board of directors understood, while potentially discouraging Kentucky Bancshares shareholders from voting against the merger agreement, was substantially negotiated by the parties and a condition to Stock Yards Bancorp’s willingness to enter into the merger agreement;

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the fact that certain members of the Kentucky Bancshares board of directors and executive officers potentially have interests in the merger that are different from, or in addition to, their interests as the Kentucky Bancshares shareholders, which have the potential to influence such directors’ and officers’ views and actions in connection with the merger. For a more detailed discussion of these interests, see the section of this proxy statement/prospectus entitled “Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger” beginning on page 82;

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the possibility that the required regulatory and other approvals necessary for consummation of the merger might not be obtained;

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the potential challenges of integrating Kentucky Bancshares’ business operations and employees with those of Stock Yards Bancorp;

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the risk that the parties would not fully realize the anticipated benefits and cost savings resulting from the merger; and

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the change in administration and legislature and potential resulting changes in tax legislation.

The foregoing recitation of factors considered by the Kentucky Bancshares board of directors as part of its deliberations is not intended to be exhaustive, but is believed to include substantially all material factors considered by the Kentucky Bancshares board of directors. The Kentucky Bancshares board of directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
In view of the wide variety of factors considered and the complexity of these matters, the Kentucky Bancshares board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Kentucky Bancshares board of directors may have given different weight to different factors. The Kentucky Bancshares board of directors conducted an analysis of the factors described above and engaged in thorough discussions among themselves and had discussions, and questioned, Kentucky Bancshares’ management and financial and legal advisors.
Ultimately, the Kentucky Bancshares board of directors concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger. Therefore, the Kentucky Bancshares board of directors concluded that the factors considered, and the totality of the information presented were favorable to, and supported, its determination to approve and adopt the merger agreement and recommend that the Kentucky Bancshares shareholders approve the merger agreement and the merger.
Stock Yards Bancorp’s Reasons for the Merger
In reaching its decision to adopt the merger agreement, in addition to relying on personal knowledge of Kentucky Bancshares, Stock Yards Bancorp and the banking industry, the Stock Yards Bancorp board of directors evaluated the merger and merger agreement in consultation with Stock Yards Bancorp’s senior management and outside financial and legal advisors. After such evaluation, the Stock Yards Bancorp board of directors concluded that the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Stock Yards Bancorp and its shareholders.
In evaluating the decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, the Stock Yards Bancorp board of directors considered a number of factors, including the following:
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each of Stock Yards Bancorp’s, Kentucky Bancshares’ and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through comprehensive due diligence, the Stock Yards Bancorp board of directors considered Kentucky Bancshares’ and Kentucky Bank’s community banking orientation, culture, management and compatibility with Stock Yards Bancorp and Stock Yards Bank & Trust Company;

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a review of the demographic, economic, and financial characteristics of the markets in which Kentucky Bancshares operates, including existing and potential competition and history of the market areas with respect to financial institutions;

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Stock Yards Bancorp’s desire to expand its operations and customer base in Central Kentucky, including the Lexington metropolitan statistical area (“MSA”) (Kentucky’s second largest market);

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the further diversification of the combined loan portfolio across asset classes and markets;

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the complementary fit of the businesses of Stock Yards Bancorp and Kentucky Bancshares, which Stock Yards Bancorp’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

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the ability of Stock Yards Bancorp to cross sell its larger product base across Kentucky Bancshares’ customer base and market primarily through its middle market commercial lending platform and its wealth management and trust department;

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the pro forma financial effects of the proposed merger; and

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the cost savings that will be realized by combining the two companies and integrating Kentucky Bancshares with Stock Yards Bancorp, which savings are expected to enhance Stock Yards Bancorp’s earnings.

The Stock Yards Bancorp board of directors also considered a number of potential risks and uncertainties in evaluating the potential acquisition of Kentucky Bancshares and in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated thereby, including the following:
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the regulatory and other approvals required in connection with the merger and the bank merger and the expected likelihood that such regulatory approvals may be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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the potential risk of diverting management attention and resources towards the completion of the merger and the integration of Kentucky Bancshares;

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the possibility of litigation challenging the merger, and Stock Yards Bancorp’s belief that any such litigation would be without merit;

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the potential effect of the COVID-19 pandemic on the completion, timing or benefits of the merger; and

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the other risks described under “Risk Factors” beginning on page 43, and the risks of investing in Kentucky Bancshares common stock identified in the “Risk Factors” sections of Kentucky Bancshares’ periodic reports filed with the SEC and incorporated by reference herein.

The Stock Yards Bancorp board of directors approved the merger agreement after Stock Yards Bancorp’s senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Kentucky Bancshares. The Stock Yards Bancorp board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Stock Yards Bancorp board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.
Opinion of Kentucky Bancshares’ Financial Advisor
Kentucky Bancshares retained Raymond James as a financial advisor on February 21, 2020. Kentucky Bancshares selected Raymond James as a financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the evaluation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Kentucky Bancshares board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Kentucky Bancshares’ outstanding common shares (other than excluded shares) of the merger consideration to be received by such holders pursuant to the Agreement.
At the January 26, 2021 Kentucky Bancshares board of directors meeting, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Kentucky Bancshares board of directors dated January 26, 2021, as to the fairness, as of such date, from a financial point of view, to the holders of Kentucky Bancshares’ outstanding common shares (other than excluded shares) of the merger consideration to be received by such holders in the transaction pursuant to the agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James is attached as Annex B to this proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. The Kentucky Bancshares shareholders are urged to read this opinion in its entirety. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and before the completion of the merger.
Raymond James provided its opinion for the information of the Kentucky Bancshares board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the transaction and its opinion only addresses whether the merger consideration to be received by the holders of the common shares (other than Excluded Shares) in the transaction pursuant to the agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the agreement or the transaction contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Kentucky Bancshares board of directors or to any holder of Kentucky Bancshares common stock as to how the Kentucky Bancshares board of directors, such shareholders or any other person should vote or otherwise act with respect to the transaction or any other matter. Raymond James does not express any opinion as to the likely trading range of Stock Yards Bancorp common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Stock Yards Bancorp at that time.
In connection with its review of the proposed transaction and the preparation of its opinion, Raymond James, among other things:
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reviewed the financial terms and conditions as stated in the draft of the agreement and plan of merger by and among Stock Yards Bancorp, Inc., H. Meyer Merger Subsidiary, Inc. and Kentucky Bancshares, Inc. dated as of January 21, 2021;

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reviewed certain information related to the historical condition and prospects of Kentucky Bancshares, as made available to Raymond James by or on behalf of Kentucky Bancshares, including, but not limited to, financial projections prepared by the management of Kentucky Bancshares relating to Kentucky Bancshares for the fiscal quarter ending December 31, 2020 and the fiscal years ending December 31, 2020 through December 31, 2025, as approved for our use by Kentucky Bancshares (the “projections”);

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reviewed Kentucky Bancshares’ audited financial statements for years ended December 31, 2019, December 31, 2018 and December 31, 2017, and unaudited financial statements for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020;

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reviewed Kentucky Bancshares’ recent public filings and certain other publicly available information regarding Kentucky Bancshares and Stock Yards Bancorp;

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reviewed the financial and operating performance of Kentucky Bancshares, Stock Yards Bancorp and those of other selected public companies that were deemed to be relevant;

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considered certain publicly available financial terms of certain transactions that were deemed to be relevant;

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reviewed the current and historical market prices and trading volume for the Kentucky Bancshares Common Shares and for Stock Yards Bancorp common stock, and the current market prices of the publicly traded securities of certain other companies that were deemed to be relevant;

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conducted such other financial studies, analyses and inquiries and considered such other information and factors as deemed appropriate;

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received a certificate addressed to Raymond James from a member of senior management of Kentucky Bancshares regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Kentucky Bancshares; and
•
discussed with members of the senior management of Kentucky Bancshares and Stock Yards Bancorp certain information relating to the aforementioned and any other matters which were deemed relevant to our inquiry.

With Kentucky Bancshares’ consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Kentucky Bancshares, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Kentucky Bancshares. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Kentucky Bancshares. Raymond James is not an expert in the evaluation of allowances for loan and lease losses for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James assumed that such allowance and reserves are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Kentucky Bancshares’ consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Kentucky Bancshares and Raymond James relied upon Kentucky Bancshares to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based.
Raymond James relied upon and assumed, without independent verification, that the final form of the agreement would be substantially similar to the draft agreement reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Kentucky Bancshares that would be material to its analysis or opinion.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the relative merits of the merger as compared to any alternatives to the merger that might exist for Kentucky Bancshares. Raymond James provided advice to the Kentucky Bancshares board with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Kentucky Bancshares. The opinion of Raymond James did not express any opinion as to the likely trading range of Stock Yards Bancorp common stock following announcement or consummation of the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Stock Yards Bancorp at that time. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Kentucky Bancshares common shares (other than excluded shares).
Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Kentucky Bancshares board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, regulatory, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Kentucky Bancshares, on the fact that Kentucky Bancshares was assisted by legal, regulatory, accounting and tax advisors, and, with the consent of Kentucky Bancshares relied upon and assumed the accuracy and completeness of the assessments by Kentucky Bancshares and its advisors, as to all legal, regulatory, accounting and tax matters with respect to Kentucky Bancshares and the merger, including, without limitation, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.
In formulating its opinion, Raymond James considered only the merger consideration to be received by the holders of Kentucky Bancshares common shares (other than excluded shares), and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Kentucky Bancshares, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Kentucky Bancshares, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Kentucky Bancshares’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Kentucky Bancshares’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Kentucky Bancshares or Stock Yards Bancorp or the ability of Kentucky Bancshares or Stock Yards Bancorp to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Kentucky Bancshares board of directors at its meeting on January 26, 2021, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Kentucky Bancshares, Stock Yards Bancorp or the contemplated merger.
Selected Companies Analysis.
Raymond James analyzed the relative valuation multiples of twenty (20) publicly-traded financial institutions that satisfied the following criteria: (i) headquartered in the Midwest, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (ii) had total assets between $900 million and $1.5 billion; and (iii) had last twelve month (“LTM”) return on average assets between 0.50% and 1.50%. This group excluded targets of announced mergers, companies with a three-month average trading volume of less than 100 shares and mutual holding companies. The selected companies that Raymond James deemed relevant included the following:
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CNB Bank Shares, Inc.

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NorthWest Indiana Bancorp

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Foresight Financial Group, Inc.

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Middlefield Banc Corp.

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Limestone Bancorp, Inc.

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Fentura Financial, Inc.

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SB Financial Group, Inc.

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Guaranty Federal Bancshares, Inc.

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Ohio Valley Banc Corp.

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PSB Holdings, Inc.

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Blackhawk Bancorp, Inc.

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First Bankers Trustshares, Inc.

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CSB Bancorp, Inc.

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Croghan Bancshares, Inc.

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United Bancshares, Inc.

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First Capital, Inc.

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Two Rivers Financial Group, Inc.

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CNB Community Bancorp, Inc.

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Southern Michigan Bancorp, Inc.

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Westbury Bancorp, Inc.

Raymond James calculated various financial multiples for each selected public company, including price per share at close on January 25, 2021 compared to (i) tangible book value (“TBV”) per share at the most recently reported financial period ended September 30, 2020 or December 31, 2020 and (ii) LTM earnings per share (“EPS”) for the most recent LTM financial period reported. Raymond James reviewed the 75th percentile, median, mean and 25th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Kentucky Bancshares implied by the merger consideration. EPS are based on current diluted shares outstanding. The results of the selected public companies analysis are summarized below:
	SUMMARY PRICING MULTIPLES
	Price /
	TBV per Share	LTM EPS
75th Percentile	106%	11.6x
Median	97%	9.5x
Mean	102%	10.2x
25th Percentile	91%	8.7x
Implied Transaction Metric	170%	16.1x
Furthermore, Raymond James applied the 75th percentile, median, mean and 25th percentile relative valuation multiples for each of the metrics to Kentucky Bancshares’ actual financial results to derive an implied transaction consideration. Raymond James then compared those implied values to $31.78, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of this analysis are summarized below:
	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Price /
	TBV per Share	LTM EPS
75th Percentile	$19.79	$22.76
Median	$18.25	$18.79
Mean	$19.05	$20.13
25th Percentile	$17.02	$17.23
Selected Transaction Analysis.
Raymond James analyzed publicly available information relating to selected regional transactions announced since March 1, 2020 involving financial institution targets headquartered in the Midwest, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, with assets between $300 million and

$3.0 billion. Raymond James also analyzed publicly available information relating to selected national transactions announced since March 1, 2020 involving financial institution targets headquartered in the United States with assets between $300 million and $3.0 billion. Both regional and national selected transactions excluded: (i) transactions without publicly disclosed deal value or sufficient financial information; (ii) mergers of equals; and (iii) transactions in which less than 100% of equity ownership was acquired. The selected transactions (with transaction announcement dates shown) used in the analysis included:
Regional:
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Acquisition of Cummins-American Corp. by First Busey Corporation (1/19/2021)

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Acquisition of LINCO Bancshares Inc. by First Mid Bancshares, Inc. (9/28/2020)

National:
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Acquisition of Cummins-American Corp. by First Busey Corporation (1/19/2021)

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Acquisition of FNS Bancshares, Inc. by BancorpSouth Bank (1/13/2021)

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Acquisition of National United Bancshares, Inc. by BancorpSouth Bank (12/2/2020)

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Acquisition of LINCO Bancshares, Inc. by First Mid Bancshares, Inc. (9/28/2020)

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Acquisition of Standard AVB Financial Corp. by Dollar Mutual Bancorp (9/25/2020)

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Acquisition of Savoy Bank by Hanover Bancorp, Inc. (8/27/2020)

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Acquisition of Seacoast Commerce Banc Holdings by Enterprise Financial Services Corp (8/20/2020)

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Acquisition of Delmarva Bancshares, Inc. by BV Financial, Inc. (6/18/2020)

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Acquisition of SB One Bancorp by Provident Financial Services, Inc. (3/12/2020)

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Acquisition of Three Shores Bancorporation, Inc. by United Community Banks, Inc. (3/9/2020)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter TBV at announcement; (ii) LTM earnings at the time of announcement; and (iii) premium to core deposits (total deposits less time deposits greater than $100,000). Raymond James adjusted earnings of subchapter S corporations using an effective tax rate of 21%. Raymond James reviewed the maximum, median, mean and minimum of the selected regional transactions and reviewed the 75th percentile, median, mean and 25th percentile relative valuation multiples of the selected national transactions.
Regional Transactions:
	SUMMARY TRANSACTION MULTIPLES
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
Maximum	109%	21.6x	1.4%
Median	108%	21.3x	1.4%
Mean	108%	21.3x	1.4%
Minimum	107%	21.0x	1.4%
Implied Transaction Metric	170%	16.2x	9.6%

National Transactions:
	SUMMARY TRANSACTION MULTIPLES
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
75th Percentile	151%	20.6x	6.7%
Median	127%	16.5x	4.9%
Mean	129%	16.3x	5.4%
25th Percentile	110%	12.6x	2.4%
Implied Transaction Metric	170%	16.2x	9.6%
Furthermore, Raymond James applied the maximum, median, mean and minimum relative valuation multiples of the selected regional transactions and applied the 75th percentile, median, mean and 25th percentile relative valuation multiples for the selected national transactions to Kentucky Bancshares’ TBV, LTM earnings, and core deposits. Raymond James then compared those implied values to $31.78, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of the selected transactions analysis are summarized below:
Regional Transactions:
	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
Maximum	$20.36	$42.29	$20.60
Median	$20.13	$41.64	$20.59
Mean	$20.13	$41.64	$20.59
Minimum	$19.90	$40.99	$20.58
National Transactions:
	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
75th Percentile	$28.15	$40.22	$27.86
Median	$23.80	$32.22	$25.46
Mean	$24.18	$31.81	$26.15
25th Percentile	$20.49	$24.75	$21.90
Discounted Cash Flow Analysis.
Raymond James analyzed the discounted present value of Kentucky Bancshares’ projected free cash flows for the six months ending December 31, 2021 and the 12 months ending December 31, 2022 through December 31, 2025 on a standalone basis, which were provided to Raymond James and approved for its use by Kentucky Bancshares. Raymond James used tangible common equity in excess of a target ratio of 8.0% of tangible assets at the end of each projection period for free cash flow.
The discounted cash flow analysis was based solely on the projections. Consistent with the periods included in the projections, Raymond James used calendar year 2025 as the final year for the analysis and applied multiples, ranging from 9.0x to 13.0x, to calendar year 2025 adjusted net income in order to derive a range of terminal values for Kentucky Bancshares in 2025. The projected free cash flows and terminal values were discounted to present value using rates ranging from 13.0% to 16.0%. Raymond James arrived at its discount range by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the 2019 Duff & Phelps Valuation Handbook.
The resulting range of present equity values was divided by the number of diluted shares outstanding. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to $31.78, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of the discounted cash flow analysis indicated a range of values from $17.99 per share to $25.20 per share.
In connection with its analysis, Raymond James considered and discussed with Kentucky Bancshares’ management how the discounted cash flow analysis would be affected by changes in the underlying assumptions. Raymond James noted that discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.
Additional Considerations.
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Kentucky Bancshares.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Kentucky Bancshares. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Kentucky Bancshares board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Kentucky Bancshares common shares (other than excluded shares) of the merger consideration to be received by such holders in connection with the proposed transaction pursuant to the agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Kentucky Bancshares board of directors in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Kentucky Bancshares board of directors’ or Kentucky Bancshares management’s views with respect to Kentucky Bancshares, Stock Yards Bancorp or the merger. Kentucky Bancshares placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on January 25, 2021, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Kentucky Bancshares since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect. Furthermore, Raymond James expressed no opinion or view as to the effects on the merger, Kentucky Bancshares or Stock Yards Bancorp of the unusual volatility recently experienced in the credit, financial and stock markets or any potential changes or developments in such markets or volatility. As is widely known, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “pandemic effects”). Raymond James expressed no opinion or view as to the potential impact of the pandemic effects on its analysis, the opinion, the merger, Kentucky Bancshares or Stock Yards Bancorp.
For services rendered in connection with the delivery of its opinion, Kentucky Bancshares paid Raymond James a fee of $250,000 upon delivery of its opinion. Kentucky Bancshares will also pay Raymond James a fee for advisory services in connection with the merger equal to approximately $2.4 million (less the fee paid upon the delivery of the opinion, the amount of which shall be deducted), which is contingent upon the closing of the merger. The actual amount of the fee Kentucky Bancshares will pay Raymond James for its advisory services is subject to the final amount of the merger consideration at closing. Kentucky Bancshares also agreed to reimburse Raymond James up to $25,000, unless authorized by Kentucky Bancshares, for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Kentucky Bancshares and Stock Yards Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two years preceding the date of Raymond James’ written opinion: (i) Raymond James has engaged in fixed income and other trading activity with Kentucky Bank, a subsidiary of Kentucky Bancshares, for which it has earned income; (ii) an affiliate of Raymond James provided services to Stock Yards Bank & Trust Company, a subsidiary of Stock Yards Bancorp, relating to its wealth management business, for which the Raymond James affiliate has received commissions and fees; and (iii) Raymond James has engaged in fixed income and other trading activity with Stock Yards Bank & Trust Company, for which it has earned income Raymond James has received, in aggregate in the previous two years, fees of $1,192,346 from Kentucky Bancshares and Kentucky Bank, separately from amounts paid to Raymond James in connection with services delivered in connection with the merger. Raymond James may provide investment banking, financial advisory and other financial services to Kentucky Bancshares and/or Stock Yards Bancorp or other participants in the merger in the future, for which Raymond James may receive compensation.
Certain Unaudited Prospective Financial Information
Kentucky Bancshares does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in regular earnings press releases and other investor materials.
However, in connection with the merger, Kentucky Bancshares’ management prepared certain unaudited prospective financial information with respect to Kentucky Bancshares for the six month period ending December 31, 2021 and the calendar years ending 2021 through 2025 on a standalone basis and without giving effect to the merger, which was provided by Kentucky Bancshares’ management to Stock Yards Bancorp’s management on November 10, 2020. This unaudited prospective financial information was also provided to representatives of Raymond James on November 10, 2020 and, with the approval of Kentucky Bancshares, representatives of Raymond James used the information in connection with its financial analyses and for purposes of its opinion described under the heading “— Opinion of Kentucky Bancshares’ Financial Advisor.” We refer to this unaudited prospective financial information collectively as the “projections.”
A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing the Kentucky Bancshares shareholders access to certain nonpublic information made available to Stock Yards Bancorp management.
The projections were intended solely for internal use, are not fact, and Kentucky Bancshares does not endorse the projections as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the projections reflect numerous estimates and assumptions made at the time such projections were prepared or approved for use and without reference to the impacts of the merger. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Stock Yards Bancorp and Kentucky Bancshares operate and the risks and uncertainties described under “Risk Factors” beginning on page 43 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41 and in the reports that Stock Yards Bancorp and Kentucky Bancshares file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Stock Yards Bancorp and Kentucky Bancshares and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the projections, whether or not the merger is completed. The inclusion in this proxy statement/prospectus of the projections below should not be regarded as an indication that Kentucky Bancshares or its board of directors or advisors considered, or now consider, these projections to be material information to any Kentucky Bancshares shareholders, particularly in light of the inherent risks and uncertainties associated with such projections, or that it should be construed as financial guidance, and it should not be relied on as such. Moreover, the projections do not take into account any circumstances or events occurring after the date they were prepared, and do not attempt to predict or suggest actual future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Kentucky Bancshares or the combined company of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. The projections summarized in this section are not included in this proxy statement/prospectus in order to induce any holder of Kentucky Bancshares common stock to vote in favor of the Kentucky Bancshares merger proposal or any of the other proposals to be voted on at the Kentucky Bancshares special meeting. The projections were not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, published guidelines of the SEC regarding forward-looking statements or GAAP. Neither BKD, LLP (Stock Yards Bancorp’s independent registered public accounting firm) nor Crowe LLP (independent registered public accounting firm of Kentucky Bancshares) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied any procedures with respect to the projections and, accordingly, neither BKD, LLP nor Crowe LLP has expressed any opinion or given any other form of assurance with respect thereto or its achievability and each assumes no responsibility for the projections and disclaims any association with the projections.
In addition, the projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus, and except as required by applicable securities laws, Kentucky Bancshares does not intend to update or otherwise revise the projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the underlying assumptions are shown to be in error.
Projections Relating to Kentucky Bancshares
For purposes of Raymond James’ discounted cash flow analysis performed in connection with Raymond James’ opinion, Raymond James used certain financial projections prepared by the management of Kentucky Bancshares for the periods ending December 31, 2021 as well as extrapolated financial results assuming a 6% annual loan growth rate for the periods ending December 31, 2022 through December 31, 2025. The following table summarizes this unaudited prospective financial information with respect to Kentucky Bancshares as used by Raymond James:

	For the six months ending December 31, 2021	For the year ending December 31,
		2021	2022	2023	2024	2025
Standalone Tangible Assets ($000s)	$1,239,000	$1,239,000	$1,305,000	$1,375,000	$1,450,000	$1,531,000
Net Income ($000s)	$5,019	$10,251	$10,835	$12,011	$13,148	$14,750
Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger
In considering the recommendation of the Kentucky Bancshares board of directors, the Kentucky Bancshares shareholders should be aware that the directors and executive officers of Kentucky Bancshares may have interests, including financial interests, in the merger that may be different from, or in addition to, the interests of the Kentucky Bancshares shareholders generally. The Kentucky Bancshares board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, and in making its recommendation that the Kentucky Bancshares shareholders vote to approve the merger proposal. These interests are described in further detail below.
Kentucky Bancshares’ named executive officers for purposes of the discussion below are Louis Prichard (currently President and Chief Executive Officer of Kentucky Bancshares), Norman J. Fryman (currently Executive Vice President and Chief Credit Officer of Kentucky Bancshares), and James B. Braden (currently Executive Vice President and Chief Operating Officer of Kentucky Bancshares).
Treatment of Outstanding Kentucky Bancshares Restricted Stock Awards
The closing of the merger will constitute a change in control for purposes of the Kentucky Bancshares restricted stock awards. At the effective time of the merger, each Kentucky Bancshares restricted stock award that remains outstanding as of the effective time will fully vest and be settled for the merger consideration.
For an estimate of the amounts that would become payable to Kentucky Bancshares’ named executive officers upon the vesting and settlement of their unvested restricted stock awards, see the “Golden Parachute Compensation” table below. The estimated aggregate amount that would be realized by the five Kentucky Bancshares executive officers who are not named executive officers in settlement of their Kentucky Bancshares restricted stock awards that are outstanding as of March 9, 2021 if the effective time occurred on such date is approximately $426,556. Awards to Kentucky Bancshares non-employee directors are vested when issued. The restricted stock awards issued to the non-employee directors in January 2021, vested at that time. The amounts in this paragraph were determined using a price per share of Kentucky Bancshares common stock of $32.63 (the average closing market price of Kentucky Bancshares common stock over the first 5 business days following the public announcement of the merger on January 27, 2021). These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur before the closing of the merger and following the date of this proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Kentucky Bancshares’ executive officers and non-employee directors may materially differ from the amounts set forth above.
Existing Kentucky Bancshares Employment Agreement and Change-in-Control Agreement with Louis Prichard
Kentucky Bancshares is party to an agreement with Louis Prichard that addresses terms of his employment and certain rights upon a change in control, dated March 28, 2008 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Prichard is entitled to, among other things, certain severance benefits if his employment is terminated (i) without good cause by Kentucky Bancshares in anticipation of a change in control or within one year following the effective date of a change in control, or (ii) with good reason by Mr. Prichard within one year following the effective date of a change in control. Specifically, in such event, Mr. Prichard would be entitled to (a) a single lump sum payment in an amount equal to two times his base salary, (b) have Kentucky Bancshares maintain at no cost to Mr. Prichard all of his group insurance, life insurance, health, accident and disability plans that he was entitled to participate in immediately before his termination for a period not to exceed 18 months, and (c) automatic vesting of outstanding equity awards. If payments to Mr. Prichard total more than can be paid under Sections 280G and 4999 of the Code without some portion being non-deductible and subject to excise taxes, such payments would be reduced by the minimum amount necessary so that no portion of the payments and benefits are subject to excise taxes or are non-deductible. “Good reason” under the Employment Agreement includes a material diminution in Mr. Prichard’s authority, duties, or responsibilities without his written consent.
Kentucky Bancshares and Mr. Prichard have entered into a new agreement that will become effective at the effective time of the merger (the “Prichard Agreement”). Under the Prichard Agreement, Mr. Prichard will remain employed by Stock Yards Bancorp’s bank subsidiary, Stock Yards Bank & Trust Company, after the merger in a new role as a Senior Vice President and Central Kentucky Market President, the Employment Agreement between Kentucky Bancshares and Mr. Prichard will terminate, and Kentucky Bancshares will pay Mr. Prichard in a single lump sum payment an amount equal to two times his base salary. If such payments plus any other change in control-related compensation (such as equity award vesting discussed above) exceeds the amount that can be paid under Sections 280G and 4999 of the Code without loss of tax deduction or excise taxes applying, then such payments will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible for Kentucky Bancshares or Stock Yards Bancorp, as applicable, pursuant to Section 280G and subject to the excise tax imposed under Section 4999. Under the Prichard Agreement, Mr. Prichard is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during the term of Mr. Prichard’s employment and for 2 years thereafter, and covenants that apply for an indefinite period regarding confidentiality and cooperation with litigation.
For an estimate of the cash amount that would become payable to Mr. Prichard following the closing of the merger under the terms of the Prichard Agreement with Kentucky Bancshares, see the “Golden Parachute Compensation” table below.
Ongoing Director Compensation
Two current members of the Kentucky Bancshares board of directors, Edwin S. Saunier and Shannon B. Arvin, whom Stock Yards Bancorp intends to appoint to the boards of directors of Stock Yards Bancorp and Stock Yards Bank & Trust Company, Inc., after the effective time, will be entitled to receive compensation from Stock Yards Bancorp in accordance with its standard director compensation program. The compensation received by Stock Yards Bancorp’s directors for 2020 is described in Stock Yards Bancorp’s definitive proxy statement relating to its 2021 annual meeting of shareholders, which was filed with the SEC on March 12, 2021.
Payout under Major Illness Plan
At the effective time of the merger, the Kentucky Bancshares Major Illness Plan will be amended to terminate a feature of that plan which allows cash payment at termination of employment after the age of 55, if the employee then has at least 5 years of service, for a portion of accrued and unused sick time. Because of this feature’s termination, all persons who meet the age and service criteria will be paid the full amount they could have received at the merger effective time, as if they had then terminated employment. As a result, each of Messrs. Prichard and Fryman will receive from Kentucky Bancshares a cash payment reflecting 50% of the value of up to 500 hours of any accrued and unused sick time. Estimates (assuming no such time is used before the merger effective time) of these payments are set forth in the “Golden Parachute Compensation” table below.
Other Compensation
Under a severance agreement with Stock Yards Bank & Trust Company, Mr. Fryman will be entitled to the payment of severance benefits after the termination of his employment in an amount as set forth in the “Golden Parachute Compensation” table below. Additionally, at the effective time of the merger, Mr. Braden will be entitled to require that insurance policy(ies) with death benefits to a beneficiary he names totaling at least $50,000 be maintained for his lifetime, as a result of vesting rights under current split dollar life insurance agreements.

Merger-Related Compensation for Kentucky Bancshares’ Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation and benefits payable to each of Kentucky Bancshares’ named executive officers (NEOs) that is based on or otherwise relates to the merger. The compensation shown in this table and described in the footnotes to the table is the subject of a non-binding, advisory vote of the Kentucky Bancshares shareholders at the Kentucky Bancshares special meeting, as described in “Kentucky Bancshares Proposals — Proposal No. 2: Kentucky Bancshares Compensation Proposal” beginning on page 55. The figures in the table are estimated based on current compensation levels and the NEOs’ existing compensation arrangements with Kentucky Bancshares and do not include amounts that the NEOs were already entitled to receive or vested in as of the date of this proxy statement/prospectus. For additional details regarding the terms of the payments described below, see the section of this proxy statement/prospectus entitled “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger” beginning on page 82 above.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:
•
the merger is consummated on March 9, 2021 (which is an assumed date solely for the purposes of calculations in this section);

•
each of the named executive officer’s base salary rate and outstanding equity awards remains unchanged from those in place as of March 9, 2021; and

•
a price per share of Kentucky Bancshares common stock of $32.63 (the average closing market price of Kentucky Bancshares common stock over the first 5 business days following the public announcement of the merger on January 27, 2021).

Golden Parachute Compensation
Named Executive Officer	Cash	Equity(3)	Pension/ NQDC	Perquisites/ benefits(4)	Tax Reimbursement ($)	Other ($)	Total ($)
Louis Prichard (President, CEO)	$724,000(1)	$242,604	$0	$48,344	$0	$0	$1,014,948(6)
Norman J. Fryman (Exec VP, Chief Credit Officer)	$106,824(2)	$96,356	$0	$28,532	$0	$0	$231,712
James B. Braden (Exec VP, Chief Operating Officer)	$0	$116,424	$0	$0	$0	$17,329(5)	$133,753

(1)
Reflects an amount equal to two times the NEO’s base salary in effect on the assumed merger effective date of March 9, 2021, payable in a single lump sum payment.

(2)
Reflects a severance payment of two weeks’ pay per year of service to a maximum of 26 weeks to be made at the end of August, 2021, in a single lump sum payment.

(3)
At the effective time of the merger, Kentucky Bancshares restricted stock awards that were outstanding as of the effective time of the merger will vest in full and be settled for the merger consideration. The shares that vest at the effective time of the merger are as follows: Mr. Prichard — 7,435 shares, Mr. Fryman — 2,953 shares, and Mr. Braden — 3,568 shares.

(4)
Reflects payout of 50% of the value of accrued and unused sick time (for not-to-exceed 500 hours) resulting from the termination of the cashout component of the Kentucky Bancshares Major Illness Plan at the effective time of the merger, assuming no additional sick time is accrued or used after March 9, 2021.

(5)
Reflects Mr. Braden’s right to require that insurance policy(ies) with death benefits to a beneficiary he names totaling at least $50,000 be maintained for his lifetime, as a result of vesting rights under current split dollar life insurance agreements. The present value was calculated using Mr. Braden’s life expectancy from the Uniform Life Table under Treasury Reg. 1.401(a)(9)-9(c), a present value rate of the IRS long term AFR, and IRS Table 2-2 from Publication 15B.
(6)
The total payment may be subject to reduction in an amount necessary to insure that no portion of the payment will be non-deductible under Section 280G or subject to excise taxes under Section 4999 of the Code.

Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, from and after the effective time, the surviving corporation would indemnify certain persons, including Kentucky Bancshares’ directors and executive officers. In addition, for a period of six (6) years from the effective time, Stock Yards Bancorp would maintain an insurance policy for the benefit of certain persons, including Kentucky Bancshares’ directors and executive officers. For additional information, see “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance” beginning on page 101.
Governance of the Combined Company After the Merger
Stock Yards Bancorp intends for Edwin S. Saunier and Shannon B. Arvin, two current members of the Kentucky Bancshares Board of Directors, to be added as members of the Stock Yards Bancorp board of directors and Stock Yards Bank & Trust Company board of directors after the effective time, subject to Stock Yards Bancorp’s and Stock Yards Bank & Trust Company’s corporate governance practices and policies and applicable law. The directors of the combined company will receive compensation for their service as directors. The compensation received by Stock Yards Bancorp’s directors for 2020 is described in Stock Yards Bancorp’s definitive proxy statement relating to its 2021 annual meeting of shareholders, which was filed with the SEC on March 12, 2021.
Additionally, Louis Prichard, current President and Chief Executive Officer of Kentucky Bancshares, will serve as the combined company’s Central Kentucky Market President, after the effective time.
Accounting Treatment
The merger will be accounted by utilizing the acquisition accounting method in accordance with GAAP. Kentucky Bancshares will be treated as the acquired corporation for accounting and financial reporting purposes. Kentucky Bancshares’ assets and liabilities will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Stock Yards Bancorp. With regard to CECL, loans with evidence of credit deterioration will be adjusted for estimated losses with a corresponding credit mark. This adjustment is reflected as a gross up to both loans and the allowance for credit losses and subject to change at closing. In addition, CECL requires an additional allowance for non-purchase credit deteriorated loans which will be recognized through the income statement of the resulting company following the closing of the merger. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill.
Regulatory Approvals
To complete the merger, Stock Yards Bancorp and Kentucky Bancshares need to obtain approvals or consents from, or make filings with, certain federal and state bank regulatory authorities. Subject to the terms of the merger agreement, Stock Yards Bancorp and Kentucky Bancshares have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies, and governmental entities which are necessary to consummate the transactions contemplated by the merger agreement (including the merger, the upstream merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. These approvals include, among others, the approval of the Federal Reserve Board, the FDIC, the Kentucky Department of Financial Institutions and the Nevada Division of Insurance. Under the terms of the merger agreement, neither Stock Yards Bancorp nor Kentucky Bancshares is required to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger.
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by the Kentucky Bancshares shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Stock Yards Bancorp and Kentucky Bancshares believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market. Stock Yards Bancorp submitted its application on Form FR Y-3 with the Federal Reserve Board on March 8, 2021.
In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Stock Yards Bancorp and Kentucky Bancshares in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by their depository institution subsidiaries.
FDIC
The bank merger is subject to approval by the FDIC under Section 18(c)(2)(C) of the Federal Deposit Insurance Act (the “Bank Merger Act”). An application for approval of the bank merger was filed with the FDIC on March 9, 2021. In evaluating an application filed under the Bank Merger Act, the FDIC considers: (1) the competitive impact of the transaction; (2) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution; (3) the convenience and needs of the communities to be served; (4) the depository institutions’ effectiveness in combating money-laundering activities; and (5) the risk to the stability of the United States banking and financial system. In considering an application under the Bank Merger Act, the FDIC also reviews the records or performance of the relevant insured depository institutions under the CRA.
Kentucky Department of Financial Institutions
To complete the merger, Stock Yards Bancorp is required to submit an application to, and receive approval from, the KDFI. The KDFI will review the application to determine whether the merger complies with Kentucky law, whether the merger would jeopardize the financial stability of the acquired entities, whether public convenience and advantage will be served by the merger, and that no federal regulatory authority whose approval is required has disapproved the merger because it would result in a monopoly or substantially lessen competition. An application for approval of the merger and the bank merger was filed with the KDFI on March 9, 2021.
Nevada Division of Insurance
It will be necessary to obtain approval of the Nevada Division of Insurance with respect to the change in control of Kentucky Bancshares’ captive insurance subsidiary.
Public Notice and Comments
The BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the FDIC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board and the FDIC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Stock Exchange Listings
Stock Yards Bancorp common stock is listed for trading on the NASDAQ under the symbol “SYBT.” Kentucky Bancshares common stock is listed on OTCQX under the symbol “KTYB.” Upon completion of the merger, the Kentucky Bancshares common stock will be delisted from OTCQX and subsequently deregistered under the Exchange Act.
Under the terms of the merger agreement, Stock Yards Bancorp will cause the shares of Stock Yards Bancorp common stock to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance. The merger agreement provides that neither Stock Yards Bancorp nor Kentucky Bancshares will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to official notice of issuance. Following the merger, shares of Stock Yards Bancorp common stock will continue to be listed on the NASDAQ.
Dissenters’ Rights in the Merger
Kentucky law entitles the Kentucky Bancshares shareholders to dissent from consummation of the merger and, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement, receive payment in cash for the fair value of shares of Kentucky Bancshares common stock following completion of the merger. To exercise your dissenters’ rights, you must strictly comply with the procedures specified in Subtitle 13 of the KBCA. The following discussion is intended as a brief summary of the material provisions of the Kentucky statutory procedures required to be followed by a Kentucky Bancshares shareholder in order to dissent from the merger and perfect dissenters’ rights. This summary, however, is not a complete statement regarding your dissenters’ rights under Kentucky law and is qualified in its entirety by reference to the text of the relevant provisions of Kentucky law, which are attached to this proxy statement/prospectus as Annex C. Shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.
If you are contemplating the possibility of exercising the right to dissent in connection with the merger, you should carefully review the text of the dissenters’ rights statute attached as Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your right to dissent. If you do not fully and precisely satisfy the procedural requirements of Kentucky law, you may lose your right to dissent. If you demand dissenters’ rights under Kentucky law and withdraw or lose (through failure to perfect or otherwise) the right to dissent, then your shares will no longer be dissenting shares and will automatically be converted into the right to receive the applicable merger consideration, without interest and less any applicable withholding taxes, at the effective time of the merger. We will not give you any notice of your right to dissent from consummation of the merger other than as described in this document.
Requirements for Exercising Dissenters’ Rights
To preserve your right to dissent from the merger:
•
You must deliver to Kentucky Bancshares before the vote is taken on the merger agreement at the Kentucky Bancshares special meeting written notice of your intent to exercise your right to dissent and demand payment for your respective shares of Kentucky Bancshares common stock if the merger is completed. Your notice must be in addition to and separate from your vote (by proxy or in person) against approval of the merger agreement or your abstention from voting. Your vote against the merger agreement or your abstention or failure to vote alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•
You cannot vote your shares in favor of the merger agreement; and

•
You must follow the statutory procedures for perfecting dissenters’ rights under Kentucky law, which are described below and under the captions “Payment Procedures” and “Judicial Appraisal of Shares.”

If you do not satisfy each of the requirements you cannot exercise your right to dissent and, if the merger agreement is approved by the Kentucky Bancshares shareholders and the merger occurs, your shares of Kentucky Bancshares common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.
The right to dissent may be asserted either by a shareholder of record or a beneficial owner. A record holder may assert the right to dissent as to fewer than all shares registered in his name only if he dissents as to all shares beneficially owned by any one person and notifies Kentucky Bancshares in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. For purposes of determining the rights of such record holder, he will be treated as if the shares to which he dissents in the names of different shareholders. A beneficial owner may assert the right to dissent as to shares held on his behalf only if he submits to us the record holder’s written consent before or at the time he asserts the right to dissent and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.
Vote.   Your shares must either not be voted at the special meeting (including a decision to abstain from voting) or must be voted against the approval of the merger agreement. Submitting a properly signed proxy card that is received before the vote at the special meeting that does not direct how the shares of Kentucky Bancshares common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory right to dissent. A vote in favor of the approval of the merger agreement, either by proxy or in person at the special meeting, will constitute a waiver of your right to dissent and will nullify any previously filed written notice of your intent to exercise your right to dissent.
Notice.   Written notice of your intent to exercise dissenters’ rights must be filed with Kentucky Bancshares at:
Kentucky Bancshares, Inc.
339 Main Street
Paris, Kentucky 40361
Gregory J. Dawson, Secretary and Chief Financial Officer
Kentucky Bancshares must receive all written notices before the vote is taken with respect to the merger proposal at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Kentucky Bancshares common stock you own, and that you intend to demand cash payment for your shares of Kentucky Bancshares common stock if the merger agreement is approved.
Termination of Dissenters’ Rights.   Your right to dissent and obtain payment of the fair value of your shares of Kentucky Bancshares common stock under Subtitle 13 of the KBCA will terminate if:
•
the merger is abandoned or rescinded;

•
a court having jurisdiction permanently enjoins or sets aside the merger;

•
you fail to perfect or otherwise lose your right to dissent; or

•
your demand for payment is withdrawn with Kentucky Bancshares’ written consent.

Payment Procedures
If the merger agreement is approved by the Kentucky Bancshares shareholders, within ten days after the approval, Kentucky Bancshares will send written notice regarding the proper procedures for dissenting to all of the Kentucky Bancshares shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:
•
the address where the demand for payment and certificates representing shares of Kentucky Bancshares common stock must be sent and the date by which certificates must be deposited;

•
the date by which your payment demand must be received by Kentucky Bancshares, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you;

•
a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (January 27, 2021) and requires certification from the person asserting dissenters’ rights of whether or not the person acquired beneficial ownership of our common stock before the date of the first announcement;

•
a copy of Subtitle 13 of the KBCA; and

•
information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the demand for payment is received.

If you wish to assert your right to dissent, you must demand payment, certify whether you acquired beneficial ownership of your shares before January 27, 2021, and deposit your stock certificates representing shares of Kentucky Bancshares common stock within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your stock certificates within the time period set forth in the written notice, you will lose the right to demand payment for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.
If the merger is not consummated within 60 days after the date set for demanding payment, Kentucky Bancshares will return all deposited certificates and release transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and release transfer restrictions, we wish to consummate the merger, Kentucky Bancshares must send a new dissenters’ notice and repeat the payment demand procedure. If we do not consummate the merger and Kentucky Bancshares does not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date which Kentucky Bancshares had set for demanding payment, you may notify Kentucky Bancshares in writing of your estimate of the fair value of your Kentucky Bancshares common stock plus the amount of interest due and demand payment of your estimated amount.
Except as provided below, as soon as the proposed corporate action is taken or upon receipt by Kentucky Bancshares of your valid demand for payment, Kentucky Bancshares will remit to you, if you complied with the requirements of Kentucky law, the amount Kentucky Bancshares estimates to be the fair value of your common stock, plus accrued interest, and will include the following information with the payment:
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financial data relating to Kentucky Bancshares, including a balance sheet, an income statement and a statement of changes in shareholders’ equity as of and for a fiscal year ended not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

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an explanation of how we estimated the fair value of the shares;

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an explanation of how we calculated interest due;

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a statement regarding your right to demand supplemental payment if you believe that the amount paid is less than the fair value of your shares or under certain other circumstances enumerated in the statute and described below; and

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a copy of Subtitle 13 of the KBCA.

For dissenting the Kentucky Bancshares shareholders who were not the beneficial owners of their shares of Kentucky Bancshares common stock before January 27, 2021, we may withhold payment and instead send a statement setting forth our estimate of the fair value of your shares and offering to pay such amount, with interest, as a final settlement of such dissenting shareholders’ demands for payment. We will also include in such statement an explanation of how we estimated the fair value of the shares and how the interest was calculated and a notice of the dissenter’s right to demand payment of the dissenter’s estimate of the fair value of the shares and the amount of interest due if such dissenting shareholder believes that the amount offered is less than the fair value of the shares, or that the interest is incorrectly calculated, or under certain other circumstances enumerated in the statute and described below.
Judicial Appraisal of Shares
If you believe the payment we make, or offer to make, is less than the fair value of your shares or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify us in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. You may also demand payment of your estimate of the fair value of the shares if we fail to make payment for your shares within 60 days after the date set for demanding payment or do not consummate the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If your demand for payment of your own estimate of the fair value of the shares is not settled within 60 days after we receive your demand, Kentucky law requires us to commence a proceeding in Jefferson County Circuit Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.
The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders whose demands remain unsettled. You should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under the KBCA. The fair value of your shares as determined under the dissenters’ rights provisions of the KBCA could be greater than, the same as, or less than the value of the merger consideration. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by us, then the court will enter a judgment for cash in favor of such dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of our common stock before January 27, 2021, and for which we withheld payment pursuant to Section 271B.13-270 of the KBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders’ after-acquired shares.
The court will also determine the costs and expenses of the court proceeding and assess them against us, except that the court may assess the costs against all or some of the dissenters whose actions in demanding payment of their own estimates of value are found by the court to be arbitrary, vexatious, or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of Sections 271B.13-200 through 271B.13-280 of the KBCA, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously, or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
For purposes of Kentucky law, fair value means the value of Kentucky Bancshares common stock immediately before the effective time, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 271B.13-020 of the KBCA, you do not have a right, at law or in equity, to challenge the approval of the merger agreement or the consummation of the merger unless the merger is unlawful or fraudulent to you or to us.
If you elect to exercise your dissenters’ rights, the payment in cash of the fair value of your shares of Kentucky Bancshares common stock will be a taxable transaction to them as described in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 111. If you are considering exercising your dissenters’ rights you should consult with your own tax advisors with regard to the tax consequences of such actions. The foregoing summary of the rights of dissenting shareholders is qualified in its entirety by reference to the provisions of KRS 271B.13-010 to 271B.13-310, which sections are set forth in full in Appendix C.

THE MERGER AGREEMENT
This section of this proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Stock Yards Bancorp or Kentucky Bancshares. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Stock Yards Bancorp and Kentucky Bancshares make with the SEC, as described in the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Stock Yards Bancorp and Kentucky Bancshares contained in this proxy statement/prospectus or in the public reports of Stock Yards Bancorp or Kentucky Bancshares filed with the SEC may supplement, update or modify the factual disclosures about Stock Yards Bancorp and Kentucky Bancshares contained in the merger agreement. The merger agreement contains representations and warranties by Stock Yards Bancorp, on the one hand, and by Kentucky Bancshares, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Stock Yards Bancorp and Kentucky Bancshares were qualified and subject to important limitations agreed to by Stock Yards Bancorp and Kentucky Bancshares in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Stock Yards Bancorp and Kentucky Bancshares each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Stock Yards Bancorp and Kentucky Bancshares at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
Structure of the Merger
Each of Stock Yards Bancorp’s, Merger Sub’s and Kentucky Bancshares’ respective boards of directors has unanimously adopted and approved the merger agreement. The merger agreement provides for the merger of Merger Sub with and into Kentucky Bancshares, with Kentucky Bancshares surviving the merger as a direct, wholly-owned subsidiary of Stock Yards Bancorp. Stock Yards Bancorp intends that, immediately following the completion of the merger, Kentucky Bancshares will merge with and into Stock Yards Bancorp, with Stock Yards Bancorp as the surviving corporation in the upstream merger. Immediately following the upstream merger, or at such later time as Stock Yards Bancorp may determine, Kentucky Bank, a Kentucky state-chartered bank and a wholly owned subsidiary of Kentucky Bancshares, will merge with and into Stock Yards Bank & Trust Company, a Kentucky state-chartered bank and a wholly owned subsidiary of Stock Yards Bancorp, with Stock Yards Bank & Trust Company as the surviving bank in the bank merger.

Merger Consideration
Each share of Kentucky Bancshares common stock issued and outstanding immediately before the effective time, except for shares of Kentucky Bancshares common stock owned by Kentucky Bancshares or Stock Yards Bancorp (in each case other than shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted), will be converted into the right to receive (i) $4.75 in cash without interest and (ii) 0.64 shares of Stock Yards Bancorp common stock.
Fractional Shares
Stock Yards Bancorp will not issue any fractional shares of Stock Yards Bancorp common stock in the merger. Instead, a former holder of Kentucky Bancshares common stock or Kentucky Bancshares restricted stock awards who otherwise would have received a fraction of a share of Stock Yards Bancorp common stock will receive an amount in cash (rounded to the nearest whole cent), determined by multiplying (1) the average of the closing-sale prices of Stock Yards Bancorp common stock on the NASDAQ as reported by the Wall Street Journal for the consecutive period of five full trading days ending on the trading day preceding the closing date of the merger by (2) the fraction of a share of Stock Yards Bancorp common stock (rounded to the nearest one-thousandth when expressed in decimal form) which such holder would otherwise be entitled to receive.
Governing Documents
At the effective time, the articles of incorporation of Kentucky Bancshares will be amended to be consistent with the articles of incorporation of Merger Sub as of the effective time, and as amended will be the articles of incorporation of Kentucky Bancshares as the surviving entity of the merger until thereafter amended in accordance with applicable law. At the effective time, the bylaws of Kentucky Bancshares will be amended to be consistent with the bylaws of Merger Sub, and as amended will be the bylaws of Kentucky Bancshares as the surviving entity of the merger until thereafter amended in accordance with applicable law.
Treatment of Kentucky Bancshares Restricted Stock Awards
Kentucky Bancshares Restricted Stock Awards
At the effective time, each award of a share of Kentucky Bancshares common stock subject to vesting, repurchase or other lapse restriction, whether vested or unvested, that was outstanding as of the date of the merger agreement and remains outstanding immediately before the effective time will fully vest, be cancelled and automatically convert into the right to receive the merger consideration as to each share of Kentucky Bancshares common stock underlying each Kentucky Bancshares restricted stock award.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place at 2:00 pm, Louisville, Kentucky time, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless extended by mutual agreement of Stock Yards Bancorp, the Merger Sub and Kentucky Bancshares (the date on which the closing occurs is referred to as the “closing date”).
On the closing date, the articles of merger as to the merger will be filed with the Secretary of State of the Commonwealth of Kentucky. The merger will become effective at such time as specified in the articles of merger (such time being the “effective time”).
Conversion of Shares
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than five business days thereafter, Stock Yards Bancorp will cause the exchange agent to mail to each holder of record of one or more certificates representing shares of Kentucky Bancshares common stock immediately before the effective time that have been converted at the effective time into the right to receive the merger consideration, a letter of transmittal in a form reasonably acceptable to Stock Yards Bancorp and Kentucky Bancshares, which shall contain instructions for use in effecting the surrender of the certificates in exchange for the merger consideration and any cash in lieu of fractional shares. Except with respect to dissenting shares, upon proper surrender of such certificates to the exchange agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal, the holder of such certificate shall be entitled to receive in exchange therefor, as applicable, (1) a certificate representing the number of whole shares of Stock Yards Bancorp common stock the holder is entitled to receive and (2) a check representing the cash consideration, any cash in lieu of fractional shares, as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement.
In the event any certificate for Kentucky Bancshares common stock has been lost, stolen or destroyed, the exchange agent will issue the cash consideration, shares of Stock Yards Bancorp common stock, any cash in lieu of fractional shares, and dividends and distributions deliverable in respect thereof pursuant to the merger agreement only upon receipt of (1) an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (2) if required by Stock Yards Bancorp, the posting of a bond by such person and in such amount as Stock Yards Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against Stock Yards Bancorp with respect to such certificate.
After the effective time, there will be no transfers on the stock transfer books of Kentucky Bancshares of the shares of Kentucky Bancshares common stock that were issued and outstanding immediately before the effective time. If, after the effective time, certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for the merger consideration, cash in lieu of fractional shares, and any dividends or distributions to be paid pursuant to the terms of the merger agreement.
None of Stock Yards Bancorp, Kentucky Bancshares, the exchange agent or any other person is liable under the terms of the merger agreement to any former holder of shares of Kentucky Bancshares common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding
Stock Yards Bancorp and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement to any holder of Kentucky Bancshares common stock or Kentucky Bancshares restricted stock awards, such amounts as it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent any such amounts are so withheld by Stock Yards Bancorp or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Kentucky Bancshares common stock or Kentucky Bancshares restricted stock awards in respect of which the deduction and withholding was made by Stock Yards Bancorp or the exchange agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to Stock Yards Bancorp common stock will be paid to the holder of any unsurrendered certificate of Kentucky Bancshares common stock until the holder thereof surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the whole shares of Stock Yards Bancorp common stock that the shares of Kentucky Bancshares common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains customary representations and warranties made by Stock Yards Bancorp, Merger Sub and Kentucky Bancshares that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedules or in certain reports filed by Stock Yards Bancorp and Kentucky Bancshares with the SEC after January 1, 2019 and before the date of the merger agreement. In particular, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Stock Yards Bancorp or Kentucky Bancshares did not have actual knowledge. The merger agreement includes representations and warranties by Stock Yards Bancorp, Merger Sub, or Kentucky Bancshares relating to, among other things (as applicable to the particular party to the merger agreement):
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corporate organization;

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capitalization;

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authority;

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no violation;

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consents and approvals;

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reports;

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financial statements;

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broker’s fees;

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absence of certain changes or events;

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legal proceedings;

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taxes and tax returns;

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employees and employee benefit plans;

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compliance with applicable law;

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certain contracts and change in business relationships;

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agreements with regulatory agencies;

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risk management instruments;

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environmental matters;

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investment securities and commodities;

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real property;

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intellectual property;

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related party transactions;

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state takeover laws;

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reorganization;

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opinion of Kentucky Bancshares’ financial advisor;

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company information;

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loan portfolio;

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insurance;

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information security;

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deposits;

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captive insurance subsidiary;

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fiduciary accounts;

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reorganization; and

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financing.

Some of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard (as defined below).
A material adverse effect with respect to Stock Yards Bancorp, Merger Sub or Kentucky Bancshares, as applicable, means any effect, change, event, circumstance, condition, occurrence, or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and/or its subsidiaries taken as a whole (provided that for purposes of part (1) immediately above, material adverse effect is not deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability (including any pandemic measures, as defined below) to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any changes arising out of the pandemic (as defined below) or any pandemic measures), (D) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic), (E) public disclosure of the execution of the merger agreement, public disclosure or (except in the case of certain specified representations contained in the merger agreement) consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement in contemplation of the transactions contemplated by the merger agreement, (F) a decline in the trading price of a party’s common stock, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts, or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate), or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement. For purposes of the merger agreement, “pandemic” is defined to mean any outbreaks, epidemics, or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses, and the governmental and other responses thereto. For purposes of the merger agreement, “pandemic measures” is defined to mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the pandemic.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Before the Completion of the Merger
Kentucky Bancshares and Stock Yards Bancorp have agreed that, before the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law (including pandemic measures) or by any regulatory agency, or as consented to in writing by the other party, Kentucky Bancshares and Stock Yards Bancorp will each, and will each cause each of their respective subsidiaries to:
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conduct its respective businesses in the ordinary course, consistent with past practices, in all material respects;

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use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and

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take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

For purposes of the merger agreement, the term “ordinary course, consistent with past practices” when used with respect to any party to the merger agreement will take into account the commercially reasonable actions taken by the applicable party and its subsidiaries in response to the pandemic and pandemic measures.
Notwithstanding the above-stated obligations of Kentucky Bancshares and Stock Yards Bancorp, Kentucky Bancshares and Stock Yards Bancorp and their respective subsidiaries each may (subject to certain exceptions specified in the merger agreement) take any commercially reasonable actions that the applicable party reasonably determines are necessary or prudent for the party to take or not take in response to the pandemic or the pandemic measures, provided that the applicable party provides prior notice to the other party if the action would otherwise require consent of the other party under the merger agreement.
Additionally, before the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law (including pandemic measures) or by any regulatory agency, Kentucky Bancshares may not, and may not permit any of its subsidiaries to, without the prior written consent of Stock Yards Bancorp (such consent not to be unreasonably withheld, conditioned or delayed):
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other than in the ordinary course, consistent with past practices, incur any indebtedness for borrowed money (other than indebtedness of Kentucky Bancshares or any of its wholly owned subsidiaries to Kentucky Bancshares or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices, shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements);

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adjust, split, reverse split, combine, reclassify or make any similar change to any capital stock;

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of Kentucky Bancshares to Kentucky Bancshares or any of its wholly owned subsidiaries, (B) regular quarterly cash dividends on shares of Kentucky Bancshares common stock of $0.19 per share or (C) the acceptance of shares of Kentucky Bancshares common stock as payment for withholding taxes incurred in connection with the vesting or settlement of Kentucky Bancshares restricted stock awards);

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned subsidiary or any claims against any person other than a wholly owned subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;

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except for transactions in the ordinary course, consistent with past practices, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned subsidiary of Kentucky Bancshares;

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terminate, materially amend, or waive any material provision of, certain material contracts; make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Kentucky Bancshares; enter into certain material contracts; enter into any contract that has a term of one year or longer and that requires payments or other obligations of Kentucky Bancshares or any of its subsidiaries of $100,000 or more under the contract; or enter into any contract if the contract, in the aggregate with all contracts of Kentucky Bancshares and its subsidiaries after the date of the merger agreement, would result in aggregate required payments by Kentucky Bancshares or any of its subsidiaries in excess of $350,000;

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except as required under applicable law or the terms of any Kentucky Bancshares benefit plan existing as of the date of the merger agreement, (1) enter into, adopt or terminate any Kentucky Bancshares benefit plan or arrangement that would be a Kentucky Bancshares benefit plan if in effect on the date of the merger agreement, (2) amend any Kentucky Bancshares benefit plan, other than amendments in the ordinary course, consistent with past practices, that do not increase the cost to Kentucky Bancshares of maintaining such Kentucky Bancshares benefit plan, (3) increase the compensation or benefits payable to any current or former employee, officer, independent contractor or director, except for annual increases in base salary or wage rates in the ordinary course, consistent with past practices, that do not exceed, in the aggregate for 2021, 3% of the aggregate cost of all employee annual base salaries and wage rates for 2020 (as adjusted for any increased employee headcount during 2020) and that do not, other than in consultation with Stock Yards Bancorp, exceed for any individual the greater of $5,000 or 5% of the individual’s compensation for 2020, (4) pay, or agree to pay, conditionally or otherwise, any bonus (other than certain identified retention bonuses), (5) accelerate the vesting of any equity-based awards or other compensation, (6) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Kentucky Bancshares benefit plan, (7) enter into or amend any collective bargaining agreement or similar agreement, (8) terminate the employment or services of any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $75,000, other than for cause, (9) enter into or amend any written employment agreement or adopt any severance or deferred compensation program, or (10) hire any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $100,000, other than as a replacement hire receiving substantially similar terms of employment;

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settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to Kentucky Bancshares or Stock Yards Bancorp or their subsidiaries, as applicable, and that would not impose any material restriction on the business of Kentucky Bancshares or its subsidiaries or, after the consummation of the merger, Stock Yards Bancorp or its subsidiaries;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger and the upstream merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend or repeal Kentucky Bancshares’ articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

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merge, combine, or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

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take any action that is intended or expected to result in certain conditions to the merger not being satisfied;

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implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

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(1) enter into any new line of business or, other than in the ordinary course, consistent with past practices (which may include partnering with third parties in origination, flow, servicing, and other capacities), change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (2) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility; (3) make or acquire, or modify, renew or extend any loan except for loans made, acquired, renewed or extended in the ordinary course, consistent with past practices, and in compliance with Kentucky Bank’s loan policies and underwriting guidelines and standards in effect as of the date of the merger agreement; (4) make or acquire, or modify, renew or extend any loans (A) in the case of new loans (other than unsecured loans), in excess of $3,000,000, (B) in the case of the modification, renewal, or extension of any loan (other than unsecured loans) outstanding on the date of the merger agreement, in excess of $3,000,000, (C) in the case of new unsecured loans or the modification, renewal or extension of any unsecured loan outstanding as of the date of the merger agreement, in excess of $750,000, or (D) in the case of any loan classified by Kentucky Bancshares as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into before the date of the merger agreement, in excess of $500,000; (5) grant, or renew the grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a loan that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the Coronavirus Aid, Relief, and Economic Security Act, as amended or extended (or any similar economic stimulus or other laws, rules, and regulations related to the pandemic) (a “CARES Act Modified Loan”), in each case with respect to a CARES Act Modified Loan that is in excess of $500,000; (6) make any loan that has not received the prior direct written approval of the President of Kentucky Bancshares and Kentucky Bank (A) in the case of new loans (other than unsecured loans), in excess of $1,500,000, and (B) in the case of new unsecured loans, in excess of $500,000; or (7) without the prior direct written approval of the President of Kentucky Bancshares and Kentucky Bank, grant, or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a CARES Act Modified Loan, in each case with respect to a CARES Act Modified Loan that is in excess of $500,000; provided that Stock Yards Bancorp shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three business days after the loan package is delivered to Stock Yards Bancorp;
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make any material changes in its policies and practices with respect to (1) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (2) its hedging practices and policies, in each case except as may be required by such policies and practices;

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make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

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other than in the ordinary course, consistent with past practices, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

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violate any law, statute, rule, governmental regulation or order, if the violation could reasonably be expected to have a material adverse effect with respect to Kentucky Bancshares; or

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agree to take, make any commitment to take, or adopt any resolutions of the Stock Yards Bancorp board of directors or similar governing body in support of, any of the foregoing.

Additionally, before the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law (including pandemic measures) or by any regulatory agency, Stock Yards Bancorp may not, and may not permit any of its subsidiaries to, without the prior written consent of Kentucky Bancshares (such consent not to be unreasonably withheld, conditioned or delayed):

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amend Stock Yards Bancorp’s articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the Kentucky Bancshares shareholders or adversely affect the Kentucky Bancshares shareholders relative to the other holders of Stock Yards Bancorp common stock;

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adjust, split, combine or reclassify any capital stock of Stock Yards Bancorp;

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make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of Stock Yards Bancorp common stock;

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incur any indebtedness for borrowed money (other than indebtedness of Stock Yards Bancorp or any of its wholly owned subsidiaries to Stock Yards Bancorp or any of its subsidiaries) that would reasonably be expected to prevent Stock Yards Bancorp or its subsidiaries from assuming Kentucky Bancshares’ outstanding indebtedness;

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enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the merger;

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adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Stock Yards Bancorp;

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take any action that is intended or expected to result in certain conditions to the merger not being satisfied;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger and the upstream merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
Stock Yards Bancorp and Kentucky Bancshares have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary to consummate the merger agreement and the transactions contemplated by the merger agreement. As soon as practicable (but in no event later than 45 days after the date of the merger agreement) Stock Yards Bancorp and Kentucky Bancshares will file or cause their subsidiaries to file any applications, notices and filings required to be filed with any bank regulatory agency to obtain the required approvals from bank regulatory agencies.
Each of Stock Yards Bancorp and Kentucky Bancshares has agreed to use its reasonable best efforts to avoid entry of, or to have vacated, lifted reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing under the merger agreement. However, the merger agreement does not require Stock Yards Bancorp or Kentucky Bancshares to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on Stock Yards Bancorp and its subsidiaries, taken as a whole, after giving effect to the merger (a “materially burdensome regulatory condition”). Stock Yards Bancorp and Kentucky Bancshares have also agreed to furnish each other, upon request from the other party, with information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, the bank merger, and the other transactions contemplated by the merger agreement as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Matters
Except for certain specified benefit plans otherwise addressed in the merger agreement, for one year following the effective time, Stock Yards Bancorp will provide each continuing employee (as defined in the merger agreement) with compensation and employee benefits that are substantially comparable in the aggregate to the lesser of (a) the compensation and employee benefits provided before the closing date or (b) compensation and employee benefits provided to similarly situated employees of Stock Yards Bancorp and its subsidiaries. In addition, unless otherwise addressed in an employment agreement entered into with Stock Yards Bancorp or any of its subsidiaries or an existing employment, severance, or change in control agreement with Kentucky Bancshares or Kentucky Bank, Stock Yards Bancorp will, or will cause one of its subsidiaries to, provide to employees of Kentucky Bancshares or any Kentucky Bancshares subsidiary as the effective time (a) who do not become continuing employees after the effective time or who become continuing employees but are terminated by Stock Yards Bancorp or any of its subsidiaries other than for cause within 12 months after the closing date, and (b) who sign and deliver Stock Yards Bancorp’s standard form of termination, release, and non-solicitation agreement, a lump-sum severance payment equal to two weeks of base pay (as in effect at the time of termination) for each full year of continuous service with Kentucky Bancshares or any of its subsidiaries and their successors, up to a maximum of 26 weeks.
Stock Yards Bancorp will use commercially reasonable efforts to provide the continuing employees with credit for prior service for purposes of participation in Stock Yards Bancorp’s employee benefit plans.
Kentucky Bancshares has agreed to use commercially reasonable best efforts to assist Stock Yards Bancorp with obtaining, on or before the effective time, each continuing employee’s agreement to Stock Yards Bancorp’s (or its subsidiary’s) standard non-solicitation and other standard agreements required of newly-hired employees.
As part of the transaction, a key Kentucky Bancshares executive has agreed to remain with Stock Yards Bancorp following the closing date and has entered into an arrangement that will become effective upon the completion of the merger with Stock Yards Bancorp. See the information provided in the section of this proxy statement/prospectus entitled “The Merger — Interests of Kentucky Bancshares’ Directors and Executive Officers in the Merger” beginning on page 82 for additional information.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, Stock Yards Bancorp will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of Kentucky Bancshares and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of Kentucky Bancshares or any of its subsidiaries or is or was serving at the request of Kentucky Bancshares or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or before the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement. Stock Yards Bancorp will also advance expenses as incurred by indemnified officers and directors (as discussed above) to the fullest extent permitted by applicable law; provided that those indemnified officers or directors to whom expenses are advanced provide an undertaking to repay such advances if it is ultimately determined that they are not entitled to indemnification.
The merger agreement requires Stock Yards Bancorp to obtain at or before the effective time a six-year “tail policy” under Kentucky Bancshares existing policies of directors’ and officers’ liability insurance providing coverage with respect to claims arising from facts or events which occurred at or before the effective time, if and to the extent that the tail policy may be obtained for an amount that, in the aggregate, does not exceed 300% of the current annual premium paid as of the date of the merger agreement by Kentucky Bancshares for such insurance (the “premium cap”). If the premiums for the tail policy would at any time exceed the premium cap, then Stock Yards Bancorp will cause to be maintained policies of insurance which, in Stock Yards Bancorp’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.
The obligations of Stock Yards Bancorp or Kentucky Bancshares relating to indemnification and directors’ and officers’ insurance may not be terminated or modified after the effective time in a manner so as to adversely affect any indemnified party without the prior written consent of the affected indemnified party.

Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the assumption by Stock Yards Bancorp of Kentucky Bancshares’ obligations with respect to certain trust preferred securities, data conversion matters, disposition of certain other real estate owned (“OREO”) of Kentucky Bancshares and its subsidiaries, renewal of insurance policies of Kentucky Bancshares and its subsidiaries, certain matters related to Kentucky Bancshares’ wholly-owned captive insurance subsidiary, and public announcements with respect to the transactions contemplated by the merger agreement.
Addition of Certain Kentucky Bancshares Directors to the Stock Yards Bancorp Board of Directors
Stock Yards Bancorp intends for Edwin S. Saunier and Shannon B. Arvin, two current members of the Kentucky Bancshares Board of Directors, to be added as members of the Stock Yards Bancorp board of directors and the board of directors of Stock Yards Bank & Trust Company (the “Stock Yards Bank & Trust Company board of directors”) after the effective time, subject to Stock Yards Bancorp’s discretion, the corporate governance practices and policies of Stock Yards Bancorp and Stock Yards Bank & Trust Company, and applicable law.
Kentucky Bancshares Shareholder Meeting and Board Recommendation
Unless the merger agreement is terminated, Kentucky Bancshares has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and related matters as promptly as reasonably practicable after this proxy statement/prospectus is declared effective.
Except as required in order to comply with its fiduciary duties under applicable law or in the case of a change of recommendation permitted by and made in accordance with the merger agreement (as described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Non-Solicitation and Requirements for a Change of Recommendation” beginning on page 102), Kentucky Bancshares and its board of directors is required to use its reasonable best efforts to obtain from its shareholders the required votes to approve and adopt the merger, including by communicating to the Kentucky Bancshares shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that the Kentucky Bancshares shareholders approve the merger agreement (the “board recommendation”).
Non-Solicitation and Requirements for a Change of Recommendation
Non-Solicitation
Kentucky Bancshares has agreed that, except as expressly permitted under the merger agreement (such permissions further described below), it and its subsidiaries will not, and it will use its best efforts to cause its and its subsidiaries’ respective officers, directors, agents, advisors and representatives not to, directly or indirectly, (1) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (2) engage or participate in any negotiations with any person concerning any acquisition proposal, (3) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to notify a person that has made or, to Kentucky Bancshares’ knowledge, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of Kentucky Bancshares’ obligations with respect to acquisition proposals as described above in this paragraph, (4) approve, endorse, recommend, execute, or enter into any agreement, letter of intent or contract with respect to an acquisition proposal or otherwise related to or that is intended to or would reasonably be expected to lead to an acquisition proposal, or enter into any agreement, arrangement, or understanding requiring Kentucky Bancshares to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the merger agreement, (5) submit any acquisition proposal or any related matter to the vote of the Kentucky Bancshares shareholders other than the merger agreement and the transactions contemplated by the merger agreement; or (6) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Kentucky Bancshares and its subsidiaries or 20% or more of any class of equity or voting securities of Kentucky Bancshares or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Kentucky Bancshares, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Kentucky Bancshares or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Kentucky Bancshares, or (3) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Kentucky Bancshares or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Kentucky Bancshares.
Nothing contained in the merger agreement will prevent Kentucky Bancshares or its board of directors from (1) complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an acquisition proposal, (2) making any legally required disclosure to the Kentucky Bancshares shareholders if the Kentucky Bancshares board of directors (or a duly authorized committee thereof) determines in good faith after consultation with Kentucky Bancshares’ outside legal counsel that the failure to make the disclosure would reasonably be likely to be inconsistent with its fiduciary duties under applicable law, (3) in response to an acquisition proposal, informing the proposer of the existence of the restrictions with respect to acquisition proposals and related matters under the merger agreement, or (4) making any “stop, look and listen” communication to the Kentucky Bancshares shareholders under Rule 14d-9(f) under the Exchange Act (or any similar permitted or required communication); provided that such rules in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Kentucky Bancshares agreed to immediately, and to instruct its representatives to immediately, as of the date of the merger agreement, cease and terminate any and all existing activities, discussions or negotiations with any parties conducted before the date of the merger agreement with respect to any acquisition proposal and to take the necessary steps to inform promptly the individuals or entities referred to earlier in this sentence of its obligations under the merger agreement and its non-disclosure agreement with Stock Yards Bancorp. Kentucky Bancshares has also agreed to promptly request each person that previously executed a confidentiality agreement in connection with such person’s consideration of acquiring Kentucky Bancshares or any of its subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Kentucky Bancshares or any of its subsidiaries.
Kentucky Bancshares has agreed to promptly (within 24 hours) notify Stock Yards Bancorp if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Kentucky Bancshares or any of its representatives, indicating the name of such person and the material terms and conditions of any proposals or offers (including complete and unredacted copies of any written requests, proposals, offers, or proposed agreements). Thereafter Kentucky Bancshares will keep Stock Yards Bancorp informed on a current basis (and no later than 24 hours after any material changes, developments, discussions or negotiations) of the status and terms of any such proposals or offers (including amendments) and the status of any such discussions or negotiations, including any change in Kentucky Bancshares intentions.
Notwithstanding any of the restrictions in the merger agreement described above in this section, the merger agreement provides that before (but not after) the time that the Kentucky Bancshares shareholders vote to approve the merger, Kentucky Bancshares may (1) provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal not resulting from any breach of the non-solicitation of acquisition proposals restrictions under the merger agreement by Kentucky Bancshares, its subsidiaries or any of their respective representatives providing for the acquisition of more than 20% of the assets (on a consolidated basis) or total voting power of the equity securities of Kentucky Bancshares if Kentucky Bancshares receives from the requesting person an executed confidentiality agreement on terms no less restrictive than as provided in the non-disclosure agreement between Kentucky Bancshares and Stock Yards Bancorp and which expressly permits Kentucky Bancshares to comply with its obligations with respect to the non-solicitation of acquisition proposals restrictions set forth in the merger agreement and promptly discloses to Stock Yards Bancorp any such information not previously provided, (2) engage or participate in any discussions or negotiations with any person who has made an unsolicited bona fide written acquisition proposal as described in part (1) of this paragraph, or (3) after having complied with Kentucky Bancshares’ obligations with respect to making a change of recommendation under the merger agreement (as described below in this section), approve, recommend or otherwise declare advisable (or propose to do any of the same) an acquisition proposal as described in part (1) of this paragraph above. Kentucky Bancshares may only take any action described in part (1), (2), or (3) of this paragraph above if (x) before taking such action the Kentucky Bancshares board of directors (or a duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that the action is necessary in order for the directors to comply with their fiduciary duties under applicable law, (y) with respect to the actions described in part (1) and (2) of this paragraph above, the Kentucky Bancshares board of directors (or a duly authorized committee thereof) has determined in good faith based on the information available and after consultation with Kentucky Bancshares’ outside legal counsel and financial advisors that the acquisition proposal either constitutes a superior proposal (as defined below in this section) or is reasonably likely to result in a superior proposal; and (z) with respect to the action described in part (3) of this paragraph above, the Kentucky Bancshares board of directors (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal is a superior proposal.
The merger agreement defines a “superior proposal” as an unsolicited bona fide written acquisition proposal involving more than 40% of the assets (on a consolidated basis) or total voting power of the equity securities of Kentucky Bancshares that the Kentucky Bancshares board of directors (or a duly authorized committee thereof) determines in its good faith judgment is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal), and if consummated would result in a transaction more favorable to the Kentucky Bancshares shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement after (A) receiving the advice of its financial advisors, (B) taking into account the likelihood of consummation of the acquisition proposal on the terms therein, and (C) taking into account all legal (with the advice of outside legal counsel), financial (including financing terms), regulatory and other aspects of such acquisition proposal and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification of the merger agreement agreed to by Stock Yards Bancorp.
Requirements for a Change of Recommendation
Kentucky Bancshares has agreed that except as expressly permitted by and in compliance with the requirements under the merger agreement for making a change of recommendation, neither Kentucky Bancshares nor the Kentucky Bancshares board of directors or any duly authorized committee thereof will (1) withhold, withdraw, qualify or modify (or publicly proposal to do any of the same), in a manner adverse to Stock Yards Bancorp, the board recommendation, or (2) cause or permit Kentucky Bancshares to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (an “alternative acquisition agreement”) relating to any acquisition proposal. For purposes of the merger agreement, a “change of recommendation” is defined to mean the Kentucky Bancshares board of directors (or committee of the board of directors) withdrawing, qualifying or modifying, in a manner adverse to Stock Yards Bancorp, the board recommendation, or taking any action, or making any public statement, filing or release inconsistent with the board recommendation.
Notwithstanding any of the other provisions of the merger agreement, at any time before the vote of the Kentucky Bancshares shareholders with respect to the merger, the Kentucky Bancshares board of directors (or a duly authorized committee thereof) may make a change of recommendation if Kentucky Bancshares has received an unsolicited bona fide written acquisition proposal from any person that is not withdrawn and the Kentucky Bancshares board of directors (or a duly authorized committee thereof) concludes in good faith and in compliance with the requirements for evaluation of acquisition proposals under the merger agreement (as described in the section of this proxy statement/prospectus entitled “The

Merger Agreement — Non-Solicitation and Requirements for a Change of Recommendation — Non-Solicitation” beginning on page 102) is a superior proposal; and
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the Kentucky Bancshares board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable laws; and

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Kentucky Bancshares has complied in all material respects with all of its obligations with respect to acquisition proposals as set forth in the merger agreement; and

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Kentucky Bancshares complies with each of the following requirements:

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Kentucky Bancshares has provided prior written notice to Stock Yards Bancorp at least six business days in advance (the “notice period”) that the Kentucky Bancshares board of directors (or a duly authorized committee thereof) has concluded in good faith that a superior proposal has been received and, without revision to the terms of the merger agreement, the Kentucky Bancshares board of directors (or a duly authorized committee thereof) has resolved to make a change of recommendation and terminate the merger agreement (with the notice to Stock Yards Bancorp specifying the basis for the change of recommendation, the identity of the person making the superior proposal, and the material terms and copies of all relevant documents regarding the superior proposal); and

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before making the change of recommendation or terminating the merger agreement, (1) Kentucky Bancshares negotiates (and causes its financial and legal advisors to negotiate with) Stock Yards Bancorp and its representatives in good faith during the notice period (if Stock Yards Bancorp desires to negotiate) to adjust the terms and conditions of the merger agreement, and permits Stock Yards Bancorp and its representatives to make a presentation to the Kentucky Bancshares board of directors (or a duly authorized committee thereof) regarding the merger agreement and any adjustments thereto (if Stock Yards Bancorp desires to do so), and (2) at the end of the notice period, the Kentucky Bancshares board of directors (or a duly authorized committee thereof) again determines in good faith after consultation with outside legal counsel that the failure to make a change of recommendation or authorize termination of the merger agreement would be inconsistent with its fiduciary duties under applicable law and that (taking into account any adjustments to the merger agreement proposed by Stock Yards Bancorp) the acquisition proposal continues to be a superior proposal; and

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upon the change of recommendation, and termination of the merger agreement, Kentucky Bancshares pays the termination fee (as described and defined in the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 108).

Conditions to Completion of the Merger
Stock Yards Bancorp’s and Kentucky Bancshares’ respective obligations to complete the merger are subject to the satisfaction or waiver, at or before the effective time, of the following conditions:
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approval of the merger agreement by the Kentucky Bancshares shareholders;

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the eligibility for trading on the NASDAQ of the shares of Stock Yards Bancorp common stock that will be issuable as merger consideration pursuant to the merger agreement;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired, without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this proxy statement/prospectus forms a part under the Securities Act, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by the merger agreement; and
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Stock Yards Bancorp and Kentucky Bancshares having each received a written opinion from Frost Brown Todd, dated as of the closing date and in form and substance reasonably acceptable to Stock Yards Bancorp and Kentucky Bancshares, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the upstream merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Kentucky Bancshares on the receipt of shares of Stock Yards Bancorp common stock in connection with the merger in exchange for their shares of Kentucky Bancshares common stock, except that gain or loss will be recognized with respect to any cash received as merger consideration.

The obligations of Stock Yards Bancorp and Merger Sub to effect the merger are further conditioned upon the satisfaction (or waiver by Stock Yards Bancorp) at or before the effective time, of the following conditions:
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the representations and warranties of Kentucky Bancshares must be true and correct as of the date of the merger agreement and the closing date as though made on the closing date (except to the extent expressly made as of another specified date), subject to materiality standards provided in the merger agreement, and Stock Yards Bancorp shall have received a certificate to that effect, dated as of the closing date, and signed on Kentucky Bancshares’ behalf by Kentucky Bancshares’ President;

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Kentucky Bancshares has performed in all material respects the obligations required of Kentucky Bancshares under the merger agreement at or before the closing date, and Stock Yards Bancorp has received a certificate to that effect, dated as of the closing date, and signed on Kentucky Bancshares’ behalf by Kentucky Bancshares’ President;

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Stock Yards Bancorp shall have received from Kentucky Bancshares a certified list of the Kentucky Bancshares shareholders who hold dissenting shares and the number of dissenting shares, and the dissenting shares represent no more than 5% of the outstanding shares of Kentucky Bancshares common stock;

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No material adverse effect has occurred with respect to Kentucky Bancshares;

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Kentucky Bancshares’ closing net equity as of the close of business on the closing date is not less than $128,300,000 (where “closing net equity” is defined as the estimate of the total equity capital of Kentucky Bancshares calculated in the manner reported on Schedule SC — Balance Sheet, Item 16(f) of the Parent Company Only Financial Statements for Small Holding Companies — FR Y-9SP, calculated as of the close of business on the closing date to the reasonable satisfaction of Stock Yards Bancorp, and subject to certain exclusions from such calculation as set forth in the merger agreement);

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The aggregate outstanding amount of non-performing assets of Kentucky Bank on the closing date is not more than $24,000,000 (where “non-performing assets” is defined as (1) the outstanding balance of all loans on non-accrual status, (2) the outstanding balance of all loans 90 days or more past due, (3) the outstanding balance of all loans that have undergone troubled debt restructuring, and (4) the fair market value (less estimated cost to sell) of all OREO of Kentucky Bank and any subsidiary of Kentucky Bank); and

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Stock Yards Bancorp has received a legal opinion from Stoll Keenon Ogden PLLC, outside legal counsel to Kentucky Bancshares, in form and substance reasonably satisfactory to Stock Yards Bancorp and opining to certain matters set forth in an exhibit to the merger agreement.

The obligations of Kentucky Bancshares to effect the merger are further conditioned upon the satisfaction (or waiver by Kentucky Bancshares) at or before the effective time, of the following conditions:
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the representations and warranties of Stock Yards Bancorp must be true and correct as of the date of the merger agreement and the closing date as though made on the closing date (except to the extent expressly made as of another specified date), subject to materiality standards provided in the merger agreement, and Kentucky Bancshares shall have received a certificate to that effect, dated as of the closing date, and signed on Stock Yards Bancorp’s behalf by Stock Yards Bancorp’s President;
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Stock Yards Bancorp has performed in all material respects the obligations required of Stock Yards Bancorp under the merger agreement at or before the closing date, and Kentucky Bancshares has received a certificate to that effect, dated as of the closing date, and signed on Stock Yards Bancorp’s behalf by Stock Yards Bancorp’s President; and

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No material adverse effect has occurred with respect to Stock Yards Bancorp.

Neither Stock Yards Bancorp nor Kentucky Bancshares can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time before the effective time in the following circumstances:
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by mutual written consent of Stock Yards Bancorp and Kentucky Bancshares, if each of their respective boards of directors so determines by a vote of a majority of the members of each respective board of directors;

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by either Stock Yards Bancorp or Kentucky Bancshares if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval shall be due primarily to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

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by either Stock Yards Bancorp or Kentucky Bancshares if the merger shall not have been consummated on or before January 1, 2022 (the “outside date”), unless the failure of the closing to occur by the outside date shall be due primarily to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement and that failure has caused or resulted in (1) the failure to satisfy the conditions to closing set forth in the merger agreement before the outside date or (2) the failure of the closing to have occurred before the outside date;

•
by either Stock Yards Bancorp or Kentucky Bancshares if the Kentucky Bancshares shareholder vote to approve the merger is not obtained at the Kentucky Bancshares special meeting (or at any adjournment or postponement thereof), provided that no party may terminate the merger agreement in accordance with the foregoing if the party seeking to terminate the merger agreement has breached the merger agreement in any material respect in a manner that primarily caused the failure to obtain the required Kentucky Bancshares shareholder vote to approve the merger at the Kentucky Bancshares special meeting (or at any adjournment or postponement thereof);

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by either Stock Yards Bancorp or Kentucky Bancshares (provided the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party has breached any representations, warranties, covenants or agreements contained in the merger agreement (or any representation or warranty has ceased to be true), and such breach (or failure of a representation or warranty to be true), either individually or in the aggregate with all other breaches by the party (or failures of representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a specified condition to closing in the terminating party’s favor under the merger agreement, and which is not cured by the earlier of the outside date or within 30 days (or the period of fewer days remaining until the outside date) following written notice from the terminating party to the other party, or which breach or failure by its nature or timing cannot be cured during such period;

•
by Kentucky Bancshares if (1) the Kentucky Bancshares board of directors (or a duly authorized committee thereof) has authorized Kentucky Bancshares to enter into an alternative acquisition agreement with respect to a superior proposal, (2) Kentucky Bancshares has complied in all respects with its obligations under the merger agreement as described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Non-Solicitation and Requirements for a Change of Recommendation” with respect to soliciting acquisition proposals and making a change of recommendation, and (3) in the case of the scenario described in part (1) of this bullet point above, immediately after termination of the merger agreement Kentucky Bancshares enters into an alternative acquisition agreement with respect to a superior proposal referred to in the foregoing part (1) of this bullet point; provided, that Kentucky Bancshares’ right to terminate the merger agreement as described in this section is conditioned on and subject to the prior payment by Kentucky Bancshares to Stock Yards Bancorp of the termination fee in accordance with the merger agreement;

•
by Stock Yards Bancorp before such time as the required Kentucky Bancshares shareholder vote to approve the merger is obtained, if (1) the Kentucky Bancshares board of directors has (A) failed to include the board recommendation in the proxy statement, or withdrawn, modified or qualified the board recommendation in a manner adverse to Stock Yards Bancorp, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within 10 business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement, or (B) recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to such acquisition proposal within 10 business days after an acquisition proposal is publicly announced, or (2) Kentucky Bancshares or its board of directors has breached its obligations under the merger agreement as to obtaining its shareholders’ approval of the merger, making the board recommendation, soliciting acquisition proposals, or making a change of recommendation, in any material respect; or

•
by Stock Yards Bancorp if greater than 5% of the outstanding shares of Kentucky Bancshares common stock have become and remain dissenting shares.

Effect of Termination
If the merger agreement is terminated by either Stock Yards Bancorp or Kentucky Bancshares, as provided under the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 107 above, the merger agreement will become void and have no effect, and none of Stock Yards Bancorp, Kentucky Bancshares, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated thereby, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information and the effect of termination, including the termination fee described below; and (2) neither Stock Yards Bancorp nor Kentucky Bancshares will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement occurring before termination.
Termination Fee
Kentucky Bancshares will pay Stock Yards Bancorp a termination fee equal to $7.25 million (the “termination fee”) in the event that:
•
after the date of the merger agreement and before termination of the merger agreement, a bona fide acquisition proposal is made known to senior management or the Kentucky Bancshares board of directors or has been made directly to the Kentucky Bancshares shareholders generally or any person has publicly announced (and, in each case, not withdrawn) an acquisition proposal with respect to Kentucky Bancshares, and thereafter (i) the merger agreement is terminated by either Stock Yards Bancorp or Kentucky Bancshares pursuant to the third bullet point set forth under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 107 above without the required Kentucky Bancshares shareholder vote to approve the merger having been obtained (and all other closing conditions in favor of Kentucky Bancshares have been or were capable of being satisfied at a time before termination), or (ii) the merger agreement is terminated by either Stock Yards Bancorp or Kentucky Bancshares pursuant to the fourth bullet point set forth under “The Merger Agreement — Termination of the Merger Agreement” above, or (iii) the merger agreement is terminated by Stock Yards Bancorp pursuant to the fifth bullet point set forth under “The Merger Agreement — Termination of the Merger Agreement” above as a result of a willful breach; and
•
before the date that is 12 months after the date of the termination of the merger agreement, Kentucky Bancshares enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as referred to in the bullet point immediately above).

In the scenario described in the bullet points immediately above, Kentucky Bancshares is required to pay the termination fee to Stock Yards Bancorp on the earlier of the date Kentucky Bancshares enters into the definitive agreement and the date of consummation of the transaction contemplated by the second bullet point immediately above.
Kentucky Bancshares is also required to pay the termination fee to Stock Yards Bancorp in the event the merger agreement is terminated by Kentucky Bancshares pursuant to the sixth bullet point set forth under “The Merger Agreement — Termination of the Merger Agreement” above or by Stock Yards Bancorp pursuant to the seventh bullet point set forth under “The Merger Agreement — Termination of the Merger Agreement” above, in either case no later than two business days after the termination of the merger agreement.
If the merger agreement is terminated by Kentucky Bancshares pursuant to the fourth bullet point set forth under “The Merger Agreement — Termination of the Merger Agreement” above, but in a scenario not subject to the requirements set forth in the two bullet points above in this section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” requiring payment of the termination fee, then Kentucky Bancshares will be required to reimburse Stock Yards Bancorp for all reasonable, documented out-of-pocket expenses (up to a maximum of $1,800,000) incurred by Stock Yards Bancorp in connection with the merger agreement, no later than two business days after the termination of the merger agreement.
While not limiting the right of a party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of the merger agreement, in a scenario where either the termination fee or reimbursement described above is required to be paid by Kentucky Bancshares:
•
the payment is the sole and exclusive remedy available to Stock Yards Bancorp and the Merger Sub and is the maximum aggregate liability of Kentucky Bancshares in connection with the merger agreement. Kentucky Bancshares (and Kentucky Bancshares’ affiliates and its and their respective directors, officers, employees, shareholders and other representatives) will have no further liability in connection with the merger agreement; and

•
neither Stock Yards Bancorp and Merger Sub (or their respective affiliates or representatives), will be entitled to seek equitable relief or equitable remedies or money damages or any other recovery, judgment or damages of any kind, other than the termination fee or reimbursement.

No party will be required to pay the termination fee or reimbursement more than once. In no scenario will Kentucky Bancshares be required to pay both the termination fee and reimbursement.
Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such cost or expense.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Kentucky Bancshares shareholder vote to approve the merger, except that after the receipt of the requisite Kentucky Bancshares shareholder vote, there may not be, without further approval of the Kentucky Bancshares shareholders, any amendment of the merger agreement that requires such further approval under applicable law.
At any time before the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite Kentucky Bancshares shareholder vote to approve the merger, there may not be, without further approval of the Kentucky Bancshares shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Kentucky, without regard to any applicable conflicts of law principles.
Specific Performance
Stock Yards Bancorp and Kentucky Bancshares will be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both Stock Yards Bancorp and Kentucky Bancshares waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Support Agreements
Unless the merger agreement is terminated, each member of the Kentucky Bancshares board of directors has entered into a support agreement with Stock Yards Bancorp pursuant to which they have agreed, among other things, to vote their respective shares of Kentucky Bancshares common stock in favor of the approval of the merger agreement and the transactions contemplated thereby, and against alternative acquisition proposals. As of the record date for the Kentucky Bancshares special meeting, the Kentucky Bancshares board of directors collectively owned and were entitled to vote approximately [                 ] shares of Kentucky Bancshares common stock, representing approximately [                 ] percent ([      ]%) of the shares of Kentucky Bancshares common stock outstanding on that date. The form of support agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger and the upstream merger, taken together, to U.S. holders (as defined below) of Kentucky Bancshares common stock that exchange their shares of Kentucky Bancshares common stock for shares of Stock Yards Bancorp common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those Kentucky Bancshares common shareholders that hold their shares of Kentucky Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including (but not limited to) if you are:
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a bank, financial institution, or trust;

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a tax-exempt organization;

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an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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an insurance company;

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a mutual fund, real estate investment trust, or regulated investment company;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a holder of Kentucky Bancshares common stock subject to the alternative minimum tax provisions of the Code;

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a holder of Kentucky Bancshares common stock that received Kentucky Bancshares common stock through the exercise of an employee stock option, a holder of options to acquire Kentucky Bancshares common stock, or a holder who acquired Kentucky Bancshares common stock through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder (as defined below);

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a person that has a functional currency other than the U.S. dollar;

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a person who actually or constructively owns more than 5% of Kentucky Bancshares common stock;

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a person who holds both shares of Kentucky Bancshares common stock and Stock Yards Bancorp common stock;

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a holder of Kentucky Bancshares common stock that holds Kentucky Bancshares common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•
a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Kentucky Bancshares or Stock Yards Bancorp. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Kentucky Bancshares common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Kentucky Bancshares common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Kentucky Bancshares common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger and the upstream merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The respective obligations of Stock Yards Bancorp and Kentucky Bancshares to complete the merger are conditioned on the receipt by Stock Yards Bancorp and Kentucky Bancshares of a legal opinion from Frost Brown Todd LLC, dated as of the closing date of the merger, to the effect that the merger and the upstream merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be subject to customary qualifications and assumptions, including the absence of changes in existing facts and the completion of the merger and the upstream merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering its opinion, Frost Brown Todd LLC will rely upon representations and covenants, including those contained in certificates of officers of Stock Yards Bancorp and Kentucky Bancshares, reasonably satisfactory in form and substance to Frost Brown Todd LLC, and will assume that such representations are true, correct and complete without regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, the opinion and the United States federal income tax consequences of the mergers could be adversely affected. The opinion has no binding effect or official status of any kind. Stock Yards Bancorp and Kentucky Bancshares have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Provided the merger and the upstream merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Kentucky Bancshares common stock for Stock Yards Bancorp common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e. , the excess of the sum of the amount of cash and the fair market value of the Stock Yards Bancorp common stock received pursuant to the merger over your adjusted tax basis in the shares of Kentucky Bancshares common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of Kentucky Bancshares common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, you hold your Kentucky Bancshares common stock as a capital asset, and your holding period with respect to the Kentucky Bancshares common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend” below.
The aggregate tax basis in the shares of Stock Yards Bancorp common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Kentucky Bancshares common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of Stock Yards Bancorp common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Kentucky Bancshares common stock that you surrender in the exchange.
Possible Treatment of Cash as a Dividend
In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Stock Yards Bancorp. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Kentucky Bancshares common stock solely for Stock Yards Bancorp common stock and then Stock Yards Bancorp immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the Stock Yards Bancorp common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”
The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Stock Yards Bancorp. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Stock Yards Bancorp that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Stock Yards Bancorp that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.
The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal ( e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.
Cash Instead of a Fractional Share
If you receive cash instead of a fractional share of Stock Yards Bancorp common stock, you will be treated as having received the fractional share of Stock Yards Bancorp common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by Stock Yards Bancorp. As a result, unless the receipt of such cash is treated as a dividend under the principles discussed above under “Possible Treatment of Cash as a Dividend,” you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Stock Yards Bancorp common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of the Kentucky Bancshares common stock surrendered is greater than one year. The deductibility of capital losses is subject to limitations.
Net Investment Income Tax
A U.S. holder of Kentucky Bancshares common stock that is an individual is generally subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between

$125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are generally subject to similar rules. Net investment income generally would include any gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. The Kentucky Bancshares shareholders should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
If you are a non-corporate holder of Kentucky Bancshares common stock you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
Certain Reporting Requirements
If a U.S. holder that receives Stock Yards Bancorp common stock in the merger is considered a “significant holder,” such U.S. holder will generally be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Kentucky Bancshares common stock surrendered by such U.S. holder and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Kentucky Bancshares shareholder that, immediately before the merger, (y) owned at least 5% (by vote or value) of the outstanding stock of Kentucky Bancshares or (z) owned Kentucky Bancshares securities with a tax basis of $1.0 million or more.
This summary of certain material United States federal income tax consequences is for general information only, is not tax advice, and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences of the merger and the upstream merger. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF STOCK YARDS BANCORP CAPITAL STOCK
General
The authorized capital stock of Stock Yards Bancorp consists of 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value (“Stock Yards Bancorp preferred stock”). As of the date of this proxy statement/prospectus, [                 ] shares of Stock Yards Bancorp common stock were outstanding and no shares of Stock Yards Bancorp preferred stock were outstanding. Stock Yards Bancorp preferred stock may be issued in one or more series with those terms and at those times and for any consideration as the Stock Yards Bancorp board of directors determines.
The following summary of the terms of the capital stock of Stock Yards Bancorp is not intended to be complete and is subject in all respects to the applicable provisions of federal law governing bank holding companies, the KBCA and Stock Yards Bancorp’s articles of incorporation and bylaws and is qualified by reference to Stock Yards Bancorp’s amended and restated charter and amended and restated bylaws. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126 for more information.
Common Stock
The outstanding shares of Stock Yards Bancorp common stock are fully paid and nonassessable. Holders of shares of Stock Yards Bancorp common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of shares of Stock Yards Bancorp common stock do not have preemptive rights and are not entitled to cumulative voting rights with respect to the election of directors. Holders of shares of Stock Yards Bancorp common stock are entitled to receive and share equally in dividends, if, as, and when such dividends are declared by our board of directors out of assets legally available for such purpose, subject to the rights of holders of any class or series of preferred stock which may then be outstanding. Shares of Stock Yards Bancorp common stock are neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the Stock Yards Bancorp common stock.
Subject to the preferences applicable to any shares of Stock Yards Bancorp preferred stock outstanding at the time, holders of shares of Stock Yards Bancorp common stock are entitled to, in the event of liquidation, share pro rata in all assets remaining after payment of liabilities.
Preferred Stock
Stock Yards Bancorp’s articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock. No shares of Stock Yards Bancorp preferred stock are currently outstanding. Stock Yards Bancorp preferred stock may be issued by vote of the Stock Yards Bancorp board of directors without shareholder approval. Stock Yards Bancorp preferred stock may be issued in one or more classes and series, with such designations, voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the Stock Yards Bancorp board of directors may determine in the exercise of its business judgment. Stock Yards Bancorp preferred stock may be issued by the Stock Yards Bancorp board of directors for a variety of reasons.
Shares of Stock Yards Bancorp preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of Stock Yards Bancorp preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares, including the shares of Stock Yards Bancorp common stock to be issued in connection with the merger. The issuance of shares of Stock Yards Bancorp preferred stock could serve to dilute the voting rights or ownership percentage of the holders of Stock Yards Bancorp common stock. The issuance of Stock Yards Bancorp preferred stock might also serve to deter or block any attempt to obtain control of Stock Yards Bancorp or to facilitate any such attempt.
Listing and trading market for common stock
Stock Yards Bancorp common stock is listed on the NASDAQ under the symbol “SYBT.”
Transfer agent and registrar
The transfer agent and registrar for the Stock Yards Bancorp common stock is Computershare Investor Services LLC.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, the Kentucky Bancshares shareholders will receive shares of Stock Yards Bancorp common stock in the merger, and they will cease to be shareholders of Kentucky Bancshares. Both Stock Yards Bancorp and Kentucky Bancshares are organized under the laws of the Commonwealth of Kentucky. The following is a summary of the material differences between (1) the current rights of the Kentucky Bancshares shareholders under the Kentucky Bancshares articles of incorporation and Kentucky Bancshares bylaws and (2) the current rights of the Stock Yards Bancorp shareholders under the Stock Yards Bancorp articles of incorporation and Stock Yards Bancorp bylaws.
Stock Yards Bancorp and Kentucky Bancshares believe that this summary describes the material differences between the rights of the Stock Yards Bancorp shareholders as of the date of this proxy statement/prospectus and the rights of the Kentucky Bancshares shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Stock Yards Bancorp’s and Kentucky Bancshares’ governing documents, which we urge you to read carefully and in their entirety. Copies of Stock Yards Bancorp’s and Kentucky Bancshares’ governing documents have been filed with the SEC and are available at https://stockyardsbancorp.q4ir.com/corporate-overview/governance-documents/default.aspx and https://investorrelations.kybank.com/corporate-information/documents/default.aspx, respectively. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 126.
	Stock Yards Bancorp	Kentucky Bancshares
Authorized and Outstanding Capital Stock:	Stock Yards Bancorp is authorized to issue 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value per share. The board of directors may issue shares of the preferred stock from time to time, in one or more series, without shareholder approval. The board of directors may determine the preferences, limitations and relative rights, to the extent permitted by Kentucky law, of any class, or series within a class, of preferred stock that it designates. As of the date of this proxy statement/prospectus, Stock Yards Bancorp has [ ] shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.	Kentucky Bancshares is authorized to issue up to 20,000,000 shares of common stock, no par value per share. Kentucky Bancshares’ charter authorizes the board of directors to issue up to 300,000 shares of preferred stock without par value; the board of directors may issue shares of the preferred stock from time to time, in one or more series, without shareholder approval. The board of directors may determine the preferences, limitations and relative rights, to the extent permitted by Kentucky law, of any class, or series within a class, of preferred stock that it designates. As of the record date, Kentucky Bancshares has [ ] shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.
Preemptive Rights:	The shareholders of Stock Yards Bancorp do not have any preemptive rights.	The Kentucky Bancshares shareholders do not have any preemptive rights.
Dividend Rights:	Stock Yards Bancorp shareholders are entitled to receive and share equally in the dividends, if, as, and when such dividends are declared by the Stock Yards Bancorp board of directors out of assets legally available for such purpose, subject to the rights of holders of any class or series of	Kentucky Bancshares common shareholders are entitled to receive dividends when, as and if declared by the Kentucky Bancshares board of directors out of funds legally available for that purpose, subject to the rights of holders of any class or series of preferred stock which may then be

	Stock Yards Bancorp	Kentucky Bancshares
	preferred stock which may then be outstanding.	outstanding.
Voting Rights:	Stock Yards Bancorp shareholders are entitled to voting rights of one vote per share on all matters which require their vote and do not have the right to cumulate votes in the election of directors.	Kentucky Bancshares shareholders are entitled to voting rights of one vote per share on all matters submitted to shareholders, excluding the election of directors. In the election of directors, the Kentucky Bancshares shareholders have cumulative voting rights. This means a Kentucky Bancshares shareholder of shares is entitled to multiply the number of shares of common stock held by the number of directors to be elected and cast the total for a single nominee or divide the votes in any manner among the nominees.
Size of Board of Directors:	Stock Yards Bancorp’s articles of incorporation state that its board shall be composed of not less than nine and the bylaws provide that the number shall not be less than nine nor more than 20 directors. Within those limits, the number of directors will be fixed by resolution of the board, subject to revision by resolution of the shareholders.	The board of directors must consist of not fewer than five nor more than 15 directors. The number may be fixed or changed from time to time in accordance with Kentucky law.
Classes of Directors:	Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of shareholders next following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director’s successor shall be elected and qualified. The board of directors is not classified.	Kentucky Bancshares’ articles of incorporation currently provide that its board of directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director’s successor shall be elected and qualified.
Election of Directors:	The Stock Yards Bancorp directors are elected by shareholders of Stock Yards Bancorp at an annual meeting of shareholders or a special meeting called for the purpose of electing directors. The articles of incorporation and bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” If the number of nominees exceeds the number of directors to be elected, the directors are elected by a	The Kentucky Bancshares directors are elected by the Kentucky Bancshares shareholders at an annual meeting of shareholders or a special meeting called for the purpose of electing directors.

	Stock Yards Bancorp	Kentucky Bancshares
plurality of the votes cast.
Vacancies on the Board of Directors:	Any vacancies and newly created directorships resulting from any increase in the number of directors on the Stock Yards Bancorp board is filled by a majority vote of the Stock Yards Bancorp directors, even if the number of such votes are less than a quorum, or by the sole remaining director. Each such elected director serves until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.	Any vacancies and newly created directorships on the Kentucky Bancshares board resulting from any increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause is filled by a majority vote of the Kentucky Bancshares directors. Each such elected director serves until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
Removal or Resignation of Directors:
A director of Stock Yards Bancorp may only be removed for cause and only by the affirmative vote of a majority of the then outstanding shares of capital stock entitled to vote in the election of the Stock Yards Bancorp directors.
Nominees for directors in uncontested elections are elected by a majority of votes cast in the election. An incumbent director who fails to receive a majority vote in an uncontested election in accordance with Stock Yards Bancorp’s articles of incorporation and bylaws shall, within five days following the certification of the election results, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee.
Kentucky Bancshares’ articles of incorporation provide that, subject to the rights of any holders of preferred stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 67% of all shares of Kentucky Bancshares outstanding and then entitled to vote generally in an election of directors, voting together as a single class. However, if less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she is a part.
Amendments to Organizational Documents:	Except as otherwise specified therein, the Stock Yards Bancorp articles of incorporation may be amended if proposed by the Stock Yards Bancorp board of directors and approved by the affirmative vote of a majority of the outstanding shares entitled to vote. With respect to provisions relating to the approval of certain types of business combination transactions, the Stock Yards Bancorp board of directors may propose an amendment to the charter for submission to the shareholders and will be adopted by the shareholders if approved by at least (i) 80% of the voting power of the then outstanding shares of capital stock entitled to vote, voting as a single class,	The Kentucky Bancshares board of directors may propose an amendment to the articles of incorporation for submission to the shareholders and will be adopted by the shareholders if approved by a majority of the votes entitled to be cast on the amendment, with the exception of an amendment to or repeal of articles V (governing the board of directors), VI (governing the bylaws), VII (governing certain business combinations), VIII (governing actions taken at shareholder meetings), IX (governing director & officer indemnification), X (governing limitations on director liability), XII (governing the board of directors consideration of change in control

	Stock Yards Bancorp	Kentucky Bancshares

and (ii) two-thirds of the voting power of the then outstanding shares of capital stock entitled to vote which is not beneficially owned by an interested shareholder (as defined in the articles of incorporation), voting together as a single class. With respect to provisions relating to the removal of directors, , the Stock Yards Bancorp board of directors may propose an amendment to the charter for submission to the shareholders and will be adopted by the shareholders if approved by at least two-thirds of the voting power of the then outstanding shares of capital stock entitled to vote, voting as a single class.
Stock Yards Bancorp’s bylaws may be amended by the majority vote of the entire Stock Yards Bancorp board of directors at any regular or special meeting of the board of directors at which a quorum is present, subject, however, to repeal or change by action of the shareholders at any annual or special meeting of shareholders at which a quorum is present by vote of a majority of the shares entitled to vote at such meeting provided that the notice of such shareholders’ meeting shall have included notice of any such shareholders’ proposed repeal or change.

proposals), or XIII (governing the amendment of the articles of incorporation), or the adoption of any provision inconsistent with the aforementioned articles, which shall be approved by no fewer than (i) 67% of the voting powers of all shares of Kentucky Bancshares then entitled to vote generally in the election of directors, voting as a single class, and (ii) a majority of the voting power of all shares of Kentucky Bancshares entitled to vote generally in the election of directors, voting together as a single class, excluding the voting power of all shares of Kentucky Bancshares of a then interested shareholder not beneficially owned by such shareholder on May 21, 2019.
The Kentucky Bancshares shareholders may amend or repeal Kentucky Bancshares’ bylaws even though the bylaws may also be amended or repealed by its board of directors. However, any change in the bylaws made by the board of directors may be amended or repealed by the shareholders.

Shareholder Action by Written Consent:	The KBCA and Stock Yards Bancorp’s bylaws expressly allow shareholders to act without a meeting. If all shareholders entitled to vote on an action consent to taking such action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.	Kentucky Bancshares’ articles of incorporation eliminate the right of the Kentucky Bancshares shareholders to act by written consent. Shareholder action must take place at the annual meeting or a special meeting of the Kentucky Bancshares shareholders.
Special Meetings of Shareholders:	Stock Yards Bancorp’s bylaws allow for special meetings of the shareholders to be called at any time by the Chairman of its board of directors, the CEO, a majority of the board of directors, or, upon written demand, by the holders of not less than 33 1/3% of all shares entitled to vote on any proposed issue to be considered at such meeting.	Kentucky Bancshares’ articles of incorporation allow for special meetings of the shareholders to be called at any time by a majority of the members of the board of directors, or upon the written demand of the holders of not less than 67% of all the outstanding shares of Kentucky Bancshares entitled to vote at such

	Stock Yards Bancorp	Kentucky Bancshares
meeting.
Record Date:	The Stock Yards Bancorp board of directors must fix the record date for the determination of shareholders on a date that is not more than 70 days and, in the case of a meeting of shareholders, not less than ten days before the date of which the particular action requiring such determination of shareholders, is to be taken.	The Kentucky Bancshares board of directors must fix the record date for the determination of shareholders entitled to vote at a shareholders meeting on a date that is not more than 70 days before the meeting is to take place.
Quorum:	At any meeting of the shareholders, the holders of record of a majority of Stock Yards Bancorp’s issued and outstanding capital stock then having voting rights, present in person or represented by proxy, shall constitute a quorum for the transaction of business.	At any meeting of the shareholders, the holders of record of a majority of Kentucky Bancshares’ issued and outstanding capital stock then having voting rights, present in person or represented by proxy, shall constitute a quorum for the transaction of business unless a greater or lesser quorum shall be provided by law or Kentucky Bancshares’ articles of incorporation and in such case the representation of the number so required shall constitute a quorum.
Notice of Shareholder Actions/Meetings:	At least ten days and not more than 60 days before each meeting of shareholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each shareholder.	At least ten days and not more than 60 days before each meeting of shareholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each shareholder.
Advance Notice Requirements for Shareholder Nominations and Other Proposals:	In order for a shareholder to properly bring any item of business before a meeting of shareholders, such shareholder must give timely notice thereof in writing to Stock Yards Bancorp in compliance with the requirements of the Stock Yards Bancorp bylaws. To be timely, the notice must be given not later than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.	In order for a shareholder to properly bring any item of business before a meeting of shareholders, such shareholder must give timely notice thereof in writing to Kentucky Bancshares in compliance with the requirements of the Kentucky Bancshares bylaws. To be timely, the notice must be delivered to or mailed and received at the principal office of the Corporation, not less than 60 nor more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of

	Stock Yards Bancorp	Kentucky Bancshares
business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
Limitation of Liability of Directors and Officers:	Stock Yards Bancorp’s articles of incorporation and bylaws state that the Stock Yards Bancorp directors shall not be personally liable to Stock Yards Bancorp or the shareholders for monetary damages for breach of any fiduciary duty as a director of Stock Yards Bancorp, except for liability (i) for any transaction in which the director’s personal, financial interest is in conflict with the financial interests of Stock Yards Bancorp, (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law, (iii) for any vote for or assent to an unlawful distribution to shareholders prohibited under the KBCA, or (iv) any transaction in which the director derived an improper personal benefit.	Kentucky Bancshares’ articles of incorporation states that Kentucky Bancshares directors shall not be personally liable to Kentucky Bancshares or its shareholders for monetary damages for breach of any fiduciary duty as a director of Kentucky Bancshares except as it relates to (i) a transaction in which the director has a personal, financial interest, (ii) is not in good faith and involves intentional misconduct or is known to the director to be a violation of law, (iii) is a vote for or assent to an unlawful distribution to shareholders prohibited under the KBCA, or (iv) relates to a transaction from which the director drives an improper personal benefit.
Indemnification of Directors and Officers:	Stock Yards Bancorp’s bylaws require the company to indemnify, to the fullest extent permitted by law, any person made a party to any proceeding against any liability incurred by such person by reason of the fact that the person was a director of Stock Yards Bancorp if (a) he conducted himself in good faith; and (b) he reasonably believed (1) in the case of conduct in his official capacity with Stock Yards Bancorp, that his conduct was in its best interests; and (2) in all other cases, that his conduct was at least not opposed to Stock Yards Bancorp’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.	Kentucky Bancshares’ articles of incorporation and bylaws require the company to indemnify its officers and directors to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of Kentucky Bancshares, or is or was serving at the request of Kentucky Bancshares as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise.

	Stock Yards Bancorp	Kentucky Bancshares
Anti-Takeover Provisions:	Stock Yards Bancorp’s articles of incorporation and bylaws contain a number of provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shareholders’ shares. Those provisions include: (i) requiring special voting approvals for certain types of business combination transactions; (ii) an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of Stock Yards Bancorp shareholders; (iii) limitations on the right of its shareholders to remove directors from office to those circumstances meeting the definition of “cause” under the articles of incorporation; and (iv) its unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to limitations imposed by the NASDAQ.	Kentucky Bancshares’ articles of incorporation and bylaws contain a number of provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a change in control. Those provisions include: (i) requiring special voting approvals for certain types of business combination transactions; (ii) an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of our shareholders; (iii) elimination of shareholder’s ability to act by written consent; (iv) the board of directors’ authority to oppose or contest, without shareholder approval, a change of control proposal that the board of directors deems unfair or undesirable; and (v) its unissued shares of common stock and preferred stock are available for future issuance without shareholder approval.
Rights of Dissenting Shareholders:	The KBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of Stock Yards Bancorp.	The KBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of Kentucky Bancshares.
Shareholder Rights Plan:	Stock Yards Bancorp does not currently have a shareholder rights plan in effect.	Kentucky Bancshares does not currently have a shareholder rights plan in effect.

LEGAL MATTERS
The validity of the shares of Stock Yards Bancorp common stock to be issued by Stock Yards Bancorp in connection with the merger will be passed upon by Frost Brown Todd LLC, counsel for Stock Yards Bancorp.
Certain federal income tax consequences of the merger will be passed upon by Frost Brown Todd LLC, counsel for Stock Yards Bancorp.

EXPERTS
The consolidated financial statements of Stock Yards Bancorp and management’s assessment of the effectiveness of internal control over financial reporting, incorporated in this proxy statement/prospectus by reference from the Stock Yards Bancorp, Inc. Annual Report on Form 10-K for the years ended December 31, 2020, 2019 and 2018 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report thereon, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Kentucky Bancshares, Inc. appearing in Kentucky Bancshares, Inc.’s Annual Report on Form 10-K for the years ended December 31, 2020 and 2019 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon, and have been incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
Kentucky Bancshares
Kentucky Bancshares does not anticipate holding a 2021 annual meeting of Kentucky Bancshares shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, Kentucky Bancshares may hold an annual meeting in 2021. Any shareholder nominations or proposals for other business intended to be presented at Kentucky Bancshares’ next annual meeting must be submitted to Kentucky Bancshares as set forth below.
If a Kentucky Bancshares shareholder wished to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in Kentucky Bancshares’ proxy statement for its 2021 annual meeting of shareholders, Kentucky Bancshares must have received notice of such shareholder proposal and supporting statements at its principal executive office on or before the close of business on January 10, 2021, unless the date of Kentucky Bancshares’ 2021 annual meeting of shareholders is changed by more than thirty (30) days from June 16, 2021, the one (1)-year anniversary of Kentucky Bancshares’ 2020 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Kentucky Bancshares begins to print and send its proxy materials.
Pursuant to Kentucky Bancshares’ Amended and Restated Bylaws, for business to be properly brought before an annual meeting by a shareholder, a shareholder must have given timely notice of such matter in writing to the Secretary of Kentucky Bancshares. The notice must set out (i) a brief description of the business desired to be brought and the reasons for conducting such business at the annual meeting, (ii) the name, age, business address, residence address and principal occupation or employment of the shareholder, (iii) the class and number of shares of Kentucky Bancshares which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business to be brought. For such notice to be timely, it must be delivered in writing no earlier than the date that is ninety (90) days before the scheduled date of the meeting, but no later than the date that is sixty (60) days before the scheduled date of the meeting to: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary. Kentucky Bancshares recommends that you send any proposal by certified mail, return receipt requested.
In order to nominate a director candidate other than those made by or at the direction of the Kentucky Bancshares board of directors, the Amended and Restated Bylaws of Kentucky Bancshares contain a requirement that a shareholder must give timely notice of such nomination in writing to the Secretary of Kentucky Bancshares. The notice must set out, as to each director whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Kentucky Bancshares which are beneficially owned by such person, and (iv) all other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or as otherwise required, in each case in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such persons’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The notice must also set out, as to the shareholder giving the notice, (i) the name and address, as they appear on the stock transfer books of Kentucky Bancshares, of such shareholder and (ii) the class and number of shares of Kentucky Bancshares which are beneficially owned by such shareholder. For such notice to be timely, you must deliver it in writing no earlier than the date that is ninety (90) days before the scheduled date of the meeting, but no later than the date that is sixty (60) days before the scheduled date of the meeting to: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary. Kentucky Bancshares recommends that you send any such notices by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION
Stock Yards Bancorp and Kentucky Bancshares file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Stock Yards Bancorp and Kentucky Bancshares, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Stock Yards Bancorp, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will be available free of charge by accessing the Investor Relations page of Stock Yards Bancorp’s website at https://stockyardsbancorp.q4ir.com/corporate-overview/corporate-profile/default.aspx or, alternatively, by directing a request by telephone or mail to Stock Yards Bancorp, Inc., 1040 East Main Street, Louisville, Kentucky 40206, Attn: Chief Financial Officer, (502) 582-2571, and documents filed with the SEC by Kentucky Bancshares will be available free of charge by accessing Kentucky Bancshares’ website at https://investorrelations.kybank.com/corporate-information/corporate-profile/default.aspx or, alternatively, by directing a request by telephone or mail to Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, (859) 987-1795. The web addresses of the SEC, Stock Yards Bancorp and Kentucky Bancshares are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
Stock Yards Bancorp has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Stock Yards Bancorp’s securities to be issued in the merger. This document constitutes the prospectus of Stock Yards Bancorp filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Stock Yards Bancorp and Kentucky Bancshares to incorporate by reference into this document documents filed with the SEC by Stock Yards Bancorp and Kentucky Bancshares. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Stock Yards Bancorp and Kentucky Bancshares incorporate by reference the documents listed below and any documents filed by Stock Yards Bancorp or Kentucky Bancshares under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated:
Stock Yards Bancorp filings (SEC File No. 001-37875)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, Filed on February 26, 2021
Current Reports on Form 8-K	Filed on February 10, 2021, January 28, 2021, and January 27, 2021 (other than the portions of those documents deemed furnished and not filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 12, 2021
The description of Stock Yards Bancorp’s common stock contained in S.Y. Bancorp, Inc.’s Registration Statement filed on Form 8-A with the SEC, including all amendments and reports filed with the SEC for purposes of updating such description	Filed on July 22, 2005, as updated by Exhibit 4.1 to Stock Yards Bancorp’s Form 10-K for the year ended December 31, 2020, Filed on February 26, 2021.
Kentucky Bancshares filings (SEC File No. 001-36895)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, Filed on March 3, 2021

Kentucky Bancshares filings (SEC File No. 001-36895)	Periods Covered or Date of Filing with the SEC
Current Reports on Form 8-K	Filed on February 23, 2021, February 01, 2021, January 28, 2021, and January 27, 2021 (other than the portions of those documents deemed furnished and not filed)
Definitive Proxy Statement on Schedule 14A	Filed on May 11, 2020
Notwithstanding the foregoing, information furnished by Stock Yards Bancorp or Kentucky Bancshares on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
Stock Yards Bancorp, Inc. 1040 East Main Street Louisville, Kentucky 40206 Telephone: (502) 582-2571 Attention: Investor Relations Email: onlinecustomerservice@syb.com	Kentucky Bancshares, Inc. 339 Main Street, P.O. Box 157 Paris, Kentucky 40361 Telephone: (859) 988-1303 Attention: Investor Relations Email: greg.dawson@kyb.com
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in the affairs of Stock Yards Bancorp or Kentucky Bancshares since the date of this document. The information contained in this document with respect to Stock Yards Bancorp was provided by Stock Yards Bancorp and the information contained in this document with respect to Kentucky Bancshares was provided by Kentucky Bancshares.

Annex A
AGREEMENT AND PLAN OF MERGER
among
STOCK YARDS BANCORP, INC.,
a Kentucky corporation,
H. MEYER MERGER SUBSIDIARY, INC.,
a Kentucky corporation,
and
KENTUCKY BANCSHARES, INC.
a Kentucky corporation
January 27, 2021

Index to Defined Terms
Term	Section of the Agreement
Acquisition Proposal	5.14(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.14(g)
Articles of Merger	1.3
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	Recitals
Blue Sky	3.4
Board Recommendation	5.6(a)
CARES Act	3.25(g)
CARES Act Modified Loan	3.25(g)
Certificate	1.5(b)
Change in Recommendation	5.6(b)
Chosen Courts	8.9(b)
Closing	1.2
Closing Date	1.2
Closing Net Equity	6.2(f)
COBRA	3.11(g)
Continuing Employees	5.8(a)
Continuing Employee Agreements	5.8(c)
Contract	3.13(a)
Controlled Group Liability	3.11(e)
D&O Insurance	5.9(b)
Data Conversion	5.21
Debentures	3.2(b)
Dissenting Shares	1.5(d)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Executive Fringe Benefits	3.11(p)
FBT	6.1(f)
FDIC	3.28
Final Claim Date	2.2(f)
FRB	Recitals

A-ii

Term	Section of the Agreement
GAAP	3.8(c)
Governmental Entity	3.4
Indenture	3.2(b)
Insurance Policies	3.26
Insurance Policy	3.26
Intellectual Property	3.19
IRS	3.10(a)
KBCA	Recitals
KBW	4.7
KCHR	3.11(q)
KDFI	3.4
Kentucky Secretary	1.3
KFSC	Recitals
KTYB	Preamble
KTYB 401(k) Plan	5.8(f)
KTYB Articles	3.1(a)
KTYB Bylaws	3.1(a)
KTYB Benefit Plans	3.11(a)
KTYB Common Stock	1.5(a)
KTYB Contract	3.13(a)
KTYB Disclosure Schedule	Article III
KTYB Indemnified Parties	5.9(a)
KTYB Insiders	5.25
KTYB Meeting	5.6
KTYB Owned Properties	3.18(a)
KTYB Preferred	3.2(a)
KTYB Qualified Plans	3.11(d)
KTYB Real Property	3.18(b)
KTYB Regulatory Agreement	3.14
KTYB Reports	3.5(b)
KTYB Restricted Stock Award	1.6
KTYB Subsidiary	3.1(b)
KTYB Support Agreements	Recitals
KY Bank	Recitals
KY Bank Common Stock	3.2(c)
Letter of Transmittal	2.2(a)
Liens	3.2(d)
Loans	3.25(b)
Material Adverse Effect	3.8(c)
Materially Burdensome Regulatory Condition	5.4(c)
Merger	1.1
Merger Consideration	1.5(a)
Merger Subsidiary	Preamble

A-iii

Term	Section of the Agreement
Merger Subsidiary Articles	1.4(b)
Merger Subsidiary Bylaws	1.4(b)
Merger Subsidiary Common Stock	1.8
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
NASDAQ	2.2(e)
Non-Disclosure Agreement	5.5(b)
Notice Period	5.14(h)
Notifying Party	5.12(a)
“ordinary course, consistent with past practices”	3.8(b)
OREO	3.18(d)
Outside Date	7.1(c)
Pandemic	3.8(c)
Pandemic Measures	3.8(c)
Parent-Sub Merger	1.9
Permitted Encumbrances	3.18(a)
Per Share Cash Consideration	1.5(a)
Premium Cap	5.9(b)
Proxy Statement	3.4
Raymond James	3.7
Regulatory Agencies	3.5(a)
Representatives	5.14(a)
Requisite KTYB Vote	3.3(a)
Requisite Regulatory Approvals	5.4(e)
S-4	3.4
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.5(b)
Specified KTYB Shareholder	Recitals
SRO	3.4
Subsequent KTYB Financial Statements	5.20
Subsidiary	3.1(a)
Superior Proposal	5.14(f)
Surviving Corporation	1.1
SY Bank	Recitals
SY Bank KSOP	5.8(f)
SYBT	Preamble
SYBT Articles	4.1(a)
SYBT Benefit Plans	4.11(a)
SYBT Bylaws	4.1(a)
SYBT Common Stock	1.5(a)
SYBT Common Stock Closing Price	2.2(e)
SYBT Disclosure Schedule	Article IV

A-iv

Term	Section of the Agreement
SYBT Equity Plan	4.2(a)
SYBT Preferred Stock	4.2(a)
SYBT Regulatory Agreement	4.13
SYBT Reports	4.5(b)
SYBT Subsidiary	4.1(b)
Takeover Statutes	3.21
Tax	3.10(b)
Tax Return	3.10(c)
Termination Fee	7.2(b)(i)
Third Party System	3.27
Unsecured Loans	3.25(b)

A-v

AGREEMENT AND PLAN OF MERGER
This is an Agreement and Plan of Merger, dated as of January 27, 2021 (“Agreement”), among Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”); H. Meyer Merger Subsidiary, Inc., a Kentucky corporation (“Merger Subsidiary”); and Kentucky Bancshares, Inc., a Kentucky corporation (“KTYB”).
Recitals
A.   KTYB is a corporation organized and existing under the Kentucky Business Corporation Act (“KBCA”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). KTYB owns all of the outstanding capital stock of Kentucky Bank (“KY Bank”), which is a Kentucky banking corporation duly organized and existing as a bank under the Kentucky Financial Services Code (“KFSC”).
B.   SYBT is a corporation organized and existing under the KBCA that is duly registered with the FRB as a financial holding company under the BHC Act. SYBT owns all of the outstanding capital stock of Stock Yards Bank & Trust Company (“SY Bank”), which is a Kentucky banking corporation duly organized and existing as a bank under the KFSC. SYBT also owns all of the outstanding capital stock of Merger Subsidiary, which is a corporation organized and existing under the KBCA.
C.   Subject to the terms and conditions of this Agreement, the parties intend that at the Closing (as defined below), Merger Subsidiary will merge with and into KTYB, and as a result each issued and outstanding share of KTYB Common Stock (as defined below) will be converted into the right to receive the Merger Consideration (as defined below).
D.   For U.S. federal income tax purposes, it is intended that the Merger and the Parent-Sub Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
E.   The parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.
F.   As an inducement for SYBT to enter into this Agreement, certain directors and/or shareholders of KTYB identified on Attachment A to the KTYB Disclosure Schedule (the “Specified KTYB Shareholders”) have entered into Support Agreements with SYBT (the “KTYB Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which each Specified KTYB Shareholder has agreed, among other matters, to vote all of the shares of KTYB Common Stock beneficially owned by the Specified KTYB Shareholder in favor of the Merger upon the terms and subject to the conditions set forth in the KTYB Support Agreement.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the KBCA, at the Effective Time, Merger Subsidiary shall merge with and into KTYB (the “Merger”), with KTYB surviving the Merger as a direct, wholly owned Subsidiary of SYBT (hereinafter sometimes referred to in such capacity and prior to the Parent-Sub Merger as the “Surviving Corporation”). KTYB shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Kentucky until the Parent-Sub Merger. Upon consummation of the Merger, the separate corporate existence of Merger Subsidiary shall terminate.
Section 1.2   The Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 2:00 pm, Louisville, Kentucky time, on a date which is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto (the “Closing Date”).
Section 1.3   Effective Time.   The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Kentucky on the Closing Date (the “Kentucky Secretary”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.
Section 1.4   Effect of the Merger.
(a)   From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of KTYB and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of KTYB and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.
(b)   At the Effective Time, (i) the Articles of Incorporation of KTYB shall be amended to be consistent with the Articles of Incorporation of the Merger Subsidiary (the “Merger Subsidiary Articles”), as in effect at the Effective Time, and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, and (ii) the Bylaws of KTYB shall be amended to be consistent with the Bylaws of the Merger Subsidiary (the “Merger Subsidiary Bylaws”), as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
(c)   The members of the Board of Directors of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the members of the Board of Directors of the Surviving Corporation at the Effective Time.
(d)   The officers of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation at the Effective Time.
Section 1.5   Conversion of KTYB Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of SYBT, KTYB, Merger Subsidiary or the holder of any of the following shares of capital stock:
(a)   Subject to Section 2.2(e), each share of common stock, no par value (the “KTYB Common Stock”), of KTYB issued and outstanding immediately prior to the Effective Time (except for shares of KTYB Common Stock (A) owned by KTYB or SYBT (other than shares (x) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) or (B) that are Dissenting Shares), shall be converted into (i) 0.64 shares (the “Exchange Ratio”) of common stock, no par value, of SYBT (the “SYBT Common Stock”) and (ii) the right to receive, without interest, $4.75 in cash (the “Per Share Cash Consideration” and, together with the shares of SYBT Common Stock referenced in clause (i), the “Merger Consideration”).
(b)   All of the shares of KTYB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of KTYB Common Stock) previously representing any shares of KTYB Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including a certificate (it being understood that any reference herein to a “certificate” representing shares of SYBT Common Stock shall be deemed to include, unless the context otherwise requires, reference to book-entry account statements relating to the ownership of shares of SYBT Common Stock) representing the number of whole shares of SYBT Common Stock and the Per Share Cash Consideration which the applicable shares of KTYB Common Stock represented by the Certificate have been converted into the right to receive pursuant to Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of KTYB Common Stock represented by the Certificate have been converted into the right to receive pursuant to Section 1.5(a) and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of KTYB Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence upon the surrender of the Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of SYBT Common Stock or KTYB Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there has been any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration; provided, that nothing contained in this sentence shall be construed to permit KTYB or SYBT to take any action with respect to the outstanding shares of SYBT Common Stock or KTYB Common Stock, as applicable, that is expressly prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of KTYB Common Stock that are owned by KTYB or SYBT (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.
(d)   Notwithstanding anything in this Agreement to the contrary, shares of KTYB Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of KTYB Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. KTYB will give SYBT prompt notice of any notices of intent to demand payment under the KBCA received by KTYB with respect to shares of KTYB Common Stock. Prior to the Effective Time, KTYB will not, except with the prior written consent of SYBT, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 1.5(d).
Section 1.6   Treatment of Restricted Stock.   At the Effective Time, each award of a share of KTYB Common Stock subject to vesting, repurchase or other lapse restriction (a “KTYB Restricted Stock Award”), whether vested or unvested, that was outstanding as of the date of this Agreement and remains outstanding as of immediately prior to the Effective Time shall fully vest and be cancelled and converted automatically (without any further action on part of the applicable holder) into the right to receive the Merger Consideration in respect of each share of KTYB Common Stock underlying the KTYB Restricted Stock Award. SYBT shall issue the consideration described in this Section 1.6 (together with the cash payment of any accrued but unpaid dividends with respect to the SYBT Common Stock) corresponding to KTYB Restricted Stock Awards that vest in accordance with this Section 1.6, less applicable Tax withholdings, in a manner consistent with the procedures for all other shares of KTYB Common Stock outstanding as of immediately prior to the Effective Time as set forth in Section 2.2 of this Agreement; provided, that with respect to any shares in respect of a KTYB Restricted Stock Award that the applicable holder duly elects to be withheld for purposes of paying any applicable Tax withholding (“Withheld Restricted Shares”), the Withheld Restricted Shares shall be deemed not issued and outstanding shares of KTYB Common Stock as of immediately prior to the Effective Time (and at all times thereafter). At or prior to the Effective Time, KTYB, the Board of Directors of KTYB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.
Section 1.7   SYBT Common Stock.   At and after the Effective Time, each share of SYBT Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of SYBT and shall not be affected by the Merger.
Section 1.8   Merger Subsidiary Common Stock.   At and after the Effective Time, each share of common stock of Merger Subsidiary, no par value per share (the “Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
Section 1.9   Parent-Sub Merger.   Following the Merger, SYBT currently intends to cause the Surviving Corporation to be merged with and into SYBT pursuant to a short-form, parent-subsidiary merger in accordance with Section 271B.11-040 of the KBCA (the “Parent-Sub Merger”), with SYBT surviving the Parent-Sub Merger and continuing to exist under the name “Stock Yards Bancorp, Inc.” SYBT anticipates that the Parent-Sub Merger will occur immediately after the occurrence of the Merger. Following the Parent-Sub Merger, the separate corporate existence of the Surviving Corporation shall cease.
Section 1.10   Bank Merger.   Immediately following the Parent-Sub Merger, or at such later time as SYBT may determine, KY Bank will merge with and into SY Bank (the “Bank Merger”). SY Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of KY Bank shall cease. The Bank Merger shall be implemented pursuant to an Agreement and Plan of Bank Merger, in a form attached to this Agreement as Exhibit B (the “Bank Merger Agreement”). KTYB shall cause KY Bank, and SYBT shall cause SY Bank, to execute all articles of merger and all other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Merger or at a later time as SYBT may determine.
ARTICLE II
EXCHANGE OF SHARES
Section 2.1   Availability of Merger Consideration.   At or prior to the Effective Time, SYBT shall deposit, or shall cause to be deposited, with a third party exchange agent (who is reasonably acceptable to SYBT and KTYB) (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates or, at SYBT’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of SYBT Common Stock to be issued to holders of KTYB Common Stock, (ii) cash in an aggregate amount necessary to pay the aggregate Per Share Cash Consideration, and (iii) cash in lieu of fractional shares (the cash and certificates for shares of SYBT Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of KTYB Common Stock.
Section 2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, SYBT shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of KTYB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal in a form reasonably acceptable to SYBT and KTYB (the “Letter of Transmittal”). The Letter of Transmittal will contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (and any cash in lieu of fractional shares) which the shares of KTYB Common Stock represented by the Certificate or Certificates have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Except with respect to Dissenting Shares, upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with the properly completed Letter of Transmittal, duly executed, the holder of the Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of SYBT Common Stock to which the holder of

KTYB Common Stock has become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the Per Share Cash Consideration and any cash in lieu of fractional shares which the holder has the right to receive in respect of the shares of KTYB Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration or any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to SYBT Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender the Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of SYBT Common Stock which the shares of KTYB Common Stock represented by the applicable Certificate have been converted into the right to receive.
(c)   If any certificate representing shares of SYBT Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance of the certificate representing shares of SYBT Common Stock that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting the exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of SYBT Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of KTYB of the shares of KTYB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of KTYB Common Stock that were issued and outstanding immediately prior to the Effective Time are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares as provided in this Article II, as well as any dividends or distributions to be paid pursuant to Section 2.2(b).
(e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SYBT Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SYBT Common Stock shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SYBT. In lieu of the issuance of any fractional share, SYBT shall pay to each former shareholder of KTYB who otherwise would be entitled to receive the fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of SYBT Common Stock on The NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day preceding the Closing Date (“SYBT Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of SYBT Common Stock which the holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of KTYB as of the date that is twelve (12) months after the date on which the Effective Time occurs (the “Final Claim

Date”) shall be paid to SYBT. Any former shareholder of KTYB that has not prior to the Final Claim Date complied with this Article II shall thereafter look only to SYBT for payment of the Merger Consideration, cash in lieu of fractional shares and any unpaid dividends and distributions on SYBT Common Stock deliverable in respect of each former share of KTYB Common Stock the former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of SYBT, KTYB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of KTYB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Each of SYBT and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by SYBT or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by SYBT or the Exchange Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.
(h)   In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen or destroyed and, if required by SYBT, the posting by person claiming of a bond in an amount as SYBT may determine is reasonably necessary as indemnity against any claim that may be made against SYBT with respect to the Certificate, the Exchange Agent will issue in exchange for the lost, stolen or destroyed Certificate the Merger Consideration, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF KTYB
Except (a) as disclosed in the disclosure schedule delivered by KTYB to SYBT concurrently herewith (the “KTYB Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the KTYB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by KTYB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any KTYB Reports publicly filed with or furnished to the SEC by KTYB after January 1, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), KTYB hereby represents and warrants to SYBT as follows:
Section 3.1   Corporate Organization.
(a)   KTYB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a financial holding company duly registered with the FRB under the BHC Act. KTYB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. KTYB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act. True and complete copies of the Articles of Incorporation, as amended, of KTYB (the

“KTYB Articles”), and the Bylaws of KTYB, as amended (the “KTYB Bylaws”), as in effect as of the date of this Agreement, have previously been made available by KTYB to SYBT.
(b)   Except, in the case of clauses (ii) and (iii) only, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, each Subsidiary of KTYB (a “KTYB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate other applicable entity power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any KTYB Subsidiary to pay dividends or distributions except, in the case of a KTYB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similar regulated entities. Section 3.1(b) of the KTYB Disclosure Schedule sets forth a true and complete list of all KTYB Subsidiaries as of the date hereof.
Section 3.2   Capitalization.
(a)   The authorized capital stock of KTYB consists of 20,000,000 shares of KTYB Common Stock, and 300,000 shares of preferred stock, no par value (“KTYB Preferred”). As of the date of this Agreement, there were (i) 5,961,376 shares of KTYB Common Stock issued and outstanding, which number includes 55,055 shares of KTYB Common Stock granted in respect of outstanding and unvested KTYB Restricted Stock Awards, (ii) no shares of KTYB Preferred issued and outstanding, and (iii) 256,678 shares of KTYB Common Stock reserved for issuance pursuant to future grants of KTYB Restricted Stock Awards. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of KTYB issued, reserved for issuance or outstanding. At the Effective Time, there will be no more than 5,961,376 shares of KTYB capital stock entitled to receive the Merger Consideration.
(b)   All of the issued and outstanding shares of KTYB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of KTYB may vote. Except for the Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 (the “Debentures”) relating to the Indenture, dated August 28, 2003 (the “Indenture”), between KTYB and U.S. Bank National Association, as Trustee, no trust preferred or subordinated debt securities of KTYB or any KTYB Subsidiary are issued or outstanding. Except for any ungranted and unissued KTYB Restricted Stock Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating KTYB to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, and there are no other equity based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of KTYB or any KTYB Subsidiaries) outstanding. Except for the KTYB Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of KTYB Common Stock or other equity interests of KTYB. No KTYB Subsidiary owns any shares of capital stock of KTYB.
(c)   The authorized capital stock of KY Bank consists of 1,000 shares of common stock, no par value, of KY Bank (the “KY Bank Common Stock”). As of the date of this Agreement, there were 1,000 shares of KY Bank Common Stock issued and outstanding, and 100% of the issued and outstanding shares of KY Bank Common Stock are directly owned by KTYB. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of KY Bank issued, reserved for issuance or outstanding. All of the issued and outstanding shares of KY Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(d)   Without limitation of the provisions of Section 3.2(c) above with respect to KY Bank, KTYB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the KTYB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of the owned shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No KTYB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Subsidiary.
Section 3.3   Authority; No Violation.
(a)   KTYB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of KTYB. The Board of Directors of KTYB has determined, subject to Section 5.14(h) of this Agreement, that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of KTYB and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to KTYB’s shareholders for approval (with the KTYB Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of KTYB Common Stock (the “Requisite KTYB Vote”), and the adoption and approval of the Bank Merger Agreement by KTYB as its sole shareholder, no other corporate proceedings on the part of KTYB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by KTYB and (assuming due authorization, execution and delivery by SYBT) constitutes a valid and binding obligation of KTYB, enforceable against KTYB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by KTYB nor the consummation by KTYB of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by KTYB with any of the terms or provisions hereof, will (i) violate any provision of the KTYB Articles or KTYB Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to KTYB or any KTYB Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of KTYB or any KTYB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which KTYB or any KTYB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB.
Section 3.4   Consents and Approvals.   Except for (a) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of the applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of the applications, filings, and notices, (c) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of KTYB (inclusive of Fannie Mae and Freddie Mac), and approval of the applications, filings, and notices, (d) the filing of applications, filings and notices, as applicable, with the Kentucky Department of Financial Institutions (“KDFI”) in connection with the Merger and the Bank Merger and approval of the applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 to be filed with the SEC by SYBT in connection with the transactions contemplated by this Agreement (the “S-4”) (in which the proxy statement in definitive form relating to the meeting of KTYB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus), and declaration by the SEC of the effectiveness of the S-4, (f) the filing of the Articles of Merger with the Kentucky Secretary pursuant to the KBCA, and the filing of the Bank Merger Certificates, (g) any other filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SYBT Common Stock pursuant to this Agreement, (h) the filing of applications, filings and notices, as applicable, with any self-regulatory organization (“SRO”), (i) any approvals and notices required with respect to the SYBT Common Stock to be issued as part of the Merger Consideration under the rules of NASDAQ, and (j) the approval of the Nevada Division of Insurance with respect to the change in control of KTYB’s wholly-owned captive insurance subsidiary, KBI Insurance Company, Inc. (the “Captive Subsidiary”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority, instrumentality, Regulatory Agency, or SRO (each a “Governmental Entity”) are necessary in connection with (1) the execution and delivery by KTYB of this Agreement or (2) the consummation by KTYB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, KTYB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
Section 3.5   Reports.
(a)   KTYB and each KTYB Subsidiary has timely filed or furnished all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2018 with (i) any state regulatory authority (including without limitation the KDFI), (ii) the SEC, (iii) the FRB, (iv) the FDIC, and (v) any SRO ((i) — (v), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course, consistent with past practices of KTYB and the KTYB Subsidiaries (and except as otherwise disclosed in the KTYB Disclosure Schedule in a manner and to the extent permitted by applicable law), (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of KTYB, investigation into the business or operations of KTYB or any of its Subsidiaries since January 1, 2018, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of KTYB or any KTYB Subsidiary and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of KTYB or any KTYB Subsidiary since January 1, 2018, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by KTYB since January 1, 2018 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “KTYB Reports”) has been made publicly available. No KTYB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all KTYB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this

Agreement, no executive officer of KTYB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any KTYB Report.
Section 3.6   Financial Statements.
(a)   The financial statements of KTYB and the KTYB Subsidiaries included (or incorporated by reference) in KTYB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of KTYB and the KTYB Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of KTYB and the KTYB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in the statements or in the notes thereto. The books and records of KTYB and the KTYB Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned (or informed KTYB that it intends to resign) or been dismissed as independent public accountants of KTYB as a result of or in connection with any disagreements with KTYB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, neither KTYB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of KTYB, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of KTYB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course, consistent with past practices, since December 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of KTYB and the KTYB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of KTYB or the KTYB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB. KTYB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to KTYB, including the KTYB Subsidiaries, is made known to the chief executive officer and the chief financial officer of KTYB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to KTYB’s outside auditors and the audit committee of KTYB’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to adversely affect KTYB’s ability to record, process, summarize and report financial information, and (B) to the knowledge of KTYB, any fraud, whether or not material, that involves management or other employees who have a significant role in KTYB’s internal control over financial reporting. These disclosures were made in writing by management to KTYB’s auditor and audit committee and a copy has been previously provided to SYBT. To the knowledge of KTYB, there is no reason to believe that KTYB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)   Since January 1, 2018, (i) neither KTYB nor any of the KTYB Subsidiaries, nor, to the knowledge of KTYB, any director, officer, auditor, accountant or representative of KTYB or any of the KTYB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of KTYB or any KTYB Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that KTYB or any of the KTYB Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing KTYB or any KTYB Subsidiary, whether or not employed by KTYB or any of the KTYB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by KTYB or any KTYB Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of KTYB or any KTYB Subsidiary or any committee thereof or to the knowledge of KTYB, to any director or officer of KTYB or any KTYB Subsidiary.
Section 3.7   Broker’s Fees.   With the exception of the engagement of Raymond James & Associates, Inc. (“Raymond James”), neither KTYB nor any KTYB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. KTYB has disclosed to SYBT prior to the date hereof the aggregate fees provided for in connection with the engagement by KTYB of Raymond James related to the Merger and the other transactions contemplated hereby.
Section 3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2019, there has not been a Material Adverse Effect on KTYB.
(b)   Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2019, KTYB the KTYB Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practices. For purposes of this Agreement, the term “ordinary course, consistent with past practices” with respect to any party to this Agreement shall take into account the commercially reasonable actions taken by the party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.
(c)   As used in this Agreement, the term “Material Adverse Effect” means, with respect to SYBT, KTYB or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the party and/or any of its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, or (except in the case of the representations contained in Sections 3.3(b), 3.4, 3.11(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B),

(C), (D) and (G), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate); or (ii) the ability of the party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.
Section 3.9   Legal Proceedings.
(a)   Except as set forth in Section 3.9 of the KTYB Disclosure Schedule, neither KTYB nor any of the KTYB Subsidiaries is a party to any, and there are no pending or, to KTYB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against KTYB or any of the KTYB Subsidiaries that is reasonably expected to be material to KTYB or any of the KTYB Subsidiaries or that is against any of their respective current or former directors or executive officers or of a material nature challenging the validity or propriety of the transactions contemplated by this Agreement, and KTYB has no knowledge of any basis for any such legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon KTYB, any of the KTYB Subsidiaries or the assets of KTYB or any of the KTYB Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to KTYB or the KTYB Subsidiaries taken as a whole.
Section 3.10   Taxes and Tax Returns.
(a)   Each of KTYB and the KTYB Subsidiaries has duly and timely filed (taking into account all applicable extensions) all federal and state Tax Returns, and all other material Tax Returns, in all jurisdictions in which Tax Returns are required to be filed by it, and all the Tax Returns are true, correct and complete in all material respects. Neither KTYB nor any of the KTYB Subsidiaries is the beneficiary of any extension of time within which to file any federal or state Tax Return or other material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course, consistent with past practices). All federal and state Taxes and all other material Taxes of KTYB and the KTYB Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of KTYB and the KTYB Subsidiaries has withheld and paid all federal and state Taxes and all other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The balance sheet for KTYB and the KTYB Subsidiaries reflects all liability for unpaid federal and state Taxes and other material unpaid Taxes of KTYB and the KTYB Subsidiaries for periods (or portions of periods) through the date of such balance sheet. Except as may be disclosed in Section 3.10 of the KTYB Disclosure Schedule, neither KTYB nor any of the KTYB Subsidiaries has granted any extension or waiver of the limitation period applicable to any federal or state Tax or other material Tax that remains in effect. The federal income Tax Returns of KTYB and the KTYB Subsidiaries for all years to and including 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither KTYB nor any of the KTYB Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the knowledge of KTYB, threatened, disputes, claims, audits, examinations or other proceedings regarding any federal or state Tax or other material Tax of KTYB and the KTYB Subsidiaries or the assets of KTYB and the KTYB Subsidiaries. KTYB has made available to SYBT true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither KTYB nor any of the KTYB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than an agreement or arrangement exclusively between or among KTYB and the KTYB Subsidiaries). Neither KTYB nor any of the KTYB Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was KTYB) or (ii) has any liability for the Taxes of any person (other than KTYB or any of the KTYB Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither KTYB nor any of the KTYB Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither KTYB nor any of the KTYB Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has KTYB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, bank, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
Section 3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of KTYB Disclosure Schedule sets forth a true, correct and complete list of all material KTYB Benefit Plans. For purposes of this Agreement, “KTYB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other plan, fund or program, whether or not subject to ERISA that provides perquisites, bonuses, working condition fringe benefits or other types of compensation other than regular base salary for time worked, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance (including split dollar life insurance), retirement, savings, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to, KTYB or any of the KTYB Subsidiaries or to which KTYB or any of the KTYB Subsidiaries is a party or has any current or future obligations, for the benefit of any current or former employee, officer, or independent contractor or director of KTYB or any of the KTYB Subsidiaries.
(b)   KTYB has heretofore made available to SYBT true and complete copies of (i) each KTYB Benefit Plan written document, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to the KTYB Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination or advisory letter relating to the KTYB Benefit Plan that is a “pension plan” as defined in ERISA, and (D) the most recently prepared actuarial report (defined benefit plans) or allocation and compliance report (for defined contribution retirement plans) for any KTYB Benefit Plan.
(c)   Each KTYB Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not reasonably be expected to result in any material liability. Neither KTYB nor any of the KTYB Subsidiaries has, within the prior three years, taken any material self-corrective corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any KTYB Benefit Plan.
(d)   The IRS has issued a favorable determination or advisory letter with respect to each KTYB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “KTYB Qualified Plans”) and the related trust, which letter has not been revoked (nor to the knowledge of KTYB has revocation been threatened), and there are no existing circumstances and no amendments to such plans nor variations between such plans’ terms and operation that have occurred that would reasonably be expected to adversely affect the qualified status of any KTYB Qualified Plan or the related trust. Neither KTYB or any of the KTYB Subsidiaries has engaged in any transaction in connection with a KTYB Qualified Plan which any of them would be subject either to a material civil penalty assessed pursuant to Section 502 of ERISA or a material tax imposed by Section 4975 of the Code.
(e)   No KTYB Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by KTYB or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of KTYB, no condition exists that presents a material risk to KTYB or its ERISA Affiliates of incurring any such liability. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(f)   None of KTYB, any of the KTYB Subsidiaries, or any of their respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.
(g)   Neither KTYB nor any of the KTYB Subsidiaries sponsors any employee benefit plan or has any obligation with respect to an arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code (“COBRA”). KTYB and each KTYB Subsidiary has complied and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”) and they have not incurred (whether or not assessed), nor are reasonably expected to incur or to be subject to, any tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code.
(h)   All contributions required to be made to any KTYB Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any KTYB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of KTYB except as, either individually or in the aggregate, would not reasonably be expected to be material to KTYB and the KTYB Subsidiaries taken as a whole.
(i)   There are no pending or threatened claims (other than claims for benefits in the ordinary course, consistent with past practices), lawsuits, arbitrations, or similar proceedings, that have been asserted or instituted, and, to the knowledge of KTYB, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against KTYB Benefit Plans, any fiduciaries thereof with respect to their duties to KTYB Benefit Plans or the assets of any of the trusts under any of the KTYB Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to KTYB and the KTYB Subsidiaries taken as a whole.
(j)   Except as set forth on Section 3.11(j) of the KTYB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause KTYB or any of the KTYB Subsidiaries to transfer or set aside any assets to fund any material benefits under any KTYB Benefit Plan, (ii) result in any increase in the amount or value of, any payment, right or other benefit to any employee or director of KTYB or any of the KTYB Subsidiaries, (iii) result in any limitation on the right of KTYB or any of the KTYB Subsidiaries to amend, merge, terminate or receive a reversion of assets from any KTYB Benefit Plan or related trust; (iv) obligate KTYB or any of the KTYB Subsidiaries to pay separation, severance, termination, retention or similar payments or benefits; or (v) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
(k)   Neither KTYB nor any of the KTYB Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(l)   Each KTYB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 so as not to trigger income taxation until the date of payment, and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(m)   There are no pending or, to the knowledge of KTYB, threatened labor grievances or charges against KTYB or any of the KTYB Subsidiaries, or any strikes or other labor disputes against KTYB or any of the KTYB Subsidiaries. Neither KTYB nor any of the KTYB Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of KTYB or any of the KTYB Subsidiaries and, to the knowledge of KTYB, there are no organizing efforts by any union or other group seeking to represent any employees of KTYB and its Subsidiaries.
(n)   KTYB and each KTYB Subsidiary has classified all individuals who perform services for them correctly under each Employee Plan, ERISA, the Code and all other applicable Laws as common law employees, independent contractors or leased employees, and no individual who performs or who has performed services for KTYB or any of the KTYB Subsidiaries in any capacity has been improperly excluded from participating in any KTYB Benefit Plans.
(o)   To the extent that KTYB or a KTYB Subsidiary owns individual life insurance policies of lives of current or former employees, all such policies were purchased only after the disclosure and consents required under Code Section 101(j) were obtained and all such consents have been provided to SYBT.
(p)   KTYB and every KTYB Subsidiary has substantiated the use of and properly withheld and reported Taxes related to fringe benefits and perquisites including, but not limited to, company-owned automobiles, company credit cards, and payment of club dues for employees of KTYB and every KTYB Subsidiary (“Executive Fringe Benefits”) and has made available to SYBT documentation, policies, and procedures for such Executive Fringe Benefits.
(q)   KTYB and each of the KTYB Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) KTYB and each of the KTYB Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against KTYB or any of the KTYB Subsidiaries pending or, to the knowledge of KTYB, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights (“KCHR”), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.
Section 3.12   Compliance with Applicable Law.   KTYB and each of the KTYB Subsidiaries hold, and have held at all times since January 1, 2018, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, and, to the knowledge of KTYB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. KTYB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to KTYB or any of the KTYB Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. KY Bank has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, none of KTYB, or the KTYB Subsidiaries, or to the knowledge of KTYB, any director, officer, employee, agent or other person acting on behalf of KTYB or any of the KTYB Subsidiaries has, directly or indirectly, (a) used any funds of KTYB or any of the KTYB Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of KTYB or any of the KTYB Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of KTYB or any of the KTYB Subsidiaries, (e) made any fraudulent entry on the books or records of KTYB or any of the KTYB Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for KTYB or any of the KTYB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for KTYB or any of the KTYB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 3.13   Certain Contracts; Change in Business Relationships.
(a)   Except as set forth in Section 3.13(a) of the KTYB Disclosure Schedule, as of the date hereof, neither KTYB nor any KTYB Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (a “Contract”) (i) which is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of KTYB or its affiliates (or, following the Closing, the Surviving Corporation or its affiliates) to engage or compete in any business

(including geographic restrictions and preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by KTYB and the KTYB Subsidiaries or derivatives, which creates future payment obligations to or from KTYB or the KTYB Subsidiaries in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of KTYB or the KTYB Subsidiaries, taken as a whole, (vi) for any joint venture, partnership or similar agreement material to KTYB or the KTYB Subsidiaries, (vii) that requires KTYB or the KTYB Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on a priority or exclusive basis, (viii) that relates to the acquisition or disposition of any business, capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining obligations (other than customary obligations relating to the indemnification of directors and officers), (ix) that relates to any real property leased, subleased, licensed or occupied by KTYB or the KTYB Subsidiaries as lessee, sublessee, licensee or occupant and provides for annual payments by KTYB or its Subsidiaries in excess of $100,000, or (x) which contains any “clawback” or similar provision or undertaking requiring the reimbursement, repayment, or refund of any fees, credits, rebates, or similar amounts. Each Contract of the type described in this Section 3.13(a) (excluding any KTYB Benefit Plan), whether or not set forth in the KTYB Disclosure Schedule, is referred to herein as a “KTYB Contract,” and neither KTYB nor any of the KTYB Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB.
(b)   In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, with respect to each KTYB Contract: (i) the KTYB Contract is valid and binding on KTYB or one of the KTYB Subsidiaries, as applicable, and in full force and effect, (ii) KTYB and each of the KTYB Subsidiaries has performed all obligations required to be performed by it to date under the KTYB Contract, (iii) to KTYB’s knowledge each third-party counterparty to the KTYB Contract has performed all obligations required to be performed by it to date under the KTYB Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of KTYB or any of the KTYB Subsidiaries under the KTYB Contract. True, correct, and complete copies of each KTYB Contract, including all amendments or modifications thereto, have been made available to SYBT.
(c)   None of KTYB or any KTYB Subsidiary has received notice (whether written or, to the knowledge of KTYB, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (i) that any customer, agent, representative, supplier, vendor or business referral source of KTYB or any KTYB Subsidiary intends to discontinue, diminish or change its relationship with KTYB or any KTYB Subsidiary, the effect of which would be material to the business, assets or operations of KTYB or any KTYB Subsidiary, or (ii) that any executive officer of KTYB or any KTYB Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of KTYB or any KTYB Subsidiary.
Section 3.14   Agreements with Regulatory Agencies.   Except as otherwise disclosed in the KTYB Disclosure Schedule in a manner and to the extent permitted by applicable law, neither KTYB nor any of the KTYB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the KTYB Disclosure Schedule, a “KTYB Regulatory Agreement”),

nor has KTYB or any of its Subsidiaries been advised in writing or, to the knowledge of KTYB, otherwise since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any KTYB Regulatory Agreement.
Section 3.15   Risk Management Instruments.   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of KTYB, any of the KTYB Subsidiaries or for the account of a customer of KTYB or one of the KTYB Subsidiaries, were entered into in the ordinary course, consistent with past practices, and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of KTYB or one of the KTYB Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. KTYB and each of the KTYB Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to KTYB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.16   Environmental Matters.   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB or as set forth in Section 3.16 of the KTYB Disclosure Schedule, KTYB and the KTYB Subsidiaries are in compliance, and have at all times been in compliance, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common law, and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of KTYB any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on KTYB or any of the KTYB Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against KTYB or any of the KTYB Subsidiaries, which liability or obligation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB.
Section 3.17   Investment Securities and Commodities.
(a)   Each of KTYB and the KTYB Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in KTYB Reports or to the extent the securities or commodities are pledged in the ordinary course, consistent with past practices, to secure obligations of KTYB or the KTYB Subsidiaries. Such securities and commodities are valued on the books of KTYB in accordance with GAAP in all material respects.
(b)   KTYB and the KTYB Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that KTYB believes are prudent and reasonable in the context of such businesses, and, to the knowledge of KTYB, KTYB and the KTYB Subsidiaries have been in compliance with such policies, practices and procedures in all material respects since January 1, 2018. Prior to the date of this Agreement, KTYB has made available to SYBT the material terms of the applicable policies, practices and procedures.
Section 3.18   Real Property.   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB or as set forth in Section 3.18 of the KTYB Disclosure Schedule,
(a)   KTYB or a KTYB Subsidiary, as applicable, has good and marketable title to all the real property reflected in the latest audited balance sheet included in the KTYB Reports as being owned by

KTYB or a KTYB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course, consistent with past practices) (the “KTYB Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at the properties and (iv) imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at the properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”). None of the KTYB Owned Properties is subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy, or enjoyment of the applicable KTYB Owned Property or any portion thereof. No portion of any KTYB Owned Property is (i) operated as a nonconforming use under applicable zoning codes, (ii) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Entity.
(b)   KTYB or a KTYB Subsidiary, as applicable, is the lessee of all leasehold estates reflected in the latest audited financial statements included in the KTYB Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with KTYB Owned Properties, the “KTYB Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each lease is valid without default thereunder by the lessee or, to KTYB’s knowledge, the lessor. True, correct, and complete copies of all leases with respect to any leased KTYB Real Property have been provided or otherwise made available to SYBT, and none of the leased KTYB Real Property is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the applicable KTYB Real Property or any portion thereof.
(c)   The KTYB Real Property complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of KTYB, threatened with respect to the KTYB Real Property. All licenses and permits necessary for the occupancy and use of the KTYB Real Property, as used in the ordinary course, consistent with past practices of KTYB and the KTYB Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the KTYB Real Property are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.
(d)   All KTYB Owned Property that is other real estate owned (“OREO”) is set forth on Section 3.18(d) of the KTYB Disclosure Schedule. The OREO does not include any OREO that KTYB or the appropriate KTYB Subsidiary, as applicable, would not be permitted to own under applicable laws and regulations pertaining to OREO.
Section 3.19   Intellectual Property.   KTYB and each of the KTYB Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, the use of any Intellectual Property by KTYB and the KTYB Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which KTYB or any KTYB Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to KTYB that KTYB or any of the KTYB Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. No person is challenging or, to the knowledge of KTYB, infringing on or otherwise violating, any right of KTYB or any of the KTYB Subsidiaries with respect to any Intellectual Property owned by KTYB or the KTYB Subsidiaries, neither KTYB nor any KTYB Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by KTYB or any KTYB Subsidiary. KTYB and the KTYB Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by KTYB and the KTYB Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
Section 3.20   Related Party Transactions.   Except as set forth in Section 3.20 of the KTYB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between KTYB or any of the KTYB Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of KTYB or any of the KTYB Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding KTYB Common Stock (or any of such person’s immediate family members or affiliates) (other than KTYB Subsidiaries) on the other hand, except those of a type available to employees of KTYB or the KTYB Subsidiaries generally.
Section 3.21   State Takeover Laws.   Assuming the accuracy of SYBT’s representation and warranty in Section 4.21, neither KTYB nor the transactions contemplated by this Agreement are subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Statutes”) or any corresponding or related provision of the KTYB Articles or other governing documents.
Section 3.22   Reorganization.   KTYB has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.23   Opinion of Financial Advisor.   Prior to the execution of this Agreement, the Board of Directors of KTYB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be received by holders of KTYB Common Stock in the Merger is fair, from a financial point of view, to the holders. The opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.24   KTYB Information.   The information relating to KTYB and the KTYB Subsidiaries which is provided in writing by KTYB or its representatives specifically for inclusion in the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for the portions thereof that relate only to SYBT or any of the SYBT Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
Section 3.25   Loan Portfolio.
(a)   The allowance for loan and lease losses as reflected in the KTYB Reports was, in the reasonable opinion of KTYB’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively,

“Loans”) of KTYB and the KTYB Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of KTYB and the KTYB Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Section 3.25(b) of the KTYB Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $250,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by KTYB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured (an “Unsecured Loan”).
(c)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KTYB, each outstanding Loan of KTYB and the KTYB Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of KTYB and the KTYB Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   None of the agreements pursuant to which KTYB or any of the KTYB Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).
(e)   There are no outstanding Loans made by KTYB or any of the KTYB Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of KTYB or the KTYB Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 3.25 of the KTYB Disclosure Schedule.
(f)   Neither KTYB nor any of the KTYB Subsidiaries is (i) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any person.
(g)   Without limitation of the foregoing, KTYB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act. Section 3.25(g) of the KTYB Disclosure Schedule lists (i) each Loan of KTYB or any KTYB Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (ii) each Loan of KTYB and the KTYB Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (ii) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic.
Section 3.26   Insurance.   Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on KTYB or as set forth in Section 3.26 of the KTYB Disclosure Schedule, KTYB and the KTYB Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of KTYB reasonably has determined to be prudent and consistent with industry practice. KTYB and the KTYB Subsidiaries are in compliance in all material respects with their insurance policies, which are listed in Section 3.26 of the KTYB Disclosure Schedule, (each, an “Insurance Policy” and collectively, the “Insurance Policies”) and are not in default under any of the terms thereof, each Insurance Policy is outstanding and in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of KTYB and the KTYB Subsidiaries, KTYB or the relevant KTYB Subsidiary thereof is the sole beneficiary of the Insurance Policies, except as set forth in Section 3.26 of the KTYB Disclosure Schedule, and all premiums and other payments due under any policy have been paid, and all claims thereunder have been filed in due and timely fashion.
Section 3.27   Information Security.   Except as set forth in Section 3.27 of the KTYB Disclosure Schedule, to the knowledge of KTYB, since January 1, 2018, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of KTYB and the KTYB Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and, to the knowledge of KTYB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of KTYB and the KTYB Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to KTYB. KTYB maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (a) loss or misuse of the data, (b) unauthorized or unlawful operations performed upon the data, or (c) other act or omission that compromises the security or confidentiality of the data.
Section 3.28   Deposits.   All of the deposits held by KTYB or any KTYB Subsidiary (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of KTYB or the KTYB Subsidiary, as applicable and (b) all applicable laws, including laws relating to money laundering and anti-terrorism or embargoed persons requirements. The deposit accounts of KTYB and any KTYB Subsidiary are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to the knowledge of KTYB, threatened.
Section 3.29   Representations and Warranties Relating to Captive Subsidiary.
(a)   The Captive Subsidiary is a wholly-owned subsidiary of KTYB, incorporated on July 2, 2014 in the State of Nevada. The Captive Subsidiary is a pure captive insurance company as defined by the Nevada Revised Statutes, Chapter 694C. The Captive Subsidiary is engaged in the business of providing commercial property and various liability insurance to its parent company and related entities.
(b)   The Captive Subsidiary has elected to be taxed pursuant to IRS 831b for all years of operation.
(c)   The Captive Subsidiary has participated in a “risk pool” participation agreement and reinsurance contract for all years of operation. Except for the period 08/23/2019 to 08/23/2020 and the current period which commenced on 08/23/2020 through the date of this Agreement, all such agreements have been closed and there are no further liabilities or known claims which remain unpaid.
(d)   Neither the KTYB nor the Captive Subsidiary have received any Notice from the IRS requesting a response as a “Micro-Captive” or other such request for response or Notice of audit relating to IRS Notices 2016-66 and 2017-08. The KTYB, the Captive Subsidiary, and to the extent required their respective professional advisors, have filed all necessary and proper notices, reports and filings in response to the above-referenced Notices.
(e)   The Captive Subsidiary is not in breach of any participation or other agreement relating to the Captive Subsidiary’s participation in a risk pool. Neither the KTYB or the Captive Subsidiary have received any notice of default under any contract or agreement, including any “risk pool” participation agreement or reinsurance contract.

(f)   All professional service providers, including without limitation captive manager, auditor, actuary, investment adviser and account custodian, have appropriate experience, and are approved service providers by the Nevada Division of Insurance (“NDOI.”)
(g)   All financial examinations of the Captive Subsidiary by NDOI are final and there are no open questions or deficiencies arising out of any such examination. The Captive Subsidiary has provided SYBT with copies of the following documents for all years of operation:
(i)
financial examinations by NDOI, including the final reports of same;

(ii)
audited financial statements filed with NDOI;

(iii)
participation and any other agreements relating to the Captive Subsidiary’s participation in a risk pool, together with supporting actuarial pricing;

(iv)
reinsurance agreements; and

(v)
all professional service contracts.

(h)   The Captive Subsidiary has not declared or paid any dividends without NDOI approval.
Section 3.30   Fiduciary Accounts.   Each of KTYB and each KTYB Subsidiary has in all material respects properly administered all accounts for which KTYB or the applicable KTYB Subsidiary acts as a fiduciary, including but not limited to accounts for which KTYB or the applicable KTYB Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither KTYB nor any KTYB Subsidiary, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each fiduciary account are true and correct and accurately reflect the assets of the fiduciary account.
Section 3.31   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by KTYB in this Article III, neither KTYB nor any other person makes any express or implied representation or warranty with respect to KTYB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and KTYB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither KTYB nor any other person makes or has made any representation or warranty to SYBT or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to KTYB, any of the KTYB Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by KTYB in this Article III, any oral or written information presented to SYBT or any of its affiliates or representatives in the course of their due diligence investigation of KTYB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   KTYB acknowledges and agrees that neither SYBT nor any other person on behalf of SYBT has made or is making, and KTYB has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SYBT AND MERGER SUBSIDIARY
Except (a) as disclosed in the disclosure schedule delivered by SYBT and Merger Subsidiary to KTYB concurrently herewith (the “SYBT Disclosure Schedule”), provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SYBT Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SYBT that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face

(notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any SYBT Reports publicly filed with or furnished to the SEC by SYBT after January 1, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SYBT and Merger Subsidiary hereby represent and warrant to KTYB as follows:
Section 4.1   Corporate Organization.
(a)   SYBT is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a financial holding company duly registered with the FRB under the BHC Act. Merger Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Each of SYBT and Merger Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of SYBT and Merger Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on SYBT. True and complete copies of the Articles of Incorporation, as amended, of SYBT (the “SYBT Articles”) and the Bylaws of SYBT, as amended (the “SYBT Bylaws”), as in effect as of the date of this Agreement, have previously been made available by SYBT to KTYB.
(b)   Except, in the case of clauses (ii) and (iii) only, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each Subsidiary of SYBT (a “SYBT Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any SYBT Subsidiary to pay dividends or distributions except, in the case of a SYBT Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similar regulated entities. The deposit accounts of each SYBT Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of the insurance are pending or threatened.
Section 4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of SYBT consists of 40,000,000 shares of SYBT Common Stock and 1,000,000 shares of preferred stock, no par value (“SYBT Preferred Stock”). As of the date of this Agreement there were (i) 22,692,362 shares of SYBT Common Stock issued and outstanding, (ii) no shares of SYBT Preferred Stock issued and outstanding, and (iii) 435,156 shares of SYBT Common Stock reserved for issuance under SYBT’s 2015 Omnibus Equity Compensation Plan (the “SYBT Equity Plan”). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for shares of SYBT Common Stock reserved for issuance in connection with the transactions contemplated by this Agreement, there are no other shares of capital stock or other voting securities of SYBT issued, reserved for issuance or outstanding.
(b)   All of the issued and outstanding shares of SYBT Common Stock and Merger Subsidiary Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of SYBT or of Merger Subsidiary may vote. Other than under the SYBT Equity Plan, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating SYBT or

Merger Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of SYBT Common Stock, Merger Subsidiary Common Stock or other equity interests of SYBT or Merger Subsidiary.
(c)   SYBT owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the SYBT Subsidiaries, free and clear of any Liens, and all of the shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No SYBT Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of a SYBT Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(d)   All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by SYBT. Merger Subsidiary has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.
Section 4.3   Authority; No Violation.
(a)   Each of SYBT and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of SYBT and the Board of Directors of Merger Subsidiary. The Board of Directors of SYBT has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of SYBT and its shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Subsidiary has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Subsidiary and its sole shareholder and has adopted a resolution to the foregoing effect. SYBT, as Merger Subsidiary’s sole shareholder, has adopted and approved this Agreement and the transactions contemplated hereby by unanimous written consent. Except for the adoption and approval of the Bank Merger Agreement by SYBT as SY Bank’s sole shareholder, no other corporate proceedings on the part of SYBT or Merger Subsidiary are necessary to approve or consummate the Merger or the Bank Merger, including without limitation, the approval of SYBT’s shareholders. This Agreement has been duly and validly executed and delivered by each of SYBT and Merger Subsidiary and (assuming due authorization, execution and delivery by KTYB) constitutes a valid and binding obligation of each of SYBT and Merger Subsidiary, enforceable against each of SYBT and Merger Subsidiary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of SYBT Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of SYBT will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by SYBT or Merger Subsidiary, nor the consummation by SYBT or Merger Subsidiary of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by SYBT or Merger Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the SYBT Articles, the SYBT Bylaws, the Merger Subsidiary Articles, or the Merger Subsidiary Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SYBT, any of the SYBT Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SYBT or any of the SYBT Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SYBT or any of the SYBT Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.
Section 4.4   Consents and Approvals.   Except for (a) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of the applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of the applications, filings, and notices, (c) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of SYBT (inclusive of Fannie Mae and Freddie Mac), and approval of the applications, filings, and notices, (d) the filing of applications, filings and notices, as applicable, with the KDFI in connection with the Merger and the Bank Merger and approval of the applications, filings and notices, (e) the filing with the SEC of the S-4 (in which the Proxy Statement will be included as a prospectus), and declaration by the SEC of the effectiveness of the S-4, (f) the filing of the Articles of Merger with the Kentucky Secretary pursuant to the KBCA, and the filing of the Bank Merger Certificates, (g) filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SYBT Common Stock pursuant to this Agreement, (h) the filing of applications, filings and notices, as applicable, with any SRO, (j) any approvals and notices required with respect to the SYBT Common Stock to be issued as part of the Merger Consideration under the rules of NASDAQ, and (k) the approval of the Nevada Division of Insurance with respect to the change in control of the Captive Subsidiary (the “Captive Subsidiary”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by SYBT or Merger Subsidiary of this Agreement or (ii) the consummation by SYBT or Merger Subsidiary of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, SYBT is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
Section 4.5   Reports.
(a)   SYBT and each of the SYBT Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2018 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file the report, registration or statement or to pay the fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT. Except for normal examinations conducted by a Regulatory Agency in the ordinary course, consistent with past practices of SYBT and the SYBT Subsidiaries (and except as otherwise disclosed in the SYBT Disclosure Schedule in a manner and to the extent permitted by applicable law), (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of SYBT, investigation into the business or operations of SYBT or any of the SYBT Subsidiaries since January 1, 2018, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SYBT or any of the SYBT Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SYBT or any of the SYBT Subsidiaries since January 1, 2018, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by SYBT pursuant to the Securities Act or the Exchange Act (the “SYBT Reports”) has been made publicly available. No SYBT Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all SYBT Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of SYBT has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of SYBT Reports.
Section 4.6   Financial Statements.
(a)   The financial statements of SYBT and the SYBT Subsidiaries included (or incorporated by reference) in SYBT Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SYBT and the SYBT Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of SYBT and the SYBT Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in the statements or in the notes thereto. The books and records of SYBT and the SYBT Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. BKD, LLP has not resigned (or informed SYBT that it intends to resign) or been dismissed as independent public accountants of SYBT as a result of or in connection with any disagreements with SYBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, neither SYBT nor any of the SYBT Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of SYBT, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SYBT included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course, consistent with past practices, since December 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.
(c)   Since January 1, 2018, (i) neither SYBT nor any of the SYBT Subsidiaries, nor, to the knowledge of SYBT, any director, officer, auditor, accountant or representative of SYBT or any of the SYBT Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SYBT or any of the SYBT Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SYBT or any of the SYBT Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SYBT or any of the SYBT Subsidiaries, whether or not employed by SYBT or any of the SYBT Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SYBT or any of its officers, directors, employees or agents to the Board of Directors of SYBT or any committee thereof or to the knowledge of SYBT, to any director or officer of SYBT.
Section 4.7   Broker’s Fees.   With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”), neither SYBT nor any SYBT Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2019, there has not been a Material Adverse Effect on SYBT.
(b)   Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2019, SYBT and the SYBT Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practices.
Section 4.9 Legal Proceedings.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, neither SYBT nor any of the SYBT Subsidiaries is a party to any, and there are no pending or, to SYBT’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SYBT or any of the SYBT Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon SYBT, any of the SYBT Subsidiaries or the assets of SYBT or any of the SYBT Subsidiaries (or that, upon consummation of the Merger, would apply to SYBT or any of its affiliates) that would reasonably be expected to be material to SYBT and the SYBT Subsidiaries, taken as a whole.
Section 4.10   Taxes and Tax Returns.   Each of SYBT and the SYBT Subsidiaries has duly and timely filed (taking into account all applicable extensions) all federal and state Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither SYBT nor any of the SYBT Subsidiaries is the beneficiary of any extension of time within which to file any federal or state Tax Return or any other material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course, consistent with past practices). All federal and state Taxes and all other material Taxes of SYBT and the SYBT Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SYBT and the SYBT Subsidiaries has withheld and paid all federal and state Taxes and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither SYBT nor any of the SYBT Subsidiaries has granted any extension or waiver of the limitation period applicable to any federal or state Tax or other material Tax that remains in effect.
Section 4.11   Employees and Employee Benefit Plans.
(a)   With respect to employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or otherwise maintained by SYBT or any of the SYBT Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “SYBT Benefit Plans”), all SYBT Benefit Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, rules, orders, and regulations, including, without limitation, ERISA and the Code and the regulations promulgated under each of them.
(b)   There are no pending or threatened claims (other than claims for benefits in the ordinary course, substantially consistent with past practices), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of SYBT, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the SYBT Benefit Plans, any fiduciaries thereof with respect to their duties to the SYBT Benefit Plans or the assets of any of the trusts under any of the SYBT Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to SYBT and the SYBT Subsidiaries take as a whole.
(c)   There are no pending or, to the knowledge of SYBT, threatened material labor grievances or material unfair labor practice claims or charges against SYBT or any of the SYBT Subsidiaries, or any strikes or other material labor disputes against SYBT or any of the SYBT Subsidiaries. Neither SYBT nor any of the SYBT Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SYBT or any of the SYBT Subsidiaries and, to the knowledge of SYBT, there are no organizing efforts by any union or other group seeking to represent any employees of SYBT and the SYBT Subsidiaries.
Section 4.12   Compliance with Applicable Law.   SYBT and each of its Subsidiaries hold, and have held at all times since January 1, 2018, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, and, to the knowledge of SYBT, no suspension or cancellation of any license, franchise, permit or authorization is threatened. SYBT and each of the SYBT Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SYBT or any of the SYBT Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except for violations or defaults that have not had, and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT. Each of the SYBT Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, none of SYBT, or the SYBT Subsidiaries, or to the knowledge of SYBT, any director, officer, employee, agent or other person acting on behalf of SYBT or any of the SYBT Subsidiaries has, directly or indirectly, (a) used any funds of SYBT or any of the SYBT Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SYBT or any of the SYBT Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of SYBT or any of the SYBT Subsidiaries, (e) made any fraudulent entry on the books or records of SYBT or any of the SYBT Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for SYBT or any of the SYBT Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SYBT or any of the SYBT Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 4.13   Agreements with Regulatory Agencies. Except   as otherwise disclosed in the SYBT Disclosure Schedule in a manner and to the extent permitted by applicable law, neither SYBT nor any of the SYBT Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in SYBT Disclosure Schedule, a “SYBT Regulatory Agreement”), nor has SYBT or any of the SYBT Subsidiaries been advised in writing or, to the knowledge of SYBT, otherwise since

January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SYBT Regulatory Agreement.
Section 4.14   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SYBT or any of the SYBT Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SYBT or any of the SYBT Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding SYBT Common Stock (or any of such person’s immediate family members or affiliates) (other than SYBT Subsidiaries) on the other hand, except those of a type available to employees of SYBT or the SYBT Subsidiaries generally.
Section 4.15   State Takeover Laws.   The Board of Directors of SYBT has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.
Section 4.16   Reorganization.   SYBT has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.17   SYBT Information.   The information relating to SYBT and the SYBT Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to SYBT and the SYBT Subsidiaries that is provided by SYBT or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for the portions thereof that relate only to KTYB or any of the KTYB Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
Section 4.18   Loan Portfolio.   The allowance for credit losses as reflected in the SYBT Reports was, in the reasonable opinion of the SYBT’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
Section 4.19   Financing.   SYBT has and will have at the Effective Time cash and cash equivalents sufficient to (a) pay all cash amounts required to be paid by SYBT under or in connection with this Agreement, (b) pay any and all fees and expenses of or payable by SYBT with respect to the transactions contemplated by this Agreement and (c) satisfy all of the other payment obligations of SYBT contemplated hereunder.
Section 4.20   Environmental Matters.   Except as would not reasonably be expected to have a Material Adverse Effect on SYBT, SYBT and the SYBT Subsidiaries are in compliance, and have complied since January 1, 2018, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to SYBT’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SYBT or any of the SYBT Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against SYBT, which liability or obligation would reasonably be expected to have a Material Adverse Effect on SYBT. To the knowledge of SYBT, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on SYBT.
Section 4.21   Investment Securities.   SYBT is not an “Interested Shareholder” as defined in the KTYB Articles.

Section 4.22   Information Security.   To the knowledge of SYBT, since January 1, 2018, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of SYBT and the SYBT Subsidiaries, and, to the knowledge of SYBT, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks, in each case, that, individually or in the aggregate, would reasonably be expected to be material to SYBT. SYBT maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (a) loss or misuse of such data, (b) unauthorized or unlawful operations performed upon such data, or (c) other act or omission that compromises the security or confidentiality of such data.
Section 4.23   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by SYBT and Merger Subsidiary in this Article IV, neither SYBT nor Merger Subsidiary nor any other person makes any express or implied representation or warranty with respect to SYBT, the SYBT Subsidiaries (including Merger Subsidiary), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of SYBT and Merger Subsidiary hereby disclaims any other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SYBT nor Merger Subsidiary nor any other person makes or has made any representation or warranty to KTYB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SYBT, any of the SYBT Subsidiaries (including Merger Subsidiary) or their respective businesses, or (ii) except for the representations and warranties made by SYBT and Merger Subsidiary in this Article IV, any oral or written information presented to SYBT or any of its affiliates or representatives in the course of their due diligence investigation of SYBT and Merger Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   SYBT acknowledges and agrees that neither KTYB nor any other person on behalf of KTYB has made or is making, and SYBT has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS
Section 5.1   Conduct of Business Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the KTYB Disclosure Schedule), required by law (including the Pandemic Measures), required by any Regulatory Agencies or as consented to in writing by the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course, consistent with past practices, in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1, Section 5.2 or Section 5.3.
Section 5.2   KTYB Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of KTYB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the

Pandemic Measures) or any Regulatory Agencies, KTYB shall not, and shall not permit any of the KTYB Subsidiaries to, without the prior written consent of SYBT (which consent will not be unreasonably withheld, conditioned or delayed):
(a)   other than in the ordinary course, consistent with past practices, incur any indebtedness for borrowed money (other than indebtedness of KTYB or any of its wholly owned Subsidiaries to KTYB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements);
(b)
(i)   adjust, split, reverse split, combine, reclassify or make any similar change to any capital stock;
(ii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of KTYB to KTYB or any of its wholly owned Subsidiaries, (B) regular quarterly cash dividends on shares of KTYB Common Stock of $0.19 per share) or (C) the acceptance of shares of KTYB Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of KTYB Restricted Stock Awards);
(iii)   grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(iv)   issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned Subsidiary or any claims against any person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;
(d)   except for transactions in the ordinary course, consistent with past practices, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of KTYB;
(e)   (i) terminate, materially amend, or waive any material provision of, any KTYB Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Contract, other than normal renewals of leases and other Contracts without material adverse changes of terms with respect to KTYB; (iii) enter into any Contract that (1) would constitute a KTYB Contract if it were in effect on the date of this Agreement or (2) that has a term of one year or longer and that requires payments or other obligations by KTYB or any KTYB Subsidiary of $100,000 or more under the Contract; or (iv) enter into any Contract if the Contract, in the aggregate with all Contracts entered into by KTYB or any KTYB Subsidiary from and after the date of this Agreement, would result in aggregate required payments by KTYB or any KTYB Subsidiary in excess of $350,000;
(f)   except as required under applicable law or the terms of any KTYB Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any KTYB Benefit Plan or arrangement that would be a KTYB Benefit Plan if in effect on the date hereof, (ii) amend any KTYB Benefit Plan, other than amendments in the ordinary course, consistent with past practices that do not increase the cost to KTYB of maintaining the KTYB Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, independent contractor or director, except for annual increases in base salary or wage rates in the ordinary course, consistent with past practices, that do not exceed, in the aggregate for 2021, 3% of the aggregate cost of all employee annual base salaries and wage rates for 2020 (as adjusted for any increased employee headcount during 2020) and as further described in Section 5.2(f) of the KTYB Disclosure Schedule, and that do not, other than in consultation with SYBT, exceed for any individual the greater of $5,000 or 5% of the individual’s compensation for 2020, except as further described in Section 5.2(f) of the KTYB Disclosure Schedule, (iv) pay or agree to pay, conditionally or otherwise, any bonus (other than certain retention bonuses identified on Section 5.2(f) of the KTYB Disclosure Schedule), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any KTYB Benefit Plan, (vii) enter into or amend any collective bargaining agreement or similar agreement, (viii) terminate the employment or services of any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $75,000, other than for cause, (ix) enter into or amend any written employment agreement or adopt any severance or deferred compensation program, or (x) hire any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $100,000, other than as a replacement hire receiving substantially similar terms of employment or as set forth in Section 5.2(f) of the KTYB Disclosure Schedule;
(g)   settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to KTYB or SYBT or their respective Subsidiaries, as applicable, and that would not impose any material restriction on the business of KTYB or the KTYB Subsidiaries or, after the consummation of the Merger, SYBT or the SYBT Subsidiaries;
(h)   take any action or knowingly fail to take any action where the action or failure to act could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend or repeal the KTYB Articles or KTYB Bylaws or comparable governing documents of any of the KTYB Subsidiaries;
(j)   merge, combine, or consolidate itself or any of the KTYB Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of the KTYB Subsidiaries;
(k)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;
(l)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 6.1 or 6.2 not being satisfied;
(m)   implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;
(n)   (i) enter into any new line of business or, other than in the ordinary course of business, consistent with past practices (which may include partnering with third parties in origination, flow, servicing, and other capacities), change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility; (iii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with KY Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iv) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than Unsecured Loans), if immediately after making the Loan the person obtaining the Loan and the person’s affiliates would have debt owed to KTYB or any KTYB Subsidiary that is, in the aggregate, in excess of $3,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than Unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the person obtaining the modification, renewal, or extension of the Loan and the person’s affiliates would have debt owed to KTYB or any KTYB Subsidiary that is, in the aggregate, in excess of $3,000,000, (C) in the case of new Unsecured Loans, or the modification, renewal, or extension of any Unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new Unsecured Loan or immediately after the modification, renewal or extension of the Unsecured Loan the person obtaining the new Unsecured Loan or the modification, renewal or extension of the Unsecured Loan and the person’s affiliates would have unsecured debt owed to KTYB or any KTYB Subsidiary that is, in the aggregate, in excess of $750,000, or (D) that is in excess of $500,000 and that is classified by KTYB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (v) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $500,000; (vi) make any Loan that has not received the prior, direct, written approval of the President of KTYB and KY Bank if (x) in the case of new Loans (other than Unsecured Loans) the new Loan is in an amount in excess of $1,500,000, and (y) in the case of new Unsecured Loans, the new Unsecured Loan is in an amount in excess of $500,000; or (vii) without the prior, direct, written approval of the President of KTYB and KY Bank, grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount up to $500,000; provided that in the case of each of items (i)  — (v) above SYBT shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business days after the loan package is delivered to SYBT;
(o)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices;
(p)   make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;
(q)   other than in the ordinary course, consistent with past practices, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(r)   violate any law, statute, rule, governmental regulation or order, which violation could reasonably be expected to have a Material Adverse Effect with respect to KTYB; or
(s)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
Section 5.3   SYBT Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of SYBT Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures) or any Regulatory Agencies, SYBT shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of KTYB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend the SYBT Articles or the SYBT Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of KTYB Common Stock or adversely affect the holders of KTYB Common Stock relative to the other holders of SYBT Common Stock;

(b)   (i) adjust, split, combine or reclassify any capital stock of SYBT, or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of SYBT Common Stock;
(c)   incur any indebtedness for borrowed money (other than indebtedness of SYBT or any of the SYBT Subsidiaries to SYBT or any of the SYBT Subsidiaries) that would reasonably be expected to prevent SYBT or the SYBT Subsidiaries from assuming the KTYB’s outstanding indebtedness;
(d)   (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, or (ii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of SYBT;
(e)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 6.1 or 6.3 not being satisfied;
(f)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(g)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
Section 5.4   Regulatory Matters.
(a)   SYBT shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of SYBT and KTYB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. KTYB shall thereafter as promptly as practicable (but in no event later than 15 days after the S-4 becomes effective) mail or deliver the Proxy Statement to the shareholders of KTYB. SYBT shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and KTYB shall furnish all information concerning KTYB and the holders of KTYB Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all permits, consents, approvals and authorizations of all Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than 45 days after the date of this Agreement, SYBT and KTYB shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. SYBT and KTYB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. SYBT and KTYB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, the non-confidential portions of all the information relating to KTYB or SYBT, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.
(c)   In furtherance and not in limitation of the foregoing, each of SYBT and KTYB shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require SYBT or KTYB to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a Material Adverse Effect on SYBT and the SYBT Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d)   SYBT and KTYB shall, upon request, furnish each other with information concerning themselves, their Subsidiaries, directors, officers and shareholders and other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of SYBT, KTYB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law, SYBT and KTYB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes the receiving party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the FRB, the FDIC and the KDFI, and (ii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those other authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on SYBT.
Section 5.5   Access to Information.
(a)   Upon reasonable notice and subject to applicable laws, each of SYBT and KTYB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of SYBT and KTYB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that SYBT or KTYB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither SYBT nor KTYB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where access or disclosure would violate or prejudice the rights of SYBT’s or KTYB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of the information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of SYBT and KTYB shall hold (and cause their respective Subsidiaries, and the respective officers, directors, managers, representatives, and employees of each of them, to hold) all information furnished by or on behalf of the other party or any of the party’s Subsidiaries or representatives pursuant to Section 6.2(a) or otherwise in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure and Non-Solicitation Agreement, dated February 12, 2020, between SYBT and KTYB (the “Non-Disclosure Agreement”). SYBT and KTYB acknowledge and agree that the Non-Disclosure Agreement remains in full force and effect.
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.6   Approval of KTYB Shareholders.
(a)   Unless this Agreement is terminated pursuant to Article VII, the Board of Directors of KTYB shall submit to its shareholders this Agreement and any other matters required to be approved or voted upon by its shareholders in order to carry out the intentions of this Agreement. KTYB shall duly take, in accordance with applicable law and the KTYB Articles and KTYB Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective under the Securities Act by the SEC (the “KTYB Meeting”). Except as otherwise required in order to comply with its fiduciary duties under applicable law or in the case of a Change of Recommendation specifically permitted by, and in compliance with, Section 5.14(h), the Board of Directors of KTYB shall (i) include its recommendation to the KTYB shareholders that the KTYB shareholders approve and adopt this Agreement and the transactions contemplated herein (the “Board Recommendation”) in the Proxy Statement, and (ii) use its reasonable best efforts to obtain the Requisite KTYB Vote.
(b)   Except as set forth in Section 5.14(h), neither the Board of Directors of KTYB nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to SYBT, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, KTYB may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 5.14(h).
Section 5.7   Legal Conditions to Merger.   Subject in all respects to Section 5.4 of this Agreement, each of SYBT and KTYB shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on the party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by KTYB or SYBT or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
Section 5.8   Employee Matters.
(a)   Except for specific benefit plans otherwise addressed in this Section 5.8, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, SYBT shall provide each employee of KTYB and its Subsidiaries who at SYBT’s discretion continues to be employed by SYBT or the SYBT Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with compensation and employee benefits that are substantially comparable in the aggregate to the lesser of (i) compensation and employee benefits provided prior to the Closing Date, or (ii) compensation and employee benefits provided to similarly situated employees of SYBT and the SYBT Subsidiaries; such that, until such time as the Continuing Employees commence participating in SYBT plans and programs, the foregoing obligations shall be deemed satisfied by the Continuing Employees’ continued level of compensation and participation in KTYB Benefits Plans, or a mixture of

SYBT benefit plans and KTYB Benefit Plans, as the case may be for transition or termination of each such plan or program, it being understood that participation in SYBT plans and programs may commence at different times. Notwithstanding the foregoing, Executive Fringe Benefits shall not be included as compensation or employee benefits to be provided to the Continuing Employees; rather, SYBT shall provide such fringe benefits and perquisites as it determines in its sole discretion to be appropriate for any of the Continuing Employees.
(b)   Prior to the Effective Time, if requested by SYBT, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, KTYB or a KTYB Subsidiary shall cause to be amended any KTYB Benefit Plan to the extent necessary to provide that no employee of SYBT shall continue or commence participation therein following the Effective Time.
(c)   KTYB will use commercially reasonable best efforts to assist SYBT in obtaining on or prior to the Effective Time each Continuing Employee’s agreement to SYBT’s (or a SYBT Subsidiary’s) standard non-solicitation and other standard agreements required by SYBT (or any SYBT Subsidiary) of newly-hired employees (“Continuing Employee Agreements”).
(d)   Unless otherwise addressed in an employment agreement entered into with SYBT or SY Bank or an existing employment, severance, or change in control agreement with KTYB or KY Bank, SYBT shall, or shall cause one of its Subsidiaries to, provide to those employees of KTYB or any of the KTYB Subsidiaries, as of the Effective Time (i) who SYBT or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by SYBT or any SYBT Subsidiary other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver SYBT’s standard form of termination, release, and non-solicitation agreement, a severance payment (payable, net of deductions, in a lump-sum payment after satisfaction within 60 days thereof of the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with KTYB or any of the KTYB Subsidiaries and their successors, up to a maximum of twenty-six (26) weeks.
(e)   With respect to any SYBT Benefit Plans in which any Continuing Employees become eligible to participate on or after the Effective Time, SYBT shall use commercially reasonable efforts to: (i) waive any waiting periods with respect to participation and coverage requirements applicable to the applicable Continuing Employees and their eligible dependents under the SYBT Benefit Plans, except to the extent the waiting periods would apply under the analogous KTYB Benefit Plan, and (ii) recognize all service of the applicable Continuing Employees with KTYB and the KTYB Subsidiaries for all purposes in any SYBT Benefit Plan to the same extent that the service was taken into account under the analogous KTYB Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.
(f)   If requested by SYBT in writing at least twenty (20) business days prior to the Effective Time, KTYB shall cause any 401(k) plan sponsored or maintained by KTYB or any of its Subsidiaries (the “KTYB 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that SYBT requests that any KTYB 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (the “SY Bank KSOP”). KTYB and SYBT shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the SY Bank KSOP of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. KTYB shall provide SYBT with evidence that the KTYB 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 5.8(f); provided, that prior to amending or terminating the KTYB 401(k) Plan, KTYB shall provide the form and substance of any applicable resolutions or amendments to SYBT for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(g)   On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) directed by either party to employees of KTYB or any KTYB Subsidiary with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute the notice or communication shall consider in good faith revising the notice or communication to reflect any comments or advice that the other party timely and reasonably provides.
(h)   Nothing in this Agreement shall confer upon any employee, director or consultant of KTYB or any of the KTYB Subsidiaries or affiliates any right to continue in the employ or service of SYBT, KTYB, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of KTYB, SYBT or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or consultant of KTYB or any of the KTYB Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Sections 5.1 and 5.2 of this Agreement). Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any KTYB Benefit Plan, SYBT Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of SYBT or any of the SYBT Subsidiaries or affiliates to amend, modify or terminate any particular KTYB Benefit Plan, SYBT Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 8.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, director or consultant of KTYB or any of the KTYB Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(i)   KTYB will, or will cause the appropriate KTYB Subsidiary (as applicable) to, unilaterally take action prior to Closing to terminate the right under its major illness sick leave program for employees to be paid the cash value of a part of any unused leave in the event of a termination of employment that occurs after a designated retirement age, and will pay all amounts for which retirement-eligible employees are vested at the date of Closing within the time required under Treas. Reg. Section 1.409A-3(j)(4)(ix).
Section 5.9   Indemnification; Directors’ and Officers’ Insurance.
(a)   For a period of six years from and after the Effective Time, SYBT shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of KTYB and the KTYB Subsidiaries (in each case, when acting in such capacity) (collectively, the “KTYB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that the person is or was a director or officer of KTYB or any of the KTYB Subsidiaries or is or was serving at the request of KTYB or any of the KTYB Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and SYBT shall also advance expenses as incurred by such KTYB Indemnified Party to the fullest extent permitted by applicable law; provided that the KTYB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such KTYB Indemnified Party is not entitled to indemnification. SYBT shall reasonably cooperate with the KTYB Indemnified Party, and KTYB Indemnified Party shall reasonably cooperate with SYBT, in the defense of any claim, action, suit, proceeding or investigation contemplated by this Section 5.10(a).
(b)   SYBT will obtain at or prior to the Effective Time a six-year “tail” policy (a “Tail Policy”) under KTYB’s existing policies of directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage with respect to claims against the present and former officers and directors of KTYB or any of the KTYB Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement) if and to the extent that the Tail Policy may be obtained for an amount that, in the aggregate, does not exceed an amount in excess of

300% of the current annual premium paid as of the date hereof by KTYB for D&O Insurance (the “Premium Cap”) (and if the premiums for the Tail Policy would at any time exceed the Premium Cap, then SYBT shall cause to be maintained policies of insurance which, in SYBT’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap). SYBT shall maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder.
(c)   The obligations of SYBT and KTYB under this Section 5.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any KTYB Indemnified Party or any other person entitled to the benefit of this Section 5.9 without the prior written consent of the affected KTYB Indemnified Party or affected person.
(d)   The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each KTYB Indemnified Party and his or her heirs and representatives. If SYBT or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of the consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case to the extent the obligations set forth in this Section 5.9 are not otherwise transferred and assumed by the successors and assigns by operation of law or otherwise, SYBT will cause proper provision to be made so that the successors and assigns of SYBT expressly assume the obligations set forth in this Section 5.9.
Section 5.10   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest SYBT or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SYBT.
Section 5.11   Dividends.   After the date of this Agreement, each of SYBT and KTYB shall coordinate with the other regarding the declaration of any dividends in respect of SYBT Common Stock and KTYB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of KTYB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of KTYB Common Stock and any shares of SYBT Common Stock any holder receives in exchange therefor in the Merger.
Section 5.12   Advice of Changes; Disclosure Supplements.
(a)   SYBT and KTYB (for purposes of this Section 5.12, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if SYBT is the Notifying Party, Section 6.1 or Section 6.3, or if KTYB is the Notifying Party, Section 6.1 or Section 6.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.
(b)   KTYB and SYBT shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the KTYB Disclosure Schedule and the SYBT Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the KTYB Disclosure Schedule or the SYBT Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of KTYB or SYBT (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the KTYB Disclosure Schedule or SYBT Disclosure Schedule (as applicable)

shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VII of this Agreement.
Section 5.13   SYBT Board of Directors.   It is the intent of SYBT to identify two members of the KTYB Board of Directors as of the date of this Agreement to be added as members of the SYBT Board of Directors and SY Bank Board of Directors after the Effective Time, at SYBT’s discretion and subject to SYBT’s and SY Bank’s corporate governance practices and policies and applicable law.
Section 5.14   No Solicitation; Change of Recommendation.
(a)   KTYB agrees that, except as expressly permitted by this Section 5.14, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, neither it nor any of the KTYB Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of KTYB, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5.14(a); (iv) approve, endorse, recommend, execute or enter into any agreement, letter of intent or contract with respect to an Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement which expressly permits KTYB to comply with its obligations pursuant to this Section 5.14 and that contains provisions no less favorable or protective than as set forth in the Non-Disclosure Agreement) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; (v) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of KTYB other than this Agreement and the transactions contemplated hereby; or (vi) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
(b)   As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of KTYB and the KTYB Subsidiaries or 20% or more of any class of equity or voting securities of KTYB or the KTYB Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of KTYB, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in the applicable third party beneficially owning 20% or more of any class of equity or voting securities of KTYB or the KTYB Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of KTYB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving KTYB or the KTYB Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of KTYB.
(c)   Nothing contained in this Agreement shall prevent KTYB or its Board of Directors (or a duly authorized committee thereof) from (i) complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal, (ii) making any legally required disclosure to KTYB’s shareholders if the Board of Directors (or a duly authorized committee thereof) determines in good faith (after consultation with KTYB’s outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (iii) in response to an Acquisition Proposal, informing the person making the Acquisition Proposal of the existence of this Section 5.14, or (iv) making any “stop, look and listen” communication to the KTYB’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar permitted or required communication to the shareholders of KTYB); provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(d)   KTYB agrees that it shall immediately, and shall instruct its Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. KTYB agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 5.14 and in the Non-Disclosure Agreement. KTYB also agrees that is shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring KTYB or any of the KTYB Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.
(e)   KTYB agrees that it shall promptly (and, in any event, within 24 hours of receiving the relevant information) notify SYBT if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, KTYB or any of its Representatives, indicating, in connection with such notice, the name of such person, and the material terms and conditions of any proposals or offers (including, if applicable, complete and unredacted copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep SYBT informed, on a current basis (and, in any event, no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in KTYB’s intentions as previously notified.
(f)   Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite KTYB Vote is obtained, KTYB may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal that did not result from any breach by KTYB, the KTYB Subsidiaries or any of their Representatives of this Section 5.14, providing for the acquisition of more than 20% of the assets (on a consolidated basis) or total voting power of the equity securities of KTYB if KTYB receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Non-Disclosure Agreement and which expressly permits KTYB to comply with its obligations pursuant to this Section 5.14; and promptly discloses (and, if applicable, provide copies of) any such information to SYBT to the extent not previously provided to SYBT; (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal as described in clause (i) of this Section 5.14(f) above; or (iii) after having complied with Section 5.14(h), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal as described in clause (i) of this Section 5.14(f), if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors of KTYB (or a duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of KTYB (or a duly authorized committee thereof) has determined in good faith based on the information then available and after consultation with KTYB’s outside legal counsel and financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of KTYB (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. As used in this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal involving more than 40% of the assets (on a consolidated basis) or total voting power of the equity securities of KTYB that the Board of Directors of KTYB (or a duly authorized committee thereof) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to KTYB’s shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (C) after taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by SYBT.
(g)   Except as expressly permitted by, and after compliance with, Section 5.14(h) and the other provisions of this Section 5.14, neither the Board of Directors of KTYB nor any duly authorized committee of the Board of Directors shall: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to SYBT, the Board Recommendation; or (ii) cause or permit KTYB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and in compliance with the requirements of Section 5.14(f)) entered into in compliance with Section 5.14(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
(h)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Requisite KTYB Vote, the Board of Directors of KTYB (or a duly authorized committee thereof) may make a Change of Recommendation (and terminate this Agreement pursuant to Section 7.1(f)) if:
(i)   KTYB has received an unsolicited bona fide written Acquisition Proposal from any person that is not withdrawn and that the Board of Directors of KTYB (or a duly authorized committee thereof) concludes in good faith and in compliance with the requirements of Section 5.14(f) constitutes a Superior Proposal, and:
(A)   the Board of Directors of KTYB (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;
(B)   KTYB shall have complied in all material respects with all of its obligations under this Section 5.14; and
(C)   (1)   KTYB shall have provided prior written notice to SYBT at least six (6) business days in advance (the “Notice Period”), to the effect that the Board of Directors of KTYB (or a duly authorized committee thereof) has concluded in good faith that a Superior Proposal has been received and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of KTYB (or a duly authorized committee thereof) has resolved to effect a Change in Recommendation pursuant to this Section 5.14(h) (and terminate this Agreement pursuant to Section 7.1(f)), which notice shall specify the basis for such Change in Recommendation, including the identity of the person or group of persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;
(2)   prior to effecting such Change in Recommendation (or termination pursuant to Section 7.1(f)), (aa) KTYB shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with SYBT and its Representatives in good faith (to the extent SYBT desires to negotiate) to make adjustments in the terms and conditions of this Agreement, and permit SYBT and its Representatives to make a presentation to the Board of Directors of KTYB (or a duly authorized committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent SYBT desires to make such presentation), and (bb) at the end of the Notice Period the Board of Directors of KTYB (or a duly authorized committee thereof) again makes the determination in good faith (i) after consultation with outside legal counsel that the failure to make a Change in Recommendation (or authorize the termination of this Agreement pursuant to Section 7.1(f)) would be inconsistent with its fiduciary duties under applicable law and (ii) taking into account any adjustment to the terms and conditions of this Agreement proposed by SYBT, that the Acquisition Proposal continues to be a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Board of Directors of KTYB (or a duly authorized committee thereof) has determined to be a Superior Proposal, KTYB shall be required to deliver a new written notice to SYBT and to comply with the requirements of this Section 5.14 (including this Section 5.14(h)) with respect to such new written notice and the revised Superior Proposal contemplated thereby; and
(3)   in the case of any Change of Recommendation contemplated by this Section 5.14(h), KTYB shall have, upon any termination of this Agreement in accordance with Section 7.1(f), paid the Termination Fee in accordance with Section 7.2(b).
(i)   None of KTYB, the Board of Directors of KTYB or any duly authorized committee of the Board of Directors of KTYB shall enter into any agreement with any person to limit or not give prior notice to SYBT of its intention to effect a Change in Recommendation or to terminate this Agreement in light of a Superior Proposal.
Section 5.15   Public Announcements.   Neither KTYB nor SYBT shall, and neither KTYB nor SYBT shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of SYBT, in the case of a proposed announcement, statement or disclosure by KTYB, or KTYB, in the case of a proposed announcement, statement or disclosure by SYBT; provided that either SYBT or KTYB may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of NASDAQ.
Section 5.16   Change of Method.   SYBT shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of KTYB and SYBT (including the provisions of Article I), if and to the extent it deems the change to be necessary, appropriate or desirable; provided that no change contemplated by this Section 5.16 shall (a) alter or change the Exchange Ratio or the Per Share Cash Consideration, (b) adversely affect the Tax treatment of KTYB’s shareholders or SYBT’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of KTYB or SYBT pursuant to this Agreement, or (d) materially impede or materially delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any change contemplated by this Section 5.16 in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.
Section 5.17   Takeover Statutes.   None of KTYB, SYBT or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant the approvals and take the actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of the Takeover Statute.
Section 5.18   Litigation and Claims.   Each of SYBT and KTYB shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of SYBT or KTYB, as applicable, threatened against SYBT, KTYB or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by SYBT, KTYB, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. KTYB shall give SYBT the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against KTYB and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no settlement shall be agreed without SYBT’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).
Section 5.19   Trust Preferred Securities.   After the Effective Time, SYBT shall assume the due and punctual performance and observance of the covenants and conditions to be performed under the Indenture, relating to the Debentures, and agrees to pay the principal of and premium, if any, and interest on the Debentures, as required by the Indenture. In connection therewith, SYBT shall execute and deliver any supplemental indentures, and the parties shall provide any opinions of counsel to the applicable trustees thereof, required to make the assumption effective.
Section 5.20   Updated Financial Information.   As soon as reasonably available after the date of this Agreement, KTYB will deliver to SYBT any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of KTYB prepared for its internal use, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by applicable law (collectively, “Subsequent KTYB Financial Statements”). The Subsequent KTYB Financial Statements will be prepared on a basis consistent with KTYB’s past accounting practices and GAAP, to the extent required, and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial information for the absence of notes and/or year-end adjustments). The Subsequent KTYB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the Subsequent KTYB Financial Statements inaccurate, incomplete or misleading in any material respect.
Section 5.21   Data Conversion.   From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of KTYB with the business of SYBT following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by SYBT. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about August 2021. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.
Section 5.22   Captive Subsidiary.
(a)   KTYB and the Captive Subsidiary shall cause the captive manager to give proper notice, in a form acceptable to SYBT’s counsel, to the NDOI seeking approval of the transaction, including the indirect acquisition of the Captive Subsidiary. The notice shall be filed requesting confidential treatment. The captive manager shall provide SYBT and its counsel with copies of such notice filing and shall include SYBT’s counsel in the required notices associated with such filing, together with any communications from NDOI.
(b)   KTYB and the Captive Subsidiary shall include and seek input from SYBT and its counsel in the decision-making process leading up to the renewal of the participation agreement with respect to the risk pool, and shall not make any election without SYBT’s consent, which shall not be unreasonably withheld. KTYB and the Captive Subsidiary shall cause the captive manager to provide to SYBT copies of the renewal notice, the actuarial shared risk model, together with any pricing, and terms proposed for participation upon renewal, including the proposed participants and new participants.
Section 5.23   OREO.   Prior to the Closing Date, KTYB and KTYB Subsidiaries shall dispose in accordance with applicable laws and regulations of all OREO that KTYB or the applicable KTYB Subsidiary either would not be permitted to own under applicable laws and regulations or for which the 10th anniversary of the permitted holding period for the OREO will occur on any date on or prior to December 31, 2021.
Section 5.24   Insurance Policies.   With respect to any Insurance Policy that would otherwise expire prior to the Closing Date, KTYB shall, or shall cause the applicable KTYB Subsidiary to, renew the applicable Insurance Policy without any reduction or dilution of coverage, using best efforts to obtain from the applicable insurer a renewal period covering the date of renewal through the anticipated Closing Date. KTYB shall, or shall cause the applicable KTYB Subsidiary to, prior to the Closing Date, purchase and obtain three-year tail coverage for each Insurance Policy. The provisions of this Section 5.24 shall not apply with respect to the D&O Insurance, which shall be governed by the provisions of Section 5.9 of this Agreement.
Section 5.25   Exemption from Liability under Section 16(b) of the Exchange Act.   KTYB and SYBT agree that, in order to most effectively compensate and retain those officers and directors of KTYB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “KTYB Insiders”), both before and after the Effective Time, it is desirable that KTYB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of KTYB Common Stock and KTYB Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.25. KTYB shall deliver to SYBT in a reasonably timely fashion before the Effective Time accurate information regarding the KTYB Insiders, and the Boards of Directors of SYBT and of KTYB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall before the Effective Time take all steps as may be necessary or appropriate to cause (x) in the case of KTYB, any dispositions of KTYB Common Stock or KTYB Restricted Stock Awards by KTYB Insiders and (y) in the case of SYBT, any acquisitions of SYBT Common Stock by any KTYB Insiders who, immediately following the Merger, will be officers or directors of SYBT subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
Section 5.26   Absence of Control.   It is the intent of the parties to this Agreement that SYBT, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated by this Agreement) to control, directly or indirectly, KTYB or any of the KTYB Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of KTYB or any of the KTYB Subsidiaries.
Section 5.27`   Certified List of KTYB Shareholders.   KTYB shall provide to SYBT a certified list of the holders of KTYB Common Stock of record as of the close of business on the Closing Date showing, by holder and in the aggregate, the number of shares of KTYB of record as of the close of business on the Closing Date.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   KTYB Shareholder Approval. This Agreement shall have been approved by the shareholders of KTYB by the Requisite KTYB Vote.
(b)   S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(c)   NASDAQ Eligibility. The shares of SYBT Common Stock that shall be issuable as Merger Consideration pursuant to this Agreement shall be eligible for trading on the NASDAQ.
(d)   Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(e)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.
(f)   Tax Opinion. SYBT and KTYB shall have each received a written opinion of Frost Brown Todd LLC (“FBT”), in form and substance reasonably satisfactory to each of SYBT and KTYB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Merger and the Parent-Sub Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of KTYB to the extent they receive shares of SYBT Common Stock in connection with the Merger in exchange for their shares of KTYB Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, FBT may require and rely upon representations contained in certificates of officers of SYBT, Merger Subsidiary and KTYB, reasonably satisfactory in form and substance to FBT.
Section 6.2   Conditions to Obligations of SYBT and Merger Subsidiary.   The obligation of SYBT and Merger Subsidiary to effect the Merger is also subject to the satisfaction, or waiver by SYBT, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties. Other than the representations and warranties of KTYB set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), and Section 3.7 (Broker’s Fees), the representations and warranties of KTYB contained in this Agreement (considered individually and collectively) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date). The representations and warranties of KTYB set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), and Section 3.7 (Broker’s Fees) shall be true in all respects on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the date spoken).
(b)   Performance of Obligations of KTYB. KTYB shall have performed in all material respects the obligations required to be performed by KTYB under this Agreement at or prior to the Closing Date.
(c)   Closing Certificates. SYBT shall have received a certificate, dated as of the Closing Date, and signed on behalf of KTYB by the President of KTYB, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
(d)   Dissenting Shares. SYBT shall have received from KTYB a certified list of those holders of KTYB Common Stock who are holders of Dissenting Shares and the number of shares of KTYB Common Stock as which each of them are holding Dissenting Shares. The Dissenting Shares shall represent no more than 5% of the outstanding shares of KTYB Common Stock.
(e)   Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to KTYB.
(f)   Closing Net Equity. KTYB’s Closing Net Equity as of the close of business on the Closing Date shall not be less than $128,300,000. For purposes of this Section 6.2(f), “Closing Net Equity” shall be an estimate of the “total equity capital” of KTYB calculated in the manner as reported on Schedule SC — Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies — FR Y-9SP, calculated as of the close of business on the Closing Date to the reasonable satisfaction of SYBT; provided, that there shall be excluded from the calculation of “total equity capital” (i) any net unrealized gains or losses on available for sale securities from 12/31/2020 through the Closing Date, (ii) any fees or expenses of attorneys, accountants, financial advisers and investment bankers incurred or accrued by KTYB in connection with this Agreement and the consummation of the transactions contemplated hereby, and (iii) any early termination fees or penalties incurred or accrued by KTYB in connection with the termination of any agreement at the request or direction of SYBT. For the avoidance of doubt, the Closing Net Equity shall be calculated in the manner set forth on Schedule 6.2(f). KTYB shall deliver to SYBT no later than five business days prior to the scheduled Closing Date a written estimate of the Closing Net Equity.
(g)   Non-Performing Assets. On the Closing Date, the aggregate outstanding amount of Non-Performing Assets of the KY Bank shall be no more than $24,000,000, where “Non-Performing Assets” is defined to include (i) the outstanding balance of all Loans on non-accrual status, (ii) the outstanding balance of all Loans 90 days or more past due, (iii) the outstanding balance of all Loans that have undergone trouble debt restructuring, and (iv) the fair market value (less estimated cost to sell) of all OREO of KY Bank and any Subsidiary of KY Bank.
(h)   Legal Opinion. SYBT shall have received from Stoll Keenon Ogden PLLC, counsel to KTYB, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to SYBT and opining to the matters set forth on Exhibit C.
Section 6.3   Conditions to Obligations of KTYB.   The obligation of KTYB to effect the Merger is also subject to the satisfaction or waiver by KTYB at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties. Other than the representations and warranties of SYBT and Merger Subsidiary set forth in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), and Section 4.7 (Broker’s Fees), the representations and warranties of SYBT and Merger Subsidiary contained in this Agreement (considered individually and collectively) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date). The representations and warranties of SYBT and Merger Subsidiary set forth in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), and Section 4.7 (Broker’s Fees) shall be true in all respects on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the date spoken).
(b)   Performance of Obligations of SYBT and Merger Subsidiary. SYBT and Merger Subsidiary shall have performed in all material respects the obligations required to be performed by SYBT and Merger Subsidiary under this Agreement at or prior to the Closing Date.
(c)   Closing Certificates. KTYB shall have received a certificate, dated as of the Closing Date, and signed on behalf of SYBT and Merger Subsidiary by the President of SYBT and of Merger Subsidiary, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
(d)   Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to SYBT.
ARTICLE VII
TERMINATION AND AMENDMENT
Section 7.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time:
(a)   by mutual consent of SYBT and KTYB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;
(b)   by either SYBT or KTYB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and the denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of the seeking party set forth herein;
(c)   by either SYBT or KTYB if the Merger shall not have been consummated on or before January 1, 2022 (the “Outside Date”), unless the failure of the Closing to occur by the Outside Date shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of the seeking party set forth herein and such failure has caused or resulted in either (i) the failure to satisfy the conditions set forth in Article VI prior to the Outside Date, or (ii) the failure of the Closing to have occurred on or prior to the Outside Date;
(d)   by either SYBT or KTYB if the Requisite KTYB Vote shall not have been obtained at the KTYB Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite KTYB Vote at the KTYB Meeting or at any adjournment or postponement thereof;
(e)   by either SYBT or KTYB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any representation or warranty shall cease to be true) set forth in this Agreement on the part of KTYB, in the case of a termination by SYBT, or SYBT, in the case of a termination by KTYB, which breach or failure to be true, either individually or in the aggregate with all other breaches by the party (or failures of the representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.2, in the case of a termination by SYBT, or Section 6.3, in the case of a termination by KTYB, and which is not cured by the earlier of (i) the Outside Date or (ii) within thirty (30) days (or the period of fewer days as remain until the Outside Date) following written notice to KTYB, in the case of a termination by SYBT, or to SYBT, in the case of a termination by KTYB, or which by its nature or timing cannot be cured during the 30-day period (or the period of fewer days as remain prior to the Outside Date);
(f)   by:
(1)   KTYB if, (i) the Board of Directors of KTYB (or a duly authorized committee thereof) has authorized KTYB to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) KTYB has complied in all respects with Section 5.14 and (iii) in the case of clause (i), immediately after the termination of this Agreement, KTYB enters into an Alternative Acquisition Agreement with respect to a Superior Proposal referred to in the foregoing clause (i); provided that the right of KTYB to terminate this Agreement pursuant to this Section 7.1(f)(1) is conditioned on and subject to the prior payment by KTYB to SYBT of the Termination Fee in accordance with Section 7.2(b), and any purported termination pursuant to this Section 7.1(f)(1) shall be void and of no force or effect if KTYB shall not have paid and SYBT shall not have received the Termination Fee; or
(2)   SYBT prior to the time the Requisite KTYB Vote is obtained, if (i) the Board of Directors of KTYB shall have (A) failed to include the Board Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Board Recommendation in a manner adverse to SYBT, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) KTYB or its Board of Directors has breached its obligations under Section 5.6 or Section 5.14 in any material respect; or

(g)   by SYBT if greater than 5% of the outstanding shares of KTYB Common Stock have become and remain Dissenting Shares.
Section 7.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either SYBT or KTYB as provided in Section 7.1, this Agreement shall become void and have no effect, and none of SYBT, KTYB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that:
(i)   Section 5.5(b), this Section 7.2, and Article VIII shall survive any termination of this Agreement; and
(ii)   notwithstanding anything to the contrary contained in this Agreement, neither SYBT nor KTYB shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.
(b)   In the event that:
(i)
(1)   after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of KTYB or has been made directly to the KTYB shareholders generally or any person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to KTYB, and (A) thereafter this Agreement is terminated by either SYBT or KTYB pursuant to Section 7.1(c) without the Requisite KTYB Vote having been obtained (and all other conditions set forth in Sections 6.1 and Section 6.3 had been satisfied or were capable of being satisfied at a time prior to the termination), or (B) thereafter this Agreement is terminated by either SYBT or KTYB pursuant to Section 7.1(d), or (C) thereafter this Agreement is terminated by SYBT pursuant to Section 7.1(e) as a result of a willful breach; AND
(2)   prior to the date that is twelve (12) months after the date of the termination of this Agreement, KTYB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then KTYB shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay SYBT, by wire transfer of same day funds (to an account designated in writing by SYBT), a fee equal to $7,250,000 (the “Termination Fee”);
(ii)   this Agreement is terminated by KTYB or SYBT pursuant to Section 7.1(f), then KTYB shall pay SYBT, by wire transfer of same day funds (to an account designated in writing by SYBT), the Termination Fee no later than two (2) business days after the termination of this Agreement;
(iii)   this Agreement is terminated by SYBT or KTYB pursuant to Section 7.1(d) (other than a termination pursuant to Section 7.1(d) that is subject to the provisions of Section 7.2(b)(i) of this Agreement, in which event the Termination Fee shall be the only payment required under this Article VII), then KTYB shall reimburse SYBT for all reasonable, documented out-of-pocket expenses (up to a maximum of $1,800,000) incurred by SYBT in connection with this Agreement, by wire transfer of same day funds (to an account designated in writing by SYBT), no later than two (2) business days after the termination of this Agreement.
(c)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 7.1 under circumstances where the Termination Fee or reimbursement under Section 7.2(b)(iii) is payable to SYBT and paid in full by KTYB pursuant to this Section 7.2, the payment of such Termination Fee or reimbursement under Section 7.2(b)(iii) shall be the sole and exclusive remedy available to SYBT or Merger Subsidiary and the maximum aggregate liability of KTYB with respect to this Agreement and the transactions contemplated by this Agreement, and KTYB (and KTYB’s affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the transactions contemplated hereby to SYBT, Merger Subsidiary or any of their respective affiliates or Representatives and in no event shall SYBT or Merger Subsidiary or any of their respective affiliates or Representatives seek and (i) equitable relief or equitable remedies of any kind whatsoever or (ii) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages other than the Termination Fee or reimbursement under Section 7.2(b)(iii), and no party shall be required to pay such fee on more than one occasion. For the avoidance of doubt, under no circumstances will KTYB be required to pay both the Termination Fee and the reimbursement contemplated under Section 7.2(b)(iii).
(d)   KTYB acknowledges that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SYBT would not enter into this Agreement; accordingly, if KTYB fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain the payment SYBT commences a suit which results in a judgment against KTYB for payment of any such amount, KTYB shall pay the costs and expenses of SYBT (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if KTYB fails to pay the amounts payable pursuant to this Section 7.2, then KTYB shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The amounts payable pursuant to Section 7.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 7.2(d)) the sole monetary remedy of SYBT in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1   Non-survival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Non-Disclosure Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 5.9 of this Agreement, those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, all covenants regarding non-competition and non-solicitation in the KTYB Support Agreements, and all Continuing Employee Agreements.
Section 8.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of KTYB; provided that after approval of this Agreement by the shareholders of KTYB, there may not be, without further approval of the shareholders of KTYB, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
Section 8.3   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that after approval of this Agreement by the shareholders of KTYB there may not be, without further approval of the shareholders of KTYB, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.4   Expenses.   Except as otherwise provided in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense.
Section 8.5   Notices.   All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:
(a)   if to KTYB, to:
Kentucky Bancshares, Inc.
4th & Main St.
Paris, KY 40361
Attention:
Louis Prichard, President and Chief Executive Officer

Email:
louis.prichard@kybank.com

With a copy (which shall not constitute notice) to:
Stoll Keenon Ogden PLLC
300 W. Vine Street, Suite 2100
Lexington, KY 40507
Attention:
Walter J. Byrne, Jr.
Allison J. Donovan

Email:
walter.byrne@skofirm.com
allison.donovan@skofirm.com

(b)   if to SYBT or Merger Subsidiary, to:
Stock Yards Bancorp, Inc.
1040 E. Main St.
Louisville, KY 40206
Attention:
James A. Hillebrand, CEO

Email:
Ja.Hillebrand@syb.com

With a copy to:
Stock Yards Bancorp, Inc.
1040 E. Main St.
Louisville, KY 40206
Attention:
Craig Bradley, General Counsel

Email:
craig.bradley@syb.com

and with a copy (which shall not constitute notice) to:
Frost Brown Todd LLC
400 W. Market St., 32nd Floor
Louisville, KY 40202
Attention:
R. James Straus
Nathan L. Berger

E-mail:
jstraus@fbtlaw.com
nberger@fbtlaw.com

Section 8.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, the reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of KTYB means the actual knowledge after reasonable inquiry of any of the officers of KTYB listed on Section 8.6 of KTYB Disclosure Schedule, and the “knowledge” of SYBT means the actual knowledge after reasonable inquiry of any of the officers of SYBT listed on Section 8.6 of SYBT Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Louisville, Kentucky are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person, (iv) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Parent-Sub Merger and the Bank Merger. The KTYB Disclosure Schedule and the SYBT Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to the referenced section.
Section 8.7   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 8.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein), together with the Non-Disclosure Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Section 8.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 8.5.

Section 8.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
Section 8.11   Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 5.9, which is intended to benefit each KTYB Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 8.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 8.14   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.
[Signature Page Follows]

IN WITNESS WHEREOF, KTYB, SYBT and Merger Subsidiary have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
KTYB:
Kentucky Bancshares, Inc.
By:
/s/ Louis Prichard

Louis Prichard,
President and Chief Executive Officer
SYBT:
Stock Yards Bancorp, Inc.
By:
/s/ James A. Hillebrand

James A. Hillebrand, CEO
MERGER SUBSIDIARY:
H. Meyer Merger Subsidiary, Inc.
By:
/s/ James A. Hillebrand

James A. Hillebrand, CEO
[Signature Page to Agreement and Plan of Merger]

Exhibit A
KTYB Support Agreement
SUPPORT AGREEMENT
This Support Agreement, dated as of January 27, 2021 (this “Agreement”), is entered into between Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”), and                   (“Shareholder”).
Recitals
A.   Concurrently with the execution and delivery of this Agreement, SYBT, H. Meyer Merger Subsidiary, Inc., a Kentucky corporation and direct, wholly-owned subsidiary of SYBT (“Merger Subsidiary”), and Kentucky Bancshares, Inc., a Kentucky corporation (“KTYB”) and parent bank holding company of Kentucky Bank, a Kentucky banking corporation (the “Bank”) are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary shall be merged with and into KTYB, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.
B.   As of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of KTYB Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of KTYB Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).
C.   As an inducement and condition to entering into the Merger Agreement, SYBT has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
VOTING AGREEMENT
Section 1.1   Agreement to Vote.   Shareholder hereby agrees that, during the time this Agreement is in effect, at the KTYB Meeting, and at any other meeting of the shareholders of KTYB, however called, or any adjournment or postponement thereof, Shareholder shall:
(a)   appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of KTYB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.
Section 1.2   Shareholder Capacity.   Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of KTYB or the KTYB Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of KTYB or the KTYB Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or

(b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to KTYB, the KTYB Subsidiaries or their respective shareholders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to SYBT as follows:
Section 2.1   Authority; Authorization.
(a)   Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.
(b)   This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.
(c)   Assuming the authorization, execution and delivery of this Agreement by SYBT, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.
(d)   If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.
Section 2.2   Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.
Section 2.3   Ownership of Securities.   On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of KTYB Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the KTYB Meeting or any other shareholder meeting of KTYB in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
Section 2.4   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.
Section 2.5   Reliance by SYBT.   Shareholder understands and acknowledges that SYBT is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.
ARTICLE III
COVENANTS
Section 3.1   No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.
(a)   Shareholder agrees that during the term of this Agreement Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 5.14 of the Merger Agreement except as permitted by such Section 5.14 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of KTYB Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of KTYB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than SYBT with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.
(b)   Shareholder hereby agrees to notify SYBT promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of KTYB Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.
Section 3.2   Restrictions on Transfer and Proxies; Non-Interference.
(a)   Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with SYBT’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of KTYB or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.
(b)   Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3   Dissenters’ Rights.   Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 271B.13-010 through 271B.13-310 of the KBCA) as to any Owned Shares which may arise with respect to the Merger or the transactions contemplated by the Merger Agreement.
Section 3.4   Stop Transfer.   Shareholder agrees that it shall not request that KTYB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless the transfer is made in compliance with this Agreement.
Section 3.5   Further Assurances; Cooperation.
(a)   Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with SYBT and KTYB in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by SYBT for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Agencies).
(b)   Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Agency or Governmental Entity, in any other documents or communications provided by SYBT or KTYB to any Regulatory Agency or Governmental Entity or to security holders of SYBT or KTYB) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with SYBT and the SYBT Subsidiaries and/or KTYB, the Bank, and the other KTYB Subsidiaries.
Section 3.6   Non-Competition and Non-Solicitation.
(a)   Shareholder agrees that for (x) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors of KTYB or Bank) and (y) for a period of [three (3) years/eighteen (18) months]1 following the Effective Time, Shareholder will not:
(i)   engage in a Competitive Business (as defined below) as an employee, officer or director; provided that the foregoing shall not prohibit the Shareholder from (A) continuing to engage in the activities in which the Shareholder is currently a participant which are expressly set forth on Attachment B attached hereto, or (B) holding up to two (2%) of the outstanding securities of any class of any publicly held company which is a Competitive Business;
(ii)   solicit or otherwise attempt in any manner to cause or otherwise encourage any persons who are employees of KTYB or the Bank or any other KTYB Subsidiary prior to the Closing (“KTYB Employees”) to leave the employ of SYBT or any of the SYBT Subsidiaries; or
(iii)   (A) induce, persuade, encourage or influence, or attempt to induce, persuade, encourage or influence, any person (as such term is interpreted in Section 8.6 of the Merger Agreement) having a business relationship with KTYB, the Bank, and other KTYB Subsidiary, SYBT or any of the SYBT Subsidiaries, to discontinue, reduce or restrict such relationship or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who were depositors, borrowers or customers of KTYB, the Bank, or any other KTYB Subsidiary on the date of this Agreement and/or as of the Effective Time; provided, however, nothing in this Section 3.6(a)(iii) shall prevent the Shareholder from engaging in the Shareholder’s personal, family, business or employment activities as a customer of a Competitive Business.

1
Duration will be tied to length of service on KTYB’s board (i.e. directors serving more than 5 years as of the date of the Agreement will be subject to a three (3) year period; directors serving less than 5 years as of the date of the Agreement will be subject to an eighteen (18) month period).

(iv)   For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, investment, mortgage banking, financial planning or wealth management advisor, trust company, industrial bank, or any other financial institution or bank holding company either located or doing business either (A) within the Kentucky counties of Bourbon, Clark, Elliott, Fayette, Harrison, Jessamine, Madison, Rowan, Scott, and/or Woodford, or (B) within any county contiguous to any county referred to in item (A) of this Section 3.6(a)(iv).
(b)   Shareholder acknowledges and agrees that the business conducted by SYBT and the SYBT Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.6 are made as a necessary inducement for SYBT to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and SYBT each consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.6 is unenforceable against any party, the provisions of this Section 3.6 shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as the applicable court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence the applicable amendment.
(c)   Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect SYBT’s legitimate business interests and to protect the value of SYBT’s acquisition of KTYB.
(d)   Shareholder will not, at any time during the [three-year/eighteen-month] period referred to in Section 3.6(a) of this Agreement, disparage SYBT or any of the SYBT Subsidiaries, or the business conducted by SYBT or any of the SYBT Subsidiaries, or any stockholder, member, director, manager, officer, employee or agent of SYBT or any of the SYBT Subsidiaries.
ARTICLE IV
TERMINATION
Section 4.1   Termination.   This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the date that is [three (3) years/eighteen (18) months] following the Effective Time.
Section 4.2   Effect of Termination.   In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement or any obligations under this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1   Amendment; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by SYBT and Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.
Section 5.2   Expenses.   Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3   Notices.   All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:
(i)   if to Shareholder: The address provided on Attachment A hereto.
(ii)   if to SYBT:
Stock Yards Bancorp, Inc.
1040 E. Main St.
Louisville, KY 40206
Attention:
James A. Hillebrand, CEO

Email:
Ja.Hillebrand@syb.com

with a copy to :
Stock Yards Bancorp, Inc.
1040 E. Main St.
Louisville, KY 40206
Attention:
Craig Bradley, General Counsel

Email:
craig.bradley@syb.com

and with a copy (which shall not constitute notice) to:
Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202
Attention:
R. James Straus
Nathan L. Berger.

Email:
jstraus@fbtlaw.com
nberger@fbtlaw.com

Section 5.4   Entire Agreement; Assignment.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of SYBT.
Section 5.5   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 5.6   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 5.7   Specific Performance; Remedies.   Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that SYBT would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which SYBT may be entitled (including monetary damages), SYBT shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither SYBT, Merger Subsidiary nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
Section 5.8   Governing Law.
(a)   This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the federal or state courts located in either Louisville, Jefferson County, Kentucky or Lexington, Fayette County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 5.3. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the action.
Section 5.9   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.
Section 5.10   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.11   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 5.12   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.
SYBT:
Stock Yards Bancorp, Inc.
By:

James A. Hillebrand, CEO
SHAREHOLDER

Print Name:
SHAREHOLDER’S SPOUSE

Print Name:
[Signature Page to Support Agreement]

Attachment A
Owned Shares
Name and Address of Shareholder	Owned Shares
[NAME] [ ] [ ] Phone: [ ] Email: [ ]

Attachment B
Current Activities

Exhibit B
Agreement and Plan of Bank Merger
AGREEMENT AND PLAN OF BANK MERGER
This is an Agreement and Plan of Bank Merger (this “Plan of Merger”) dated as of January 27, 2021, between Stock Yards Bank & Trust Company, a Kentucky banking corporation (“SY Bank”), and Kentucky Bank, a Kentucky banking corporation (“KY Bank”).
RECITALS
A.   Stock Yards Bancorp, Inc., a Kentucky corporation (“Parent Bancorp”), H. Meyer Merger Subsidiary, Inc., a Kentucky corporation (“Merger Sub”), and Kentucky Bancshares, Inc., a Kentucky corporation (“Target Bancorp”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated January 27, 2021, pursuant to which Parent Bancorp would acquire all of the issued and outstanding capital stock of Target Bancorp in a statutory merger of Merger Sub with and into Target Bancorp (the “Statutory Merger”), with Target Bancorp being the surviving corporation of the Statutory Merger.
B.   The Merger Agreement contemplates that immediately following, the consummation of the Statutory Merger, or at such later time as Parent Bancorp may determine, KY Bank is to be merged with and into SY Bank.
C.   Parent Bancorp, as the sole shareholder of KY Bank and SY Bank immediately after consummation of the Statutory Merger, desires to cause KY Bank to merge with and into SY Bank immediately following the Statutory Merger or at such later time as Parent Bancorp may determine (the “Bank Merger”).
D.   In consideration of the recitals and the mutual agreements, covenants and undertakings contained herein and for the purpose of setting forth the terms and conditions of the Bank Merger, the parties, intending to be legally bound, agree as follows:
AGREEMENTS
1.   Bank Merger.   At the Effective Time (as hereinafter defined) and upon the terms and conditions set forth in this Plan of Merger, KY Bank shall be merged with and into SY Bank, and SY Bank shall continue in existence as the surviving corporation of the merger (the “Surviving Bank”).
2.   Articles of Merger.   Subject to consummation of the Statutory Merger and the other provisions of this Plan of Merger, immediately after the Statutory Merger or at such later time as Parent Bancorp may determine, and upon receipt of all required shareholder and regulatory approvals, SY Bank and KY Bank will cause Articles of Merger facilitating the Bank Merger to be executed and delivered for filing to the Secretary of State of the Commonwealth of Kentucky.
3.   Effective Time.   The date and time specified in the Articles of Merger filed with the Secretary of State of the Commonwealth of Kentucky shall be deemed the effective time of the Bank Merger (the “Effective Time”).
4.   Articles of Incorporation and Bylaws.   The Articles of Incorporation of SY Bank, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Bylaws of SY Bank in effect at the Effective Time shall be the Bylaws of the Surviving Bank.
5.   Directors and Officers.   The directors and officers of SY Bank shall be the directors and officers of the Surviving Bank until the next annual meeting of shareholders and directors of Surviving Bank, unless their tenure as officers or directors is sooner terminated.
6.   Names and Offices.   The name of the Surviving Bank shall be “Stock Yards Bank & Trust Company.” The main office of the Surviving Bank shall be the main office of SY Bank immediately prior to the Effective Time. All branch offices of SY Bank and offices of KY Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices which may be authorized by SY Bank or the KY Bank and applicable regulatory authorities after the date hereof.

7.   Conversion of KY Bank Shares.   At the Effective Time, each issued and outstanding share of KY Bank capital stock shall automatically by virtue of the Bank Merger be canceled without payment.
8.   SY Bank Capital Stock.   The shares of SY Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Bank Merger.
9.   Certain Effects of Merger.   At the Effective Time, in addition to the effects otherwise provided by United States and Kentucky law, SY Bank and KY Bank shall become a single corporation and the separate existence of KY Bank shall cease. Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of KY Bank subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to KY Bank. All other things in action of or belonging to KY Bank shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in KY Bank shall not revert or be in any way impaired by reason of the Bank Merger. All rights of creditors and all liens of KY Bank shall be preserved unimpaired, and all debts, liabilities and duties of KY Bank shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.
10.   Termination.   This Plan of Merger shall be terminated upon the agreement of the parties hereto. In addition, this Plan of Merger shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Statutory Merger.
11.   Conditions.   The respective obligations of each party hereto to effect the Merger shall be subject to: (a) the consummation of the Statutory Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Merger.
12.   Amendment.   On or before the Effective Time, the parties may amend, modify or supplement this Plan of Merger in the manner as may be agreed upon between the parties in writing.
13.   Counterparts; Electronic Signatures.   This Plan of Merger may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.
14.   Governing Law.   This Plan of Merger shall be governed in all respects by the laws of the Commonwealth of Kentucky.
15.   Waiver.   Any of the terms or conditions of this Plan of Merger may be waived at any time by the party that is entitled to the benefit thereof.
16.   Assignment.   This Plan of Merger may not be assigned by any party hereto without the prior written consent of the other party.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed and delivered by their duly authorized officers, on the date first above written.
Stock Yards Bank & Trust Company
By:

James A. Hillebrand, CEO
Kentucky Bank
By:

Louis Prichard,
President and Chief Executive Officer

Exhibit C
Opinion of Counsel to KTYB
(Subject to standard opinion qualifications of Stoll Keenon Ogden PLLC)
1.   Assuming the accuracy of the SYBT’s representation and warranty in Section 4.21 of the Agreement, the execution and delivery of the Agreement by KTYB, and the consummation of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of KTYB (including without limitation all required action of the Board of Directors and the shareholders of KTYB).

Annex B
January 26, 2021
Board of Directors
Kentucky Bancshares, Inc.
339 Main Street
Paris, KY 40361
Members of the Board of Directors:
We understand that Stock Yards Bancorp, Inc. (“Stock Yards”) and Kentucky Bancshares, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, H. Meyer Merger Subsidiary, Inc., a wholly owned subsidiary of Stock Yards (“Merger Subsidiary”), will be merged with and into the Company with the Company surviving as a direct, wholly owned subsidiary of Stock Yards (the “Transaction”) and that, in connection with the Transaction, each issued and outstanding share of common stock, no par value, of the Company (the “Common Shares”) (except for Common Shares (A) owned by the Company, Merger Subsidiary or Stock Yards (other than shares (x) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) or (B) that are Dissenting Shares (as defined in the Agreement) (“Excluded Shares”)) will be converted into the right to receive both (i) 0.64 shares of common stock, no par value, of Stock Yards (“Stock Yards Common Stock”) and (ii) $4.75 in cash without interest (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (this “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the Merger Consideration is $31.78 per share based on Stock Yard’s stock price of $42.24 as of January 25, 2021.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and among Stock Yards, Merger Subsidiary and the Company dated as of January 21, 2021 (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the fiscal quarter ending December 31, 2020 and the fiscal years ending December 31, 2020 through December 31, 2025, as approved for our use by the Company (the “Projections”);

3.
reviewed the Company’s audited financial statements for years ended December 31, 2019, December 31, 2018 and December 31, 2017, and unaudited financial statements for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020;

4.
reviewed the Company’s recent public filings and certain other publicly available information regarding the Company and Stock Yards;

5.
reviewed the financial and operating performance of the Company, Stock Yards and those of other selected public companies that we deem to be relevant;

6.
considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.
reviewed the current and historical market prices and trading volume for the Common Shares and for Stock Yards Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.
discussed with members of the senior management of the Company and Stock Yards certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company, Stock Yards or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 25, 2021 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. As the Board is aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Transaction, the Company or Stock Yards. As the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company, or Stock Yards and this Opinion does not purport to address potential developments in any such markets. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the relative merits of the Transaction as compared to any alternatives to the Transaction that might exist for the Company. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of Stock Yards Common Stock following the announcement or the consummation of the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Stock Yards at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Shares (other than Excluded Shares).
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, regulatory, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the fact that the Company has been assisted by legal, regulatory, accounting and tax advisors and we have, with your consent, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, regulatory, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating this Opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares (other than Excluded Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Stock Yards or the ability of the Company or Stock Yards to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Stock Yards for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years prior to the date of this Opinion: (i) Raymond James has engaged in fixed income and other trading activity with Kentucky Bank, a subsidiary of the Company, for which it has earned income; (ii) an affiliate of Raymond James provided services to Stock Yards Bank & Trust Company, a subsidiary of Stock Yards, relating to its wealth management business, for which the Raymond James affiliate has received commissions and fees; and (iii) Raymond James has engaged in fixed income and other trading activity with Stock Yards Bank & Trust Company, for which it has earned income. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Stock Yards or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this letter is for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

Annex C
SECTIONS 271B.13-010 THROUGH 271B.13-310 OF THE
KENTUCKY BUSINESS CORPORATION ACT
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
271B.13-010. Definitions for subtitle.
As used in this subtitle:
(1)   “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.
(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
(3)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7)   “Shareholder” means the record shareholder or the beneficial shareholder.
271B.13-020. Right to dissent.
(1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
(a)   Consummation of a plan of merger to which the corporation is a party:
1.   If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2.   If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
(b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(d)   Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

(e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
1.   Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
2.   Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
3.   Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
4.   Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040;
5.   In a public benefit corporation, changes the public benefit provisions;
(f)   Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);
(g)   Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or
(h)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.
271B.13-030. Dissent by nominees and beneficial owners.
(1)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:
(a)   He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
271B.13-200. Notice of dissenters’ rights.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.
(2)   If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.
271B.13-210. Notice of intent to demand payment.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(b)   Shall not vote his shares in favor of the proposed action.
(2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.
271B.13-220. Dissenters’ notice.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenter’s notice to all shareholders who satisfied the requirements of KRS 271B.13-210.
(2)   The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
(a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;
(d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
(e)   Be accompanied by a copy of this subtitle.
271B.13-230. Duty to demand payment.
(1)   A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
(2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
(3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.
271B.13-240. Share restrictions.
(1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.
(2)   The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
271B.13-250. Payment.

(1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(2)   The payment shall be accompanied by:
(a)   The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(b)   A statement of the corporation’s estimate of the fair value of the shares;
(c)   An explanation of how the interest was calculated; and
(d)   A statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-260. Failure to take action.
(1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.
271B.13-270. After-acquired shares.
(1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-280. Procedure if shareholder dissatisfied with payment or offer.
(1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
(a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
(b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or
(c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES
271B.13-300. Court action.
(1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.
(5)   Each dissenter made a party to the proceeding shall be entitled to judgment:
(a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
(b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.
271B.13-310. Court costs and counsel fees.
(1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.
(2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS271B.13-200 to 271B.13-280; or
(b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.
(3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Section 271B.8-510 of the Kentucky Revised Statutes empowers a Kentucky corporation to indemnify an individual (including his estate) who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he honestly believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine, or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses incurred in connection with the proceeding.
A corporation may not indemnify a director under KRS 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Pursuant to KRS 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director undertakes in writing the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (ii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.
Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.
The indemnification provided by or granted pursuant to Section 271B.8-510 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Section 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees, or agents of the corporation, whether or not the corporation would have the power under Sections 271B.8-510 or 271B.8-520 to indemnify them against such liability. Stock Yards Bancorp has purchased and maintains directors’ and officers’ liability insurance which insures the directors and officers against certain liabilities, including liabilities under the Securities Act of 1933. Stock Yards Bancorp has also entered into an agreement with each of its directors which requires the corporation to indemnify the director to the fullest extent permitted by Kentucky law.
The Stock Yards Bancorp bylaws require the corporation to indemnify, to the fullest extent permitted by the Kentucky Business Corporation Act (the “KBCA”), any person made a party to any proceeding against any liability incurred by such person by reason of the fact that the person was a director of Stock Yards Bancorp if (a) he conducted himself in good faith; and (b) he reasonably believed (1) in the case of conduct in his official capacity with Stock Yards Bancorp, that his conduct was in its best interests; and (2) in all other cases, that his conduct was at least not opposed to Stock Yards Bancorp’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
Article X of the Stock Yards Bancorp articles of incorporation limits the liability of directors of Stock Yards Bancorp pursuant to the KBCA. Under this article, directors generally will be personally liable to Stock Yards Bancorp or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, and unlawful distributions.

The merger agreement as filed as Exhibit 2.1 to this registration statement provides for indemnification of the past and present directors and officers of Kentucky Bancshares for acts or omissions occurring at or prior to the completion of the merger, including the transactions contemplated by the merger agreement, to the same extent as these individuals had rights of indemnification prior to the completion of the merger and to the fullest extent permitted by law.
Item 21.
Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of January 27, 2021, by and among Stock Yards Bancorp, Inc., H. Meyer Merger Subsidiary, Inc. and Kentucky Bancshares, Inc. (included as Annex A to the proxy statement/prospectus contained in this Registration Statement)†
3.1	Second Amended and Restated Articles of Incorporation of Stock Yards Bancorp, Inc., filed with the Secretary of State of Kentucky on April 25, 2013 as Exhibit 3.1 to Stock Yards Bancorp’s current report on Form 8-K filed April 25, 2013, and incorporated by reference herein.
3.2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation to change the name of the company to Stock Yards Bancorp, Inc., filed with the Secretary of State of Kentucky on April 23, 2014. Exhibit 3.1 to Form 8-K filed April 25, 2014, is incorporated by reference herein.
3.3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation to
increase the number of authorized shares of common stock and adopt majority voting in uncontested director elections, filed with the Secretary of State of Kentucky on April 23, 2015.
Exhibit 3.1 to Form 8-K filed April 27, 2015, is incorporated by reference herein.
3.4	Bylaws of Stock Yards Bancorp, Inc. (filed as Exhibit 3.1 to Stock Yards Bancorp’s current report on Form 8-K/A filed October 1, 2018, and incorporated by reference herein)
5.1	Opinion of Frost Brown Todd LLC as to the validity of the securities being registered*
8.1	Opinion of Frost Brown Todd LLC regarding certain federal income tax matters*
10.1	Form of Support Agreement, dated as of January 27, 2021, between Stock Yards Bancorp, Inc.
and each of the supporting shareholders of Kentucky Bancshares, Inc. (included as Exhibit A to the merger agreement included as Annex A to proxy statement/prospectus contained in this
Registration Statement)
23.1	Consent of Frost Brown Todd LLC (included as part of its opinion filed as Exhibit 5.1)*
23.2	Consent of Frost Brown Todd LLC (included as part of its opinion filed as Exhibit 8.1)*
23.3	Consent of BKD, LLP**
23.4	Consent of Crowe LLP**
24.1	Powers of Attorney of Directors and Officers of Stock Yards Bancorp, Inc.**
99.1	Consent of Raymond James & Associates, Inc.**
99.2	Form of Proxy Card of Kentucky Bancshares, Inc.*
99.3	Consent of Edwin S. Saunier**
99.4	Consent of Shannon B. Arvin**

*
To be filed by amendment.

**
Filed herewith.

†
All schedules and certain exhibits to the merger agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Stock Yards Bancorp hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Item 22.
Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on March 19, 2021.
STOCK YARDS BANCORP, INC.
By:
/s/ JAMES A. HILLEBRAND

James A. Hillebrand, Chairman and CEO
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ JAMES A. HILLEBRAND James A. Hillebrand	Chairman and CEO (Principal Executive Officer)	March 19, 2021
/s/ T. CLAY STINNETT T. Clay Stinnett	EVP and CFO (Principal Financial Officer)	March 19, 2021
/s/ MICHAEL B. NEWTON Michael B. Newton	SVP and Principal Accounting Officer	March 19, 2021
* David P. Heintzman	Director	March 19, 2021
* Paul J. Bickel III	Director	March 19, 2021
* J. McCauley Brown	Director	March 19, 2021
* Donna L. Heitzman	Director	March 19, 2021
* Carl G. Herde	Director	March 19, 2021
* Richard A. Lechleiter	Director	March 19, 2021
* Stephen M. Priebe	Director	March 19, 2021

Signature	Title	Date
* John L. Schutte	Director	March 19, 2021
* Norman Tasman	Director	March 19, 2021
* Kathy C. Thompson	Senior EVP and Director	March 19, 2021

*By:
/s/ James A. Hillebrand

James A. Hillebrand, Attorney-in-fact
March 19, 2021